As filed with the Securities and Exchange Commission on September 13, 1995
                                                           Registration No. 33--

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ----------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933
                              -------------------
                              CYTOGEN CORPORATION
             (Exact name of registrant as specified in its charter)

         Delaware                              2835                      22-2322400
(State or other jurisdiction of     (Primary Standard Industrial        (IRS Employer
incorporation or organization)       Classification Code Number)    Identification Number)

  600 College Road East, CN 5308, Princeton, New Jersey 08540-5308, Telephone:
                                 (609) 987-8200
  (Address, including ZIP Code, and telephone number, including area code, of registrant's principal executive offices)
                               -----------------
                             Mr. T. Jerome Madison
             Vice President, Chief Financial Officer and Secretary
                              Cytogen Corporation
  600 College Road East, CN 5308, Princeton, New Jersey 08540-5308, Telephone:
                                 (609) 987-8200
 (Name, address, including ZIP Code, and telephone number, including area code, of agent for service)
                               -----------------
                                   Copies to:
         James J. Marino, Esq.                    Steven D. Singer, Esq.
        Dechert Price & Rhoads                        Hale and Dorr
      997 Lenox Drive, Suite 210                      60 State Street
    Lawrenceville, New Jersey 08648             Boston, Massachusetts 02109
            (609) 520-3200                            (617) 526-6000
                               --------------------

 Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement and all other conditions under the Agreement and Plan of Merger, as amended (described in the Joint Proxy Statement/Prospectus included herein) are satisfied or waived.

 If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                             ----------------------
                        CALCULATION OF REGISTRATION FEE

=================================================================================================================================
                                             Amount             Proposed           Proposed Maximum
         Title of Each Class of               to be         Maximum Offering      Aggregate Offering        Amount of
      Securities to be Registered          Registered (1)    Price Per Share (2)       Price (2)        Registration Fee(3)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value per share    5,324,487 shares        $3.125           $24,568,546.87          $8,471.91
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value per share    6,637,493 shares        $3.89            $25,819,847.77          $8,903.40
=================================================================================================================================

(1) Represents (a) the maximum number of shares (the "Merger Shares") of common stock, par value $.01 per share (the"Cytogen Common Stock"), of Cytogen Corporation ("Cytogen") issuable in connection with the merger of Cellcor, Inc. ("Cellcor") with and into a wholly-owned subsidiary of Cytogen (the "Merger") and (b) the maximum number of shares (the "Offering Shares") of Cytogen Common Stock issuable in connection with an offering by Cytogen to holders of common stock, par value $.01 per share, of Cellcor ("Cellcor Common Stock") of rights to subscribe for and purchase shares of Cytogen Common Stock (the "Subscription Offering").
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (f)(1) under the Securities Act of 1933, as amended (the "Securities Act"). With respect to the Merger Shares, the Proposed Maximum Offering Price Per Share is $3.125, the average of the bid and asked prices of Cellcor Common Stock on the OTC Bulletin Board on September 8, 1995. The Proposed Maximum Aggregate Offering Price for the Merger Shares is the sum of (a) the product of (i) $3.125 (the average of the bid and asked prices of Cellcor Common Stock on the OTC Bulletin Board on September 8, 1995) and (ii) 5,936,935 (the number of shares of Cellcor Common Stock outstanding on August 17, 1995) and (b) the product of (i) $3.125 (the average of the bid and asked prices of Cellcor Common Stock on the OTC Bulletin Board on September 8, 1995) and (ii) 1,925,000 (the number of shares of Cellcor Common Stock into which the preferred stock, par value $.01 per share, of Cellcor outstanding on August 17, 1995 is convertible). With respect to the Offering Shares, the proposed Maximum Offering Price per share is $3.89, the purchase price for each Offering Share in the Subscription Offering. The Proposed Maximum Aggregate Offering Price for the Offering Shares is the product of (i) $3.89 and (ii) the product of (x)
     1.118 and (y) 5,936,935 (the number of shares of Cellcor Common Stock outstanding on August 17, 1995) rounded down to the nearest whole number.
(3) A fee of $8,539 was paid on July 17, 1995 pursuant to Rules 14a-6(i) and 0-11 under the Securities Exchange Act of 1934, as amended, in respect of the Merger and Subscription Offering upon the filing of preliminary proxy materials relating thereto. Pursuant to Rule 457(b) under the Securities Act, the amount of such previously paid fee has been credited against the registration fee payable in connection with this filing. Accordingly, an additional filing fee of $8,837 is required to be paid with this Registration Statement.
                                ---------------
 The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
===============================================================================

                              CYTOGEN CORPORATION

     Cross-Reference Sheet Pursuant to Rule 404(a) of the Securities Act of 1933, as amended, and Item 501(b) of Regulation S-K, showing the location or heading in the Joint Proxy Statement/Prospectus of the information required by
Part I of Form S-4.

                                                                          Location or Heading in
     S-4 Item Number and Caption                                      Joint Proxy Statement/Prospectus
     ---------------------------                                      --------------------------------

A. Information About the Transaction

   1.  Forepart of Registration Statement and
       Outside Front Cover Page of Prospectus................  Facing Page; Cross-Reference Sheet;  Outside Front
                                                               Cover Page of Joint Proxy Statement/Prospectus
   2.  Inside Front and Outside Back Cover Pages
       of Prospectus.........................................  Inside Front Cover Page of Joint Proxy
                                                               Statement/Prospectus; Available Information;
                                                               Incorporation of Certain Documents by Reference;
                                                               Table of Contents

   3.  Risk Factors, Ratio of Earnings to Fixed
       Charges and Other Information.........................  Summary; Risk Factors; Cytogen Selected
                                                               Consolidated Historical and Pro Forma Financial
                                                               Data; CytoRad Selected Historical Financial Data;
                                                               Cellcor Selected Historical Financial Data;
                                                               Comparative Per Share Data; Comparative Market
                                                               Prices

   4.  Terms of the Transaction..............................  The Merger Agreement; The Merger; Comparison
                                                               of Stockholders' Rights; Accounting Treatment of
                                                               the Merger; Certain Federal Income Tax
                                                               Consequences

   5.  Pro Forma Financial Information.......................  Financial Statements -- Pro Forma Condensed
                                                               Combined Financial Statements (Unaudited)

   6.  Material Contacts with the Company Being
       Acquired..............................................  The Merger Agreement; The Voting Agreement;
                                                               The Consulting and Management Agreement

   7.  Additional Information Required for
       Reoffering by Persons and Parties Deemed to
       be Underwriters.......................................                  *



   8.  Interests of Named Experts and Counsel................                  *

   9.  Disclosure of Commission Position on
       Indemnification for Securities Act Liabilities                          *

                                                                            Location or Heading in
                 S-4 Item Number and Caption                           Joint Proxy Statement/prospectus
                 ---------------------------                           --------------------------------

B. Information About the Registrant

   10.  Information with Respect to S-3 Registrants..........  Information Concerning Cytogen; CytoRad
                                                               Incorporated Financial Statements; Cytogen
                                                               Corporation and Subsidiaries; Pro Forma
                                                               Condensed Combined Financial Statements
                                                               (Unaudited)

   11.  Incorporation of Certain Information by
        Reference............................................  Incorporation of Certain Documents by Reference

   12.  Information with Respect to S-2 or S-3
        Registrants..........................................                  *


   13.  Incorporation of Certain Information by
        Reference............................................                  *


   14.  Information with Respect to Registrants
        Other then S-3 or S-2 Registrants....................                  *

C. Information About the Company Being Acquired                                *

   15.  Information with Respect to S-3 Companies

   16.  Information with Respect to S-2 or S-3
        Companies............................................  Annexes E and F; Information Concerning Cellcor;
                                                               Incorporation of Certain Documents by Reference;
                                                               Comparative Market Prices; Cellcor Selected
                                                               Historical Financial Data

   17.  Information with Respect to Companies
        Other than S-3 or S-2 Companies......................                  *

D. Voting and Management Information

   18.  Information if Proxies, Consents or
        Authorizations are to be Solicited...................  Outside Front Cover Page of Joint Proxy
                                                               Statement/Prospectus; Summary; The Special
                                                               Meetings; Appraisal Rights; The Merger--Interest
                                                               of Certain Persons in the Transaction;
                                                               Incorporation of Certain Documents by Reference

   19.  Information if Proxies, Consents or
        Authorizations are not to be Solicited or in an
        Exchange Offer.......................................

---------------

*  Omitted because inapplicable or the answer is negative.

                              CYTOGEN CORPORATION
                             600 College Road East
                                    CN 5308
                        Princeton, New Jersey 08540-5308

                              --------------------

                                 (609) 987-8200

                               September 14, 1995

Dear Stockholder:

   You are cordially invited to attend a Special Meeting of the Stockholders of CYTOGEN CORPORATION ("Cytogen") to be held at The Holiday Inn Princeton, 4355 Route One at Ridge Road, Princeton, New Jersey 08540, at 2:00 p.m. (local time) on Monday, October 16, 1995.

   At the Special Meeting, you will be asked to consider and vote upon a proposal to approve the issuance of up to (i) an aggregate of 5,324,487 shares of Cytogen common stock, par value $.01 per share ("Cytogen Common Stock"), in order to effect the proposed acquisition of CELLCOR, INC. ("Cellcor") by Cytogen (the "Merger") pursuant to an Agreement and Plan of Merger dated June 15, 1995, as amended, among Cytogen, Cellcor Acquisition Corp., a wholly-owned subsidiary of Cytogen (the "Merger Subsidiary"), and Cellcor (the "Merger Agreement") and
(ii) an aggregate of 6,637,493 shares of Cytogen Common Stock in connection with an offering by Cytogen to holders of Cellcor common stock (the "Subscription Offering").

   The Merger Agreement provides that, upon the satisfaction or waiver of certain conditions to the closing set forth therein, Cellcor will be merged with and into the Merger Subsidiary and the Merger Subsidiary will change its name to Cellcor, Inc. At that time, each outstanding share of Cellcor common stock, par value $.01 per share (the "Cellcor Common Stock"), will be converted into the right to receive .60 shares (the "Common Exchange Ratio") of Cytogen Common Stock and each outstanding share of Cellcor Convertible Preferred Stock, par value $.01 per share, will be converted into the right to receive 218.94 shares (the "Preferred Exchange Ratio") of Cytogen Common Stock. In the Subscription Offering, holders of Cellcor Common Stock may purchase 1.118 shares of Cytogen Common Stock for each share of Cellcor Common Stock held by such holder (rounded down to the nearest whole number) at a price of $3.89 per share of Cytogen Common Stock. The enclosed materials provide you with a detailed description of the Merger and the Subscription Offering. Please give these materials your careful attention and consideration.

   The Cytogen Board of Directors has unanimously concluded that each of the Merger and the Subscription Offering is fair and in the best interests of Cytogen and its stockholders and recommends that you vote FOR the proposal to issue Cytogen Common Stock in connection with the Merger and the Subscription Offering. In reaching its conclusion, the Board of Directors considered a number of factors, including the written opinion, dated June 15, 1995 (as reconfirmed by delivery of a written opinion dated September 7, 1995), of its financial advisor, Smith Barney Inc., to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Common Exchange Ratio, the Preferred Exchange Ratio and the consideration to be received by Cytogen in the Subscription Offering, taken as a whole, were fair to Cytogen from a financial point of view. The written opinion of Smith Barney Inc. dated September 7, 1995 is reproduced in full as Annex C to the accompanying Joint Proxy Statement/Prospectus. You are urged to read carefully the opinion in its entirety.

   Once you have fully reviewed the enclosed Joint Proxy Statement/Prospectus, please complete, sign and date the accompanying proxy card and mail your proxy card back in the enclosed prepaid envelope whether or not you plan on attending the Special Meeting. If you attend the Special Meeting, you may vote in person whether or not you have previously returned your proxy. Your prompt cooperation is greatly appreciated.

                                 Sincerely,

                                 William C. Mills III
                                 Chairman of the Board

                              CYTOGEN CORPORATION

                              -------------------

                   Notice of Special Meeting of Stockholders
                         To Be Held on October 16, 1995

                              -------------------

                                                           Princeton, New Jersey
                                                              September 14, 1995

To the Stockholders of Cytogen Corporation:

   NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Cytogen Corporation, a Delaware corporation ("Cytogen"), will be held at The Holiday Inn Princeton, 4355 Route One at Ridge Road, Princeton, New Jersey 08540, on Monday, October 16, 1995, at 2:00 p.m. (local time) for the following purposes:

   1. To consider and vote upon a proposal to approve the issuance of up to (i) an aggregate of 5,324,487 shares of Cytogen common stock, par value $.01 per share ("Cytogen Common Stock"), in order to effect the proposed acquisition of Cellcor, Inc. ("Cellcor") by Cytogen pursuant to an Agreement and Plan of Merger dated June 15, 1995, as amended, among Cytogen, Cellcor Acquisition Corp., a wholly-owned subsidiary of Cytogen (the "Merger Subsidiary"), and Cellcor (the "Merger Agreement") and (ii) an aggregate of 6,637,493 shares of Cytogen Common Stock in connection with an offering by Cytogen to holders of Cellcor's common stock of rights to subscribe for and purchase shares of Cytogen Common Stock (the "Subscription Offering"). Pursuant to the Merger Agreement, Cellcor will be merged with and into the Merger Subsidiary, and each then outstanding share of Cellcor common stock will be converted into the right to receive .60 shares of Cytogen Common Stock and each outstanding share of Cellcor Convertible Preferred Stock will be converted into the right to receive 218.94 shares of Cytogen Common Stock. In the Subscription Offering, holders of Cellcor common stock may purchase 1.118 shares of Cytogen Common Stock for each share of Cellcor common stock held by such holder (rounded down to the nearest whole number) at a price of $3.89 per share of Cytogen Common Stock.

   2. To consider and transact such other business as may properly come before the Special Meeting.

   Details of the Merger, Subscription Offering and other important matters are set forth in the accompanying Joint Proxy Statement/Prospectus, which you are urged to read carefully.

   The Board of Directors has fixed the close of business on August 17, 1995 as the record date for the determination of those stockholders entitled to notice of and to vote at the Special Meeting or any adjournment or postponement thereof. Accordingly, only stockholders of record at the close of business on that date will be entitled to notice of and to vote at the Special Meeting and any adjournment or postponement thereof. A majority of the outstanding shares of Cytogen Common Stock entitled to vote must be represented at the Special Meeting, in person or by proxy, to constitute a quorum for the transaction of business.


                                 By Order of the Board of Directors,

                                 T. Jerome Madison
                                 Secretary


--------------------------------------------------------------------------------
   PLEASE DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD PROMPTLY IN THE ENVELOPE PROVIDED, WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE SPECIAL MEETING. EXECUTION OF A PROXY CARD WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ARE PRESENT AT THE SPECIAL MEETING.
--------------------------------------------------------------------------------

                                 CELLCOR, INC.
                                200 Wells Avenue
                               Newton, MA  02159

                              -------------------

                                 (617) 332-2500
                                                              September 14, 1995
Dear Stockholder:

   You are cordially invited to attend a Special Meeting of the Stockholders of CELLCOR, INC. ("Cellcor") to be held at the offices of Hale and Dorr, 60 State Street, Boston, Massachusetts 02109, at 2:00 p.m. (local time) on Monday, October 16, 1995. Only holders of record of Cellcor common stock, par value $.01 per share (the "Cellcor Common Stock"), and Cellcor Convertible Preferred Stock, par value $.01 per share (the "Cellcor Preferred Stock"), at the close of business on August 17, 1995 (the "Record Date") are entitled to notice of and to vote at the Special Meeting.

   At the Special Meeting, you will be asked to consider and vote upon a proposal to approve and adopt (i) an Agreement and Plan of Merger dated June 15, 1995, as amended, among Cytogen Corporation ("Cytogen"), Cellcor Acquisition Corp., a wholly-owned subsidiary of Cytogen (the "Merger Subsidiary"), and Cellcor (the "Merger Agreement") and (ii) the Merger (defined below) (together, the "Merger Proposal"). The Merger Agreement provides that, upon the satisfaction or waiver of certain conditions to the closing set forth therein,
(a) Cellcor will be merged with and into the Merger Subsidiary (the "Merger") and the Merger Subsidiary will change its name to Cellcor, Inc. and (b) each then outstanding share of Cellcor Common Stock will be converted into the right to receive .60 shares of Cytogen common stock, par value $.01 per share ("Cytogen Common Stock"), and each then outstanding share of Cellcor Preferred Stock will be converted into the right to receive 218.94 shares of Cytogen Common Stock.

   Holders of Cellcor Common Stock are also being asked to approve Cellcor's 1995 Stock Incentive Plan (the "1995 Plan"), which provides for the grant of stock options and/or stock awards totalling 1,500,000 shares of Cellcor Common Stock.

   The affirmative vote of the holders of a majority of the outstanding shares of Cellcor Common Stock and the holders of 66-2/3% of the outstanding shares of Cellcor Preferred Stock, voting separately as two classes, is necessary to approve and adopt the Merger Proposal. The affirmative vote of the holders of a majority of the outstanding shares of Cellcor Common Stock present or represented at the Special Meeting is required to approve the 1995 Plan. As of the Record Date, Hillman Medical Ventures partnerships and certain of their affiliates (collectively, the "Principal Stockholders"), together with certain of the directors and executive officers of Cellcor, owned or had voting control over an aggregate of 3,051,710 shares of Cellcor Common Stock and 5,250 shares of Cellcor Preferred Stock, representing approximately 51.4% of the votes entitled to be cast by the common stockholders and 100% of the votes entitled to be cast by the preferred stockholders at the Special Meeting. Consequently, the affirmative vote of the Principal Stockholders and said directors and executive officers will be sufficient to approve and adopt the Merger Proposal. The Principal Stockholders have agreed to vote their shares in favor of the adoption and approval of the Merger Proposal. Also, each of said directors and executive officers has advised Cellcor that he intends to vote or direct the vote of all the outstanding shares of Cellcor Common Stock and Cellcor Preferred Stock over which he has voting control in favor of approval and adoption of the Merger Proposal.

   In connection with the Merger, holders of record of Cellcor Common Stock at the close of business on August 17, 1995 (the "Subscription Record Date") may purchase up to an aggregate of 6,637,493 shares of Cytogen Common Stock (the "Subscription Offering"). Each holder of Cellcor Common Stock will be entitled to purchase 1.118 shares of Cytogen Common Stock for each share of Cellcor Common Stock held by such holder at the close of business on the Subscription Record Date (rounded down to the nearest whole number) at a price of $3.89 per share of Cytogen Common Stock. On the Subscription Record Date, the last sale price of Cytogen Common Stock on the Nasdaq National Market was $6.00 per share.

   The enclosed materials provide you with a detailed description of the Merger, the Subscription Offering and the 1995 Plan. Please give these materials your careful attention and consideration.

   The Cellcor Board of Directors, together with a special committee of independent directors (the "Special Committee"), has reviewed and considered the terms and conditions of the Merger. In addition, the Cellcor Board of Directors and the Special Committee have received the written opinion of CS First Boston Corporation ("CS First Boston"), dated June 15, 1995, to the effect that, based upon and subject to certain matters stated therein, as of the date of the opinion, the consideration to be received by the holders of Cellcor Common Stock pursuant to the Merger Agreement is fair to such stockholders from a financial point of view. The full text of CS First Boston's written opinion, which sets forth the assumptions made, matters considered and limitations on the review undertaken by CS First Boston in rendering such opinion, is reproduced in full as Annex D to the accompanying Joint Proxy Statement/Prospectus. The holders of Cellcor Common Stock are urged to read carefully the opinion of CS First Boston in its entirety.

   The Cellcor Board of Directors, based upon the unanimous recommendation of the Special Committee, has unanimously concluded that the Merger is fair and in the best interests of Cellcor and its stockholders and recommends that you vote FOR the Merger Proposal. The Cellcor Board of Directors also recommends that you vote FOR the approval of the 1995 Plan.

   Once you have fully reviewed the enclosed Joint Proxy Statement/Prospectus, please complete, sign and date the accompanying proxy card and mail your proxy card back in the enclosed prepaid envelope whether or not you plan on attending the Special Meeting. If you attend the Special Meeting, you may vote in person whether or not you have previously returned your proxy. If you hold shares of Cellcor Common Stock and wish to purchase shares of Cytogen Common Stock in the Subscription Offering, please complete, sign and date the enclosed Subscription Offering Purchase Form and return it, together with the required payment, to Mellon Securities Trust Company, the Subscription Offering Agent. Your prompt cooperation is greatly appreciated.

                                 Sincerely,

                                 Gary W. Cashon, Ph.D.
                                 Chairman of the Board

                                 CELLCOR, INC.

                              -------------------

                   Notice of Special Meeting of Stockholders
                         To Be Held on October 16, 1995

                              -------------------

                                                           Newton, Massachusetts
                                                              September 14, 1995

To the Stockholders of Cellcor, Inc.:

   NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Cellcor, Inc., a Delaware corporation ("Cellcor"), will be held at the offices of Hale and Dorr, 60 State Street, Boston, Massachusetts 02109, on Monday, October 16, 1995, at 2:00 p.m. (local time) for the following purposes:

   1. To consider and vote upon a proposal to approve and adopt (i) an Agreement and Plan of Merger dated June 15, 1995, as amended, among Cytogen Corporation ("Cytogen"), Cellcor Acquisition Corp., a wholly-owned subsidiary of Cytogen (the "Merger Subsidiary"), and Cellcor (the "Merger Agreement") and (ii) the Merger (defined below) (together, the "Merger Proposal"). The Merger Agreement provides that (a) Cellcor will be merged with and into the Merger Subsidiary and the Merger Subsidiary will change its name to Cellcor, Inc. (the "Merger"), and
(b) each then outstanding share of Cellcor common stock, par value $.01 per share ("Cellcor Common Stock") (other than shares held by Cellcor as treasury stock or by Cytogen or Merger Subsidiary), will be converted into the right to receive .60 shares of Cytogen common stock, par value $.01 per share ("Cytogen Common Stock"), and each then outstanding share of Cellcor Convertible Preferred Stock, par value $.01 per share ("Cellcor Preferred Stock") (other than shares held by Cellcor as treasury stock or by Cytogen or Merger Subsidiary), will be converted into the right to receive 218.94 shares of Cytogen Common Stock.

   2. To consider and vote upon a proposal to approve Cellcor's 1995 Stock Incentive Plan (the "1995 Plan").

   3. To consider and transact such other business as may properly come before the Special Meeting.

   Details of the Merger, the 1995 Plan and other important matters are set forth in the accompanying Joint Proxy Statement/Prospectus, which you are urged to read carefully.

   The Board of Directors has fixed the close of business on August 17, 1995 as the record date for the determination of those stockholders entitled to notice of and to vote at the Special Meeting or any adjournment or postponement thereof. Accordingly, only stockholders of record at the close of business on that date will be entitled to notice of and to vote at the Special Meeting and any adjournment or postponement thereof.

   The presence, in person or by proxy, of the holders of a majority of votes entitled to be cast at the Special Meeting is necessary to constitute a quorum. The affirmative vote of the holders of a majority of the outstanding shares of Cellcor Common Stock and the holders of 66-2/3% of the outstanding shares of Cellcor Preferred Stock, voting separately as two classes, is necessary to approve and adopt the Merger Proposal. The affirmative vote of the holders of a majority of the outstanding shares of Cellcor Common Stock present or represented at the Special Meeting is required to approve the 1995 Plan. As of the record date, Hillman Medical Ventures partnerships and certain of their affiliates (collectively, the "Principal Stockholders"), together with certain of the directors and executive officers of Cellcor, owned or had voting control over an aggregate of 3,051,710 shares of Cellcor Common Stock and 5,250 shares of Cellcor Preferred Stock, representing approximately 51.4% of the votes entitled to be cast by the common stockholders and 100% of the votes entitled to be cast by the preferred stockholders at the Special Meeting. Consequently, the affirmative vote of the Principal Stockholders and said directors and executive officers will be sufficient to approve and adopt the Merger Proposal. The Principal Stockholders have agreed to vote their shares in favor of the adoption and approval of the Merger Proposal. Also, each of said directors and executive officers has advised Cellcor that he intends to vote or direct the vote of all the outstanding shares of Cellcor Common Stock and Cellcor Preferred Stock over which he has voting control in favor of approval and adoption of the Merger Proposal.

                                 By Order of the Board of Directors,

                                 Gary W. Cashon, Ph.D.


--------------------------------------------------------------------------------
    PLEASE DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD PROMPTLY IN THE ENVELOPE PROVIDED, WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE SPECIAL MEETING. EXECUTION OF A PROXY CARD WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ARE PRESENT AT THE SPECIAL MEETING.
--------------------------------------------------------------------------------

                              CYTOGEN CORPORATION
                             600 College Road East
                                    CN 5308
                        Princeton, New Jersey 08540-5308

                            ------------------------

                                 (609) 987-8200

                               September 14, 1995



Dear Cellcor Common Stockholder:

    We are pleased to inform you that Cytogen Corporation ("Cytogen") has granted to holders of Cellcor, Inc. ("Cellcor") common stock, par value $.01 per share ("Cellcor Common Stock"), the non-transferable right to purchase up to an aggregate of 6,637,493 shares of Cytogen Common Stock, par value $.01 per share ("Cytogen Common Stock"), at a price of $3.89 per share of Cytogen Common Stock (the "Subscription Offering"). All holders of Cellcor Common Stock at the close of business on August 17, 1995 (the "Subscription Record Date") will have the right to purchase Cytogen Common Stock in the Subscription Offering. If your shares are not held in your own name, but in the name of a broker, bank, trust company or other entity as record or nominee holder, you should contact your record or nominee holder as soon as possible to communicate your desire to purchase shares in the Subscription Offering.

    Holders of Cellcor Common Stock on the Subscription Record Date will be entitled to purchase 1.118 shares of Cytogen Common Stock for each share of Cellcor Common Stock held by such holder at the close of business on the Subscription Record Date (rounded down to the nearest whole number) for $3.89 per share of Cytogen Common Stock. Shares of Cytogen Common Stock may be purchased in the Subscription Offering at any time prior to 5:00 p.m., New York City time, on October 13, 1995 (the "Expiration Date"). No shares of Cytogen Common Stock may be purchased in the Subscription Offering after the Expiration Date. The issuance of the shares of Cytogen Common Stock pursuant to the Subscription Offering is conditioned upon consummation of the transactions contemplated by the Agreement and Plan of Merger dated June 15, 1995, as amended, among Cytogen, Cellcor Acquisition Corp., a wholly-owned subsidiary of Cytogen, and Cellcor (the "Merger Agreement"), including approval by the stockholders of Cellcor and Cytogen and the satisfaction or waiver of the other closing conditions set forth in the Merger Agreement.

    The right to purchase Cytogen Common Stock pursuant to the Subscription Offering is not transferable. No certificates representing the right to purchase Cytogen Common Stock pursuant to the Subscription Offering will be issued. To determine the number of shares of Cytogen Common Stock that may be purchased by a holder of record of Cellcor Common Stock, multiply the number of shares of Cellcor Common Stock held by such holder at the close of business on the Subscription Record Date by 1.118 and round down to the nearest whole number. For example, a holder of record of 100 shares of Cellcor Common Stock would have the right to purchase 111 shares of Cytogen Common Stock at a price of $3.89 per share, or $431.79 in the aggregate. In this example, the holder of Cellcor Common Stock could purchase as few as one share of Cytogen Common Stock or as many as 111 shares of Cytogen Common Stock.

    The last reported sale price of Cytogen Common Stock on September 12, 1995, the last full trading day prior to the printing of this Joint Proxy Statement/Prospectus was $5.375 per share. The Subscription Offering price of $3.89 per share represents a 27.6% discount from the last reported sale price of Cytogen Common Stock on that date.

    No delivery of Cytogen Common Stock issuable pursuant to the Subscription Offering will be made prior to the consummation of the transactions contemplated by the Merger Agreement.

                TO PURCHASE SHARES IN THE SUBSCRIPTION OFFERING:

    Complete the Subscription Offering Purchase Form: To purchase shares of Cytogen Common Stock in the Subscription Offering, the record or nominee holder must complete and sign the enclosed Subscription Offering Purchase Form.

    Method of Payment: Payment of $3.89 per share of Cytogen Common Stock must be made in United States Dollars by check, bank draft or money order, payable to the order of Mellon Securities Trust Company as Subscription

Offering Agent for Cytogen (the "Subscription Offering Agent"), or by wire transfer to the Subscription Offering Agent pursuant to the instructions which accompany the Subscription Offering Purchase Form. Payments for the purchase of Cytogen Common Stock in the Subscription Offering will be held in an escrow account maintained by the Subscription Offering Agent until after the date of the special meetings of the stockholders of Cytogen and Cellcor.

    Delivery: The completed Subscription Offering Purchase Form, with payment, must be delivered to the Subscription Offering Agent on or before October 13, 1995, the Expiration Date. The Subscription Offering Agent has three addresses to which delivery may be made, by mail or by hand, as follows:

By Mail:                       By Overnight Delivery:            By Hand:
Mellon Securities Trust        Mellon Securities Trust      Mellon Securities
    Company                          Company                  Trust Company
  P.O. Box 837                  c/o Reorganization             120 Broadway
  Midtown Station                    Department                 13th Floor
New York, New York 10018         85 Challenger Road         New York, New York
                                   Overpeck Centre                10271
                                Ridgefield Park, New
                                    Jersey 07660

                             By Facsimile Transmission
                       (in connection with Wire Transfer Only)
                                  (201) 296-4062

                              Confirm by telephone to:
                                  (800) 684-8824

 IF DELIVERY IS MADE BY MAIL, THE SENDER BEARS THE RISK OF LATE DELIVERY. PAYMENT MAY NOT BE MADE IN CASH AND MAY ONLY BE MADE ON BUSINESS DAYS.
COMPLETED SUBSCRIPTION OFFERING PURCHASE FORMS AND PAYMENT FOR SHARES SHOULD NOT BE SENT TO CYTOGEN OR CELLCOR.

    If Your Shares are Held by Your Broker, etc.: If your shares of Cellcor Common Stock are not held in your own name but in the name of a broker, bank, trust company or other entity as record or nominee holder, you will need to contact the record or nominee holder as soon as possible to communicate your desire to purchase shares of Cytogen Common Stock in the Subscription Offering.

    Purchase is Irrevocable: Once a record holder of Cellcor Common Stock has delivered or mailed to the Subscription Offering Agent a completed Subscription Offering Purchase Form, together with payment, the purchase of the shares of Cytogen Common Stock represented thereby is not revocable for any reason. However, if the transactions contemplated by the Merger Agreement are not consummated, the purchase of shares of Cytogen Common Stock indicated on the Subscription Offering Purchase Form will not be made and the Subscription Offering Agent will return to the record holder an amount equal to the payment that accompanied the Subscription Offering Purchase Form without interest or deduction.

    Use of Proceeds: The net proceeds to Cytogen from the sale of Cytogen Common Stock pursuant to the Subscription Offering are estimated to be approximately $10,500,000 if the minimum number of shares of Cytogen Common Stock are purchased in the Subscription Offering. Hillman Medical Ventures and certain of its affiliates have agreed to purchase 3,084,833 shares (subject to adjustment) of Cytogen Common Stock in the Subscription Offering for an aggregate purchase price of $12,000,000. Cytogen anticipates using the net proceeds for the repayment of certain debt and general corporate purposes, including product commercialization, late-stage product development activities and research and development projects within Cytogen and Cellcor, and selling, general and administrative expenses.

    The Subscription Offering is described in greater detail under the heading "SUBSCRIPTION OFFERING" in the enclosed Joint Proxy Statement/Prospectus. If you have any questions relating to the Subscription Offering, please telephone the Subscription Offering Agent at (800) 684-8824.

                                  Sincerely,

                                  William C. Mills III
                                  Chairman of the Board

CYTOGEN CORPORATION                                          CELLCOR, INC.
600 College Road East--CN 5308                             200 Wells Avenue
Princeton, New Jersey  08540-5308                   Newton, Massachusetts  02159

                              -------------------

                        JOINT PROXY STATEMENT/PROSPECTUS

                              -------------------

                      SPECIAL MEETINGS OF STOCKHOLDERS OF
                     CYTOGEN CORPORATION AND CELLCOR, INC.
                         TO BE HELD ON OCTOBER 16, 1995

                              -------------------

                              CYTOGEN CORPORATION
                                   PROSPECTUS
                     Common Stock, par value $.01 per share

                              -------------------

  This Joint Proxy Statement/Prospectus relates to the proposed acquisition of Cellcor, Inc., a Delaware corporation ("Cellcor"), by Cytogen Corporation, a Delaware corporation ("Cytogen"), pursuant to an Agreement and Plan of Merger dated June 15, 1995, as amended by the First Amendment to Agreement and Plan of Merger dated as of September 7, 1995, among Cytogen, Cellcor Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Cytogen (the "Merger Subsidiary"), and Cellcor (the "Merger Agreement"). It is being furnished to
(i) stockholders of Cytogen in connection with the solicitation of proxies by the Cytogen Board of Directors for the Special Meeting of Stockholders to be held on October 16, 1995 and any adjournment or postponement thereof (the "Cytogen Special Meeting") and (ii) stockholders of Cellcor in connection with the solicitation of proxies by the Cellcor Board of Directors for the Special Meeting of Stockholders to be held on October 16, 1995 and any adjournment or postponement thereof (the "Cellcor Special Meeting," and together with the Cytogen Special Meeting, the "Special Meetings").

  The Merger Agreement provides that, upon the satisfaction or waiver of certain conditions to closing set forth therein, Cellcor will be merged with and into the Merger Subsidiary and the Merger Subsidiary will change its name to Cellcor, Inc. (the "Merger"). At that time, each outstanding share of Cellcor common stock, par value $.01 per share ("Cellcor Common Stock") (other than shares held by Cellcor as treasury stock or by Cytogen or the Merger Subsidiary), will be converted into the right to receive .60 shares of Cytogen common stock, par value $.01 per share ("Cytogen Common Stock"), and each outstanding share of Cellcor Convertible Preferred Stock, par value $.01 per share ("Cellcor Preferred Stock") (other than shares held by Cellcor as treasury stock or by Cytogen or the Merger Subsidiary), will be converted into the right to receive
218.94 shares of Cytogen Common Stock. Pursuant to the Merger Agreement, holders of record of Cellcor Common Stock at the close of business on August 17, 1995 (the "Subscription Record Date") may purchase up to an aggregate of 6,637,493 shares of Cytogen Common Stock (the "Subscription Offering"). In the Subscription Offering, each holder of Cellcor Common Stock will be entitled to purchase 1.118 shares of Cytogen Common Stock for each share of Cellcor Common Stock held by such holder at the close of business on the Subscription Record Date (rounded down to the nearest whole number) at a price of $3.89 per share of Cytogen Common Stock.

  At the Cytogen Special Meeting, stockholders of Cytogen will vote on a proposal to approve the issuance of up to (i) an aggregate of 5,324,487 shares of Cytogen Common Stock in order to effect the Merger, which total represents 4,711,596 shares of Cytogen Common Stock issuable to holders of Cellcor Common Stock and Cellcor Preferred Stock on the Subscription Record Date, plus an additional 612,891 shares of Cytogen Common Stock issuable if all Cellcor Stock Options (defined below) outstanding as of the Subscription Record Date are exercised before the Effective Time (defined below) and (ii) an aggregate of 6,637,493 shares of Cytogen Common Stock in connection with the Subscription Offering (together, the "Issuance Proposal"). At the Cellcor Special Meeting, stockholders of Cellcor will vote on (a) a proposal to approve and adopt the Merger Agreement and the Merger (together, the "Merger Proposal"), and (b) a proposal (the "Plan Proposal") to approve Cellcor's 1995 Stock Incentive Plan (the "1995 Plan").

  This Joint Proxy Statement/Prospectus and the accompanying forms of proxy are first being mailed to Cytogen and Cellcor stockholders on or about September 15, 1995.
                              -------------------

         THE SHARES OF CYTOGEN COMMON STOCK TO BE ISSUED IN CONNECTION WITH THE MERGER AND THE SUBSCRIPTION OFFERING HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

   The date of this Joint Proxy Statement/Prospectus is September 14, 1995.

  This Joint Proxy Statement/Prospectus also constitutes the Prospectus of Cytogen filed with respect to the issuance of Cytogen Common Stock in connection with the Merger and the Subscription Offering. From time to time, the Merger and the Subscription Offering together may be hereinafter referred to as the "Transaction." Cytogen has filed a Registration Statement on Form S-4 (together with all amendments, documents incorporated by reference and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with the Securities and Exchange Commission (the "Commission") covering a maximum of 11,961,980 shares of Cytogen Common Stock to be issued in connection with the Transaction.

  All information contained in this Joint Proxy Statement/Prospectus relating to Cytogen has been supplied by Cytogen and all information relating to Cellcor has been supplied by Cellcor.


                             SUBSCRIPTION OFFERING

  In the Subscription Offering, Cytogen is granting to the holders of record of Cellcor Common Stock at the close of business on the Subscription Record Date the right to purchase up to an aggregate of 6,637,493 shares of Cytogen Common Stock. Each holder of Cellcor Common Stock will be entitled to purchase 1.118 fully-paid and non-assessable shares of Cytogen Common Stock for each share of Cellcor Common Stock held by such holder at the close of business on the Subscription Record Date (rounded down to the nearest whole number) at a price of $3.89 per share of Cytogen Common Stock. Cytogen Common Stock is listed on the Nasdaq National Market under the symbol "CYTO." The last reported sale price of Cytogen Common Stock on September 12, 1995, the last full trading day prior to the printing of this Joint Proxy Statement/Prospectus, was $5.375 per share. The right to purchase shares in the Subscription Offering expires at 5:00 p.m., New York City time, on October 13, 1995 (the "Expiration Date"). The right is not transferable and may be exercised only by holders of record of Cellcor Common Stock at the close of business on the Subscription Record Date. See "SUBSCRIPTION OFFERING."

 ===============================================================================

                     Price        Underwriting
                      to        Discounts and    Proceeds to
                    Public       Commissions       Issuer
--------------------------------------------------------------------------------

Per Unit......      $3.89          $- 0 -           $3.89
--------------------------------------------------------------------------------
Total.........  $25,819,847.77     $- 0 -       $25,819,847.77
================================================================================

     SEE "RISK FACTORS" ON PAGE 24 FOR A DISCUSSION OF CERTAIN MATTERS WHICH SHOULD BE CONSIDERED BY THE STOCKHOLDERS OF CELLCOR WITH RESPECT TO THE MERGER AND THE SUBSCRIPTION OFFERING.

                              CYTOGEN CORPORATION
                                 CELLCOR, INC.
                        JOINT PROXY STATEMENT/PROSPECTUS

                              -------------------

                               TABLE OF CONTENTS

                                                                    Page
                                                                    ----

AVAILABLE INFORMATION................................................  6

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE......................  6

SUMMARY..............................................................  8
     General.........................................................  8
     The Companies...................................................  9
     The Special Meetings............................................  9
     The Merger...................................................... 10
     Recommendations of the Boards of Directors...................... 12
     Opinions of Financial Advisors.................................. 12
     Management after the Merger..................................... 13
     The Voting Agreement............................................ 13
     The Promissory Note............................................. 13
     The Consulting and Management Agreement......................... 14
     Interest of Certain Persons in the Transaction.................. 14
     Regulatory Approvals............................................ 15
     Ownership of Cytogen Common Stock After the Transaction......... 15
     Appraisal Rights................................................ 16
     Accounting Treatment of the Merger.............................. 16
     The Subscription Offering....................................... 16
     Federal Income Tax Consequences................................. 17
     Risk Factors.................................................... 17

COMPARATIVE MARKET PRICES............................................ 18

COMPARATIVE PER SHARE DATA........................................... 19

CYTOGEN SELECTED CONSOLIDATED HISTORICAL AND PRO FORMA FINANCIAL
     DATA............................................................. 20

CYTORAD SELECTED HISTORICAL FINANCIAL DATA........................... 22

CELLCOR SELECTED HISTORICAL FINANCIAL DATA........................... 23

RISK FACTORS......................................................... 24
     Factors Affecting Market Price of Cytogen Common Stock.......... 24
     Stockholder Vote................................................ 24
     Acquired Research and Development Charge........................ 25
     Integration of Cellcor and Cytogen.............................. 25
     History of Operating Losses; Accumulated Deficit................ 25
     Future Capital Needs; Uncertainty of Funding.................... 26
     New Therapeutic Approach........................................ 26
     Patents and Proprietary Rights.................................. 26


     Government Regulation.......................................... 27
     Contract Revenues.............................................. 28
     Limited Manufacturing Capability and Experience................ 28
     Single Supplier of Certain Raw Materials....................... 29
     Marketing Uncertainties........................................ 29
     Dependence Upon Qualified Scientific Personnel................. 30
     Potential for Product Liability Exposure....................... 30
     Uncertainty of Third-Party Reimbursement....................... 30
     Uncertainty Related to Healthcare Reform Measures.............. 31
     Risk of Technological Obsolescence; Highly Competitive Industry 31
     No Dividends Anticipated in the Future......................... 31
     Dilution; Shares Eligible for Future Sale...................... 31

THE SPECIAL MEETINGS................................................ 32
     Introduction................................................... 32
     Cytogen Special Meeting........................................ 32
     Cellcor Special Meeting........................................ 33
     Voting Rights and Proxies...................................... 33

THE MERGER.......................................................... 35
     Background..................................................... 35
     Recommendation of the Cytogen Board of Directors; Cytogen's
        Reasons for the Transaction................................. 39
     Recommendation of the Cellcor Board of Directors; Cellcor's
        Reasons for the Transaction................................. 40
     Opinion of Smith Barney........................................ 42
     Opinion of CS First Boston..................................... 46
     Interest of Certain Persons in the Transaction................. 49

THE MERGER AGREEMENT................................................ 50
     Effective Time................................................. 51
     Conversion of Shares of Cellcor Capital Stock Pursuant to
        Merger; Treatment of Options and Warrants................... 51
     Representations and Warranties................................. 51
     Conduct of Business Pending the Merger......................... 52
     Conditions to Consummation of the Merger....................... 54
     Termination of the Merger Agreement............................ 56
     Termination and Expense Fee.................................... 57
     Amendment and Waiver of the Merger Agreement; Extensions....... 58
     Expenses and Fees.............................................. 58
     Exchange of Certificates in the Merger......................... 58

THE VOTING AGREEMENT................................................ 58

THE CONSULTING AND MANAGEMENT AGREEMENT............................. 60

REGULATORY APPROVALS................................................ 60

APPRAISAL RIGHTS.................................................... 60

ACCOUNTING TREATMENT OF THE MERGER.................................. 63

FEDERAL SECURITIES LAW CONSEQUENCES................................. 64

DESCRIPTION OF CYTOGEN CAPITAL STOCK................................ 64
     Cytogen Common Stock........................................... 64
     Cytogen Preferred Stock........................................ 64



COMPARISON OF STOCKHOLDERS' RIGHTS.................................. 65
     Voting......................................................... 65
     Directors...................................................... 65
     Liability of Officers and Directors; Indemnification........... 65
     Special Meetings............................................... 66
     Voting by Ballot............................................... 66
     Requirement of Meeting......................................... 66
     Amendment of Certificate of Incorporation and By-laws.......... 66
     Dividends; Liquidation Rights.................................. 66

SUBSCRIPTION OFFERING............................................... 67
     Eligible Stockholders.......................................... 67
     The Offering................................................... 67
     Nontransferable Rights......................................... 67
     Purchase....................................................... 67
     Minimum Subscription Amount.................................... 68
     Maximum Number of Shares of Cytogen Common Stock Issuable in the
        Subscription Offering....................................... 68
     Delivery of Shares Upon Purchase............................... 69
     Plan of Distribution........................................... 69
     Use of Proceeds................................................ 69

CAPITALIZATION...................................................... 70

DILUTION............................................................ 71

CERTAIN FEDERAL INCOME TAX CONSEQUENCES............................. 72
     Treatment of the Merger as a Reorganization.................... 72
     Treatment of the Subscription Rights........................... 73
     Cash Received in Lieu of Fractional Shares..................... 73
     Net Operating Loss Carryforward................................ 73

MANAGEMENT AND BOARD OF CYTOGEN UPON COMPLETION OF THE MERGER....... 74

INFORMATION CONCERNING CYTOGEN...................................... 77
     Business of Cytogen............................................ 77
     Recent Developments............................................ 77

CYTORAD............................................................. 79
     Management's Discussion and Analysis of Financial Condition
        and Results of Operations................................... 79

MANAGEMENT AND BOARD OF CELLCOR..................................... 80

INFORMATION CONCERNING CELLCOR...................................... 81
     Business of Cellcor............................................ 81
     Recent Developments............................................ 83

APPROVAL OF CELLCOR'S 1995 STOCK INCENTIVE PLAN..................... 83
     Description of Awards under the 1995 Plan...................... 84
     Federal Income Tax Consequences................................ 85

EXPERTS............................................................. 87

LEGAL OPINIONS...................................................... 87

STOCKHOLDER PROPOSALS FOR 1996 CYTOGEN ANNUAL MEETING............... 87

INDEX TO FINANCIAL STATEMENTS....................................... F-1

Annex A - Agreement and Plan of Merger, as amended

Annex B - Voting and Subscription Agreement

Annex C - Opinion of Smith Barney Inc.

Annex D - Opinion of CS First Boston Corporation

Annex E - Cellcor Annual Report on Form 10-K for the Year Ended December 31,
          1994

Annex F - Cellcor Quarterly Report on Form 10-Q for the Quarter Ended June 30,
          1995

Annex G - Section 262 of the Delaware General Corporation Law

--------------------------

                             AVAILABLE INFORMATION

     Cytogen and Cellcor are each subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by Cytogen and Cellcor can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Cytogen Common Stock is listed on the Nasdaq National Market and such reports, proxy statements and other information concerning Cytogen are available for inspection at the offices of the National Association of Securities Dealers, Inc. (the "NASD"), 1735 K Street, N.W., Washington, D.C. 20006.

     Cytogen has filed the Registration Statement under the Securities Act with the Commission covering Cytogen Common Stock to be issued in connection with the Transaction. This Joint Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Joint Proxy Statement/Prospectus or in any document incorporated by reference in this Joint Proxy Statement/Prospectus, as to the contents of any contract or other document referred to herein or therein, are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     Cytogen hereby incorporates by reference into this Joint Proxy Statement/Prospectus (i) its Annual Report on Form 10-K for the Fiscal Year Ended December 31, 1994, which contains audited financial statements for Cytogen's latest fiscal year for which a Form 10-K was required to have been filed, (ii) all other reports filed by Cytogen pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 1994, including but not limited to, its Quarterly Reports on Form 10-Q for the Quarters Ended March 31, 1995 and June 30, 1995, and the Current Reports on Form 8-K filed by Cytogen with the Commission on January 6, 1995, February 16, 1995, February 23, 1995, February 24, 1995 and June 27, 1995, and (iii) the description of Cytogen Common Stock as contained in its registration statement on Form 8-A, declared effective on March 9, 1992.

     Cellcor hereby incorporates by reference into this Joint Proxy Statement/Prospectus (i) its Annual Report on Form 10-K for the Fiscal Year Ended December 31, 1994, which contains audited financial statements for Cellcor's latest fiscal year for which a Form 10-K was required to have been filed, and (ii) all other reports filed by Cellcor pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 1994, including but not limited to its Quarterly Reports on Form 10-Q for the Quarters Ended March 31, 1995 and June 30, 1995 and the Current Reports on Form 8-K filed by Cellcor with the Commission on May 2, 1995, June 2, 1995 and June 27, 1995. Cellcor's Annual Report on Form 10-K for the Fiscal Year Ended December 31, 1994 and Quarterly Report on Form 10-Q for the Quarter Ended June 30, 1995 are attached hereto as Annex E and Annex F, respectively.

     All documents and reports filed by Cytogen with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to termination of the offering of Cytogen Common Stock shall be deemed to be incorporated by reference into this Joint Proxy Statement/Prospectus and to be a part hereof from the respective dates of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein or in a subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.

     This Joint Proxy Statement/Prospectus incorporates documents by reference which are not presented herein or delivered herewith. Cytogen and Cellcor hereby undertake to provide, without charge, to each person to whom this Joint Proxy Statement/Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this Joint Proxy Statement/Prospectus (not including exhibits to such information unless such exhibits are specifically incorporated by reference into such information). Such requests for information relating to Cytogen should be directed to T. Jerome Madison, Vice President, Chief Financial Officer and Secretary, at Cytogen's principal executive offices at 600 College Road East, CN 5308, Princeton, New Jersey 08540-5308; telephone: (609) 987-8210.
Such requests for information relating to Cellcor should be directed to Michael
J. Kosc, Treasurer, at Cellcor's principal executive offices at 200 Wells Avenue, Newton, Massachusetts 02159; telephone: (617) 332-2500. In order to ensure timely delivery of the documents, any request should be made by October 9, 1995.

     No person has been authorized to give any information or make any representation not contained in this Joint Proxy Statement/Prospectus and, if so given or made, such information or representation must not be relied upon as having been authorized. This Joint Proxy Statement/Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than those to which it relates or an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction in which, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this Joint Proxy Statement/Prospectus nor the sale of any securities hereunder under any circumstances is intended to create any implication that there has been no change in the affairs of either Cytogen or Cellcor since the date as of which information is furnished or the date hereof.

  Cytogen and the Cytogen design, OncoScint, ProstaScint, Quadramet and SynGene are trademarks of Cytogen, which are either registered or for which trademark applications are pending with the United States Patent and Trademark Office and/or abroad. This Joint Proxy Statement/Prospectus also includes trademarks and trade names of companies other than Cytogen.

--------------------------------------------------------------------------------

                                    SUMMARY

  The following is a brief summary of certain information contained elsewhere in this Joint Proxy Statement/Prospectus, or incorporated by reference herein.
This summary is not intended to be complete and is qualified in its entirety by reference to the more detailed information appearing elsewhere herein or incorporated by reference herein. Stockholders of each of Cellcor and Cytogen are urged to review in their entirety this Joint Proxy Statement/Prospectus, the Annexes hereto and the documents incorporated herein by reference.

General

  This Joint Proxy Statement/Prospectus relates to the proposed merger (the "Merger") of Cellcor, Inc., a Delaware corporation ("Cellcor"), with and into Cellcor Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary (the "Merger Subsidiary") of Cytogen Corporation, a Delaware corporation ("Cytogen"). Upon effectiveness of the Merger, each then outstanding share of Cellcor common stock, par value $.01 per share ("Cellcor Common Stock") (other than shares held by Cellcor as treasury stock or by Cytogen or the Merger Subsidiary), will be converted into the right to receive .60 shares (the "Common Exchange Ratio") of Cytogen common stock, par value $.01 per share ("Cytogen Common Stock"), and each then outstanding share of Cellcor Convertible Preferred Stock, par value $.01 per share ("Cellcor Preferred Stock") (other than shares held by Cellcor as treasury stock or by Cytogen or the Merger Subsidiary), will be converted into the right to receive 218.94 shares (the "Preferred Exchange Ratio") of Cytogen Common Stock. As a result of the Merger, the separate corporate existence of Cellcor will cease and the Merger Subsidiary will continue as the surviving corporation and it will change its name to Cellcor, Inc.

  The Merger will be effected pursuant to an Agreement and Plan of Merger dated June 15, 1995, as amended by the First Amendment to Agreement and Plan of Merger dated as of September 7, 1995 (the "Merger Agreement"), by and among Cytogen, Cellcor and the Merger Subsidiary, a copy of which is attached hereto as Annex
A.  See "THE MERGER AGREEMENT."

  This Joint Proxy Statement/Prospectus also relates to the proposed grant by Cytogen to holders of Cellcor Common Stock of the right to purchase 1.118 fully-paid and non-assessable shares of Cytogen Common Stock for each share of Cellcor Common Stock held by such holders (rounded down to the nearest whole number) at a purchase price of $3.89 per share of Cytogen Common Stock (the "Subscription Offering"). See "SUBSCRIPTION OFFERING." From time to time, the Merger and the Subscription Offering together may be hereinafter referred to as the "Transaction." Pursuant to a Voting and Subscription Agreement dated June 15, 1995 (the "Voting Agreement"), among Cytogen, the Merger Subsidiary and Hillman Medical Ventures partnerships and certain of their affiliates, the principal stockholders of Cellcor (the "Principal Stockholders"), certain of the Principal Stockholders have agreed to purchase for cash 3,084,833 shares of Cytogen Common Stock pursuant to the Subscription Offering for an aggregate cash purchase price of $12,000,000, subject to certain adjustments (the "Minimum Subscription Amount"). As of the Cellcor Record Date (defined below), the Principal Stockholders owned 2,759,379 shares of Cellcor Common Stock and 5,000 shares of Cellcor Preferred Stock, representing approximately 46.5% of the votes entitled to be cast by the common stockholders and approximately 95.2% of the votes entitled to be cast by the preferred stockholders at the Cellcor Special Meeting (defined below). Under the Voting Agreement, the Principal Stockholders have agreed to vote their shares in favor of the proposal to approve and adopt the Merger Agreement and the Merger (together, the "Merger Proposal") and have granted a proxy to the Merger Subsidiary to so vote those shares. See "THE VOTING AGREEMENT." A copy of the Voting Agreement is attached hereto as Annex B.

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The Companies

  Cytogen. Cytogen is a biopharmaceutical company engaged in the discovery, development, manufacture and marketing of products that provide targeted delivery of diagnostic and therapeutic substances directly to the sites of disease. Cytogen is using its patented and proprietary technologies to develop specific in vivo cancer imaging and therapeutic products to build a cancer care franchise. Cytogen may expand from cancer into other therapeutic areas employing related technologies.

  Cytogen is a Delaware corporation with its principal executive offices at 600 College Road East--CN 5308, Princeton, New Jersey 08540-5308. Its telephone number is (609) 987-8200.

  Cellcor. Cellcor is a biotechnology company engaged in the development and commercialization of autolymphocyte therapy ("ALT"), a proprietary immunotherapy using a patient's own immune cells to treat cancer and certain infectious diseases. Cellcor is a Delaware corporation with its principal executive offices at 200 Wells Avenue, Newton, Massachusetts 02159. Its telephone number is (617) 332-2500.

  Merger Subsidiary. The Merger Subsidiary is a wholly-owned subsidiary of Cytogen recently formed for the sole purpose of facilitating the Merger. Other than in connection with the Merger Agreement, the Merger Subsidiary has no assets (other than those received in connection with its initial capitalization) or liabilities. The Merger Subsidiary is a Delaware corporation with its principal executive offices at 600 College Road East--CN 5308, Princeton, New Jersey 08540-5308. Its telephone number is (609) 987-8200.

The Special Meetings

  Cytogen. A Special Meeting of the Stockholders of Cytogen (the "Cytogen Special Meeting") will be held on Monday, October 16, 1995, at 2:00 p.m. (local time) at The Holiday Inn Princeton, 4355 Route One at Ridge Road, Princeton, New Jersey 08540. At the Cytogen Special Meeting, holders of shares of Cytogen Common Stock will be asked to consider and vote upon a proposal to issue up to an aggregate of 11,961,980 shares of Cytogen Common Stock to Cellcor's stockholders pursuant to the terms of the Merger Agreement and in connection with the Subscription Offering (the "Issuance Proposal").

  Only holders of record of Cytogen Common Stock at the close of business on August 17, 1995 (the "Cytogen Record Date") are entitled to notice of and to vote at the Cytogen Special Meeting or any adjournment or postponement thereof. At the close of business on the Cytogen Record Date, there were outstanding and entitled to vote 33,747,501 shares of Cytogen Common Stock. Each holder of record of Cytogen Common Stock is entitled to cast one vote per share on any matter that may properly come before the Cytogen Special Meeting. A majority of the issued and outstanding shares of Cytogen Common Stock entitled to vote at the Cytogen Special Meeting must be represented at the Cytogen Special Meeting, in person or by proxy, to constitute a quorum for the transaction of business. The affirmative vote of the holders of record of a majority of the shares of Cytogen Common Stock voting in person or by proxy on the Issuance Proposal is required to approve and adopt the Issuance Proposal.

  As of the Cytogen Record Date, the directors and executive officers of Cytogen owned or had voting control over an aggregate of 522,064 shares of Cytogen Common Stock, representing approximately 1.5% of the votes entitled to be cast at the Cytogen Special Meeting. Each of the directors and executive officers of Cytogen has advised Cytogen that he intends to vote or direct the

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vote of all the outstanding shares of Cytogen Common Stock over which he has voting control in favor of the approval of the Issuance Proposal. See "THE SPECIAL MEETINGS--Voting Rights and Proxies."

  Cellcor. A Special Meeting of the Stockholders of Cellcor (the "Cellcor Special Meeting"), will be held on Monday, October 16, 1995, at 2:00 p.m. (local time), at the offices of Hale and Dorr, 60 State Street, Boston, Massachusetts 02109. At the Cellcor Special Meeting, holders of shares of Cellcor Common Stock and Cellcor Preferred Stock will be asked to consider and vote upon (i) a proposal to approve and adopt the Merger Agreement and the Merger (together, the "Merger Proposal"), and (ii) a proposal (the "Plan Proposal") to approve Cellcor's 1995 Stock Incentive Plan (the "1995 Plan").

  Only holders of record of Cellcor Common Stock and Cellcor Preferred Stock at the close of business on August 17, 1995 (the "Cellcor Record Date") are entitled to notice of and to vote at the Cellcor Special Meeting or any adjournment or postponement thereof. At the close of business on the Cellcor Record Date, there were outstanding and entitled to vote 5,936,935 shares of Cellcor Common Stock and 5,250 shares of Cellcor Preferred Stock. Each holder of record on the Cellcor Record Date is entitled to cast one vote per share on any matter to which such stockholder is entitled to vote that may properly come before the Cellcor Special Meeting. The presence, in person or by proxy, of the holders of record of shares representing a majority of votes entitled to be cast at the Cellcor Special Meeting is necessary to constitute a quorum. The affirmative vote of the holders of a majority of the outstanding shares of Cellcor Common Stock and the holders of 66-2/3% of the outstanding shares of Cellcor Preferred Stock, voting separately as two classes, is necessary to approve and adopt the Merger Proposal. The affirmative vote of the holders of a majority of the outstanding shares of Cellcor Common Stock present or represented at the Cellcor Special Meeting is required to approve the 1995 Plan.

  As of the Cellcor Record Date, the Principal Stockholders, together with certain of the directors and executive officers of Cellcor, owned or had voting control over an aggregate of 3,051,710 shares of Cellcor Common Stock and 5,250 shares of Cellcor Preferred Stock, representing approximately 51.4% of the votes entitled to be cast by the common stockholders and 100% of the votes entitled to be cast by the preferred stockholders at the Cellcor Special Meeting. Consequently, the affirmative vote of the Principal Stockholders and said directors and executive officers will be sufficient to approve and adopt the Merger Proposal. Under the terms of the Voting Agreement, the Principal Stockholders have agreed to vote their shares in favor of the adoption and approval of the Merger Proposal and have granted a proxy to the Merger Subsidiary to so vote those shares. See "THE VOTING AGREEMENT." Also, each of said directors and executive officers has advised Cellcor that he intends to vote or direct the vote of all the outstanding shares of Cellcor Common Stock and Cellcor Preferred Stock over which he has voting control in favor of approval and adoption of the Merger Proposal and the Plan Proposal. See "THE SPECIAL MEETINGS--Voting Rights and Proxies."

The Merger

  General. Pursuant to the Merger Agreement, Cellcor will be merged with and into the Merger Subsidiary. As a result of the Merger, the separate corporate existence of Cellcor will cease and the Merger Subsidiary will continue as the surviving corporation and it will change its name to Cellcor, Inc. (the "Surviving Corporation"). Each then outstanding share of Cellcor Common Stock (other than shares held by Cellcor as treasury stock or by Cytogen or the Merger Subsidiary) will be converted into the right to receive shares of Cytogen Common Stock based upon the Common

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Exchange Ratio.  Each then outstanding share of Cellcor Preferred Stock (other than shares held by Cellcor as treasury stock or by Cytogen or the Merger Subsidiary) will be converted into the right to receive shares of Cytogen Common Stock based upon the Preferred Exchange Ratio. The terms of the Merger Agreement are more fully described in "THE MERGER AGREEMENT."

  Effective Time of the Merger. The Merger will become effective at the time and on the date that a Certificate of Merger is filed with the Secretary of State of the State of Delaware or such later date or time as is specified in such Certificate of Merger (the "Effective Time"). It is presently contemplated that the Effective Time will occur as soon as practicable after the requisite approvals of the stockholders of Cellcor and Cytogen have been obtained and other conditions to the Merger set forth in the Merger Agreement have been satisfied or waived.

  Exchange of Cellcor Stock Certificates. As soon as reasonably practicable after the Effective Time, instructions with regard to the surrender of Cellcor stock certificates, together with a letter of transmittal to be used for this purpose, will be furnished to Cellcor stockholders for use in exchanging their stock certificates for the shares of Cytogen Common Stock and cash for fractional shares they will be entitled to receive as a result of the Merger. Cellcor stockholders should not surrender their stock certificates for exchange until such instructions and letter of transmittal are received.

  Conditions to the Merger; Termination. In addition to approval by the holders of the Cellcor Common Stock and the Cellcor Preferred Stock, the obligations of the parties to consummate the Merger are subject to the satisfaction of certain conditions, including, among other things, the approval by the holders of Cytogen Common Stock of the Issuance Proposal and the approval for quotation on the Nasdaq National Market of the shares of Cytogen Common Stock to be issued in the Merger and the Subscription Offering. See "THE MERGER AGREEMENT--Conditions to Consummation of the Merger."

  The Merger Agreement may be terminated at any time prior to the Effective
Time: (i) by mutual consent of the Cytogen and Cellcor Boards of Directors, (ii) by either Cytogen or Cellcor, if a court or other governmental entity prohibits the Merger, (iii) by either Cytogen or Cellcor, upon a breach of the Merger Agreement by the other or if any of the conditions precedent to their respective obligations under the Merger Agreement have not been fulfilled, (iv) by either Cytogen or Cellcor, if the Merger has not been consummated on or before December 31, 1995, (v) by either Cytogen or Cellcor, if the Cellcor Board of Directors, among other things, withdraws its recommendation of the Merger Proposal, or (vi) by either Cytogen or Cellcor, if the Merger Proposal shall have failed to receive the requisite vote for approval by the Cellcor stockholders or the Issuance Proposal shall have failed to receive the requisite vote for approval by the Cytogen stockholders. See "THE MERGER AGREEMENT--Termination and Expense Fee."

  Other Transactions. Pursuant to the Merger Agreement, Cellcor has agreed that, prior to the Effective Time, it will not and will not authorize or permit any officer, director or employee of or any investment banker, attorney or other advisor or representative of Cellcor to, directly or indirectly, (i) solicit, initiate or knowingly encourage the submission of any takeover proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any takeover proposal. Notwithstanding the foregoing, if the Cellcor Board of Directors, after consultation with outside counsel, determines in good faith that such action is necessary for the Cellcor Board of Directors to comply with its fiduciary duties under applicable law, Cellcor may, upon receipt by Cellcor of an unsolicited written, bona fide takeover proposal, furnish information with respect to Cellcor pursuant to a customary confidentiality

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agreement and participate in negotiations regarding such takeover proposal.  See
"THE MERGER AGREEMENT--Conduct of Business Pending the Merger--Covenants of Cellcor."

  Termination and Expense Fee. Cellcor will become obligated to pay a termination and expense fee of $1,000,000 to Cytogen if Cellcor enters into a definitive agreement relating to a competing takeover proposal within one year after the Merger Agreement is terminated by Cytogen or Cellcor, if (i) the Cellcor Board of Directors (a) withdraws or modifies, or proposes to withdraw or modify, in a manner adverse to Cytogen or the Merger Subsidiary, the approval or recommendation by the Cellcor Board of Directors (or any committee thereof) of the Merger Agreement or the Merger, (b) approves or recommends, or proposes to approve or recommend, any takeover proposal by a third party or (c) enters into an agreement with a third party with respect to any such takeover proposal, or
(ii) any third party other than the Principal Stockholders acquires beneficial ownership or the right to acquire beneficial ownership of 40% or more of the outstanding shares of Cellcor Common Stock. See "THE MERGER AGREEMENT-- Termination and Expense Fee."

Recommendations of the Boards of Directors

  Cytogen. The Cytogen Board of Directors has unanimously concluded that each of the Merger and the Subscription Offering is fair and in the best interests of Cytogen and its stockholders and recommends that Cytogen stockholders vote FOR the Issuance Proposal. See "THE MERGER--Recommendation of the Cytogen Board of Directors; Cytogen's Reasons for the Transaction."

  Cellcor. The Cellcor Board of Directors, together with a special committee of independent directors (the "Special Committee"), has reviewed and considered the terms and conditions of the Merger. The Cellcor Board of Directors, based upon the unanimous recommendation of the Special Committee, has unanimously concluded that the Merger is fair and in the best interests of Cellcor and the holders of Cellcor Common Stock and recommends that Cellcor stockholders vote FOR the Merger Proposal. The Cellcor Board of Directors also has unanimously recommended that Cellcor stockholders vote FOR the approval of the 1995 Plan. See "THE MERGER--Recommendation of the Cellcor Board of Directors; Cellcor's Reasons for the Transaction."

Opinions of Financial Advisors

  Cytogen. Smith Barney Inc. ("Smith Barney") has acted as financial advisor to Cytogen in connection with the Transaction and has delivered a written opinion, dated June 15, 1995 (as reconfirmed by delivery of a written opinion dated September 7, 1995), to the Cytogen Board of Directors to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Common Exchange Ratio, the Preferred Exchange Ratio and the consideration to be received by Cytogen in the Subscription Offering, taken as a whole, were fair, from a financial point of view, to Cytogen. The full text of the written opinion of Smith Barney dated September 7, 1995, which sets forth the assumptions made, matters considered and limitations on the review undertaken by Smith Barney in rendering such opinion, is attached as Annex C to this Joint Proxy Statement/Prospectus. Cytogen stockholders are urged to read carefully the opinion of Smith Barney in its entirety. See "THE MERGER-- Recommendation of the Cytogen Board of Directors; Cytogen's Reasons for the Transaction" and "THE MERGER--Opinion of Smith Barney."

  Cellcor. The Cellcor Board of Directors and the Special Committee have received the written opinion of CS First Boston Corporation ("CS First Boston"), dated June 15, 1995, to the effect that, based upon and subject to certain matters stated therein, as of the date of such opinion, the consideration to be received by the holders of Cellcor Common Stock pursuant to the Merger

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Agreement is fair to such stockholders from a financial point of view.  The full text of CS First Boston's written opinion, which sets forth the assumptions made, matters considered and limitations on the review undertaken by CS First Boston in rendering such opinion, is attached as Annex D to this Joint Proxy Statement/Prospectus. The holders of Cellcor Common Stock are urged to read carefully the opinion of CS First Boston in its entirety. See "THE MERGER-- Recommendation of the Cellcor Board of Directors; Cellcor's Reasons for the Transaction" and "THE MERGER--Opinion of CS First Boston."

Management after the Merger

  Immediately following the Merger, the Surviving Corporation will be operated as a wholly-owned subsidiary of Cytogen. The management of Cytogen will remain unchanged immediately after the Merger. Ronald J. Brenner, Ph.D., President and Chief Executive Officer of Cellcor and a general partner of the managing general partner of the Hillman Medical Ventures partnerships, and John E. Bagalay, Jr., Ph.D., a director of Cellcor, will be appointed to the Cytogen Board of Directors after the closing of the Merger. In July 1995, Richard R. D'Antoni and Harry W. Wilcox, III ceased to serve as Cellcor's President and Chief Executive Officer and Cellcor's Senior Vice President of Business Development and Chief Financial Officer, respectively. Except for Richard E. Kruger, Ph.D. and Michael J. Kosc, Cellcor's Vice President of Regulatory Affairs and Treasurer, respectively, and Dr. Brenner, who will cease to serve as executive officers of Cellcor upon consummation of the Merger, the executive officers of Cellcor immediately prior to the Effective Time will be the executive officers of the Surviving Corporation immediately after the Effective Time. Thomas J. McKearn, M.D., Ph.D., and T. Jerome Madison, the directors of the Merger Subsidiary immediately prior to the Effective Time, will be the directors of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected and qualified. See "MANAGEMENT AND BOARD OF CYTOGEN UPON COMPLETION OF THE MERGER" and "MANAGEMENT AND BOARD OF CELLCOR."

The Voting Agreement

  As of the Cellcor Record Date, the Principal Stockholders owned 2,759,379 shares of Cellcor Common Stock and 5,000 shares of Cellcor Preferred Stock, representing approximately 46.5% of the votes entitled to be cast by the common stockholders and approximately 95.2% of the votes entitled to be cast by the preferred stockholders at the Cellcor Special Meeting. Under the Voting Agreement, the Principal Stockholders have agreed to vote their shares in favor of the Merger Proposal and have granted a proxy to the Merger Subsidiary to so vote those shares. See "THE VOTING AGREEMENT."

The Promissory Note

  Contemporaneously with the execution of the Voting Agreement, two of the Principal Stockholders agreed to lend funds to Cellcor in exchange for Cellcor's promissory note in the aggregate principal amount of up to $4,967,118 (the "Note") to fund Cellcor's normal course of operations prior to closing of the Merger. The Note, which bears interest at the rate of 6.37% per annum, will be repaid with a portion of the proceeds of the Subscription Offering. Cytogen expects to use approximately $4,100,000 of the net proceeds from the Subscription Offering to repay in full the amount due under the Note. See "THE VOTING AGREEMENT"; "SUBSCRIPTION OFFERING--Use of Proceeds."

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The Consulting and Management Agreement

  In accordance with the terms of the Merger Agreement, Cytogen and Cellcor have entered into a Consulting and Management Agreement (the "Consulting and Management Agreement"), pursuant to which Cellcor will pay Cytogen a fixed monthly consulting fee in consideration for Cytogen's providing management consulting services in the clinical, regulatory, financial and human resources areas that are necessary or desirable in connection with the operation of Cellcor's business. The Consulting and Management Agreement provides that Cytogen will focus on assisting Cellcor in certain of its clinical trials and in preparing certain applications to the United States Food and Drug Administration for approval of its product. See "THE CONSULTING AND MANAGEMENT AGREEMENT."

Interest of Certain Persons in the Transaction

  Options. Under the terms of employment arrangements between Cellcor and certain of its executive officers, outstanding options issued to such officers will fully vest at the Effective Time. In addition, under the terms of Cellcor's 1992 Director Stock Option Plan, the unvested options granted to a director of Cellcor will accelerate and become fully vested upon approval of the Merger Proposal by the Cellcor stockholders.

  Also, under the terms of certain stock option agreements previously entered into with certain other officers of Cellcor, and the Severance Policy (defined below) adopted by the Cellcor Board of Directors, unvested options granted to such officers will accelerate and become fully vested (i) at or before the Effective Time, if such acceleration has been provided for by the Cellcor Board of Directors or (ii) upon the termination of employment of such officers, if their positions are eliminated as a result of the Merger.

  Pursuant to the Merger Agreement, Cytogen has agreed to assume all outstanding Cellcor stock options and warrants. Each such stock option and warrant will continue to have, and be subject to, the same terms and conditions (subject to certain adjustments). See "THE MERGER AGREEMENT--Conversion of Shares of Cellcor Capital Stock Pursuant to Merger; Treatment of Options and Warrants."

  In addition, under the terms of the Severance Policy, in the event a Cellcor employee's position is eliminated as a result of a merger, any outstanding options held by such employee will automatically fully vest and the employee will be given 36 months to exercise his vested options.

  Severance Policy. On November 1, 1991, the Cellcor Board of Directors adopted a severance policy (the "Severance Policy") for all employees of Cellcor terminated in the event of a merger, sale or consolidation of Cellcor or a general layoff. Pursuant to the Severance Policy and modifications thereto, in the event of a merger, certain executive officers are entitled to receive up to 12 months' salary and 12 months' continued employee benefits; and employees who are not executive officers are entitled to receive severance pay ranging from one month's salary for every year of service to Cellcor to a maximum of six months' salary plus continued benefits for the corresponding period of time.

  Employee Benefits. Pursuant to the Merger Agreement, Cytogen has agreed to provide, from and after the Effective Time, benefits to employees of Cellcor at a level substantially similar to the benefits now offered under Cytogen's benefit plans to Cytogen's employees.

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  Indemnification.  The Merger Agreement provides that, from and after the
Effective Time, the Surviving Corporation will indemnify, defend and hold harmless each person who was on or at any time prior to the date of the Merger Agreement or who becomes prior to the Effective Time, an officer, director or employee of Cellcor against certain losses and expenses. Cytogen has agreed to guarantee the performance by the Surviving Corporation of its indemnification obligations.

  Election to Board of Directors. The Merger Agreement provides that, effective as of the closing of the Merger, Dr. Brenner, as the designee of the Principal Stockholders, and Dr. Bagalay will be elected to the Cytogen Board of Directors. During the two-year period commencing at the Effective Time, and thereafter for so long as the Principal Stockholders own at least 5% of the outstanding shares of Cytogen Common Stock, Cytogen shall use its best efforts to cause to be nominated Dr. Brenner, or such other person designated by the Principal Stockholders, for election or re-election to the Cytogen Board of Directors.
See "THE MERGER--Interest of Certain Persons in the Transaction."

  Repayment of Note. Cytogen expects to use approximately $4,100,000 of the net proceeds from the Subscription Offering to repay in full the outstanding principal and unpaid interest due under the Note to two of the Principal Stockholders.

Regulatory Approvals

  Cytogen and Cellcor are not aware of any governmental or regulatory requirements relating to consummation of the Merger or the Subscription Offering, other than compliance with applicable federal and state securities laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). Cytogen and an affiliate of the Principal Stockholders filed a notification on July 10, 1995 pursuant to the HSR Act. The 30-day waiting period required by the HSR Act expired on August 9, 1995. See "REGULATORY APPROVALS."

Ownership of Cytogen Common Stock After the Transaction

  After giving effect to the Merger and the purchase of the Minimum Subscription Amount, and assuming (i) no exercise of Cytogen's outstanding warrants, (ii) no issuance of Cytogen Common Stock pursuant to outstanding contingent value rights ("CVRs") to purchase Cytogen Common Stock and (iii) no exercise of any other outstanding options entitling the holders thereof to receive Cytogen Common Stock or Cellcor Common Stock, the former holders of Cellcor Common Stock and Cellcor Preferred Stock will own, in the aggregate, approximately 18.8% of the outstanding Cytogen Common Stock, based upon the number of shares of Cytogen Common Stock, Cellcor Common Stock and Cellcor Preferred Stock outstanding as of the Cytogen Record Date. After giving effect to the Merger and the purchase of the Minimum Subscription Amount, and assuming (i) exercise of all of Cytogen's outstanding warrants, (ii) issuance of the maximum number of shares of Cytogen Common Stock pursuant to the outstanding CVRs and (iii) exercise of all other outstanding options entitling the holders thereof to receive Cytogen Common Stock or Cellcor Common Stock, the former holders of Cellcor Common Stock and Cellcor Preferred Stock will own, in the aggregate, approximately 15% of the outstanding Cytogen Common Stock, based upon the number of shares of Cytogen Common Stock, Cellcor Common Stock and Cellcor Preferred Stock outstanding as of the Cytogen Record Date. The foregoing calculations do not give effect to the issuance and sale of Cytogen Common Stock pursuant to other contractual arrangements that may arise from time to time. See, for example, "INFORMATION CONCERNING CYTOGEN--Recent Developments--Fletcher Fund."

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Appraisal Rights

  Under Delaware law, holders of Cellcor Common Stock and Cellcor Preferred Stock who, prior to the Cellcor Special Meeting, properly demand appraisal and vote against or abstain from voting with respect to the Merger Proposal have the right, if the Merger is nonetheless consummated, to require the Surviving Corporation to purchase their shares for their "fair value." To exercise such appraisal rights, such stockholders must comply with all applicable procedural requirements. Stockholders of Cytogen are not entitled to appraisal rights under Delaware law in connection with the Merger. See "APPRAISAL RIGHTS" and Annex G to this Joint Proxy Statement/Prospectus.

Accounting Treatment of the Merger

  Under applicable accounting standards, the Merger will be treated as a purchase of Cellcor by Cytogen. Upon completion of the Merger, which is expected to occur in fiscal 1995, an amount representing acquired research and development will be charged to expense. Based on $5.25, the last sale price per share of Cytogen Common Stock on August 29, 1995, this amount would be approximately $29.4 million. To the extent the market price of Cytogen Common Stock at the Effective Time is different from $5.25 per share, this charge to expense would change. In addition, the charge to expense may change due to other factors, including a change from Cellcor's stockholders' deficit balance at June 30, 1995. This charge is a one-time charge in connection with the Merger and will have no impact on operating results after 1995. During 1995, total expenses will be increased by the amount of this charge. See "ACCOUNTING TREATMENT OF THE MERGER."

The Subscription Offering

  Eligible Stockholders. All holders of record of Cellcor Common Stock at the close of business on August 17, 1995 (the "Subscription Record Date") are eligible to purchase shares of Cytogen Common Stock in the Subscription Offering.

  The Offering. Each holder of shares of Cellcor Common Stock at the close of business on the Subscription Record Date will be entitled to purchase 1.118 fully-paid and non-assessable shares of Cytogen Common Stock for each share of Cellcor Common Stock held by such holder (rounded down to the nearest whole number) for $3.89 per share of Cytogen Common Stock, at any time at or before 5:00 p.m., New York City time, on October 13, 1995 (the "Expiration Date"). See "SUBSCRIPTION OFFERING." The right to purchase shares of Cytogen Common Stock in the Subscription Offering is not transferable and may be exercised only by the holder of record on the Subscription Record Date until the Expiration Date. The issuance of shares of Cytogen Common Stock pursuant to the Subscription Offering is conditioned upon consummation of the Merger pursuant to the Merger Agreement. No certificates evidencing the right to purchase shares of Cytogen Common Stock in the Subscription Offering will be issued.

  Purchase. Holders of shares of Cellcor Common Stock must complete the Subscription Offering Purchase Form and return it, with a check in the amount of the aggregate purchase price, to such holder's broker or Mellon Securities Trust Company (the "Subscription Offering Agent"). Shares of Cellcor Common Stock held on the Subscription Record Date in an account with a broker or nominee must be exercised by the holder of record. See "SUBSCRIPTION OFFERING--Purchase."

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  Minimum Subscription Amount.  Certain of the Principal Stockholders have agreed in the Voting Agreement to purchase 3,084,833 shares of Cytogen Common Stock for an aggregate cash amount of $12,000,000; provided, however, that to the extent up to 128,534 shares of Cytogen Common Stock are purchased in the Subscription Offering for up to $500,000 by persons other than the Principal Stockholders, the commitment of those Principal Stockholders to purchase shares of Cytogen Common Stock in the Subscription Offering shall be reduced by an amount equal to such other purchases, but not to less than 2,956,299 shares and $11,500,000.

  Maximum Number of Shares of Cytogen Common Stock Issuable in Subscription Offering. The maximum number of shares of Cytogen Common Stock issuable pursuant to the Subscription Offering is 6,637,493, for aggregate purchase consideration of approximately $25.8 million.

  Delivery of Shares Upon Purchase. Certificates representing shares of Cytogen Common Stock purchased in the Subscription Offering will be issued by the Subscription Offering Agent promptly upon consummation of the Merger pursuant to the Merger Agreement. No shares of Cytogen Common Stock purchased in the Subscription Offering will be delivered prior to the date of the Special Meetings. If the Merger Agreement is terminated pursuant to its terms, the Subscription Offering will be terminated without any shares of Cytogen Common Stock being issued pursuant thereto, and all funds deposited with the Subscription Offering Agent will be returned to the depositing stockholders without interest or deduction.

  Use of Proceeds. Cytogen anticipates using the net proceeds received in the Subscription Offering for the repayment of the Note and general corporate purposes, including product commercialization, late-stage product development activities, research and development projects within Cytogen and Cellcor, and selling, general and administrative expenses. See "SUBSCRIPTION OFFERING--Use of Proceeds."

Federal Income Tax Consequences

  Neither Cytogen nor Cellcor has requested or will receive an advance ruling from the Internal Revenue Service as to the tax consequences of the Transaction. As contemplated by the Merger Agreement, each of Cytogen and Cellcor will receive at or prior to the Effective Time opinions of the other's counsel, which opinions will be based on customary conditions and qualifications and certain factual representations from Cytogen and Cellcor that, for federal income tax purposes, the Merger will constitute a reorganization under Section 368 of the Internal Revenue Code of 1986, as amended, and that (i) no gain or loss will be recognized by a Cellcor stockholder (other than certain holders in special circumstances) in connection with the Merger (except that gain may be recognized with respect to the right to purchase shares of Cytogen Common Stock in the Subscription Offering or cash paid in lieu of fractional shares of Cytogen Common Stock) and (ii) neither Cytogen nor Cellcor will recognize income, gain or loss as a result of the Merger. Cellcor stockholders should consult their own tax advisors as to the tax consequences of the Transaction to them under federal, state, local or any other applicable law. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES."

Risk Factors

     Certain factors should be considered in evaluating the Merger Proposal and the Issuance Proposal and the ownership of Cytogen Common Stock to be issued in the Merger and the Subscription Offering. See "RISK FACTORS."


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                           COMPARATIVE MARKET PRICES

     Cytogen Common Stock is quoted on the Nasdaq National Market under the symbol "CYTO." Until May 25, 1995, Cellcor Common Stock was quoted on the Nasdaq National Market under the symbol "CLTX." Effective May 25, 1995, Cellcor Common Stock was delisted from the Nasdaq National Market as a result of Cellcor's failure to meet the net tangible asset requirement set forth in the NASD By-laws and is currently traded on the OTC Bulletin Board. The following table sets forth for the calendar periods indicated the high and low reported sale prices on the Nasdaq National Market and, with respect to Cellcor from and after May 25, 1995, on the OTC Bulletin Board.

                                                     Cytogen            Cellcor
                                                  Common Stock       Common Stock
                                                -----------------  -----------------
                                                 High      Low       High      Low
                                                -------  --------  --------  -------

1993
  First Quarter...............................  $23      $10-1/4    $2-7/8    $  7/8
  Second Quarter..............................   13-1/2    9-3/4     1-1/32      9/16
  Third Quarter...............................   12-1/2    4-7/8      15/16      3/8
  Fourth Quarter..............................    8-7/8    5-5/8    1-11/16      1/2

1994
  First Quarter...............................    7        3         1-5/16     11/16
  Second Quarter..............................    6-1/2    2-7/8    2-15/16    1-1/8
  Third Quarter...............................    5-3/4    3          4-1/2    1-7/16
  Fourth Quarter..............................    4-1/4    2-3/8      7-1/4    3-1/2

1995
  First Quarter...............................    5-1/4    3-1/16     5-1/4    2-3/16
  Second Quarter..............................    5-1/4    2-15/16    3-3/8    1-1/4
  Third Quarter (through September 12, 1995)..    6-1/2    4-1/4      4-5/8    2-1/4

   On June 15, 1995, the last full trading day prior to the first public announcement by Cytogen of its proposal to acquire Cellcor in the Merger, the last sale prices per share of Cytogen Common Stock and Cellcor Common Stock were $4.50 and $1.50, respectively, and the equivalent per share market value for Cellcor Common Stock, reflecting the Common Exchange Ratio, was $2.70.

   On September 12, 1995, the last full trading day prior to the date of printing of this Joint Proxy Statement/Prospectus, the last sale prices per share of Cytogen Common Stock and Cellcor Common Stock were $5.375 and $3.00, respectively.

   Because the market price of Cytogen Common Stock is subject to fluctuation, the market value of the shares of Cytogen Common Stock that the Cellcor stockholders will receive in the Merger may increase or decrease prior to the Merger. Stockholders are urged to obtain current market quotations for Cytogen Common Stock and Cellcor Common Stock.

   On August 17, 1995, the approximate number of record holders of Cytogen Common Stock was 2,602. Cytogen has not paid any cash dividends on Cytogen Common Stock since its inception and does not anticipate paying any cash dividends on Cytogen Common Stock in the foreseeable future. Declaration of dividends on Cytogen Common Stock will depend, among other things, upon future earnings, the operating and financial condition of Cytogen, its capital requirements and general business conditions.

   On August 17, 1995, the approximate number of record holders of Cellcor Common Stock was 112. Cellcor has not paid any cash dividends on Cellcor Common Stock since its inception.

--------------------------------------------------------------------------------

                           COMPARATIVE PER SHARE DATA

   The following table sets forth historical per share data for Cytogen, Cellcor and CytoRad Incorporated ("CytoRad"), pro forma per share data for Cytogen giving effect to the Transaction and the merger of CytoRad into a wholly-owned subsidiary of Cytogen (the "CytoRad Merger"), which became effective on February 27, 1995, and equivalent pro forma per share data for Cellcor and CytoRad. The information presented should be read in conjunction with the historical financial statements and notes thereto of Cytogen, Cellcor and CytoRad and the unaudited Pro Forma Condensed Combined Financial Statements and related notes thereto, included or incorporated by reference in this Joint Proxy Statement/Prospectus. Pro forma and equivalent pro forma per share data reflect the combined results of Cytogen, Cellcor and CytoRad, after giving effect to the Transaction and the CytoRad Merger as if such events had occurred on June 30, 1995, in the case of book value data, and on January 1, 1994, in the case of operations data. The pro forma per share data are not necessarily indicative of actual results had the Transaction and the CytoRad Merger occurred on such dates or of future expected results. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE," "FINANCIAL STATEMENTS--Cytogen Corporation and Subsidiaries, Pro Forma Condensed Combined Financial Statements (Unaudited)," "--Audited CytoRad Incorporated Financial Statements," "--CytoRad Incorporated Financial Statements (Unaudited)," Cellcor's financial statements and related notes thereto, which are included in Cellcor's Reports on Form 10-K and Form 10-Q attached to this Joint Proxy Statement/Prospectus as Annex E and Annex F, respectively, and "RISK FACTORS--History of Operating Losses; Accumulated Deficit."

                                                            Six Months Ended                    Year Ended
                                                              June 30, 1995                  December 31, 1994
                                                    ---------------------------------  -----------------------------
                                                                         Pro Forma                       Pro Forma
                                                       Historical         Cytogen        Historical       Cytogen
                                                    ----------------  ---------------  --------------  -------------

Cytogen:
Loss per common share from continuing operations..       $(1.11)(1)      $(0.48)        $(1.38)(1)      $(1.07)
Cash dividends declared per common share..........          ---            ---             ---             ---
Book value per common share at period end(2)......       $ 0.16          $ 0.32         $ 0.18             N/A

                                                                      Equivalent                       Equivalent
                                                                      Pro Forma                        Pro Forma
                                                    Historical(3)     CytoRad  (3)     Historical      CytoRad(4)
                                                    ------------      -----------      ----------      ----------

CytoRad:
Loss per common share from continuing operations..       $(0.57)(1)      $(0.72)(4)     $(0.29)(1)      $(1.61)
Cash dividends declared per common share..........          ---            ---             ---             ---
Book value per common share at period end(2)......          N/A             N/A         $ 3.24             N/A

                                                                      Equivalent                       Equivalent
                                                                      Pro Forma                        Pro Forma
                                                    Historical         Cellcor         Historical       Cellcor
                                                    ------------      -----------      ----------      ----------

Cellcor:
Loss per common share from continuing operations..       $(0.97)(5)      $(0.29)(4)     $(1.33)(5)      $(0.64)(4)
Cash dividends declared per common share..........         ---              ---             ---             ---
Book value per common share at period end(2)......       $(0.29)         $ 0.19(4)      $ 0.61             N/A
-----------------------


(1) The number of shares used to compute the historical net loss per share is based upon the weighted average number of shares outstanding.

(2) Computed by dividing historical or pro forma stockholders' equity by the historical or pro forma number of shares outstanding at the end of the period or year presented. Calculations exclude redeemable common stock. The historical or equivalent pro forma book value per common share information as of June 30, 1995 for CytoRad is not presented in the above table inasmuch as Cytogen's Form 10-Q for the quarter ended June 30, 1995, which reflects the CytoRad Merger, has previously been filed with the Commission.

(3) The per share operations data for CytoRad represent the period from January 1, 1995 to February 27, 1995 (the date of the consummation of the CytoRad Merger).

(4) The shares used in computing the equivalent pro forma net loss per share and equivalent pro forma book value per share are obtained by dividing the pro forma number of shares outstanding by the Common Exchange Ratio (.60 for the Merger and 1.50 for the CytoRad Merger).

(5) The net loss per common share is computed by dividing net loss after adjusting for preferred stock dividends by the weighted average number of common shares outstanding. Common stock equivalent shares are not included in the per share calculations where the effect of their inclusion would be antidilutive.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

     CYTOGEN SELECTED CONSOLIDATED HISTORICAL AND PRO FORMA FINANCIAL DATA

     The selected historical consolidated financial data as of December 31, 1994, January 1, 1994, January 2, 1993, December 28, 1991 and December 29, 1990 and for the years then ended are derived from Cytogen's financial statements, which have been audited by Arthur Andersen LLP, independent public accountants. Such financial statements are incorporated by reference in this Joint Proxy Statement/Prospectus. The selected historical financial data as of June 30, 1995 and for the six months ended June 30, 1995 and 1994 have been derived from the unaudited financial statements of Cytogen, incorporated by reference in this Joint Proxy Statement/Prospectus. The unaudited financial data have been prepared on a basis consistent with the audited financial statements and, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the financial condition and results of operations for the periods presented. The results for the six months ended June 30, 1995 are not necessarily indicative of the results that may be expected for the year ending December 31, 1995. The historical data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference herein from Cytogen's Reports on Form 10-K and Form 10-Q. The pro forma financial data assume the consummation of the Transaction. All of the data set forth below are qualified by reference to and should be read in conjunction with the Pro Forma Condensed Combined Financial Statements and notes thereto, included elsewhere herein, and Cytogen's financial statements and related notes thereto, which are incorporated by reference herein from Cytogen's Reports on Form 10-K and Form 10-Q.

                              Six Months Ended                                        Fiscal Year Ended
                          ---------------------------   --------------------------------------------------------------------------
                          Pro Forma     Historical      Pro Forma                        Historical
                          ---------   ---------------   ------------   -----------------------------------------------------------

                          June 30,  June 30,  June 30,  December 31,  December 31   January 1, January 2, December 28, December 29
                           1995(1)   1995(2)    1994       1994(1)        1994         1994       1993         1991         1990
                          --------  --------  --------  ------------  -----------   ---------- ---------- ------------ -----------
                                                            (In thousands, except per share amounts)
Consolidated Statement
 of Operations Data:
REVENUES:
 Product related        $   780   $    728   $    533   $  1,508      $  1,411     $  1,591     $    367     $    ---     $    ---
 License and contract     1,542        792         47      1,822         1,047        8,763       13,000        7,022        1,974
                        -------    -------     -------    -------      -------      -------      -------      -------     --------
Total revenues            2,322      1,520        580      3,330         2,458       10,354       13,367        7,022        1,974
                        -------    -------     -------    -------      -------      -------      -------      -------     --------

OPERATING EXPENSES:
 Research and
  development            13,442     10,296      9,118     25,923        20,321       24,844       21,680       21,293       16,942
 Selling and marketing    1,720      1,720      2,691      5,536         5,536        9,399        2,679        1,290          703
 Reacquisition of
  technology
  and marketing
  rights(2)                 ---     19,663        ---      4,647         4,647          ---          ---          ---          ---
 General and
   administrative         5,601      3,189      2,541      8,132         4,290        7,016        5,394        3,612        4,395
 Restructuring expense      825        ---        ---        ---           ---          ---          ---          ---          ---
                        -------    -------    -------    -------       -------      -------      -------      -------     --------
  Operating expenses     21,588     34,868     14,350     44,238        34,794       41,259       29,753       26,195       22,040
                        -------    -------    -------    -------       -------      -------      -------      -------     --------
Loss from operations    (19,266)   (33,348)   (13,770)   (40,908)      (32,336)     (30,905)     (16,386)     (19,173)     (20,066)
Gain (loss) on
investments, net            244         80        638        626          (470)       1,676        3,447        3,829        2,727
                        -------    -------    -------    -------       -------      -------      -------      -------     --------
Net loss                (19,022)   (33,268)   (13,132)   (40,282)      (32,806)     (29,229)     (12,939)     (15,344)     (17,339)
Dividends on preferred
 stock                      ---        ---        ---        ---           ---          ---       (1,293)      (1,725)     ( 1,725)
                        -------    -------    -------    -------       -------      -------      -------      -------     --------
Net loss to common
 stockholders           $(19,022) $(33,268)  $(13,132)  $(40,282)     $(32,806)    $(29,229)    $(14,232)    $(17,069)    $(19,064)
                        ========  ========   ========   ========      ========     ========     ========     ========     ========
Net loss per common
  share                 $ (0.48)  $  (1.11)  $  (0.57)  $  (1.07)     $  (1.38)    $  (1.38)    $  (0.75)    $  (0.98)    $  (1.36)
                        =======   ========   ========   ========      ========     ========     ========     ========     ========
Weighted average common
  shares outstanding(3)  39,792     29,982     23,163     37,657        23,822       21,121       18,994       17,345       13,971
                        =======    =======    =======    =======       =======      =======      =======      =======     ========

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                   Pro Forma                              Historical
                                   ---------  --------------------------------------------------------------------------
                                   June 30,   June 30,  December 31,  January 1,  January 2,  December 28,  December 29,
                                     1995       1995        1994         1994        1993         1991          1990
                                   ---------  --------  ------------  ----------  ----------  ------------  ------------
                                                              (In thousands)

Balance Sheet Data:
Cash and short-term investments      $20,278   $10,564       $ 7,700     $23,764     $35,738       $54,506       $39,835
Total assets                          32,266    20,908        19,690      34,635      52,775        64,471        47,082
Long-term liabilities                  5,164     4,768         4,310         192         276           346         1,213
Redeemable preferred stock               ---       ---           ---         ---         ---        17,250        17,250
Redeemable common stock                2,000     2,000         2,000       2,000       2,000         2,000         2,000
Stockholders' equity(4)               12,549     5,168         4,368      21,731      45,411        38,760        23,193

--------------------------------

(1) The pro forma loss from operations for the fiscal year ended December 31, 1994 and the six months ended June 30, 1995 exclude a nonrecurring charge for acquired research and development, which will be charged to the statement of operations at the Effective Time. Based on $5.25, the last sale price per share of Cytogen Common Stock on August 29, 1995, this amount would be $29,355,000 ($(0.78) per share and $(0.74) per share for the fiscal year ended December 31, 1994 and the six months ended June 30, 1995, respectively). To the extent the market price of Cytogen Common Stock at the Effective Time is different from $5.25 per share, this charge to expense would change. In addition, this charge to expense may change due to other factors, including a change from Cellcor's June 30, 1995 stockholders' deficit balance. See "FINANCIAL STATEMENTS--Cytogen Corporation and Subsidiaries, Notes to Pro Forma Condensed Combined Financial Statements (Unaudited)."

(2) On February 27, 1995, Cytogen acquired CytoRad by merging CytoRad with and into a wholly-owned subsidiary of Cytogen. As a result of the CytoRad Merger, (i) as of July 10, 1995, Cytogen had issued 6,034,335 shares of Cytogen Common Stock, 4,023,395 CVRs and 4,023,395 warrants to purchase Cytogen Common Stock and (ii) Cytogen recorded a charge to its statement of operations in the amount of approximately $19.7 million for reacquisition of technology and marketing rights, representing the amount by which the purchase price exceeded the fair value of net assets acquired from CytoRad.

(3) Excludes shares reserved for issuance pursuant to the outstanding CVRs and upon exercise of various outstanding options and warrants (historical and pro forma) because the aggregate inclusion would be antidilutive.

(4) Cytogen has paid no cash dividends on Cytogen Common Stock since its inception.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                   CYTORAD SELECTED HISTORICAL FINANCIAL DATA

  The selected historical financial data for CytoRad as of December 31, 1994, January 1, 1994, January 2, 1993 and December 28, 1991 and for the years then ended have been derived from CytoRad's financial statements, which have been audited by Arthur Andersen LLP, independent public accountants. The selected historical financial data for the three months ended March 31, 1995 and 1994 have been derived from the unaudited financial statements of CytoRad. The unaudited financial data have been prepared on a basis consistent with the audited financial statements and, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the financial condition and results of operations for the periods presented. The results for the three months ended March 31, 1995 are not necessarily indicative of the results that would have been expected for the year ending December 31, 1995. The historical data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and CytoRad's financial statements included elsewhere herein.

                                                                                                                      Cumulative
                                                                                                                         from
                                    Three Months Ended         Fiscal Year Ended                                       Inception
                                 ------------------------  --------------------------                                (December 2,
                                                                                                                       1991) to
                                  March 31,    March 31,   December 31,   January 1,   January 2,    December 28,    December 31,
                                   1995(1)        1994         1994          1994         1993          1991(2)          1994
                                  ---------    ---------   ------------   ----------   ----------    ------------    ------------
                                                             (In thousands, except per share amounts)

Statement of Operations Data:
Interest income                   $    148        $  275        $   960      $ 1,280      $ 1,415        $   ---         $  3,655
Research and development               ---           ---            ---       10,996       11,656            ---           22,652
General and administrative             529           647          1,415          683          336            ---            2,434
Merger costs                         1,923           ---            696          ---          ---            ---              696
                                  --------        ------        -------      -------   ----------        -------         --------

Net loss                          $ (2,304)       $ (372)       $(1,151)    $(10,399)  $  (10,577)       $   ---         $(22,127)
                                  ========        ======        =======     ========   ==========        =======         ========

Net loss per callable common
  share                           $  (0.57)       $(0.09)       $ (0.29)    $  (2.58)  $    (3.10)       $   ---
                                  ========        ======        =======     ========   ==========        =======
Weighted average callable
  common shares outstanding          4,025         4,025          4,025        4,025        3,415            100
                                  ========        ======        =======      =======   ==========        =======


                                                           December 31,   January 1,   January 2,   December 28,
                                                              1994          1994         1993           1991(2)
                                                           -----------    ---------   ----------   ------------
                                                                              (In thousands)
Balance Sheet Data:
Cash and short-term investments                              $13,063       $15,885      $26,836         $0.1
Total assets                                                  13,729        16,133       27,181          0.1
Total stockholders' equity(3)                                 13,031        15,601       26,000          0.1

---------------------------

(1) Represents the results of operations for the period January 1, 1995 to February 27, 1995. CytoRad's historical results of operations from February 27, 1995 to March 31, 1995 have been consolidated with those of Cytogen and have been filed with the Commission as part of the Cytogen's Form 10-Q for the quarter ended March 31, 1995, which reflects the CytoRad Merger. A six-month comparison is not presented above inasmuch as CytoRad ceased to exist in the first quarter of 1995 and such a comparison would not be meaningful.

(2) CytoRad did not commence operations until after December 28, 1991. See "FINANCIAL STATEMENTS--CytoRad Incorporated, Notes to Financial Statements,
     Note 1."

(3)  CytoRad never paid cash dividends.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                   CELLCOR SELECTED HISTORICAL FINANCIAL DATA

     The selected historical financial data presented below under the captions "Statement of Operations Data" and "Balance Sheet Data" for, and as of the end of, each of the years in the five-year period ended December 31, 1994, are derived from the financial statements of Cellcor, which financial statements have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The financial statements as of December 31, 1994 and 1993, and for each of the years in the three-year period ended December 31, 1994, and the report thereon, are included in Cellcor's Report on Form 10-K attached to this Joint Proxy Statement/Prospectus as Annex E. The selected data presented below for the six-month periods ended June 30, 1995 and 1994, and as of June 30, 1995, are derived from the unaudited financial statements of Cellcor included in Cellcor's Report on Form 10-Q attached to this Joint Proxy Statement/Prospectus as Annex F.

     The selected historical financial data should be read in conjunction with the financial statements for the year ended December 31, 1994, the related notes and the independent auditors' report, which contains an explanatory paragraph that states that Cellcor's recurring losses from operations, decreasing cash reserves and need for additional capital to fund continuing operations raise substantial doubt about the entity's ability to continue as a going concern.
The financial statements and the selected data do not include any adjustments that might result from the outcome of that uncertainty. In addition, an explanatory paragraph is included that states that Cellcor and certain of its officers are defendants in a class action lawsuit seeking damages in unspecified amounts, alleging that the prospectus used to sell Cellcor's stock in the initial public offering contained false and misleading statements and omitted material facts. Because of the uncertainty of the outcome of the lawsuit at December 31, 1994, no provision for any liability had been recognized in the December 31, 1994 financial statements. On April 24, 1995, Cellcor announced that it had agreed to settle this lawsuit. See "INFORMATION CONCERNING CELLCOR- -Recent Developments" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in Cellcor's Reports on Form 10-K and Form 10-Q attached to this Joint Proxy Statement/Prospectus as Annex E and Annex F, respectively.



                                        Six Months
                                          Ended
                                         June 30,                               Fiscal Year Ended
                                     ---------------         --------------------------------------------------------
                                     1995       1994         1994          1993          1992       1991         1990
                                     ----       ----         ----          ----          ----       ----         ----
                                                        (In thousands, except per share data)

Statement of Operations Data:
Net revenue                        $   802     $  355       $  872       $   ---       $ 2,690     $1,534       $  412
Operating loss                      (5,052)    (3,257)      (7,125)       (7,640)      (12,713)    (9,411)      (7,353)
Net loss                            (5,036)    (3,232)      (7,021)       (7,406)      (12,519)    (9,826)      (7,147)

Net loss per common share           $(0.97)    $(0.59)      $(1.33)       $(1.36)       $(2.65)    $(3.97)      $(3.11)

Weighted average number of
 shares used in the
 calculation                         5,453      5,436        5,442        5,436          4,718      2,472        2,297

                                     June 30,    December 31,   December 31,   December 31,     December 31,    December 31,
                                       1995          1994           1993           1992             1991            1990
                                    ---------    ------------   ------------   ------------     ------------    ------------
                                                                      (In thousands)
Balance Sheet Data:
Working capital (deficit)           $ (2,315)      $ 2,587         $3,852         $10,684         $ (8,919)      $ 1,502
Total assets                           2,593         5,368          6,561          15,959            4,782         4,547
Short-term debt, including
 current maturities of
 long-term debt                         ---            ---             83             475            9,046           ---
Long-term debt                          ---            ---            ---             ---              194           ---
Capital lease obligations               505            457            612             810              927           831
Stockholders' equity
 (deficit)                          $(1,604)       $ 3,332         $4,868         $12,066         $ (6,729)      $ 2,938

No cash dividends were declared or paid on Cellcor Common Stock during any of these periods.


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                                      23
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                                  RISK FACTORS

     The following risk factors, in addition to the other information contained or incorporated by reference herein, should be considered (i) by holders of Cellcor Common Stock and Cellcor Preferred Stock in evaluating the Merger Proposal and by holders of Cellcor Common Stock in determining whether to purchase additional shares of Cytogen Common Stock in the Subscription Offering,
(ii) by holders of Cytogen Common Stock in evaluating the Issuance Proposal and
(iii) by stockholders of both companies in evaluating the business of the combined operations of Cellcor and Cytogen following the Merger. References in this Joint Proxy Statement/Prospectus to Cellcor include references to the Merger Subsidiary, as the surviving corporation in the Merger (the "Surviving Corporation"), as appropriate.

Factors Affecting Market Price of Cytogen Common Stock

     Based on the market prices prevailing immediately prior to the announcement of the execution of the Merger Agreement, the market value of the .60 shares of Cytogen Common Stock to be issued for each share of Cellcor Common Stock pursuant to the Merger exceeded the market value of a share of Cellcor Common Stock. There can be no assurance, however, that, at or after the Effective Time (defined below), such shares of Cytogen Common Stock will maintain such market value or equal or exceed (on an equivalent basis) the prices at which shares of Cellcor Common Stock have traded in the past. See "COMPARATIVE MARKET PRICES."

     The market price of the securities of biopharmaceutical companies generally and of Cytogen Common Stock in particular has fluctuated over a wide range in the past and it is likely that the price of these securities will fluctuate in the future. The prices at which Cytogen Common Stock trades after the Merger may be influenced by many factors, including, among others, announcements of technical innovations, corporate alliances and in-licensing of additional products, regulatory approvals, patent or proprietary rights or other developments by Cytogen or its competitors, the liquidity of the market for Cytogen Common Stock, investor perceptions of Cytogen (including evaluation of the risk factors described herein) and the industry in which Cytogen and its subsidiaries participate, the operating results of Cytogen and its subsidiaries, and general economic and market conditions. Similar factors affect the prices at which Cellcor Common Stock currently trades. Cellcor stockholders should obtain current market quotations for Cytogen Common Stock and Cellcor Common Stock when considering how to vote in respect of the Merger and whether to purchase Cytogen Common Stock in the Subscription Offering.

Stockholder Vote

     As of the Cellcor Record Date (defined below), Hillman Medical Ventures partnerships and certain of its affiliates, the principal stockholders of Cellcor (the "Principal Stockholders"), together with certain of the directors and executive officers of Cellcor, owned or had voting control over an aggregate of 3,051,710 shares of Cellcor Common Stock and 5,250 shares of Cellcor Preferred Stock, representing approximately 51.4% of the votes entitled to be cast by the common stockholders and 100% of the votes entitled to be cast by the preferred stockholders at the Cellcor Special Meeting. Consequently, the affirmative vote of the Principal Stockholders and said directors and executive officers will be sufficient to approve all matters to be considered at the Cellcor Special Meeting. Under the terms of the Voting Agreement (defined below), the Principal Stockholders have agreed to vote their shares in favor of the Merger Proposal and have granted a proxy to the Merger Subsidiary to so vote those shares. See "THE VOTING AGREEMENT." Also, each of said directors and executive officers has advised Cellcor that he intends to vote or direct the vote of all the outstanding shares of Cellcor Common Stock and Cellcor Preferred Stock over which he has voting control in favor of approval and adoption of the Merger Proposal. See "THE SPECIAL MEETINGS--Voting Rights and Proxies."

Acquired Research and Development Charge

     Cytogen expects to incur charges to its statement of operations currently estimated to be approximately $29.4 million on acquired research and development, in the quarter in which the Merger is consummated, representing the amount by which the purchase price for the shares of Cellcor Common Stock it will acquire in the Merger, including transaction fees and costs incident to the Merger, exceeds the fair value of net assets acquired from Cellcor. This figure is a preliminary estimate only and therefore is subject to change. There can be no assurance that Cytogen will not incur additional charges in subsequent quarters to reflect costs associated with the Merger. See "ACCOUNTING TREATMENT OF THE MERGER" and "FINANCIAL STATEMENTS--Cytogen Corporation and Subsidiaries, Pro Forma Condensed Combined Financial Statements (Unaudited)."

Integration of Cellcor and Cytogen

     If the Merger is consummated, the successful integration of Cellcor as a wholly-owned subsidiary of Cytogen will be important to Cytogen's future financial performance. The anticipated benefits of Cytogen's acquisition of Cellcor may not be achieved unless Cellcor is successfully integrated with Cytogen's existing operations, which will require substantial attention from Cytogen's management. If Cytogen's management is unable to manage this integration effectively, Cytogen's business and results of operations could be materially adversely affected.

History of Operating Losses; Accumulated Deficit

     Cytogen commenced its research activities in 1981, and has never made a profit and has never had positive cash flow from operations. At June 30, 1995, Cytogen had an accumulated deficit of approximately $189.1 million, and Cytogen anticipates it will continue to incur substantial losses in the future. Cytogen first recognized product related revenues in 1992. Product related revenues were $400,000, $1.6 million and $1.4 million in fiscal 1992, 1993 and 1994, respectively. License and contract revenues were $13 million, $8.8 million and $1 million in fiscal 1992, 1993 and 1994, respectively. Cytogen recognized license and contract revenues of $9.1 million and $7.9 million in fiscal 1992 and 1993, respectively, which represented 68% and 76% of total revenue, from CytoRad Incorporated ("CytoRad"), a biopharmaceutical company engaged in the research and development of proprietary antibody-based delivery systems for the diagnosis and treatment of prostate cancers and the treatment of ovarian cancer, utilizing technology licensed from Cytogen. No CytoRad license and contract revenues were recognized in fiscal 1994. In February 1995, CytoRad merged with and into a wholly-owned subsidiary of Cytogen. As a result of the merger with CytoRad, Cytogen will not recognize any further contract revenues from CytoRad and, in the first quarter of 1995, Cytogen recorded approximately $19.7 million for reacquisition of technology and marketing rights as a charge to its statement of operations, representing the amount by which the purchase price exceeded the fair value of net assets acquired from CytoRad.

     Cytogen anticipates that its revenues over the near term will not be sufficient to cover its operating expenses. Cytogen's profitability will be dependent on its success in developing, obtaining and maintaining regulatory approvals for, and effectively marketing (either itself or through third parties), its products. There can be no assurance as to when or whether profitability will be achieved. There can also be no assurance that even if Cytogen were to begin to generate profits from its own operations that such profits would not be offset in whole or in part by Cellcor's operating losses.

     Since its inception in December 1986, Cellcor has never made a profit and has never had positive cash flow from operations. At June 30, 1995, Cellcor had an accumulated deficit of approximately $56.4 million, primarily as a result of substantial research and development and administrative costs associated with start-up operations. These costs have included clinical studies of autolymphocyte therapy ("ALT") for the treatment of metastatic renal cell carcinoma ("mRCC"), equipping of laboratories, the establishment of the pilot cell processing center in Boston, Massachusetts and clinical and cell processing facilities in Atlanta, Georgia and Orange, California (and subsequent cessation of operations at such Atlanta and Orange facilities), and the initiation of additional clinical studies. There can be no assurance that Cellcor's future operations will produce significant revenues or profits.

Future Capital Needs; Uncertainty of Funding

     After giving effect to the Transaction (assuming that shares of Cytogen Common Stock are issued and sold in the Subscription Offering only to the extent of the Minimum Subscription Amount (defined below)), Cytogen estimates that its existing funds together with other financing and acquisition opportunities which may become available will enable it to maintain its current and planned operations into the first half of 1996. In order to develop, manufacture and market all of its products effectively and to continue the development of Cellcor's technology, Cytogen will require substantial additional funding. Cytogen's capital requirements depend on numerous factors, including without limitation, the progress of its research and development programs, the time and costs involved in obtaining regulatory approvals, the cost of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights, competing technological and market developments, changes in Cytogen's existing research relationships, the ability of Cytogen to establish collaborative alliances, the development of commercialization activities and alliances, and the purchase of additional facilities and capital equipment.

     In order to meet its funding need, Cytogen intends to seek to raise funds through (i) additional sales of equity securities (including pursuant to its proposed arrangement with Nomura Securities International, Inc. ("Nomura") under a purchase agreement dated March 28, 1995 between Cytogen and Nomura, pursuant to which Cytogen could sell up to $49,000,000 of Cytogen Common Stock in a series of transactions during a twenty-four month period, but for which the Registration Statement on Form S-3 has not yet been declared effective by the Commission), which could result in substantial dilution of the percentage ownership of stockholders holding Cytogen Common Stock at that time, (ii) marketing and out-licensing arrangements, (iii) corporate partnering arrangements and/or (iv) strategic mergers and acquisitions. If such funding is not obtained, Cytogen would be required to significantly curtail its and/or Cellcor's operations. No assurance can be given as to Cytogen's success in obtaining additional funding or as to the terms of any such funding.

New Therapeutic Approach

     Cellcor's development efforts are based upon a novel approach to disease treatment, involving the processing of living human cells outside the body, which, to date, has been neither approved nor disapproved by the United States Food and Drug Administration ("FDA"). There can be no assurance that such therapies will become widely accepted by healthcare providers, physicians or patients. Certain physicians have expressed significant reservations about the efficacy of ALT treatment. Cellcor's success will be dependent upon the results of its FDA-designated Pivotal Phase III clinical trial, FDA's assessment of the Product License Application ("PLA") and Establishment License Application ("ELA") for ALT and the acceptance of ALT by urologists and oncologists. Scientific and medical evidence has not provided a complete explanation to support why or how Cellcor's ALT treatment for mRCC has achieved the clinical results shown to date. The efficacy of ALT for mRCC could be called into question and Cellcor's business could be materially adversely affected. There can be no assurance that ALT for diseases other than mRCC will be shown to be safe and effective or that healthcare providers, physicians or patients will accept Cellcor's therapies. Unanticipated side effects attributable to Cellcor's therapeutic process, or to any product or process of others incorporating a similar therapeutic approach, could have an adverse effect on Cellcor's ability to achieve physician and patient acceptance or to obtain necessary regulatory approvals. See "INFORMATION CONCERNING CELLCOR--Business of Cellcor."

Patents and Proprietary Rights

     Each of Cytogen and Cellcor has been issued patents in the United States, Cytogen has been issued patents in other countries and each of Cytogen and Cellcor has patent applications pending to protect its proprietary technology. In addition, each company relies heavily on its proprietary technologies for which patent applications have been filed but not yet granted in certain countries. There can be no assurance that any patents that have been issued or may be issued in the future will be of sufficient protection or commercial benefit to the companies, will afford each adequate protection from competing products or will not be challenged or declared invalid. Furthermore, there can be no assurance that additional United States or foreign patents will be issued to either company. The success of each of Cytogen and Cellcor will depend, in part, on its respective ability to obtain patents, maintain trade secret protection and operate without infringing on the proprietary rights of third parties. The extent to which each may be required to license other patents or proprietary rights held by others and the cost and availability of such licenses are presently unknown. No assurance can be given that any licenses required under any such patents or proprietary rights would be made available, if at all, on terms acceptable to either company. If either Cytogen or Cellcor does not obtain such licenses, it could encounter delays in product introductions, or could find that the development, manufacture or sale of products requiring such licenses could be prohibited.

     Other third parties have developed or obtained rights to processes related to those used by Cellcor and a number of patents have issued to such third parties and other patents are likely to be pending. No assurance can be given that Cellcor's ALT therapy does not infringe one or more existing third-party patents, although Cellcor believes that such patents are either not infringed or that it would have meritorious defenses available to it in an infringement action. However, each of Cellcor and Cytogen could incur substantial costs in defending itself in suits brought against either company because of patents it might infringe or in filing suits against others to have such patents declared invalid. There can be no assurance that either company would be successful in such suits and the finding of such infringement could have a material adverse effect on its business.

     Many aspects of Cellcor's cell processing procedures are maintained as trade secrets, and each of Cytogen and Cellcor has taken steps to protect its proprietary standard operating procedures. Each of Cytogen and Cellcor believes that, due to the complexity of its proprietary procedures, it would be difficult for a competitor to replicate these procedures without devoting substantial time and resources to such effort. However, no assurance can be given that others will not independently develop substantially equivalent proprietary information and techniques, or otherwise gain access to each of Cytogen and Cellcor's trade secrets or disclose such technology, or that each of Cytogen and Cellcor can meaningfully protect its rights to any unpatented trade secrets.

     Each of Cytogen and Cellcor has in place a policy to require its employees, consultants and advisors to execute a confidentiality agreement upon the commencement of an employment or consulting relationship with it. Each agreement provides that all confidential information developed or made known to the individual during the course of the employment or consulting relationship will be kept confidential and not disclosed to third parties except in specified circumstances. The agreements provide that all inventions conceived by the individual while an employee or consultant shall be the exclusive property of Cytogen or Cellcor, as the case may be. There can be no assurance, however, that these agreements will provide meaningful protection for Cytogen's or Cellcor's trade secrets in the event of unauthorized use or disclosure of such information.

     The Principal Stockholders have jointly and severally agreed to indemnify, defend and hold harmless Cytogen and Cellcor from and against all loss, damage, liability or expense, including, without limitation, reasonable attorneys' fees and other costs of defense, arising out of certain limited patent infringement matters. The total amount of any such indemnification shall in no event exceed $12,000,000.

Government Regulation

     Cytogen and Cellcor are subject to regulation by numerous governmental authorities in the United States, including FDA and the Nuclear Regulatory Commission, and, with respect to Cytogen, in other countries. Their products, manufacturing processes and facilities require governmental licensing or approval prior to commercial use and the maintenance of such approvals thereafter. The approval process applicable to products of the type being developed usually takes several years and typically requires substantial expenditures.

     Cytogen submitted an application to FDA for marketing approval of ProstaScint(TM), a prostate cancer diagnostic imaging product ("ProstaScint"), in January 1995, which was accepted effective March 13, 1995, and submitted an application to FDA for marketing approval of Quadramet, which was accepted effective August 11, 1995. No assurance can be given, however, as to whether or when Cytogen will receive approval for these products. Cytogen has submitted an application to FDA for repeat administration of OncoScint CR/OV. To date, FDA has not approved this extended indication. Cytogen cannot predict with accuracy the outcome and timing of FDA's response.

     In January 1994, Cellcor initiated an FDA-designated Pivotal Phase III clinical trial of ALT in patients with mRCC. Cellcor expects to review preliminarily the trial data in accordance with the protocol for this study. Based upon this review, Cytogen and Cellcor, in consultation with FDA, will determine whether or not the PLA/ELA will be submitted and the timing of such submission to FDA. No assurance can be given as to the outcome and timing of FDA approval for Cellcor's product.

     Cytogen and Cellcor may encounter significant delays or excessive costs in their efforts to secure necessary approvals or licenses. Future United States or foreign legislative or administrative acts could also prevent or delay regulatory approval of the companies' products. Failure to obtain or maintain requisite governmental approvals, or failure to obtain approvals of the scope requested, could delay or preclude Cytogen and/or Cellcor from marketing their products, or limit the commercial use of the products and thereby have a material adverse effect on the companies.

Contract Revenues

     A significant portion of Cytogen's total revenues has historically been generated from licensing and related contracts with third parties. With the exception of a recently executed contract with The DuPont Merck Pharmaceutical Company ("DuPont Merck"), all of these contracts have either been terminated, in which event, Cytogen has reacquired the technology licensed to such third parties, or have no continuing commercial value. With the exception of such revenues as may be derived from its license agreement with DuPont Merck, which relates to Cytogen's rights to Quadramet(R) (or Samarium 153 EDTMP), a cancer therapy agent for the treatment of bone pain associated with bone metastases ("Quadramet"), Cytogen does not currently have any source of contract revenues. Under its strategic plan, Cytogen has assigned high priority to the product development and commercialization programs for Quadramet and ProstaScint while it continues to evaluate, invest in and support the sales and marketing activities with respect to OncoScint(R) CR/OV, a colorectal and ovarian cancer diagnostic imaging agent, which, to date, has achieved very limited sales in both the United States and Europe. Cytogen's strategic plan also supports development of additional products, services and technologies. No assurance can be given that this strategy will be successful or that Cytogen will in the future achieve significant revenues through product sales, license agreements or otherwise.

     During 1994, SRL, Inc., a Japanese diagnostic firm ("SRL"), and Cellcor entered into a non-exclusive technology licensing and service agreement. Under the agreement, SRL has the right to select from several development options. Varying payments are due to Cellcor depending on the option SRL elects. At this time, Cellcor expects that it is unlikely that SRL will elect an option that will have a significant impact on its operations or capital needs in 1995 and there can be no assurance that SRL will elect any development options in the future.

Limited Manufacturing Capability and Experience

     Cytogen has limited commercial scale manufacturing capacity, and it has not previously produced commercial quantities of prostate cancer monoclonal antibodies, which are a necessary element to the development of its ProstaScint product line. An ELA for the facility used by Cytogen for the production of its colorectal and ovarian imaging products was approved by FDA in December 1992.
An ELA Supplement prepared in 1994 in conjunction with the PLA for ProstaScint was submitted to and accepted for filing by FDA on March 13, 1995. Cytogen believes that this facility will allow it to meet its projected production requirements for its OncoScint CR/OV and ProstaScint product lines in both the United States and Europe for the near term, although no assurance can be given to that effect. If Cytogen's projected production requirements are not achieved it would suffer material adverse effects. Cytogen currently has the in-house production capacity necessary to produce projected commercial quantities of prostate cancer monoclonal antibodies for the manufacture of ProstaScint. However, no assurance can be given that the facility will receive the necessary approvals to produce commercial quantities of antibodies for ProstaScint, or that commercial quantities of antibodies will be otherwise obtained. Cytogen will be required to obtain and maintain regulatory approval for each of its commercial manufacturing processes and facilities. Any failure to receive, or substantial delay in obtaining, or an inability to maintain, regulatory approval for its manufacturing processes and facilities would have a material adverse effect on Cytogen.

     Cellcor also has limited commercial scale manufacturing capacity, and it has not previously produced commercial quantities of ALT for mRCC at levels that could be reasonably expected after FDA approval. FDA has not yet approved an ELA for the Cellcor facility used to manufacture ALT for mRCC. Cellcor will be required to obtain and maintain regulatory approval for each of its commercial manufacturing processes and facilities. Any failure to receive, or substantial delay in obtaining, or an inability to maintain, regulatory approval for its manufacturing processes and facilities would have a material adverse effect on Cellcor.

Single Supplier of Certain Raw Materials

     The raw materials used in the manufacture of Cytogen's products include two monoclonal antibodies. Cytogen has both exclusive and non-exclusive license agreements which permit it to use monoclonal antibodies in the products it is developing. Cytogen's one commercial product, OncoScint CR/OV, uses a monoclonal antibody which is supplied by a single manufacturer. Although Cytogen anticipates that the supplier will be able to meet Cytogen's needs for commercial quantities of monoclonal antibodies for OncoScint CR/OV, no assurance can be given to that effect. Failure by the supplier to provide these requisite monoclonal antibodies in quantities sufficient to meet demand could have a material adverse effect on Cytogen's business.

     Although Cellcor seeks to maintain multiple sources of supply for devices and materials manufactured by third parties, in a few instances, including an important monoclonal antibody used in Cellcor's cell processing procedures, Cellcor relies on a single source of supply. In addition, Cellcor does not have long-term supply arrangements with any manufacturer. Therefore, there can be no assurance that products or devices necessary to implement Cellcor's living cell therapies will be continuously available or available upon terms favorable to Cellcor in the future.

Marketing Uncertainties

     Cytogen has a limited sales force and has historically relied in large part on third parties to market its products. In 1994 and the first quarter of 1995, Cytogen terminated its marketing relationship with its United States and European Oncoscint CR/OV marketing partners. Since May 1994, Cytogen's direct sales force has been the sole marketer of its OncoScint CR/OV product in the United States. Cytogen intends to secure alternative marketing and distribution partners for OncoScint CR/OV in Europe and other major markets outside the United States. See "INFORMATION CONCERNING CYTOGEN--Recent Developments--
Letters of Intent."   There can be no assurance that Cytogen will be able to
negotiate acceptable marketing alliances, that such alliances will be available to Cytogen on acceptable terms or that any such relationships, if established, will be commercially successful. Cytogen is currently evaluating its product marketing options in the United States and continues to consider the value of maintaining its direct selling efforts, as well as co-promotion alliances or licensing of all rights to a third party. Cytogen is currently in the process of upgrading its customer service capability to better support the accurate use of its diagnostic products by nuclear medicine physicians. Depending on the success of this approach, significant resources might be required. There can be no assurance that Cytogen's marketing strategy will be successful.

     Cytogen's ability to market its products successfully in the future will be dependent on a number of factors, many of which are not within its control. Due to slower than anticipated growth in OncoScint CR/OV product sales, Cytogen has a significant investment in inventories. These inventories include raw materials which Cytogen currently estimates will not be fully used in the foreseeable future. During fiscal 1993, 1994 and the first half of 1995, Cytogen recorded $2.3 million, $1.1 million and $1.1 million, respectively, of inventory writedowns due to shelf life expiration and other inventory realization issues. In July 1993, Cytogen petitioned FDA for an extension of the shelf life of its monoclonal antibody raw material inventories. As of June 30, 1995, Cytogen had raw materials of $1.5 million, of which approximately $0.9 million exceeded the currently approved FDA shelf life. The realization of Cytogen's investment in inventory is dependent upon growth in product sales and the outcome and timing of the response by FDA to Cytogen's request to extend the deemed product shelf life. Cytogen cannot predict with accuracy when FDA will respond to such request and no assurance can be given that such response will be favorable to Cytogen. Given the foregoing uncertainties with respect to raw material inventory, future inventory writedowns may be required.

Dependence Upon Qualified Scientific Personnel

     Cytogen's and Cellcor's ability to develop marketable products and to maintain a competitive position in light of technological developments will depend, in large part, on their respective abilities to attract and retain qualified scientific personnel and to develop and maintain relationships with leading research institutions. Competition for such personnel and relationships is intense. Each of Cytogen and Cellcor is highly dependent on the principal members of its management and scientific staff, the loss of whose services might impede the achievement of development objectives. Neither Cytogen nor Cellcor owns any significant amounts of life insurance on the lives of its employees or directors.

Potential for Product Liability Exposure

     Each of Cytogen and Cellcor could be subject to product liability claims in connection with the use of products that it is currently developing, manufacturing and marketing or that it or any of its licensees may develop, manufacture and market in the future. There can be no assurance that Cytogen and Cellcor would have sufficient resources to satisfy any liability resulting from these claims or would be able to have its customers indemnify or insure them against such claims. Although each of Cytogen and Cellcor believes that its current product liability insurance coverage in the aggregate is adequate for its present activities, there can be no assurance that such coverage will be adequate in terms and scope to protect it against material adverse effects in the event of a successful product liability claim.

     Cellcor's research and development programs involve the controlled use of certain bio-hazardous materials. Although Cellcor believes that its safety procedures for handling such materials comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injuries from these materials cannot be completely eliminated. In the event of such an accident, Cellcor could be held liable for any resulting damages beyond the amount covered by workers' compensation and general liability insurance.

Uncertainty of Third-Party Reimbursement

     In both domestic and foreign markets, the ability of Cytogen and Cellcor to commercialize their products will depend, in part, on the availability of reimbursement from third-party payors, such as government health administration authorities, private health insurers and other organizations. Third-party payors are increasingly challenging the price and cost-effectiveness of medical products. While Cytogen and Cellcor have developed their respective products to be more cost effective alternatives to other existing products, there can be no assurance that their products will be considered cost effective. Significant uncertainty exists as to the reimbursement status of newly-approved healthcare products. There can be no assurance that adequate third-party insurance coverage will be available for Cytogen or Cellcor to establish and maintain price levels sufficient for realization of an appropriate return on their investment in developing new therapies. Government and other third-party payors are increasingly attempting to contain healthcare costs by limiting both coverage and the level of reimbursement for new therapeutic products approved for marketing by FDA and by refusing, in some cases, to provide coverage for uses of approved products for disease indications for which FDA has not granted marketing approval. If adequate coverage and reimbursement levels are not provided by government and third-party payors for therapeutic products of Cytogen and Cellcor, the market acceptance of these products could be adversely affected.

Uncertainty Related to Healthcare Reform Measures

     There have been a number of federal and state proposals during the last few years to subject the pricing of pharmaceuticals to government control and to make other changes to the healthcare system of the United States. It is uncertain what legislative proposals will be adopted or what actions federal, state or private payors for healthcare goods and services may take in response to any healthcare reform proposals or legislation. Cytogen cannot predict the effect healthcare reforms may have on its business, and no assurance can be given that any such reforms would not have a material adverse effect on Cytogen.

Risk of Technological Obsolescence; Highly Competitive Industry

     Biotechnology has undergone rapid and significant technological change. Cytogen and Cellcor expect that this technology will continue to develop rapidly, and its future success will depend, in large part, on its ability to maintain a competitive position. Rapid technological development may result in products or processes becoming obsolete before marketing of these products or before a significant portion of the research, development and commercialization expenses incurred with respect to those products is recovered.

     There is intense competition in the biotechnology industry. Potential competitors in the United States, Europe and other markets are numerous and include pharmaceutical, chemical and medical device companies, many of which have substantially greater capital resources, marketing experience, research and development staffs and facilities than either Cytogen or Cellcor. Furthermore, some competitors may achieve product commercialization earlier than Cytogen or Cellcor. Cytogen and Cellcor also experience competition from universities and other research institutions in the development of their technologies and processes and, in some instances, compete with others in acquiring technology from universities. In addition, certain of Cytogen's products are subject to competition from products developed using techniques other than those developed in biotechnology.

     The biotechnology industry is under pressure to consolidate, with companies merging to attain critical mass in the marketplace. This trend towards consolidation is due to a number of factors, including, the high costs associated with obtaining FDA approval for products, substantial resources required to commercialize products and unfavorable conditions in the public capital markets for biopharmaceutical companies seeking financing. The healthcare industry in general is undergoing significant changes due to cost containment pressures, reimbursement requirements and the increasing presence of managed care organizations. There can be no assurance that Cytogen and Cellcor will not be influenced by any or all of these factors, all of which are beyond their control.

No Dividends Anticipated in the Future

     Cytogen has not paid any cash dividends on Cytogen Common Stock since its inception and does not anticipate paying any cash dividends in the future. Declaration of dividends on Cytogen Common Stock will depend upon, among other things, future earnings, the operating and financial condition of Cytogen, its capital requirements and general business conditions.

Dilution; Shares Eligible for Future Sale

     Because Cytogen Common Stock is issuable upon exercise of certain issued and outstanding warrants and options and pursuant to outstanding contingent value rights ("CVRs"), the interests of Cytogen's then existing stockholders will be diluted and the market price of Cytogen Common Stock could be adversely affected by future exercises of the warrants and/or options or issuances of Cytogen Common Stock pursuant to the CVRs and by the sale of such shares in the public market. As of August 17, 1995, approximately 4,285,000 shares of Cytogen Common Stock were reserved for issuance upon exercise of issued and outstanding warrants, approximately 2,012,500 shares of Cytogen Common Stock were reserved for issuance pursuant to the CVRs and approximately 4,259,985 shares of Cytogen Common Stock were reserved for issuance pursuant to stock option and stock award plans and agreements. In addition, current stockholders of Cytogen will suffer dilution in their percentage ownership interest in Cytogen as a result of the exercise by holders of Cellcor Common Stock of their right to purchase shares of Cytogen Common Stock in the Subscription Offering and in connection with the issuance and sale of Cytogen Common Stock pursuant to other contractual arrangements that may arise from time to time. See "INFORMATION CONCERNING CYTOGEN--Recent Developments--Fletcher Fund."

     The Subscription Offering price of $3.89 exceeds the net tangible book value per share of Cytogen Common Stock. Accordingly, the purchasers of Cytogen Common Stock in the Subscription Offering will experience immediate and substantial dilution. See "DILUTION."


                              THE SPECIAL MEETINGS

Introduction

     This Joint Proxy Statement/Prospectus is being furnished to the stockholders of Cytogen and Cellcor in connection with the Transaction and for the purposes set forth below. The Merger will be effected on the terms and conditions described elsewhere in this Joint Proxy Statement/Prospectus pursuant to the Merger Agreement, a copy of which is attached hereto as Annex A. See "THE MERGER" and "THE MERGER AGREEMENT." The Subscription Offering will be effected on the terms and conditions described elsewhere in this Joint Proxy Statement/Prospectus. See "SUBSCRIPTION OFFERING."

     This Joint Proxy Statement/Prospectus also constitutes the Prospectus of Cytogen with respect to the shares of Cytogen Common Stock to be issued in the Transaction.

     The information herein concerning Cytogen has been supplied by Cytogen. The information herein concerning Cellcor has been supplied by Cellcor.

     This Joint Proxy Statement/Prospectus and the accompanying forms of proxy will first be mailed to stockholders of Cytogen and Cellcor on or about September 15, 1995.

Cytogen Special Meeting

     This Joint Proxy Statement/Prospectus is being furnished to holders of record of Cytogen Common Stock in connection with the solicitation of proxies by the Cytogen Board of Directors for use at the Cytogen Special Meeting to be held on Monday, October 16, 1995, at 2:00 p.m. (local time), at The Holiday Inn Princeton, 4355 Route One at Ridge Road, Princeton, New Jersey 08540, and at any meeting held upon adjournment or postponement thereof.

     At the Cytogen Special Meeting, holders of Cytogen Common Stock will be asked to consider and vote upon the Issuance Proposal and such other matters as may properly be brought before the Cytogen Special Meeting. The approval of the Issuance Proposal is required by the rules of the NASD governing corporations with securities listed on the Nasdaq National Market.

     The approval of the Issuance Proposal is a condition to the consummation of the Merger.

     THE CYTOGEN BOARD OF DIRECTORS HAS UNANIMOUSLY CONCLUDED THAT EACH OF THE MERGER AND THE SUBSCRIPTION OFFERING IS FAIR AND IN THE BEST INTERESTS OF CYTOGEN AND ITS STOCKHOLDERS, HAS APPROVED THE ISSUANCE PROPOSAL AND RECOMMENDS THAT THE STOCKHOLDERS OF CYTOGEN VOTE FOR THE ISSUANCE PROPOSAL.

Cellcor Special Meeting

     This Joint Proxy Statement/Prospectus is also being furnished to holders of record of Cellcor Common Stock and Cellcor Preferred Stock in connection with the solicitation of proxies by the Cellcor Board of Directors for use at the Cellcor Special Meeting to be held on Monday, October 16, 1995, at 2:00 p.m. (local time), at the offices of Hale and Dorr, 60 State Street, Boston, Massachusetts 02109, and at any meeting held upon adjournment or postponement thereof.

     At the Cellcor Special Meeting, the holders of Cellcor Common Stock and Cellcor Preferred Stock will be asked to consider and vote upon the Merger Proposal and the holders of Cellcor Common Stock will be asked to vote upon the Plan Proposal.

     The Merger Agreement provides that, upon the satisfaction or waiver of certain conditions to closing set forth therein, (i) Cellcor will be merged with and into the Merger Subsidiary and the Merger Subsidiary will change its name to Cellcor, Inc. and (ii) each then outstanding share of Cellcor Common Stock will be converted into the right to receive .60 shares (the "Common Exchange Ratio") of Cytogen Common Stock, and each then outstanding share of Cellcor Preferred Stock will be converted into the right to receive 218.94 shares (the "Preferred Exchange Ratio") of Cytogen Common Stock. The terms of the Merger Agreement are more fully described in "THE MERGER AGREEMENT."

     The approval of the Merger Proposal is a condition to the consummation of the Merger.

     THE CELLCOR BOARD OF DIRECTORS, BASED UPON THE UNANIMOUS RECOMMENDATION OF THE SPECIAL COMMITTEE, HAS UNANIMOUSLY CONCLUDED THAT THE MERGER IS FAIR AND IN THE BEST INTERESTS OF CELLCOR AND THE HOLDERS OF CELLCOR COMMON STOCK, HAS APPROVED THE MERGER PROPOSAL AND RECOMMENDS THAT THE STOCKHOLDERS OF CELLCOR VOTE FOR THE MERGER PROPOSAL.

Voting Rights and Proxies

     Cytogen. The Cytogen Board of Directors has fixed the close of business on August 17, 1995 (the "Cytogen Record Date") as the record date for the determination of stockholders entitled to notice of and to vote at the Cytogen Special Meeting or any adjournment or postponement thereof. At the close of business on the Cytogen Record Date, there were outstanding and entitled to vote 33,747,501 shares of Cytogen Common Stock held of record by approximately 2,602 holders.

     Each holder of record of Cytogen Common Stock on the Cytogen Record Date is entitled to cast one vote per share in person or by proxy on any matter that may properly come before the Cytogen Special Meeting. A majority of the issued and outstanding shares of Cytogen Common Stock entitled to vote at the Cytogen Special Meeting must be represented at the Cytogen Special Meeting, in person or by proxy, to constitute a quorum for the transaction of business. The affirmative vote of the holders of a majority of the shares of Cytogen Common Stock voting in person or by proxy on the Issuance Proposal is required to approve and adopt the Issuance Proposal.

     As of the Cytogen Record Date, the directors and executive officers of Cytogen owned or had voting control over an aggregate of 522,064 shares of Cytogen Common Stock, representing approximately 1.5% of the votes entitled to be cast at the Cytogen Special Meeting. Each of the directors and executive officers of Cytogen has advised Cytogen that he intends to vote or direct the vote of all the outstanding shares of Cytogen Common Stock over which he has voting control in favor of the approval of the Issuance Proposal.

     As of the Cytogen Record Date, Cellcor owned no outstanding shares of Cytogen Common Stock.

     Cellcor. The Cellcor Board of Directors has fixed the close of business on August 17, 1995 (the "Cellcor Record Date") as the record date for the determination of stockholders entitled to notice of and to vote at the Cellcor Special Meeting or any adjournment or postponement thereof. At the close of business on the Cellcor Record Date, there were outstanding and entitled to vote 5,936,935 shares of Cellcor Common Stock held of record by approximately 112 holders and 5,250 shares of Cellcor Preferred Stock held of record by two holders.

     Each holder of record of Cellcor Common Stock and Cellcor Preferred Stock on the Cellcor Record Date is entitled to cast one vote per share in person or by proxy on any matter on which such stockholder is entitled to vote that may properly come before the Cellcor Special Meeting. The presence, in person or by proxy, of holders of record of shares representing a majority of the outstanding shares of Cellcor Common Stock and a majority of the outstanding shares of Cellcor Preferred Stock constitutes a quorum for action at the Cellcor Special Meeting.

     The affirmative vote of the holders of a majority of the outstanding shares of Cellcor Common Stock and the holders of 66-2/3% of the outstanding shares of Cellcor Preferred Stock, voting separately as two classes, is necessary to approve and adopt the Merger Proposal. The affirmative vote of the holders of a majority of the outstanding shares of Cellcor Common Stock present or represented at the Cellcor Special Meeting is required to approve the 1995 Plan. As of the Cellcor Record Date, the Principal Stockholders, together with certain of the directors and executive officers of Cellcor, owned or had voting control over an aggregate of 3,051,710 shares of Cellcor Common Stock and 5,250 shares of Cellcor Preferred Stock, representing approximately 51.4% of the votes entitled to be cast by the common stockholders and 100% of the votes entitled to be cast by the preferred stockholders at the Cellcor Special Meeting. Consequently, the affirmative vote of the Principal Stockholders and said directors and executive officers will be sufficient to approve and adopt the Merger Proposal. Under the terms of the Voting Agreement, the Principal Stockholders have agreed to vote their shares in favor of the Merger Proposal and have granted a proxy to the Merger Subsidiary to so vote those shares. See "THE VOTING AGREEMENT." Also, each of said directors and executive officers has advised Cellcor that he intends to vote or direct the vote of all the outstanding shares of Cellcor Common Stock and Cellcor Preferred Stock over which he has voting control in favor of approval and adoption of the Merger Proposal.

     As of the Cellcor Record Date, Cytogen owned no outstanding shares of Cellcor capital stock.

     Proxies. All proxies in the enclosed form that are properly executed and returned to Cellcor or Cytogen, as the case may be, will be voted at the applicable Special Meeting or any adjournments or postponements thereof, in accordance with any instructions thereon, or, if no instructions are made, will be voted FOR approval of the Issuance Proposal, in the case of Cytogen, and FOR approval of the Merger Proposal and the Plan Proposal, in the case of Cellcor. Any proxy given pursuant to this solicitation may be revoked by any stockholder who attends his respective Special Meeting and gives oral notice of his intention to vote in person without compliance with any other formalities. In addition, any Cytogen or Cellcor stockholder may revoke a proxy at any time before it is voted by executing a subsequent proxy or by delivering a written notice to the Secretary of Cytogen or the Secretary of Cellcor, as applicable, stating that the proxy is revoked.

     Under the rules of the NASD, brokers who hold shares in street name for customers who are beneficial owners of those shares may be prohibited from giving a proxy to vote shares held for such customers on certain matters without specific instructions from such customers ("broker non-votes"). At the Cytogen Special Meeting, in determining whether the Issuance Proposal has received the requisite number of affirmative votes, abstentions will be counted and have the same effect as a vote against the Issuance Proposal and broker non-votes will have no effect on the outcome of the vote. At the Cellcor Special Meeting, (i) in determining whether the Merger Proposal has received the requisite number of affirmative votes, abstentions and broker non-votes will have the same effect as a vote against such proposal and (ii) in determining whether the Plan Proposal has received the requisite number of affirmative votes, abstentions will have the same effect as a vote against such proposal but broker non-votes will have no effect on the outcome of such proposal. At both the Cytogen Special Meeting and the Cellcor Special Meeting, abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum.

     The Cytogen and Cellcor Boards of Directors do not know of any matters other than those set forth herein which may come before the respective Special Meetings. If any other matters are properly presented at either Special Meeting for action, it is intended that the persons named in the applicable form of proxy and acting thereunder will vote in accordance with their best judgment on such matters.

     Proxy Solicitation. The expense of the solicitation of the stockholders of Cytogen and Cellcor will be paid by the party incurring such cost. In addition to the use of the mails, proxies may be solicited by directors, officers and regular employees of Cytogen or Cellcor and such companies may also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to beneficial owners of shares of Cytogen Common Stock, Cellcor Common Stock or Cellcor Preferred Stock held of record and will provide reimbursement for their reasonable expenses in so doing. Cytogen has also retained the firm of Corporate Investor Communications, Inc. to assist in the solicitation of proxies for a fee estimated at $6,500, plus expenses.

     CELLCOR STOCKHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS.


                                   THE MERGER

     The descriptions of the terms and conditions of the Merger and any related documents included in this Joint Proxy Statement/Prospectus are qualified in their entirety by reference to the Annexes hereto and such related documents.

     The Merger Agreement (including the amendment thereto), a copy of which is attached to this Joint Proxy Statement/Prospectus as Annex A and incorporated herein by reference, provides for the merger of Cellcor with and into the Merger Subsidiary. The Merger Agreement also sets forth certain representations, warranties, agreements and conditions in connection with the Merger. See "THE MERGER AGREEMENT."

     As a result of the Merger, the separate corporate existence of Cellcor will cease and the Merger Subsidiary will continue as the Surviving Corporation and it will change its name to Cellcor, Inc. At the Effective Time, each share of Cellcor Common Stock then outstanding will be converted into the right to receive shares of Cytogen Common Stock based on the Common Exchange Ratio, and each share of Cellcor Preferred Stock then outstanding will be converted into the right to receive shares of Cytogen Common Stock based on the Preferred Exchange Ratio. For a description of Cytogen Common Stock, see "DESCRIPTION OF CYTOGEN CAPITAL STOCK." Based upon the 5,936,935 shares of Cellcor Common Stock and 5,250 shares of Cellcor Preferred Stock outstanding on the Cellcor Record Date, without making any adjustment for fractional share interests and assuming no exercise of Cellcor Stock Options (defined below) outstanding as of the Cellcor Record Date, Cytogen will issue 4,711,596 shares of Cytogen Common Stock at the Effective Time in connection with the Merger. Furthermore, assuming that
(i) shares of Cytogen Common Stock are issued and sold in the Subscription Offering only to the extent of the Minimum Subscription Amount (defined below) by certain of the Principal Stockholders and (ii) the approximately 33,747,501 shares of Cytogen Common Stock issued and outstanding on the Cytogen Record Date are issued and outstanding immediately following consummation of the Transaction, the shares issued to the Cellcor stockholders in connection with the Merger will constitute approximately 18.8% of said issued and outstanding shares of Cytogen Common Stock.

Background

     Since 1991, Cellcor has explored establishing strategic partnerships with a number of larger healthcare service, pharmaceutical and biotechnology companies. These efforts intensified as a result of the restructuring of Cellcor in March 1993 and the resulting decline in Cellcor's capital resources. In addition, Cellcor attempted to raise additional financing to support its activities, resulting in the sale of Cellcor Preferred Stock in July 1994 to Hillman Medical Ventures 1994 L.P. and an affiliate of Boston University for an aggregate consideration of $5,250,000.

     Representatives of Cellcor and Cytogen have been in contact since 1992 concerning potential synergies between the two companies. In April 1993, Ronald
J. Brenner, Ph.D., a general partner of the managing general partner of the Hillman Medical Ventures partnerships (who served as Chief Executive Officer of Cytogen from 1984 to 1988), discussed Cellcor with Thomas J. McKearn, M.D., Ph.D., Cytogen's President and Chief Executive Officer, and Cellcor sent public information to Cytogen regarding its operations. No further discussions concerning a strategic partnership or business combination resulted from these events.

     In March 1995, Dr. Brenner initiated discussions with Dr. McKearn regarding potential synergies between Cellcor and Cytogen. As a result of these discussions, Frederick M. Miesowicz, Ph.D., Cellcor's Senior Vice President of Scientific Affairs, made a scientific presentation on April 5, 1995 to Dr. McKearn and others at Cytogen.

     On April 13, 1995, Dr. Brenner and Gary W. Cashon, Ph.D., Cellcor's Chairman of the Board, met with T. Jerome Madison, Cytogen's Vice President and Chief Financial Officer, to discuss the possible terms and structure of a business combination between Cellcor and Cytogen. The two companies executed a mutual confidentiality agreement on April 19, 1995. A follow-up meeting among Dr. Brenner, Dr. Cashon, Mr. Madison and a representative of Smith Barney Inc. ("Smith Barney"), Cytogen's financial advisor, was held on April 25, 1995.

     On April 24, 1995, Mr. Madison made a preliminary due diligence visit to Cellcor.

     On May 1, 1995, Cytogen commenced its due diligence review of Cellcor's business, and shortly thereafter, Cellcor commenced its due diligence review of Cytogen's business. On May 8, 1995, representatives of Cellcor, Cytogen, their respective legal counsel and Smith Barney met in New York City to discuss the terms and structure of the proposed business combination.

     The Cellcor Board of Directors met by means of a telephone conference call on May 10, 1995 for the purpose of reviewing the status of the ongoing discussions with Cytogen, as well as discussions with other parties. Based upon the advice of legal counsel, a Special Committee (the "Special Committee") of the Cellcor Board of Directors, consisting of John E. Bagalay, Jr., Ph.D., and Stephen M. Shortell, Ph.D., was established to review the Transaction and to make a recommendation to the Cellcor Board of Directors regarding the Merger. The management of Cellcor and certain directors on behalf of the Cellcor Board of Directors and Special Committee also contacted several investment banking firms and, on May 12, 1995, Cellcor decided to retain CS First Boston Corporation ("CS First Boston") to deliver a fairness opinion in connection with the Merger.

     On May 11, 1995, Richard R. D'Antoni, Cellcor's then President and Chief Executive Officer, Harry W. Wilcox, III, Cellcor's then Senior Vice President of Business Development and Chief Financial Officer, Dr. Miesowicz and Bruce Babbitt, Ph.D., Cellcor's Vice President of Research and Development, met at Cellcor with Dr. McKearn, Mr. Madison, John D. Rodwell, Ph.D., Cytogen's Vice President of Research and Development, Richard J. Walsh, Cytogen's Vice President of Corporate Development, and William C. Mills III, Cytogen's Chairman of the Board, concerning Cellcor's business and technology.

     On May 12, 1995, Cellcor received a preliminary term sheet from Cytogen contemplating a merger of Cellcor into a wholly-owned subsidiary of Cytogen in which Cellcor stockholders would receive .655 shares of Cytogen Common Stock for each share of Cellcor Common Stock held by them, with equivalent provisions for Cellcor Preferred Stock. The Cytogen proposal contemplated a subscription offering to Cellcor stockholders at a price of $4.10 per share of Cytogen Common Stock, and that the Principal Stockholders would commit to purchase $10 million in such subscription offering and provide interim financing to Cellcor through the closing of the Merger (which interim financing amount would be converted into Cytogen Common Stock based upon the exchange ratio in the Merger).

     On May 18, 1995, the Cellcor Board of Directors met by means of a telephone conference call to discuss the Cytogen proposal. Representatives of CS First Boston and Cellcor's legal counsel also participated in the meeting. As a result of the meeting, Cellcor delivered a counterproposal to Cytogen and Smith Barney on May 19, 1995. The Cellcor counterproposal provided for a merger in which holders of Cellcor Common Stock would receive .875 shares of Cytogen Common Stock for each share of Cellcor Common Stock held by them (with equivalent provisions for Cellcor Preferred Stock), subject to adjustment based upon the average closing prices of Cytogen Common Stock during the 20 trading days preceding the closing of the Merger. The counterproposal contemplated a subscription offering to the Cytogen and Cellcor stockholders at a 20% discount off the average closing prices of Cytogen Common Stock during a specified period, and that the Principal Stockholders would commit to purchase $9 million in a subscription offering and provide interim financing to Cellcor through the closing of the Merger (which interim financing amount would be repaid out of the proceeds of such subscription offering). The counterproposal also provided for the appointment of one director to the Cytogen Board of Directors designated by Cellcor and one director designated by the Principal Stockholders.

     On May 23, 1995, Mr. D'Antoni and Dr. Cashon made a presentation to the Cytogen Board of Directors concerning Cellcor's business. Representatives of the companies continued to meet through early June regarding Cellcor's organization, programs and budget, as well as the structure and the terms of the proposed Merger. After said board meeting, Mr. D'Antoni and Dr. Cashon met with Dr. McKearn and Mr. Madison to review Cellcor's programs and staffing.

     On May 25, 1995, Cellcor Common Stock was delisted from the Nasdaq National Market. The Nasdaq Listing Qualification Committee indicated that the delisting was a result of Cellcor's failure to meet the net tangible asset requirement set forth in the NASD By-laws. Since its delisting, Cellcor Common Stock has been traded on the OTC Bulletin Board. On the day prior to delisting, the last reported sale price of the Cellcor Common Stock on the Nasdaq National Market was $2.875. On June 15, 1995 (the day prior to the announcement of the Merger), the last sale price of the Cellcor Common Stock was $1.50.

     On May 30, 1995, Dr. Brenner, Dr. Cashon and Mr. D'Antoni met with Dr. McKearn and Mr. Madison at Cytogen to discuss terms of the proposed Transaction.

     On June 8, 1995, legal counsel to Cytogen circulated drafts of the Merger Agreement and Voting Agreement to Cellcor and its legal counsel. Legal counsel for Cellcor, Cytogen and the Principal Stockholders met on June 9, 1995 to negotiate the agreements, and revised drafts were circulated on June 10, 1995.

     The Cytogen Board of Directors held a telephonic meeting in the afternoon of June 9, 1995, at which Cytogen management and legal counsel apprised the Cytogen Board of Directors of the status of negotiations with Cellcor.

     On June 13, 1995, Cytogen issued a press release announcing the filing of a New Drug Application ("NDA") for Cytogen's Quadramet product. On June 13, 1995, the last reported sale price of Cytogen Common Stock on the Nasdaq National Market was $4.75, an increase of $.875 per share over the prior day's last reported sale price.

     On June 13 and 14, 1995, representatives of Cellcor, Cytogen and the Principal Stockholders met in New York City and Lawrenceville, New Jersey to negotiate the final terms of the Merger Agreement, the Voting Agreement and related agreements. In light of the decline in the last sale prices of the Cellcor Common Stock since the delisting of the Cellcor Common Stock from the Nasdaq National Market, and in view of recent increases in the sale price of Cytogen Common Stock, Cellcor and Cytogen agreed upon an exchange ratio of .60 shares of Cytogen Common Stock for each share of Cellcor Common Stock and an equivalent exchange ratio for Cellcor Preferred Stock. In addition, certain of the Principal Stockholders, at the request of Cytogen, agreed to increase their total commitment in the Subscription Offering to $12 million (subject to adjustment). The price of the Cytogen Common Stock in the Subscription Offering was set at $3.89 per share, representing a 13.6% discount from the last sale price of the Cytogen Common Stock on June

15, 1995. In addition, certain of the Principal Stockholders agreed to provide interim financing to Cellcor through the closing of the Merger (which interim financing amount would be repaid out of the proceeds of the Subscription Offering).

     On June 14, 1995, the Special Committee held a meeting in New York City with legal counsel for Cellcor and representatives of CS First Boston to review the terms of the Merger and the related transactions. At the Special Committee meeting, CS First Boston delivered its oral opinion that the consideration to be received by the holders of Cellcor Common Stock pursuant to the Merger Agreement was fair to such stockholders from a financial point of view. After hearing presentations from CS First Boston and legal counsel, the Special Committee unanimously recommended approval of the Merger and the Merger Agreement by the full Cellcor Board of Directors.

     At the conclusion of the Special Committee meeting, the Cellcor Board of Directors met to review the terms of the Merger and the related transactions. At the Cellcor Board of Directors meeting, CS First Boston delivered its oral opinion that the consideration to be received by the holders of Cellcor Common Stock pursuant to the Merger Agreement was fair to such stockholders from a financial point of view. The Cellcor Board of Directors unanimously approved the Merger and the Merger Agreement.

     On June 15, 1995, Cytogen held a special meeting of its Board of Directors to consider the Merger that had been negotiated by representatives of Cytogen and Cellcor. At the meeting, Smith Barney delivered its opinion to the Cytogen Board of Directors to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the Common Exchange Ratio, the Preferred Exchange Ratio and the consideration to be received by Cytogen in the Subscription Offering, taken as a whole, were fair, from a financial point of view, to Cytogen. The Cytogen Board of Directors unanimously approved and authorized the execution of the Merger Agreement at that meeting.

     The Merger Agreement, the Voting Agreement and related agreements were executed as of June 15, 1995. Under the terms of the Merger Agreement as so executed, the Merger Subsidiary would have merged with and into Cellcor, with Cellcor as the surviving corporation, whereupon Cellcor would have become a wholly-owned subsidiary of Cytogen. On June 16, 1995, Cytogen and Cellcor issued a joint press release announcing the Transaction.

     On August 22, 1995, the Cytogen Board of Directors held a telephonic board meeting to discuss, among other things, the status of the Merger. The Cytogen Board of Directors authorized management to take all appropriate steps to restructure the Merger and amend the Merger Agreement in order to preserve the Merger as a "tax-free reorganization" for federal income tax purposes.

     On August 28, 1995, Dr. McKearn, Chief Executive Officer of Cytogen, and Dr. Brenner, President and Chief Executive Officer of Cellcor, discussed by telephone, among other things, the steps necessary to preserve the Merger as a "tax-free reorganization" for federal income tax purposes in light of the difference between the then current market price per share of Cytogen Common Stock and the $3.89 purchase price per share of Cytogen Common Stock established for the Subscription Offering. Based on these discussions and subject to the requisite approval of each of the Cellcor and Cytogen Boards of Directors, it was agreed that, in order to preserve the treatment of the Merger as a "tax-free reorganization," the structure of the Merger would be modified (and the Merger Agreement, amended) so that Cellcor would be merged with and into Merger Subsidiary, whereupon the separate corporate existence of Cellcor would cease and the Merger Subsidiary would change its name to Cellcor, Inc.

     On September 7, 1995, the Cellcor Board of Directors held a telephonic board meeting to approve the amendment to the Merger Agreement (the "Merger Agreement Amendment").

     On September 7, 1995, the Cytogen Board of Directors held a board meeting to approve the Merger Agreement Amendment. At said meeting, Smith Barney reconfirmed its June 15, 1995 opinion by delivery of a written opinion dated September 7, 1995 to the effect that, as of such date and based upon and subject to certain matters stated therein, the Common Exchange Ratio, the Preferred Exchange Ratio and the consideration to be received by Cytogen in the Subscription Offering, taken as a whole, were fair to Cytogen from a financial point of view.

     The parties to the Merger Agreement executed the Merger Agreement Amendment as of September 7, 1995.

Recommendation of the Cytogen Board of Directors; Cytogen's Reasons for the Transaction

     The Cytogen Board of Directors has carefully reviewed and considered the terms and conditions of the Transaction. The Cytogen Board of Directors has unanimously concluded that each of the Merger and the Subscription Offering is fair and in the best interests of Cytogen and its stockholders. Accordingly, the Cytogen Board of Directors has unanimously approved the Issuance Proposal and unanimously recommends that the stockholders of Cytogen vote FOR approval and adoption of the Issuance Proposal.

     During its meeting on June 15, 1995, the Cytogen Board of Directors considered the following business issues, which had been the subject of negotiations at the meetings on June 13 and 14, 1995, and during the ensuing negotiations: (i) the commitment of certain of the Principal Stockholders to purchase up to $12,000,000 of Cytogen Common Stock in the Subscription Offering at a price of $3.89 per share; (ii) the expected operation of Cellcor prior to the Merger, and its projected consumption of funds to be provided by the Principal Stockholders pursuant to the promissory note attached as Exhibit B to the Merger Agreement; (iii) the indemnification provided by the Principal Stockholders covering limited patent infringement matters; and (iv) representation of the Cellcor stockholders on the Cytogen Board of Directors. The Cytogen Board of Directors also considered that after the proposed Transaction, assuming that shares of Cytogen Common Stock are issued and sold in the Subscription Offering only to the extent of the Minimum Subscription Amount, the Cellcor stockholders would hold approximately 19% of the outstanding shares of Cytogen Common Stock. During its meetings on August 22, 1995 and September 7, 1995, the Cytogen Board of Directors considered a number of business issues, including preserving the status of the Merger as a "tax-free reorganization" for federal income tax purposes.

     The Cytogen Board of Directors considered a number of factors in the course of its deliberations at the meetings held on June 9 and 15, 1995, August 22, 1995 and September 7, 1995, but did not assign any relative or specific weight to the factors considered or give prominence to any specific factor or group of factors. Material factors considered were as follows:

     (i) Certain of the Principal Stockholders would purchase a number of shares of Cytogen Common Stock so that the Subscription Offering would produce gross proceeds to Cytogen of not less than $12,000,000.

     (ii) The shares of Cytogen Common Stock to be acquired by the Principal Stockholders pursuant to the Subscription Offering and in the Merger would be subject to an agreement prohibiting the transfer of those shares until the second anniversary of the Merger, whereupon a third of such shares would be able to be transferred with additional thirds becoming transferable six months and one year thereafter.

     (iii) The nature of Cellcor's technology and the expectation that it would be complementary to Cytogen's technology.

     (iv) The expected reductions in operating overhead Cytogen would be able to effect in Cellcor's operations and the expectation that the operations of the combined companies would consume cash at a lower rate than they would individually.

     (v) Expected cash flow to be generated by Cellcor's mRCC product (which currently is in an FDA-designated Pivotal Phase III clinical trial) and Cellcor's chronic hepatitis B product (which currently is in a Phase I clinical trial).

     (vi) A pro forma analysis suggesting that the Transaction could extend the number of months of Cytogen's available cash by approximately three months.

     (vii) The Common Exchange Ratio, the Preferred Exchange Ratio and the recent trading prices for Cytogen Common Stock and Cellcor Common Stock.

     (viii) The treatment of the Merger as a "tax-free reorganization" for federal income tax purposes.

     (ix) The likelihood of consummation of the Transaction, including the terms and conditions of the Merger Agreement and the agreement of the Principal Stockholders under the Voting Agreement.

     (x) The opinion, dated June 15, 1995 (as reconfirmed by delivery of a written opinion dated September 7, 1995), of Smith Barney to the Cytogen Board of Directors to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Common Exchange Ratio, Preferred Exchange Ratio and the consideration to be received by Cytogen in the Subscription Offering, taken as a whole, were fair, from a financial point of view, to Cytogen. The full text of the written opinion of Smith Barney dated September 7, 1995, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Annex C to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. Cytogen stockholders are urged to read carefully the opinion of Smith Barney in its entirety.

     THE CYTOGEN BOARD OF DIRECTORS HAS UNANIMOUSLY CONCLUDED THAT THE MERGER AND THE SUBSCRIPTION OFFERING ARE FAIR AND IN THE BEST INTERESTS OF CYTOGEN AND ITS STOCKHOLDERS AND RECOMMENDS THAT CYTOGEN STOCKHOLDERS VOTE FOR THE ISSUANCE PROPOSAL.

Recommendation of the Cellcor Board of Directors; Cellcor's Reasons for the Transaction

     The Cellcor Board of Directors, together with the Special Committee, has reviewed and considered the terms and conditions of the Merger. In addition, the Cellcor Board of Directors and the Special Committee have received the written opinion of CS First Boston, dated June 15, 1995, to the effect that, based upon, and subject to certain matters stated therein, as of the date of such opinion, the consideration to be received by the holders of Cellcor Common Stock pursuant to the Merger Agreement is fair to such stockholders from a financial point of view. The full text of CS First Boston's written opinion, which sets forth the assumptions made, matters considered and limitations on the review undertaken by CS First Boston in rendering such opinion, is attached as Annex D to this Joint Proxy Statement/Prospectus. The holders of Cellcor Common Stock are urged to read carefully the opinion of CS First Boston in its entirety.

     The Cellcor Board of Directors, based upon the unanimous recommendation of the Special Committee, has unanimously concluded that the Merger is fair and in the best interests of Cellcor and the holders of Cellcor Common Stock. Accordingly, the Cellcor Board of Directors has unanimously approved the Merger Proposal and unanimously recommends that the stockholders of Cellcor vote FOR approval and adoption of the Merger Proposal.

     In making this determination, the Cellcor Board of Directors consulted with Cellcor's management, as well as its legal counsel and CS First Boston, and considered a number of factors, including, without limitation, the following:

     (i)    The terms of the Merger and the Subscription Offering.

     (ii) The Common Exchange Ratio, the Preferred Exchange Ratio and the recent trading prices for Cellcor Common Stock and Cytogen Common Stock.

     (iii) The fact that the Merger would provide holders of Cellcor Common Stock with the opportunity to receive merger consideration that represents a premium over the price at which Cellcor Common Stock was trading since the delisting of the Cellcor Common Stock from the Nasdaq National Market and to retain an equity interest in the combined entity.

     (iv) The financial condition of Cellcor, including its cash position and prospects for securing additional financing absent the Merger.

     (v) The opinion of CS First Boston to the effect that, as of the date of its opinion and based upon and subject to certain matters stated therein, the consideration to be received by the holders of Cellcor Common Stock pursuant to the Merger Agreement is fair to such stockholders from a financial point of view.

     (vi) The commitment of certain of the Principal Stockholders to provide interim financing to Cellcor until the consummation of the Merger, and to invest $12 million in the Subscription Offering (a portion of which investment would be used to repay amounts advanced by certain of the Principal Stockholders in the interim financing).

     (vii) The commitment of Cytogen to continue certain clinical trials being conducted by Cellcor, subject to ongoing review by the Cytogen Board of Directors.

     (viii) The experience of Cytogen and its management in conducting clinical trials and seeking FDA approval for therapies and diagnostics related to cancer.

     (ix) Information concerning the financial condition, business operations and prospects of each of Cellcor and Cytogen as separate entities and on a combined basis.

     (x) An assessment of possible strategic alternatives, including remaining a separate company, joint ventures and acquisitions, taking into consideration the marketing activities conducted by Cellcor's management and its advisors regarding potential joint venture partners, merger candidates and equity investors.

     (xi) The fact that the Merger Agreement, which prohibits Cellcor from soliciting, initiating or knowingly encouraging submission of any takeover proposal (as defined herein under "THE MERGER AGREEMENT-- Conduct of the Business Pending the Merger--Covenants of Cellcor--No Solicitation of Takeover Proposals"), or participating in any discussions or negotiations regarding, or furnishing any information with respect to, or taking any other action to facilitate the making of, any takeover proposal, does permit Cellcor (conditioned upon the execution of a confidentiality agreement) to furnish information and to participate in negotiations with any person that makes an unsolicited written, bona fide takeover proposal, provided that the Cellcor Board of Directors, after consultation with independent legal counsel, determines in good faith that such action is necessary for the Cellcor Board of Directors to comply with its fiduciary duties under applicable law.

     (xii) The treatment of the Merger as a "tax-free reorganization" for federal income tax purposes. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES."

     (xiii) The likelihood of consummation of the Merger, including the terms and conditions of the Merger Agreement and the limited conditions to the consummation of the Merger.

In view of the wide variety of factors considered in connection with its evaluation of the Merger, the Cellcor Board of Directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered.

     THE CELLCOR BOARD OF DIRECTORS, BASED UPON THE UNANIMOUS RECOMMENDATION OF THE SPECIAL COMMITTEE, HAS UNANIMOUSLY CONCLUDED THAT THE MERGER IS FAIR AND IN THE BEST INTERESTS OF CELLCOR AND THE HOLDERS OF CELLCOR COMMON STOCK, HAS APPROVED THE MERGER PROPOSAL AND RECOMMENDS THAT THE STOCKHOLDERS OF CELLCOR VOTE FOR THE MERGER PROPOSAL.

     For information concerning certain federal income tax consequences of the Merger and the opinion to be given to Cellcor in connection therewith, see "CERTAIN FEDERAL INCOME TAX CONSEQUENCES." For information concerning historical stock prices for Cellcor Common Stock and historical stock prices and dividends for Cytogen Common Stock, see "COMPARATIVE MARKET PRICES."

Opinion of Smith Barney

     Cytogen retained Smith Barney to act as its financial advisor in connection with the Transaction. In connection with such engagement, Cytogen requested that Smith Barney evaluate the fairness, from a financial point of view, to Cytogen of the consideration to be paid and received by Cytogen in the Transaction. On June 15, 1995, at a meeting of the Cytogen Board of Directors held to evaluate the proposed Transaction, Smith Barney rendered an oral opinion (subsequently confirmed by delivery of a written opinion dated such date) to the Cytogen Board of Directors to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Common Exchange Ratio, the Preferred Exchange Ratio and the consideration to be received by Cytogen in the Subscription Offering, taken as a whole, were fair, from a financial point of view, to Cytogen. At a meeting of the Cytogen Board of Directors held on September 7, 1995 to approve the Merger Agreement Amendment, Smith Barney reconfirmed such opinion by delivery of a written opinion dated September 7, 1995. In connection with its opinion dated September 7, 1995, Smith Barney performed procedures to update certain of its analyses and reviewed the assumptions on which such analyses were based and the factors considered in connection therewith.

     In arriving at its opinion, Smith Barney reviewed the Merger Agreement, the Voting Agreement and certain related documents, and held discussions with certain senior officers, directors and other representatives and advisors of Cytogen and certain senior officers and other representatives and advisors of Cellcor concerning the businesses, operations and prospects of Cytogen and Cellcor. Smith Barney examined certain publicly available business and financial information relating to Cytogen and Cellcor as well as certain financial forecasts and other data for Cytogen and Cellcor which were provided to Smith Barney by the respective managements of Cytogen and Cellcor, including information relating to certain strategic implications and operational benefits anticipated from the Transaction. Smith Barney reviewed the financial terms of the Transaction as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of Cytogen Common Stock and Cellcor Common Stock; the historical and projected earnings and losses of Cytogen and Cellcor; and the capitalization and financial condition of Cytogen and Cellcor. Smith Barney considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected which Smith Barney considered comparable to the Transaction and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose businesses Smith Barney considered comparable to those of Cytogen and Cellcor. Smith Barney considered the capital intense nature of Cytogen's business and the capital resources available to Cytogen. Smith Barney also evaluated the potential pro forma financial impact of the Transaction on Cytogen. In addition to the foregoing, Smith Barney conducted such other analyses and examinations and considered such other financial, economic and market criteria as Smith Barney deemed appropriate to arrive at its opinion. Smith Barney noted that its opinion was necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to Smith Barney as of the date of its opinion.

     In rendering its opinion, Smith Barney assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information publicly available or furnished to or otherwise reviewed by or discussed with Smith Barney. With respect to each of their respective financial forecasts and other information provided to or otherwise reviewed by or discussed with Smith Barney, the managements of Cytogen and Cellcor advised Smith Barney that such forecasts and other information were reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Cytogen and Cellcor as to the future financial performance of each of Cytogen and Cellcor and the strategic implications and operational benefits anticipated from the Merger. Smith Barney assumed, with the consent of the Cytogen Board of Directors, that the Merger will be treated as a tax-free reorganization for federal income tax purposes and that Cytogen will receive the Minimum Subscription Amount in the Subscription Offering. In connection with its evaluation of the Preferred Exchange Ratio, Smith Barney, with the consent of the Cytogen Board of Directors, treated the shares of Cellcor Preferred Stock as if such shares had been fully converted into Cellcor Common Stock prior to consummation of the Transaction. Smith Barney's opinion relates to the relative values of Cytogen and Cellcor. Smith Barney did not express any opinion as to what the value of Cytogen Common Stock actually will be when issued pursuant to the Transaction or the price at which Cytogen Common Stock will trade subsequent to the Transaction. In addition, Smith Barney did not make or obtain an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Cytogen or Cellcor nor did Smith Barney make any physical inspection of the properties or assets of Cytogen or Cellcor. Smith Barney was not asked to consider, and its opinion does not address, the relative merits of the Transaction as compared to any alternative business strategies that might exist for Cytogen or the effect of any other transaction in which Cytogen might engage. In addition, although Smith Barney evaluated the Common Exchange Ratio, the Preferred Exchange Ratio and the consideration to be received by Cytogen in the Subscription Offering from a financial point of view, Smith Barney was not asked to and did not recommend the specific consideration payable in the Transaction. No other limitations were imposed by Cytogen on Smith Barney with respect to the investigations made or procedures followed by Smith Barney in rendering its opinion.

     The full text of the written opinion of Smith Barney dated September 7, 1995, which sets forth the assumptions made, matters considered and the limitations on the review undertaken, is attached hereto as Annex C and is incorporated herein by reference. The holders of Cytogen Common Stock are urged to read carefully this opinion in its entirety. Smith Barney's opinion is directed only to the fairness of the Common Exchange Ratio, the Preferred Exchange Ratio and the consideration to be received by Cytogen in the Subscription Offering from a financial point of view, does not address any other aspect of the Merger or related transactions and does not constitute a recommendation to any stockholder as to how such stockholder should vote at the Cytogen Special Meeting. The summary of the opinion of Smith Barney set forth in this Joint Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion.

     In preparing its opinion to the Cytogen Board of Directors, Smith Barney performed a variety of financial and comparative analyses, including those described below performed by Smith Barney in connection with its opinion dated June 15, 1995. The summary of such analyses does not purport to be a complete description of the analyses underlying Smith Barney's opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. In arriving at its opinion, Smith Barney did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Smith Barney believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and its opinion. In its analyses, Smith Barney made numerous assumptions with respect to Cytogen, Cellcor, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Cytogen and Cellcor. The estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

     Comparable Company Analysis. Using publicly available information, Smith Barney analyzed, among other things, the market values, cash position and technology values (equity market value, less cash) of Cytogen, Cellcor and the following selected companies in the biotechnology industry engaged primarily in the development of cancer therapeutics and imaging agents: Aphton Corp.; Protein Design Labs, Inc.; Matrix Pharmaceuticals, Inc.; Medarex, Inc.; Genetic Therapy, Inc.; Ligand Pharmaceuticals, Inc.; Agouron Pharmaceuticals, Inc.; Genetics Institute, Inc.; Seragen, Inc.; Immunomedics, Inc.; NeoRx Corporation; Biomira, Inc.; IDEC Pharmaceuticals Corp.; Alkermes, Inc.; ImClone Systems Inc.; ImmunoGen, Inc.; and Repligen Corporation (the "Comparable Companies"), and compared the technology values of the Comparable Companies with the technology value of Cellcor implied by the Common Exchange Ratio. The range of the market values, cash position and technology values of the Comparable Companies were as follows: (i) market values: $24.3 million to $933.2 million (with a mean of $152.7 million and a median of $90.9 million); (ii) cash position: $3.0 million to $253.5 million (with a mean of $38.4 million and a median of $19.5 million); and (iii) technology values: $15.1 million to $679.7 million (with a mean of $114.2 million and a median of $66.2 million). The market value, cash position and technology value of Cytogen were approximately $143.4 million, $16.6 million and $126.8 million, respectively, and the market value, cash position and technology value of Cellcor were approximately $7.8 million, $1.8 million and $6.1 million, respectively. All market data for Cytogen, Cellcor and the Comparable Companies were based on closing stock prices on June 14, 1995 and all cash position data were based on information reported by such companies in Form 10-Q filings for the fiscal period ended March 31, 1995. Based on the total number of shares of the capital stock of Cellcor to be acquired in the Merger and the per share equity value of Cellcor Common Stock implied by the Common Exchange Ratio, the Common Exchange Ratio equated to an implied technology value of Cellcor of approximately $20.5 million.

     No company or business used in the "Comparable Company Analysis" as a comparison is identical to Cytogen or Cellcor. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the Comparable Companies or the business segments or companies to which they are being compared.

     Discounted Cash Flow Analysis. Smith Barney performed a discounted cash flow analysis of the projected free cash flow of Cellcor for the fiscal years ending December 31, 1995 through 2002, based upon certain operating and financial assumptions, forecasts and other information provided by the management of Cellcor and, utilizing, among other things, terminal multiples of earnings before interest, taxes, depreciation and amortization of 5.0x to 7.0x and discount rates of 25%, 30% and 35% with respect to cash flow generated by Cellcor's mRCC product (which currently is in a Pivotal Phase III clinical trial) and discount rates of 50%, 55% and 60% with respect to cash flow generated by Cellcor's chronic hepatitis B product (which currently is in a Phase I clinical trial). The discount rates selected by Smith Barney were based on different assumptions regarding, among other things, uncertainty concerning the probability and timing of product approval and introduction, market acceptance and penetration for such products and rates of return for investments in companies similar to Cellcor. This analysis resulted in an equity reference range for Cellcor of approximately $4.00 to $10.00 per share. Smith Barney also performed a discounted net income analysis of Cellcor for the fiscal year ending December 31, 2000, based upon certain operating and financial assumptions, forecasts and other information provided by the management of Cellcor and utilizing, among other things, discount rates of between 25% and 45% and terminal multiples of net income of 25.0x to 30.0x. This analysis resulted in an equity reference range for Cellcor Common Stock of approximately $4.08 to $10.29 per share.

     Pro Forma Analysis. Smith Barney analyzed certain pro forma effects resulting from the Merger, including, among other things, the impact of the Transaction on the cash position of Cytogen and the pro forma equity ownership of the combined company by the stockholders of Cytogen and Cellcor. Based on the cash position and short term investments of Cytogen as of March 31, 1995 of approximately $16.6 million and cash expenditure rate for Cytogen as of March 31, 1995 of approximately $24 million, and assuming a cash expenditure rate for Cellcor during the last six months of fiscal 1995 and the first six months of fiscal 1996 of an aggregate of approximately $5.7 million, the results of the pro forma analysis suggested that the Transaction could extend the number of months of Cytogen's available cash by approximately three months. The actual results achieved by the combined company may vary from projected results and the variations may be material. Immediately following consummation of the Transaction and assuming 3,083,000 shares of Cytogen Common Stock are purchased by the Principal Stockholders in the Subscription Offering, stockholders of Cytogen and Cellcor would own approximately 80.6% and 19.4%, respectively, of the combined company.

     Premium Analysis. Smith Barney compared the implied premium payable in the Transaction with the premiums paid in the following selected merger and acquisition transactions in the biotechnology industry, based on stock prices as of the announcement date and effective date of such transactions relative to stock prices one month prior to the announcement date: Bio-Technology General Corporation/Gynex Pharmaceuticals, Inc.; Eli Lilly and Company/Sphinx Pharmaceuticals Corporation; Amgen, Inc./Synergen, Inc.; Glaxo plc/Affymax N.V.; and Ligand Pharmaceuticals, Inc./Glycomed, Inc. The premiums paid in such transactions ranged from approximately 19% to 100% as of the announcement date of such transactions and approximately 10.6% to 100% as of the effective date of such transactions, as compared to the premium payable in the Transaction of approximately 87.8%, based on closing sale prices of Cytogen Common Stock and Cellcor Common Stock on June 14, 1995 (the last trading day prior to execution of the Merger Agreement), of $4.50 and $1.44, respectively, and (17.8)%, based on closing sale prices of Cytogen Common Stock and Cellcor Common Stock on May 24, 1995 (the last trading day prior to the delisting of Cellcor Common Stock from the Nasdaq National Market), of $3.94 and $2.88, respectively.

     Other Factors and Comparative Analyses. In rendering its opinion, Smith Barney considered certain other factors and conducted certain other comparative analyses, including, among other things, a review of (i) the historical and projected financial results of Cytogen and Cellcor; (ii) the history of trading prices and volumes for Cytogen Common Stock and Cellcor Common Stock and the relationship between movements of Cytogen Common Stock and Cellcor Common Stock and the movements of the common stock of comparable companies; (iii) the relative differences in the filing prices and offering prices of selected biotechnology public offerings; and (iv) the institutional equity ownership of the combined company.

     Pursuant to the terms of Smith Barney's engagement, Cytogen has agreed to pay Smith Barney for its services in connection with the Transaction an aggregate financial advisory fee equal to 2% of the total consideration payable (including liabilities assumed) in connection with the Merger and the Subscription Offering up to the Minimum Subscription Amount, and 3% of the total consideration payable in connection with the Subscription Offering in excess of $12.0 million. Cytogen also has agreed to reimburse Smith Barney for travel and other out-of-pocket expenses incurred by Smith Barney in performing its services, including the fees and expenses of its legal counsel, and to indemnify Smith Barney and related persons against certain liabilities, including liabilities under the federal securities laws, arising out of Smith Barney's engagement.

     Smith Barney has advised Cytogen that, in the ordinary course of business, Smith Barney and its affiliates may actively trade the securities of Cytogen and Cellcor for their own account or for the account of their customers and, accordingly, may at any time hold a long or short position in such securities. Smith Barney has in the past provided financial advisory and investment banking services to Cytogen unrelated to the Transaction, and has received compensation for such services.

     Smith Barney is a nationally recognized investment banking firm and was selected by Cytogen based on Smith Barney's experience and expertise. Smith Barney regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

Opinion of CS First Boston

     Cellcor retained CS First Boston to deliver an opinion to the Special Committee and the Cellcor Board of Directors as to the fairness to the holders of Cellcor Common Stock, from a financial point of view, of the consideration to be received by such stockholders pursuant to the Merger Agreement. On June 14, 1995, CS First Boston provided an oral opinion to the Special Committee and the Cellcor Board of Directors, which was subsequently confirmed by delivery of a written opinion on June 15, 1995, that, as of the dates of such opinions, the consideration to be received by the holders of Cellcor Common Stock pursuant to the Merger Agreement is fair to such stockholders from a financial point of view. CS First Boston was not requested by the Special Committee and the Cellcor Board of Directors to provide, and CS First Boston did not provide, an opinion as to the fairness to the holders of Cellcor Preferred Stock, from a financial point of view, of the consideration to be received by such stockholders pursuant to the Merger Agreement. References herein to the opinion of CS First Boston are, unless otherwise noted, references to its written opinion dated June 15, 1995. This summary of the opinion of CS First Boston is qualified in its entirety by reference to the full text of such opinion.

     The full text of the written opinion of CS First Boston dated June 15, 1995, which sets forth the assumptions made, matters considered and limitations on the review undertaken in rendering such opinion, is attached hereto as Annex D and is incorporated herein by reference. The holders of Cellcor Common Stock are urged to read carefully this opinion in its entirety.

     CS First Boston's opinion is directed only to the Special Committee and the Cellcor Board of Directors and addresses only the fairness from a financial point of view of the consideration to be received by the holders of Cellcor Common Stock pursuant to the Merger Agreement and does not constitute a recommendation to any stockholder as to how such stockholder should vote at the Cellcor Special Meeting or whether any such stockholder should exercise its rights under the Subscription Offering. The Common Exchange Ratio was determined through negotiations between Cellcor and Cytogen and was recommended by the Special Committee for approval, and was subsequently approved, by the Cellcor Board of Directors. CS First Boston did not make a recommendation with respect to the Common Exchange Ratio. No limitations were placed on CS First Boston by the Special Committee or the Cellcor Board of Directors with respect to the investigations made or the procedures followed by CS First Boston in preparing and rendering its opinion.

     In arriving at its opinion, CS First Boston (i) reviewed certain publicly available business and financial information relating to Cellcor and Cytogen, including the Merger Agreement and the Voting Agreement, (ii) reviewed certain other information, including financial forecasts, provided by Cellcor and Cytogen, (iii) met with Cellcor's and Cytogen's respective managements to discuss the business and prospects of Cellcor and Cytogen, respectively, (iv) considered the impact on the value of Cellcor of the Principal Stockholders' representation to CS First Boston that they would not provide further financing to Cellcor on a stand-alone basis such that Cellcor could continue its ongoing operations, (v) considered the marketing activities conducted by Cellcor's management and its advisors regarding potential joint venture partners, merger candidates and equity investors, (vi) considered certain financial and stock market data of Cellcor and Cytogen and compared such data with similar data for other publicly held companies in businesses similar to those of Cellcor and Cytogen, (vii) considered the financial terms of certain other business combinations and other transactions which have recently been effected, and
(viii) considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which CS First Boston deemed relevant.

     In connection with its review, CS First Boston did not assume any responsibility for independent verification of any of the foregoing information and relied on its being complete and accurate in all material respects. With respect to the financial forecasts, CS First Boston assumed that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of Cellcor's and Cytogen's respective management as to the future financial performance of Cellcor and Cytogen, respectively. In addition, CS First Boston did not make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Cellcor or Cytogen, nor was CS First Boston furnished with any such evaluations or appraisals. CS First Boston did not express any opinion as to what the value of Cytogen Common Stock will be when issued to Cellcor stockholders pursuant to the Merger or the prices at which Cytogen Common Stock will trade subsequent to the Merger. Also, CS First Boston was not requested to, and did not, solicit third party indications of interest in acquiring all or any part of Cellcor, nor did CS First Boston seek financing for Cellcor. CS First Boston's opinion is necessarily based upon financial, economic, market and other conditions as they existed and could be evaluated on the date of its opinion.

     The following is a summary of the analyses performed by CS First Boston in connection with its June 14, 1995 oral opinion and its June 15, 1995 written opinion.

     Marketing and Fund Raising Attempts by Cellcor. CS First Boston considered the marketing activities conducted by Cellcor's management and its advisors regarding potential joint venture partners, merger candidates and equity investors. CS First Boston noted that in the course of such marketing activities, no viable joint venture, acquisition, investment or other financial arrangement was presented to Cellcor other than the Merger.

     Liquidation Analysis. CS First Boston concluded that if Cellcor were liquidated, holders of Cellcor Common Stock were unlikely to receive any funds.

     Historical Exchange Ratio Analysis. CS First Boston reviewed the historical average exchange ratios of Cellcor Common Stock to Cytogen Common Stock based on each company's average market prices for the relevant periods and compared those historical ratios to the Common Exchange Ratio. This analysis showed that, during the ten days ended June 13, 1995, the average exchange ratio was 0.519; during the 25 days ended June 13, 1995, the average exchange ratio was 0.618; during the 50 days ended June 13, 1995, the average exchange ratio was 0.608; during the 75 days ended June 13, 1995, the average exchange ratio was 0.664; and during the 100 days ended June 13, 1995, the average exchange ratio was 0.773. Due to a decline in the price of Cellcor Common Stock following the delisting of Cellcor Common Stock from the Nasdaq National Market on May 25, 1995, CS First Boston also performed this analysis for periods prior to such date. This analysis showed that, during the ten days ended May 24, 1995, the average exchange ratio was 0.694; during the 25 days ended May 24, 1995, the average exchange ratio was 0.662; during the 50 days ended May 24, 1995, the average exchange ratio was 0.659; during the 75 days ended May 24, 1995, the average exchange ratio was 0.755; and during the 100 days ended May 24, 1995, the average exchange ratio was 0.818. As of May 24, 1995, the day prior to the delisting of Cellcor Common Stock, the exchange ratio was 0.730, and as of June 13, 1995, two days prior to the execution of the Merger Agreement, the exchange ratio was 0.263.

     Survival Time Analysis. CS First Boston analyzed Cellcor's and Cytogen's survival times and determined that Cellcor would exhaust its funds before the end of June 1995 and Cytogen would exhaust its funds early in the first quarter of 1996, assuming neither company received additional equity financing. CS First Boston determined, however, that the combined company would have a lower cash burn rate than the sum of each independently, and, taken together with the $12 million of new equity capital from the Minimum Subscription Amount, the combined company would likely survive until April 1996. In addition, CS First Boston noted that, as evidenced by Cytogen's ability to obtain financing by entering into strategic partnerships with larger companies, Cytogen would be better positioned than Cellcor to obtain future equity financing.

     Comparable Acquisitions Analysis. Using publicly available information, CS First Boston analyzed the premiums paid and the ratio of technology value (equity market value less cash plus debt) to accumulated deficit in the following acquisition transactions in the biotechnology industry: (i) the acquisition of Repligen Corporation by Medco Research, Inc.; (ii) the acquisition of Telios Pharmaceuticals, Inc. by Integra Lifesciences Corporation;
(iii) the acquisition of Glycomed Incorporated by Ligand Pharmaceuticals Incorporated; (iv) the acquisition of Synergen, Inc. by Amgen Inc.; (v) the acquisition of Vestar, Inc. by NeXagen, Inc.; (vi) the acquisition of CytoRad by Cytogen; (vii) the acquisition of BioSurface Technology, Inc. by Genzyme Corporation; and (viii) the acquisition of TSI Corporation by Genzyme Transgenics Corporation. CS First Boston selected acquisition transactions between biotechnology companies that were announced between January 1994 and June 1995, and excluded acquisitions of biotechnology companies by pharmaceutical companies. CS First Boston compared the premium represented by the Common Exchange Ratio over the price per share of Cellcor Common Stock prior to the announcement of the Merger and the premiums paid for the acquired comparable companies. For the acquired comparable companies, the range of percentages by which the acquisition prices exceeded the market prices for the dates one day and one month prior to the dates of the announcements of the transactions were 30% to 124% (median of 43%) and 21% to 187% (median of 73%), respectively, and for Cellcor such amounts were 128% and a discount of 1%, respectively. CS First Boston also calculated the ratio of technology value to accumulated deficit of the acquired comparable companies which ranged from 0.19 to 2.05 (median of 0.45) as compared to the implied value of 0.36 for Cellcor based on the Common Exchange Ratio and the Preferred Exchange Ratio. However, CS First Boston did not place significant emphasis on the ratio of technology value to accumulated deficit due to the substantial differences between the past and future products of the acquired comparable companies and Cellcor.

     CS First Boston also determined that the range of survival times (calculated based on the ratio of cash and cash equivalents plus the unused portion of available committed credit to the monthly cash burn rate) for the acquired comparable companies analyzed as of the date of the information contained in each company's Form 10-Q filing prior to the announcement of the relevant acquisition transaction was four to 178 months (median of 28 months) as compared to three months (as of March 31, 1995) for Cellcor.

     Comparable Public Companies Analysis. CS First Boston reviewed and compared certain financial data of Cellcor with comparable information of the following publicly traded companies in the biotechnology industry: Amylin Pharmaceuticals, Inc.; Applied Immune Sciences, Inc.; Cytogen; Genta Incorporated; Idec Pharmaceuticals Corporation; Immunogen, Inc.; Medarex, Inc.; Medimmune, Inc.; and Seragen, Inc. The criteria used by CS First Boston in selecting these companies was that each company had a survival time of less than twenty-four months, was in late-stage clinical trials, and had no substantial marketed products. CS First Boston calculated the ratio of technology value to accumulated deficit of the comparable companies which ranged from 0.17 to 2.69 (median of 0.73) as compared to the implied value of 0.36 for Cellcor based on the Common Exchange Ratio and the Preferred Exchange Ratio. As noted above, however, CS First Boston did not place significant emphasis on the ratio of technology value to accumulated deficit in considering the fairness of the consideration to be received by holders of Cellcor Common Stock pursuant to the Merger Agreement. CS First Boston also compared Cellcor's survival time to the comparable companies and determined that Cellcor had a survival time of three months as of March 31, 1995 as compared to a range of four to 21 months (median of 12 months) for the comparable companies.

     In preparing its opinion for Cellcor, CS First Boston performed the financial and comparative analyses and considered all the factors described above. The summary of such analyses does not purport to be a complete description of the analyses underlying CS First Boston's opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. CS First Boston believes that its analyses must be considered as a whole and that selecting portions of its analyses or portions of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. In its analyses, CS First Boston made numerous assumptions with respect to Cellcor and Cytogen, industry performance, general business, regulatory, economic, market and financial conditions and other matters, many of which are beyond the control of Cellcor and Cytogen. The estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, because such estimates of actual values or future results or values are inherently subject to substantial uncertainty, CS First Boston assumes no responsibility for their accuracy.

     Cellcor selected CS First Boston to deliver a fairness opinion in connection with the Merger because CS First Boston is an internationally recognized investment banking firm and is regularly engaged in the

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

valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and other activities. Other than rendering its fairness opinion in connection with the Merger, CS First Boston has not previously rendered investment banking services to Cellcor.

     As compensation for CS First Boston's services to Cellcor, Cellcor agreed to pay CS First Boston a fee of $50,000 upon the execution of CS First Boston's engagement letter and an additional fee of $300,000 for delivery of CS First Boston's opinion within ten days after execution of the Merger Agreement. Cellcor has also agreed to reimburse CS First Boston for its out-of-pocket expenses, including the fees and expenses of its legal counsel, and to indemnify CS First Boston and its affiliates against certain liabilities, including liabilities under the federal securities laws, relating to or arising out of its engagement.

Interest of Certain Persons in the Transaction

     Options. Under the terms of employment arrangements between Cellcor and each of Mr. D'Antoni, former President and Chief Executive Officer of Cellcor, and Mr. Wilcox, former Senior Vice President of Business Development and Chief Financial Officer of Cellcor, the outstanding options of Messrs. D'Antoni and Wilcox fully vested on July 14, 1995, the date on which each ceased to serve as an executive officer of Cellcor. See "MANAGEMENT AND BOARD OF CELLCOR." The terms of these agreements resulted in accelerated vesting of options to purchase an aggregate of 424,834 shares of Cellcor Common Stock, with exercise prices ranging from $1.25 to $3.625. In addition, under the terms of Cellcor's 1992 Director Stock Option Plan, the unvested options granted to Dr. Shortell will accelerate and become fully vested upon approval of the Merger Proposal by the Cellcor stockholders. Assuming the Merger is consummated on September 30, 1995, the terms of the plan will result in the accelerated vesting of an aggregate of 5,837 shares of Cellcor Common Stock with an exercise price of $1.18.

     Also, under the terms of certain stock option agreements previously entered into with Dr. Babbitt and Dr. Miesowicz, each of whom is an executive officer of Cellcor, and the Severance Policy (defined below), unvested options granted to such officers will accelerate and become fully vested (i) at or before the Effective Time, if such acceleration has been provided for by the Cellcor Board of Directors or (ii) upon the termination of employment of such officers, if their positions are eliminated as a result of the Merger. Assuming the Merger is effective on September 30, 1995, and further assuming that such acceleration has been provided for or such officers' positions are eliminated, then the terms of these agreements may result in the accelerated vesting of up to an aggregate of 265,307 shares of Cellcor Common Stock held by such officers, with exercise prices ranging from $1.375 to $3.625 per share. See "MANAGEMENT AND BOARD OF CELLCOR."

     Pursuant to the Merger Agreement, Cytogen has agreed to assume all Cellcor Stock Options and Cellcor Warrants (each defined below). Each Cellcor Stock Option and Cellcor Warrant will continue to have, and be subject to, the same terms and conditions (subject to certain adjustments). See "THE MERGER AGREEMENT--Conversion of Shares of Cellcor Capital Stock Pursuant to Merger; Treatment of Options and Warrants."

     In addition, under the terms of the Severance Policy, in the event a Cellcor employee's position is eliminated as a result of a merger, any outstanding options held by such employee will automatically fully vest and the employee will be given 36 months to exercise his vested options.

     Severance Policy. On November 1, 1991, the Cellcor Board of Directors adopted a severance policy (the "Severance Policy") for all employees of Cellcor terminated in the event of a merger, sale or consolidation of Cellcor or a general layoff. Pursuant to the Severance Policy and modifications thereto, in the event of a merger, Mr. D'Antoni, Dr. Miesowicz and Mr. Wilcox are entitled to receive 12 months' salary and 12 months' continued employee benefits; Dr. Kruger and Dr. Babbitt are entitled to receive six months' salary and six months' continued benefits; and employees who are not executive officers are entitled to receive severance pay ranging from one month's salary for every year of service to Cellcor to a maximum of six months' salary plus continued benefits for the corresponding period of time.

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

     Employee Benefits. Pursuant to the Merger Agreement, Cytogen has agreed to provide benefits to employees of Cellcor, from and after the Effective Time, at a level substantially similar to the benefits offered under Cytogen's benefit plans to Cytogen's employees at the date of the Merger Agreement.

     Indemnification. The Merger Agreement provides that, from and after the Effective Time, the Surviving Corporation will indemnify, defend and hold harmless each person who was on or at any time prior to the date of the Merger Agreement or who becomes prior to the Effective Time, an officer, director or employee of Cellcor (collectively, the "Indemnified Parties") against (i) all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Cellcor, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities") and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to the Merger Agreement or the transactions contemplated thereby, in each case to the full extent a corporation is permitted under the Delaware General Corporation Law ("DGCL") to indemnify its own directors, officers and employees, as the case may be. Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party (whether arising before or after the Effective Time), (a) the Indemnified Parties may retain counsel satisfactory to them and Cellcor (or after the Effective Time, them and the Surviving Corporation), (b) Cellcor (or after the Effective Time, the Surviving Corporation) will pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received, and (iii) Cellcor (or after the Effective Time, the Surviving Corporation) will use all reasonable efforts to assist in the vigorous defense of any such matter, provided that neither of Cellcor nor the Surviving Corporation will be liable for any settlement of any claim effected without its written consent, which consent, however, may not be unreasonably withheld. Cytogen has agreed to guarantee the performance by the Surviving Corporation of its indemnification obligations.

     The Merger Agreement further provides that, prior to the Effective Time, Cellcor may purchase, subject to certain restrictions, a directors' and officers' liability insurance policy at a total cost of not more than $240,000. Cytogen has agreed that, after the Effective Time, it will not cause such policy to be rescinded or materially altered.

     Election to Board of Directors. The Merger Agreement provides that, effective as of the Closing (defined below), Dr. Brenner, as the designee of the Principal Stockholders, and Dr. Bagalay will be elected to the Cytogen Board of Directors. During the two-year period commencing at the Effective Time and thereafter for so long as the Principal Stockholders own at least 5% of the outstanding shares of Cytogen Common Stock, Cytogen shall use its best efforts to cause to be nominated Dr. Brenner, or such other person designated by the Principal Stockholders, for election or re-election to the Cytogen Board of Directors.

     Repayment of Note. Cytogen expects to use approximately $4,100,000 of the net proceeds from the Subscription Offering to repay in full the outstanding principal and unpaid interest due under the Note (defined below) to two of the Principal Stockholders.


                              THE MERGER AGREEMENT

     The following is a summary of the material provisions of the Merger Agreement (including the amendment thereto), a copy of which is attached to this Joint Proxy Statement/Prospectus as Annex A and incorporated herein by reference. Capitalized terms which are not otherwise defined in this summary have the meanings set forth in the Merger Agreement. The following description of the Merger Agreement is qualified in its entirety by reference to the complete text of the Merger Agreement.

Effective Time

     If the Merger Proposal is adopted by the requisite vote of Cellcor stockholders and the Issuance Proposal is approved by the requisite vote of Cytogen stockholders, the Merger will become effective upon the satisfaction of various conditions and upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware, or at such later date or time as is specified in such Certificate of Merger (the date and time of such filing, or such later date or time as set forth therein, being the "Effective Time").
Under the terms of the Merger Agreement, the Merger will be consummated as soon as practicable (and in any event within two business days) after satisfaction or waiver of all of the conditions to the Merger set forth in the Merger Agreement.

Conversion of Shares of Cellcor Capital Stock Pursuant to Merger; Treatment of Options and Warrants

     At the Effective Time, each share of Cellcor Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held by Cellcor as treasury stock or by Cytogen or the Merger Subsidiary) shall be converted into the right to receive shares of Cytogen Common Stock based on the Common Exchange Ratio, and each share of Cellcor Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares held by Cellcor as treasury stock or by Cytogen or the Merger Subsidiary) shall be converted into the right to receive shares of Cytogen Common Stock based on the Preferred Exchange Ratio; provided, however, that the Common Exchange Ratio and the Preferred Exchange Ratio shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or any combination, reclassification, recapitalization or other like change in respect of Cytogen Common Stock occurring after the date of the Merger Agreement and prior to the Effective Time.

     At the Effective Time, all then outstanding options to purchase Cellcor Common Stock granted under employee stock option plans ("Cellcor Stock Options") and all outstanding warrants to purchase Cellcor Common Stock ("Cellcor Warrants") shall be assumed by Cytogen and shall continue to have, and be subject to, the same terms and conditions, except that (i) each such option shall be exercisable for that number of whole shares of Cytogen Common Stock which equals the number of shares of Cellcor Common Stock covered by such option immediately prior to the Effective Time multiplied by the Common Exchange Ratio and rounded down to the nearest whole number, and each such warrant shall be exercisable for that number of whole shares of Cytogen Common Stock which equals the number of shares of Cellcor Common Stock covered by such warrant immediately prior to the Effective Time multiplied by the Common Exchange Ratio and rounded to the nearest whole number; and (ii) the exercise price per share under each such option and warrant shall equal the exercise price immediately prior to the Effective Time divided by the Common Exchange Ratio and rounded to the nearest cent. Cytogen shall reserve for issuance the number of shares of Cytogen Common Stock that will become issuable upon the exercise of such options and warrants and, promptly after the Effective Time, issue to each holder of such outstanding options and warrants a document evidencing the assumption by Cytogen of Cellcor's obligations with respect thereto.

     The adjustment provided in the Merger Agreement with respect to any Cellcor Stock Options that are "incentive stock options" (as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")) shall be and is intended to be effected in a manner that is consistent with Section 424(a) of the Code. Notwithstanding the foregoing, with respect to each holder of Cellcor Stock Options who is subject to Section 16 of the Exchange Act ("Section 16"), the assumption of Cellcor Stock Options by Cytogen shall be effected in a manner that does not result in any liability of such holder under Section 16.

Representations and Warranties

     The Merger Agreement contains various representations and warranties of the parties thereto. The Merger Agreement includes representations and warranties by Cellcor as to, among other things, (i) its corporate organization, standing and power; (ii) the due authorization for and enforceability of the Merger Agreement with respect to Cellcor; (iii) its capitalization; (iv) the absence of any legal obligation to any person to sell assets or to effect any merger, consolidation or reorganization of Cellcor or to enter into any agreement with respect thereto; (v) the absence of any conflict with its organizational documents or with certain contracts or with applicable law; (vi) certain governmental and regulatory authorizations, consents and approvals; (vii) the accuracy of Cellcor's financial statements and information contained in certain filings of Cellcor with the Commission and the absence of any material undisclosed liabilities; (viii) the conduct of Cellcor's business in the ordinary course and absence of certain changes since December 31, 1994; (ix) payment of taxes; (x) pending or threatened litigation; (xi) compliance with applicable laws, except as disclosed; (xii) validity of title or leasehold interests in, and certain other matters relating to, real and tangible properties material to the business of Cellcor; (xiii) intellectual property matters; (xiv) employee benefit plans and employee-related agreements of Cellcor; (xv) material contracts and agreements; (xvi) environmental laws;
(xvii) the approval of the Merger Proposal by the Cellcor Board of Directors and such Board of Directors' recommendation that the Cellcor stockholders approve and adopt the Merger Proposal; (xviii) the vote of Cellcor stockholders necessary to approve and adopt the Merger Proposal; (xix) the delivery of a fairness opinion by CS First Boston; (xx) brokers and finders employed by Cellcor; and (xxi) the inapplicability of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act").

     The Merger Agreement also includes representations and warranties by Cytogen and the Merger Subsidiary as to (i) their corporate organization, standing and power; (ii) the due authorization for and enforceability of the Merger Agreement with respect to Cytogen and the Merger Subsidiary; (iii) their respective capitalization; (iv) the absence of any conflict with their respective organizational documents or with certain contracts or with applicable law; (v) certain governmental and regulatory authorizations, consents and approvals; (vi) the accuracy of Cytogen's financial statements and information contained in certain filings of Cytogen with the Commission and the absence of any material undisclosed liabilities; (vii) the conduct of Cytogen's business in the ordinary course and absence of certain changes since December 31, 1994;
(viii) payment of taxes; (ix) pending or threatened litigation; (x) compliance with applicable laws, except as disclosed; (xi) validity of title or leasehold interests in, and certain other matters relating to, real and tangible properties material to the business of Cytogen; (xii) intellectual property matters; (xiii) employee benefit plans and employee-related agreements of Cytogen; (xiv) material contracts and agreements; (xv) environmental laws; (xvi) the approval of the Merger Agreement by the Cytogen Board of Directors and its recommendation that the Cytogen stockholders approve the Issuance Proposal;
(xvii) the vote of Cytogen stockholders necessary to approve the Issuance Proposal; (xviii) the delivery of a fairness opinion by Smith Barney; and (xix) brokers and finders employed by Cytogen.

Conduct of Business Pending the Merger

     Covenants of Cellcor.

     General. Pursuant to the Merger Agreement, Cellcor has agreed that, prior to the Effective Time, it shall, among other things, carry on its business only in the ordinary course, use its reasonable best efforts to preserve intact its present business organization and keep available the services of its present officers and employees, maintain insurance policies in coverage amounts in effect generally prior to the date of the Merger Agreement and maintain its books, records and accounts with respect to the assets and operations of Cellcor in a usual, regular and ordinary manner on a basis consistent with past practices.

     In addition, Cellcor has agreed that, prior to the Effective Time, it shall not do any of the following without the written consent of Cytogen: (i) amend its Certificate of Incorporation or By-laws; (ii) change its authorized or issued capital stock or issue any shares of its capital stock (other than shares of Cellcor Common Stock upon exercise of outstanding Cellcor Stock Options or Cellcor Warrants) or securities convertible into any such shares or issue any options, warrants or any other rights to acquire shares of its capital stock;
(iii) enter into any contract or commitment the performance of which may extend beyond the Closing involving payments in any year exceeding $5,000, except those made in the ordinary course of business, the terms of which are consistent with past practice and reasonable in light of current conditions; (iv) enter into any employment or consulting contract or arrangement with any person which is not terminable at will, without penalty or continuing obligation; (v) sell, transfer, lease or otherwise dispose of any of its assets with a value individually in excess of $5,000; (vi) except as otherwise permitted, incur, create, assume or suffer to exist any mortgage, pledge, lien or other encumbrance affecting title on any of its assets or other property; (vii) make, change or revoke any tax election or make any agreement or settlement with any taxing authority; (viii) change any of the accounting principles or practices used by it (except as required by generally accepted accounting principles consistently applied); (ix) declare or pay any dividend or other distribution in respect of any class of its capital stock, or make any payment to redeem, purchase or otherwise acquire, or call for redemption, any of such stock or any securities convertible into or exchangeable for such stock; (x) increase or otherwise change the compensation payable or to become payable to any officer or employee; (xi) make or authorize the making of any capital expenditure in excess of $3,000 individually or $18,000 in the aggregate; (xii) incur any debt or other obligation for money borrowed (other than in an amount not greater than $4,967,118 pursuant to the Note; (xiii) guarantee or become a co-maker or accommodation maker or otherwise become or remain contingently liable in connection with any liability or obligation of any person; (xiv) lend, advance funds or make an investment in or capital contribution to any person; (xv) make or authorize the making of any expenditure of money or incurrence of any obligation, including borrowing under the Note, inconsistent with the budget attached as Schedule 5.1.4 to the Merger Agreement; or (xvi) enter into any agreement to do any of the foregoing.

     No Solicitation of Takeover Proposals. Pursuant to the Merger Agreement, Cellcor has further agreed that, prior to the Effective Time, (i) Cellcor shall not, nor shall it authorize or permit any officer, director or employee of or any investment banker, attorney or other advisor or representative of Cellcor to, directly or indirectly, (a) solicit, initiate or knowingly encourage the submission of any takeover proposal (defined as any proposal for a merger or other business combination involving Cellcor or any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in not less than 40% of the outstanding voting securities of or substantial assets of Cellcor) or (b) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to any takeover proposal; provided, however, if the Cellcor Board of Directors, after consultation with outside counsel, determines in good faith that such action is necessary for the Cellcor Board of Directors to comply with its fiduciary duties under applicable law, Cellcor may upon receipt by Cellcor of an unsolicited written, bona fide takeover proposal, furnish information with respect to Cellcor pursuant to a customary confidentiality agreement and participate in negotiations regarding such takeover proposal; (ii) neither the Cellcor Board of Directors nor any committee thereof shall (a) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Cytogen or the Merger Subsidiary, the approval or recommendation by such Board of Directors or any such committee of the Merger Agreement or the Merger, (b) approve or recommend, or propose to approve or recommend, any takeover proposal, or (c) enter into any agreement with respect to any takeover proposal; provided, however, that, in the event the Cellcor Board of Directors receives an unsolicited written takeover proposal and if the Cellcor Board of Directors, after consultation with outside counsel and with a financial advisor of nationally recognized reputation, determines in good faith that such action is necessary for the Cellcor Board of Directors to comply with its fiduciary duties under applicable law, then the Board of Directors may withdraw or modify its approval or recommendation of the Merger Agreement and the Merger taken together, approve or recommend any such takeover proposal, or terminate the Merger Agreement in order to enter into an agreement with respect to such a takeover proposal, in each case at any time after Cytogen's receipt of written notice advising Cytogen that the Cellcor Board of Directors has received a takeover proposal, specifying the material terms and conditions of such takeover proposal and identifying the person making such takeover proposal; and (iii) Cellcor shall promptly advise Cytogen orally and in writing of any request for information or any takeover proposal, the material terms and conditions of such request or takeover proposal, and the identity of the person making any such request or takeover proposal.

     Covenants of Cytogen. Pursuant to the Merger Agreement, Cytogen has agreed that it shall do the following, among other things: (i) use its best efforts to obtain all necessary state securities law or "blue sky" permits and approvals required to carry out the transactions contemplated by the Merger Agreement, and Cellcor shall furnish all information concerning Cellcor and the holders of shares of Cellcor Common Stock and Cellcor Preferred Stock as may be reasonably requested in connection with any such action; (ii) contemporaneously with the solicitation of proxies for approval of the Issuance Proposal, make the Subscription Offering to the holders of Cellcor Common Stock; (iii) use its best efforts to list on the Nasdaq

National Market, upon official notice of issuance, the Cytogen Common Stock to be issued pursuant to the Transaction; and (iv) after the Effective Time (a) pursue the development and commercialization of and otherwise exploit Cellcor technology, and (b) seek the authorizations and approvals of FDA appropriate to such exploitation, including, without limitation, approval of an ELA and PLA; provided, however, that Cytogen's obligations in this regard ultimately shall be governed by the best interests of Cytogen and the holders of Cytogen Common Stock as determined in good faith by the Cytogen Board of Directors.

     Mutual Covenants. Pursuant to the Merger Agreement, each of Cellcor, the Merger Subsidiary and Cytogen, as appropriate, shall, among other things, (i) prepare, file and use all reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after its filing; (ii) cooperate with each other party and use its best efforts to promptly prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain as promptly as practicable all necessary permits, consents, orders, approvals and authorizations of, or any exemption by, all third parties and governmental entities necessary or advisable to consummate the transactions contemplated by the Merger Agreement and the Voting Agreement; (iii) furnish, upon request, each other party with all information concerning itself, its subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement or any other statement, filing, notice or application made by or on behalf of each such party or any of its subsidiaries to any governmental entity in connection with the Merger and the other transactions contemplated by the Merger Agreement and the Voting Agreement; (iv) promptly furnish each other party with copies of written communications received by each such party, or any of its subsidiaries, affiliates or associates (as such terms are defined in Rule 12b-2 under the Exchange Act as in effect on the date of execution of the Merger Agreement), from, or delivered by any of the foregoing to, any governmental entity in respect of the transactions contemplated by the Merger Agreement; (v) take all actions necessary to ensure that the consummation of the Merger and the other transactions contemplated by the Merger Agreement will not render Section 203 of the DGCL applicable to such transactions; (vi) use its best efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code; (vii) take such action with respect to each Cellcor Stock Option as may be necessary to cause the same to be assumed by Cytogen, subject to certain amendments; (viii) use its best efforts to enter into, not later than July 1, 1995, an agreement providing for Cytogen to provide Cellcor with certain management services prior to the Effective Time; (ix) subject to the terms and conditions of the Merger Agreement, use all reasonable best efforts to take, or to cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to effect and make effective the transactions contemplated by the Merger Agreement.

Conditions to Consummation of the Merger

     General. The respective obligations of Cellcor, Cytogen and the Merger Subsidiary to effect the Merger and the other transactions contemplated by the Merger Agreement are subject to the satisfaction at or prior to the Effective Time of the following conditions:

        (i) the Registration Statement shall have been declared effective by the Commission under the Securities Act; no stop order suspending the effectiveness of the Registration Statement will have been issued by the Commission; and no proceedings for that purpose shall have been initiated, or to the knowledge of the parties, threatened by the Commission;

        (ii) the Merger Proposal shall have been approved and adopted by the requisite vote of holders of the outstanding shares of Cellcor Common Stock and Cellcor Preferred Stock, voting separately as two classes, and the Issuance Proposal shall have been approved by the requisite vote of the Cytogen stockholders;

        (iii) other than the filing of the merger documents as required by Delaware law, all authorizations, consents, waivers, orders and approvals required to be obtained, and all filings, notices and declarations required to be made, by Cytogen and Cellcor prior to the consummation of the Merger and the transactions contemplated by the Merger Agreement shall have been obtained from, and made with, all required governmental entities and all other third parties, except for such authorizations, consents, waivers, orders, approvals, filings, notices or declarations which would not have a material adverse effect at or after the Effective Time on either Cellcor or Cytogen (unless this condition is waived, in whole or in part, to the extent permitted by applicable law);

        (iv) Cytogen shall have received all state securities and "blue sky" permits and other authorizations necessary to consummate the transactions contemplated by the Merger Agreement; and

        (v) the shares of Cytogen Common Stock to be issued in the Transaction shall have been approved for quotation on the Nasdaq National Market.

       Cytogen's Conditions. The obligations of Cytogen and the Merger Subsidiary to effect the Merger and the transactions contemplated by the Merger Agreement are also subject to the fulfillment prior to or at the closing of the transactions contemplated by the Merger Agreement, which shall be on a date not later than the second business day after satisfaction of certain conditions contained in the Merger Agreement (the "Closing") of the following conditions (any one or more of which may be waived in whole or in part by Cytogen and the Merger Subsidiary in their sole discretion):

        (i) each of the representations and warranties of Cellcor contained in the Merger Agreement shall be true and correct in all material respects on and as of the time of the Closing (except where such representations and warranties speak as of an earlier date), with the same force and effect as though such representations and warranties had been made on, as of and with reference to such time;

        (ii) Cellcor shall have performed all of the covenants and complied with all of the provisions required by the Merger Agreement to be performed or complied with by it on or before the Closing, in each case in all material respects;

        (iii) Cytogen shall have received from Hale and Dorr, counsel for Cellcor, an opinion dated the date of Closing in form and substance reasonably satisfactory to Cytogen, to the effect that, among other things, the Merger will be treated as a reorganization qualifying under the provisions of Section 368 of the Code and that generally neither Cytogen, the Merger Subsidiary nor Cellcor nor the holders of Cellcor Common Stock and Cellcor Preferred Stock, other than certain holders in special circumstances (such as holders who received Cellcor Common Stock upon a recent exercise of an option), will recognize any gain or loss for federal income tax purposes as a result of the Merger (except to the extent holders of Cellcor Common Stock and Cellcor Preferred Stock receive the right to purchase shares of Cytogen Common Stock in the Subscription Offering or cash in lieu of fractional shares of Cytogen Common Stock);

        (iv) all instruments and documents required on Cellcor's part to effectuate and consummate the transactions contemplated by the Merger Agreement shall be delivered to Cytogen and the Merger Subsidiary and shall be in form and substance reasonably satisfactory to Cytogen and the Merger Subsidiary and their counsel;

        (v) no temporary restraining order, preliminary or permanent injunction or other order of any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger or limiting or restricting Cytogen's ownership or control of the business or the operation of the business of Cellcor after the Merger shall have been issued nor shall any proceeding by a governmental entity seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal;

        (vi) there shall have been no material adverse change concerning Cellcor since December 31, 1994; and

        (vii) the Principal Stockholders shall have fulfilled in all material respects their obligations under the Voting Agreement.

       Cellcor's Conditions. The obligations of Cellcor to effect the Merger are subject to the fulfillment prior to or at the date of Closing of the following conditions (any one or more of which may be waived in whole or in part by Cellcor at Cellcor's option):

        (i) each of the representations and warranties of Cytogen and the Merger Subsidiary contained in the Merger Agreement shall be true and correct in all material respects on and as of the time of the Closing (except where such representations and warranties speak as of an earlier date), with the same force and effect as though such representations and warranties had been made on, as of and with reference to such time;

        (ii) Cytogen and the Merger Subsidiary shall have performed all of the covenants and complied with all the provisions required by the Merger Agreement to be performed or complied with by them at or before the date of Closing, in each case in all material respects;

        (iii) Cellcor shall have received from Dechert Price & Rhoads, counsel for Cytogen and the Merger Subsidiary, an opinion dated the date of Closing in form and substance reasonably satisfactory to Cellcor, to the effect that, among other things, the Merger will be treated as a reorganization qualifying under the provisions of Section 368 of the Code and that generally neither Cytogen, the Merger Subsidiary nor Cellcor nor the holders of Cellcor Common Stock and Cellcor Preferred Stock, other than certain holders in special circumstances (such as holders who received Cellcor Common Stock upon a recent exercise of an option), will recognize any gain or loss for federal income tax purposes as a result of the Merger (except to the extent holders of Cellcor Common Stock and Cellcor Preferred Stock receive the right to purchase shares of Cytogen Common Stock in the Subscription Offering or cash in lieu of fractional shares of Cytogen Common Stock);

        (iv) all instruments and documents required on the part of Cytogen and the Merger Subsidiary to effectuate and consummate the transactions contemplated by the Merger Agreement shall be delivered to Cellcor and shall be in form and substance reasonably satisfactory to Cellcor and its counsel;

        (v) no temporary restraining order, preliminary or permanent injunction or other order of any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall have been issued nor shall any proceeding by a governmental entity seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal;

        (vi) effective as of the date of Closing, Dr. Brenner and Dr. Bagalay shall be elected to the Cytogen Board of Directors; and

        (vii) there shall have been no material adverse change concerning Cytogen since December 31, 1994.

Termination of the Merger Agreement

       The Merger Agreement may be terminated at any time prior to the Closing:

        (i) by mutual consent of the Boards of Directors of Cytogen and Cellcor;

        (ii) by either Cytogen or Cellcor if any United States federal or state court of competent jurisdiction or other governmental entity shall have issued an injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such injunction or other action shall have become final and non-appealable;

        (iii) by either Cytogen or Cellcor, if there has been a breach of any representation, warranty or covenant on the part of the other and, in the case of Cellcor, on the part of the Merger Subsidiary, set forth in the Merger Agreement, or if any condition to Closing has not been fulfilled; provided, however, that if such breach is curable by the other party through the exercise of its best efforts, the non-breaching party may not terminate the Merger Agreement unless such breach has not been cured within fifteen (15) business days after such breach is discovered by the non-breaching party;

        (iv) by either Cytogen or Cellcor, if the Merger shall not have been consummated prior to December 31, 1995, but only if the failure to consummate is for a reason other than a failure by such party to satisfy the conditions to the Merger of the other party as described above;

        (v) by Cytogen, if (a) the Cellcor Board of Directors (1) withdraws or modifies, or proposes to withdraw or modify, in a manner adverse to Cytogen or the Merger Subsidiary, the approval or recommendation by the Cellcor Board of Directors (or any committee thereof) of the Merger Agreement or the Merger, (2) approves or recommends, or proposes to approve or recommend, any takeover proposal by a third party or (3) enters into an agreement with a third party with respect to any such takeover proposal, or (b) any third party other than the Principal Stockholders acquires beneficial ownership or the right to acquire beneficial ownership of 40% or more of the outstanding shares of Cellcor Common Stock;

        (vi) by Cellcor, if the Cellcor Board of Directors (a) withdraws or modifies, or proposes to withdraw or modify, in a manner adverse to Cytogen or the Merger Subsidiary, the approval or recommendation by the Cellcor Board of Directors (or any committee thereof) of the Merger Agreement or the Merger, (b) approves or recommends, or proposes to approve or recommend, any takeover proposal by a third party or (c) enters into an agreement with a third party with respect to any such takeover proposal, but only in the event that the Cellcor Board of Directors, after consultation with independent legal counsel, determines in good faith that such action is necessary to comply with its fiduciary duties under applicable law; and

        (vii) by either Cytogen or Cellcor if (a) the Merger Proposal shall have failed to receive the requisite vote for approval by the Cellcor stockholders or (b) the Issuance Proposal shall have failed to receive the requisite vote for approval by the Cytogen stockholders.

Termination and Expense Fee

       Cellcor will become obligated to pay a termination and expense fee of $1,000,000 to Cytogen if Cellcor enters into a definitive agreement relating to a competing takeover proposal, within one year after the Merger Agreement is terminated (i) by Cytogen, if (a) the Cellcor Board of Directors (1) withdraws or modifies, or proposes to withdraw or modify, in a manner adverse to Cytogen or the Merger Subsidiary, the approval or recommendation by the Cellcor Board of Directors (or any committee thereof) of the Merger Agreement or the Merger, (2) approves or recommends, or proposes to approve or recommend, any takeover proposal by a third party or (3) enters into an agreement with a third party with respect to any such takeover proposal, or (b) any third party other than the Principal Stockholders acquires beneficial ownership or the right to acquire beneficial ownership of 40% or more of the outstanding shares of Cellcor Common Stock; or (ii) by Cellcor, if the Cellcor Board of Directors (a) withdraws or modifies, or proposes to withdraw or modify, in a manner adverse to Cytogen or the Merger Subsidiary, the approval or recommendation by the Cellcor Board of Directors (or any committee thereof) of the Merger Agreement or the Merger, (b) approves or recommends, or proposes to approve or recommend, any takeover proposal by a third party or (c) enters into an agreement with a third party with respect to any such takeover proposal, but only in the event that the Cellcor Board of Directors, after consultation with independent legal counsel, determines in good faith that such action is necessary to comply with its fiduciary duties under applicable law.

Amendment and Waiver of the Merger Agreement; Extensions

       The Merger Agreement may be amended with the approval of the Boards of Directors of Cytogen, Cellcor and the Merger Subsidiary at any time prior to the approval of the Merger Proposal by the Cellcor stockholders except that after such approval, no amendment which by applicable law requires the approval of such stockholders may be made without such approval. At any time prior to the Effective Time, Cytogen and Cellcor may (i) extend the time for the performance of obligations of the other parties under the Merger Agreement, (ii) waive any inaccuracies in the representations and warranties of the other applicable party contained in the Merger Agreement or (iii) waive compliance with any of the agreements or conditions contained therein.

Expenses and Fees

       All costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses.

Exchange of Certificates in the Merger

       As soon as reasonably practicable after the Effective Time, Mellon Securities Trust Company (the "Exchange Agent") shall mail to each holder of record of certificates, which immediately prior to the Effective Time represented outstanding shares of Cellcor Common Stock and Cellcor Preferred Stock (the "Certificates"), a transmittal letter and instructions to be used in effecting the surrender of the Certificates in exchange for (i) a certificate representing the number of whole shares of Cytogen Common Stock which such holder has the right to receive pursuant to the Merger, and (ii) cash for fractional shares of Cytogen Common Stock to which such holder would otherwise be entitled. CELLCOR STOCKHOLDERS ARE REQUESTED NOT TO SURRENDER THEIR CERTIFICATES FOR EXCHANGE UNTIL SUCH TRANSMITTAL LETTER AND INSTRUCTIONS ARE RECEIVED BY THEM. After the Effective Time and until surrendered as provided above, Certificates shall be deemed to represent only the right to receive certificates representing the number of whole shares of Cytogen Common Stock into which the shares of Cellcor Common Stock and Cellcor Preferred Stock formerly represented by such Certificates were converted in the Merger and a cash payment in lieu of any fractional shares. The holders of Certificates shall not be entitled to receive dividends or any other distributions from Cytogen until such Certificates are so surrendered.


                              THE VOTING AGREEMENT

       As a condition to their willingness to enter into the Merger Agreement, Cytogen and the Merger Subsidiary have required that the Principal Stockholders execute, and the Principal Stockholders have executed, a Voting and Subscription Agreement, dated June 15, 1995, with Cytogen and the Merger Subsidiary (the "Voting Agreement"). Pursuant to the Voting Agreement, each Principal Stockholder has agreed, among other things, (i) to vote its shares of Cellcor Common Stock and Cellcor Preferred Stock, as the case may be, in favor of the Merger Proposal, (ii) to grant a proxy to the Merger Subsidiary to so vote its shares, (iii) to refrain from electing to treat the Merger as a liquidation pursuant to the Cellcor Certificate of Designation (defined below) in the case of the Cellcor Preferred Stock, and (iv) to purchase for cash shares of Cytogen Common Stock offered as part of the Subscription Offering to the extent and in the manner described below.

       Contemporaneously with the execution of the Voting Agreement, two of the Principal Stockholders have agreed to lend funds to Cellcor in exchange for Cellcor's promissory note in the aggregate principal amount of up to $4,967,118 (the "Note") to fund Cellcor's normal course of operations prior to Closing. The Note, which bears interest at the rate of 6.37% per annum, will be repaid with a portion of the proceeds of the Subscription Offering.

       Subject to the terms and conditions set forth in the Voting Agreement, upon the Effective Time, two of the Principal Stockholders have agreed that they will purchase for cash 3,084,833 shares of Cytogen

Common Stock offered to the holders of Cellcor Common Stock for aggregate cash consideration of $12,000,000 (the "Minimum Subscription Amount"); provided, however, that to the extent up to 128,534 shares of Cytogen Common Stock are purchased in the Subscription Offering for up to $500,000 by persons other than the Principal Stockholders, the commitment under the Voting Agreement shall be reduced by an amount equal to such other purchases, but not to less than 2,956,299 shares and $11,500,000; and provided, further, that a portion of such investment will be used to repay the Note. It shall be a condition precedent to the Principal Stockholders' obligation to purchase the shares of Cytogen Common Stock offered to the Principal Stockholders in the Subscription Offering that
(i) the waiting period under the HSR Act shall have expired or been terminated and (ii) no order, decree or ruling issued by any governmental entity shall be in effect prohibiting the purchase or delivery of the shares of Cytogen Common Stock in the Subscription Offering.

       For a two-year period after the Effective Time, no Principal Stockholder shall contract to sell, sell or otherwise transfer or dispose of any shares of Cytogen Common Stock received upon exchange of its shares in the Merger or purchased in the Subscription Offering or any interest therein or any voting rights with respect thereto (the "Converted Shares"), except that a Principal Stockholder may transfer its Converted Shares after the Effective Time to an affiliate who agrees in a writing delivered to Cytogen to be bound by these provisions of the Voting Agreement. Upon each of the second anniversary of the Effective Time, six months thereafter and the third anniversary of the Effective Time, each Principal Stockholder may contract to sell, sell, or otherwise transfer or dispose of one-third, two-thirds and all of the Converted Shares, respectively.

       Cytogen shall transfer enough proceeds of the Subscription Offering to the Surviving Corporation so as to enable the Surviving Corporation to perform its obligations under the Note. The Note will be due and payable upon the later of (i) effectiveness of the Merger and the closing of the Subscription Offering, provided, however, that the Subscription Offering produces aggregate proceeds to Cytogen of not less than $12,000,000 and (ii) December 31, 1995.

       Upon the purchase of the shares of Cytogen Common Stock in the Subscription Offering, Cytogen and the Principal Stockholders shall enter into a Registration Rights Agreement For Common Stock (the "Registration Rights Agreement") pursuant to which the Principal Stockholders will be granted the right to have their shares of Cytogen Common Stock registered under certain circumstances. Under the terms of the Registration Rights Agreement, if Cytogen at any time or from time to time proposes to register shares of Cytogen Common Stock under the Securities Act (other than in a registration in connection with an exchange offer or an offering of securities solely to the existing stockholders or employees of Cytogen), the Principal Stockholders may request registration of their shares of Cytogen Common Stock, and Cytogen will use its best efforts to effect the registration of such shares, subject to certain conditions and limitations. In addition, at any time after the second anniversary of the date of the Registration Rights Agreement, the Principal Stockholders may make a written request for registration of their shares of Cytogen Common Stock under the Securities Act (a "Demand Registration") and Cytogen shall effect such Demand Registration, subject to certain conditions and limitations. Under the terms of the Registration Rights Agreement, the Principal Stockholders are entitled to two Demand Registrations.

       If the Effective Time shall not have occurred by December 31, 1995, the Voting Agreement and the parties' obligations provided therein (and the proxy provided for therein) will terminate on the first to occur of (i) termination of the Merger Agreement in accordance with its terms, (ii) December 31, 1995, or
(iii) written notice of termination of the Voting Agreement by Cytogen to the Principal Stockholders.

       The Principal Stockholders have jointly and severally agreed to indemnify, defend and hold harmless Cytogen and Cellcor from and against all loss, damage, liability or expense, including, without limitation, reasonable attorneys' fees and other costs of defense, arising out of certain limited patent infringement matters. The total amount of any such indemnification shall in no event exceed $12,000,000.

                    THE CONSULTING AND MANAGEMENT AGREEMENT

          In accordance with Section 5.15 of the Merger Agreement, Cytogen and Cellcor have entered into a Consulting and Management Agreement (the "Consulting and Management Agreement"), dated as of July 1, 1995, pursuant to which Cytogen will provide management consulting services in the clinical, regulatory, financial and human resources areas that are necessary or desirable in connection with the operation of Cellcor's business.

          Under the terms of the Consulting and Management Agreement, Cytogen will focus on (i) assisting Cellcor in the management and oversight of the FDA-designated Pivotal Phase III clinical trials of ALT in patients with mRCC, (ii) the preparation by Cellcor of an ELA/PLA for submission to FDA, and (iii) the conduct of a Phase I/II clinical trial using ALT for the treatment of chronic hepatitis B. See "INFORMATION CONCERNING CELLCOR--Business of Cellcor."

          All the services rendered by Cytogen pursuant to the Consulting and Management Agreement will be subject to oversight and control by the Cellcor Board of Directors. Cellcor will retain control and authority over all interactions with FDA, and all significant decisions relating to the business of Cellcor will require the approval of the Cellcor Board of Directors or the Chairman of the Cellcor Board of Directors.

          In consideration of providing the management consulting services to Cellcor under the Consulting and Management Agreement, Cellcor will pay Cytogen a fixed monthly consulting fee of $30,000 plus reasonable out-of-pocket expenses incurred in connection therewith. Cytogen and Cellcor have agreed that all expenditures by Cellcor under the Consulting and Management Agreement will not be included in the amounts budgeted for Cellcor's operations as set forth in
Schedule 5.14 to the Merger Agreement.

          The initial term of Cytogen's engagement under the Consulting and Management Agreement commenced on July 1, 1995 and will continue through and until December 31, 1995 (the "Initial Term"), unless terminated earlier upon (i) the termination of the Merger Agreement, (ii) the closing of the transactions contemplated by the Merger Agreement, or (iii) 30 days written notice of a material default under the Consulting and Management Agreement. The Merger Agreement may be terminated by either Cytogen or Cellcor if, among other things, the Merger Proposal fails to receive the requisite vote for approval by the Cellcor stockholders or the Issuance Proposal fails to receive the requisite vote for approval by the Cytogen stockholders. See "THE MERGER AGREEMENT-- Termination of the Merger Agreement." After the expiration of the Initial Term, the engagement will be renewed automatically on a month-to-month basis, unless terminated upon 30 days prior written notice delivered by either party to the other.


                              REGULATORY APPROVALS

          Cytogen and Cellcor are not aware of any governmental or regulatory requirements relating to consummation of the Merger or the Subscription Offering, other than compliance with applicable federal and state securities laws and the HSR Act. Cytogen and an affiliate of the Principal Stockholders filed a notification on July 10, 1995 pursuant to the HSR Act. The 30-day waiting period required by the HSR Act expired on August 9, 1995.


                                APPRAISAL RIGHTS

          Holders of Cytogen Common Stock do not have rights of appraisal under
Section 262 ("Section 262") of the DGCL in connection with the Merger because Cytogen is not a constituent corporation in the Merger. However, holders of Cellcor Common Stock and holders of Cellcor Preferred Stock are entitled to appraisal rights under Section 262 in connection with the Merger.

          If the Merger is consummated, holders of Cellcor Common Stock and holders of Cellcor Preferred Stock who hold such shares of record on the date of making a written demand for appraisal as described below, continuously hold such shares through the Effective Time and otherwise comply fully with the procedures prescribed in Section 262, will be entitled to an appraisal by the Delaware Court of Chancery of the "fair value" of their shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive from the Surviving Corporation payment of such fair value in cash.

          Shares of Cellcor Common Stock and Cellcor Preferred Stock that are outstanding immediately prior to the Effective Time and with respect to which appraisal shall have been properly demanded in accordance with Section 262 shall not be converted into the right to receive shares of Cytogen Common Stock in the Merger at or after the Effective Time unless and until the holder of such shares withdraws his demand for such appraisal or becomes ineligible for such appraisal.

          Under Section 262, not less than 20 days prior to the Cellcor Special Meeting, Cellcor is required to notify each stockholder eligible for appraisal rights of the availability of such appraisal rights. This Joint Proxy Statement/Prospectus constitutes notice to holders of Cellcor Common Stock and Cellcor Preferred Stock that appraisal rights are available to them.

          The following is a brief summary of the statutory procedures to be followed by a holder of Cellcor Common Stock or Cellcor Preferred Stock in order to perfect appraisal rights under the DGCL. This summary is not intended to be complete and is qualified in its entirety by reference to Section 262 which is attached hereto as Annex G and is incorporated herein by reference. Any Cellcor stockholder considering demanding appraisal is advised to read the full text of
Section 262 contained in Annex G and to consult legal counsel.

          If any holder of Cellcor Common Stock or Cellcor Preferred Stock elects to exercise such stockholder's appraisal rights, such stockholder must satisfy each of the following conditions:

           (i) A written demand for appraisal of shares of Cellcor Common Stock or Cellcor Preferred Stock must be delivered to Cellcor by any holder thereof seeking appraisal before the taking of the vote on the Merger at the Cellcor Special Meeting. Such demand must reasonably inform Cellcor of the identity of the stockholder and that the stockholder intends thereby to demand appraisal of his shares. Merely voting against, or failing to vote in favor of, the approval of the Merger Agreement will not constitute a demand for appraisal within the meaning of Section 262.

           (ii)   Stockholders electing to exercise their appraisal rights under
     Section 262 must not vote for approval of the Merger. A failure to vote will satisfy this condition. If, however, a stockholder votes for approval and adoption of the Merger Agreement and the Merger or returns a signed proxy but does not specify a vote against the approval of the Merger or a direction to abstain, the proxy will be voted for the approval of the Merger, which will have the effect of waiving such stockholder's appraisal rights.

           (iii) Such stockholder must continually hold such shares from the date of making of the demand through the Effective Time.

           (iv) A demand for appraisal must be executed by or for the Cellcor stockholder of record, fully and correctly, as such stockholder's name appears on the stock certificates. If Cellcor Common Stock or Cellcor Preferred Stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by the fiduciary. If Cellcor Common Stock or Cellcor Preferred Stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record, so long as the agent identifies the record owner and expressly discloses the fact that, in exercising the demand, such agent is acting as agent for the record owner.

     A record owner who holds Cellcor Common Stock or Cellcor Preferred Stock as a nominee for others may exercise appraisal rights with respect to the shares held for all or fewer than all beneficial owners of shares of Cellcor Common Stock or Cellcor Preferred Stock as to which the holder is the record owner. In such case, the written demand must set forth the number of shares covered by such demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares of Cellcor Common Stock or Cellcor Preferred Stock outstanding in the name of such record owner. Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements with respect to the delivery of written demand for appraisal. A demand for appraisal submitted by a beneficial owner who is not the record owner will not be honored.

     If any holder of Cellcor Common Stock or Cellcor Preferred Stock fails to comply with any of the conditions of Section 262 and the Merger becomes effective, such stockholder will be entitled to receive the consideration provided for in the Merger Agreement, but will have no appraisal rights with respect to such holder's Cellcor Common Stock or Cellcor Preferred Stock, as the case may be.

     A Cellcor stockholder who elects appraisal rights must mail or deliver the written demand for appraisal to: Cellcor, Inc., 200 Wells Avenue, Newton, Massachusetts 02159, Attention: Treasurer. The written demand for appraisal should specify the stockholder's name and mailing address and the number of shares of Cellcor Common Stock or Cellcor Preferred Stock covered by the demand, and should state that the stockholder is thereby demanding appraisal in accordance with Section 262.

     Within 10 days after the Effective Time, the Surviving Corporation must provide notice as to the date of effectiveness of the Merger to all Cellcor stockholders who have duly and timely delivered demands for appraisal and otherwise complied with Section 262 ("Dissenting Stockholders").

     Within 120 days after the Effective Time, any Dissenting Stockholder is entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares not voted in favor of the Merger and with respect to which demands for appraisal have been received by Cellcor, and the number of holders of such shares. Such statement must be mailed within 10 days after the written request therefor has been received by the Surviving Corporation.

     Within 120 days after the Effective Time, either the Surviving Corporation or any Dissenting Stockholder may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of each share of Cellcor Common Stock and Cellcor Preferred Stock. If a petition for an appraisal is timely filed, at the hearing on such petition, the Delaware Court of Chancery will determine which Cellcor stockholders are entitled to appraisal rights and thereafter will appraise the shares of Cellcor Common Stock and Cellcor Preferred Stock owned by such stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value.

     In determining fair value, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., et al., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and that "[f]air price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that in making this determination of fair value, the Delaware Court of Chancery and the appraiser must consider "all factors and elements which reasonably might enter into the fixing of value," including "market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other factors which were known or which could be ascertained as of the date of merger and which throw any light on future prospects of the merged corporation." The Delaware Supreme Court construed
Section 262 to mean that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." However, the court noted that, in determining fair value under
Section 262, "the speculative elements of value that may arise from the "accomplishment" or "expectation" of the merger are excluded."

     Stockholders of Cellcor considering whether to seek appraisal should bear in mind that the fair market value of their Cellcor Common Stock or Cellcor Preferred Stock determined under 262 could be more than, the same as or less than the value of the consideration to be paid pursuant to the Merger Agreement, and that an opinion of an investment banking firm as to fairness from a financial point of view is not necessarily an opinion as to fair value under
Section 262 of the DGCL.

     The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and assessed upon the parties as the Court deems equitable in the circumstances. Upon application of a Dissenting Stockholder, the Court may order that all or a portion of the expenses incurred by any Dissenting Stockholder in connection with the appraisal proceeding, including without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of such a determination or assessment, each party bears its own expenses.

     A Dissenting Stockholder who has duly demanded appraisal in compliance with 262 will not, after the Effective Time, be entitled to vote for any purpose the Cellcor Common Stock or Cellcor Preferred Stock subject to such demand or to receive payment of dividends or other distributions on such Cellcor Common Stock or Cellcor Preferred Stock except for dividends or other distributions payable to stockholders of record at a date prior to the Effective Time.

     At any time within 60 days after the Effective Time, any Dissenting Stockholder may withdraw his demand for appraisal and accept the consideration to be paid under the Merger Agreement without interest. After this period, a Dissenting Stockholder may withdraw his demand for appraisal only with the consent of the Surviving Corporation. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the Effective Time, Dissenting Stockholder' rights to appraisal shall cease and they shall be entitled to receive the consideration to be paid under the Merger Agreement without interest. Inasmuch as the Surviving Corporation has no obligation or intention to file such a petition, any Cellcor stockholder who desires such a petition to be filed is advised to file it on a timely basis. No petition timely filed in the Delaware Court of Chancery demanding appraisal shall be dismissed as to any Cellcor stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just.

     Failure to take any required step in connection with the exercise of appraisal rights may result in the termination or waiver of such rights.


                       ACCOUNTING TREATMENT OF THE MERGER

     Under applicable accounting standards, the Merger will be treated as a purchase of Cellcor by Cytogen. Upon completion of the Merger, which is expected to occur in fiscal 1995, an amount representing acquired research and development will be charged to expense. Based on $5.25, the last sale price per share of Cytogen Common Stock on August 29, 1995, this amount would be approximately $29.4 million. To the extent the market price of Cytogen Common Stock at the Effective Time is different from $5.25 per share, this charge to expense would change. In addition, the charge to expense may change due to other factors, including a change from Cellcor's stockholders' deficit balance at June 30, 1995. This charge is a one-time charge in connection with the Merger and will have no impact on operating results after 1995. During 1995, total expenses will be increased by the amount of this charge.

                      FEDERAL SECURITIES LAW CONSEQUENCES

     All shares of Cytogen Common Stock received by Cellcor stockholders in the Merger will be freely transferable, except that shares of Cytogen Common Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of Cellcor prior to or at the Effective Time may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act (or Rule 144 in the case of such persons who become affiliates of Cytogen) or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Cytogen or Cellcor generally include individuals or entities that control, are controlled by, or are under common control with, such party and may include certain officers and directors of such party as well as principal stockholders of such party. This Joint Proxy Statement/Prospectus does not cover any resales of Cytogen Common Stock received by persons who may be deemed to be affiliates of Cytogen or Cellcor. Cellcor's affiliates have entered into agreements pursuant to which they have agreed to comply with the applicable requirements of Rule
145. Certain of these affiliates will enter into the Registration Rights Agreement pursuant to which they will be granted the right to have their shares of Cytogen Common Stock registered under certain circumstances. See "THE VOTING AGREEMENT."


                      DESCRIPTION OF CYTOGEN CAPITAL STOCK

Cytogen Common Stock

     Cytogen is authorized to issue up to 69,600,000 shares of Cytogen Common Stock. As of the Cytogen Record Date, (i) 33,747,501 shares of Cytogen Common Stock were issued and outstanding and (ii) approximately 4,285,000 shares of Cytogen Common Stock were reserved for issuance upon exercise of issued and outstanding warrants, approximately 2,012,500 shares of Cytogen Common Stock were reserved for issuance pursuant to the CVRs and approximately 4,259,985 shares of Cytogen Common Stock were reserved for issuance pursuant to stock option and stock award plans and agreements.

     Each share of Cytogen Common Stock is entitled to one vote per share. Subject to the preferential rights, if any, of holders of any then outstanding preferred stock, the holders of Cytogen Common Stock are entitled to receive dividends when, as and if declared by the Cytogen Board of Directors out of funds legally available therefor. The terms of Cytogen Common Stock do not grant to the holders thereof any preemptive, subscription, redemption, conversion or sinking fund rights. Subject to the preferential rights of holders of any then outstanding preferred stock, the holders of Cytogen Common Stock are entitled to share ratably in the assets of Cytogen legally available for distribution to stockholders in the event of Cytogen's liquidation, dissolution or winding up.

     The transfer agent and registrar for Cytogen Common Stock is Mellon Securities Trust Company, New York, New York.

Cytogen Preferred Stock

     Cytogen has the authority to issue up to 5,400,000 shares of preferred stock, par value $.01 per share, in one or more series as determined by the Cytogen Board of Directors. As of the date hereof, there were no shares of preferred stock outstanding. The Cytogen Board of Directors may, without further action by the stockholders of Cytogen, issue series of preferred stock and fix the rights and preferences of such shares, including the dividend rights, dividend rates, conversion rights, exchange rights, voting rights, terms of redemption, redemption price or prices, liquidation preferences and the number of shares constituting any series or the designation of such series. Shares of any series of preferred stock of Cytogen may be represented by depositary shares evidenced by depositary receipts, each representing a fractional interest in a share of preferred stock of such series and deposited with a depositary. The use of this mechanism could increase the number of interests in preferred stock issued by Cytogen. The rights of the holders of Cytogen Common Stock will be subject to, and may be adversely affected by, the rights of holders of preferred stock issued by Cytogen in the future. In addition, the issuance of preferred stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of Cytogen.


                       COMPARISON OF STOCKHOLDERS' RIGHTS

     The following is a summary of certain material differences between the rights of holders of Cellcor Common Stock and Cellcor Preferred Stock on the one hand and Cytogen Common Stock on the other. Because each of Cellcor and Cytogen is organized under the laws of Delaware, these differences arise from various provisions of the Certificate of Incorporation (the "Cellcor Certificate"), the Certificate of Designation (the "Cellcor Certificate of Designation") and the By-laws (the "Cellcor By-laws") of Cellcor and the Certificate of Incorporation (the "Cytogen Certificate") and the By-laws (the "Cytogen By-laws") of Cytogen. The following discussion of certain of such differences does not purport to be complete and is qualified in its entirety by reference to the Cellcor Certificate, the Cellcor Certificate of Designation, the Cellcor By-laws, the Cytogen Certificate and the Cytogen By-laws, respectively. Copies of such documents may be obtained from Cellcor and Cytogen, respectively. See "AVAILABLE INFORMATION."

Voting

      Except in connection with the amendment or repeal of the Cellcor Certificate, as described below, the holders of shares of Cellcor Preferred Stock do not have any voting rights. The holders of shares of Cellcor Common Stock and Cytogen Common Stock are entitled to one vote for each share held at all meetings of stockholders (and written actions in lieu of meetings).

Directors

     The Cellcor By-laws currently provide that the Cellcor Board of Directors consist of between three and nine members, with the actual number to be determined at the annual meeting of stockholders. Within these limits, the number of directors may be increased or decreased at any time by the stockholders or by the vote of a majority of the directors then in office; however, the number may be thus decreased only to eliminate vacancies existing by reason of the death, resignation or removal of one or more of the directors. The Cytogen By-laws provide that the number of directors constituting the Board of Directors shall be not less than two nor more than ten, with the number fixed from time to time by the Board of Directors.

     Both the Cellcor By-laws and the Cytogen By-laws provide that a director may be removed either for or without cause at any time by the affirmative vote of the holders of a majority of the shares of the respective corporations. The Cellcor By-laws provide that vacancies occurring for any reason, including a removal of directors, may be filled by the vote of a majority of the holders of shares of Cellcor Common Stock at a meeting called for that purpose, or by the vote of a majority of the remaining members of the Cellcor Board of Directors. The Cytogen By-laws provide that any vacancies created by a removal of directors may be filled by the vote of a majority of the holders of shares of Cytogen Common Stock entitled to vote or, if the vacancies are not so filled, by the vote of a majority of the remaining members of the Cytogen Board of Directors. The Cytogen By-laws provide that vacancies occurring for any other reason, including the newly created directorships, may be filled by a majority vote of the remaining members of the Cytogen Board of Directors.

Liability of Officers and Directors; Indemnification

     Both the Cellcor Certificate and the Cytogen Certificate provide that the directors of the respective companies are not liable to the respective corporations or their stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability is not permitted under the DGCL. The Cellcor Certificate provides that the amendment or repeal of the article in the Cellcor Certificate granting this exemption from liability requires the vote of at least 66-2/3% of the stockholders of Cellcor entitled to vote at an annual election of directors. The Cytogen Certificate is silent on this matter.

     In addition, both the Cellcor Certificate and the Cytogen By-laws, as both are supplemented by the provisions of the DGCL, provide for the indemnification of officers and directors for expenses incurred by them by reason of their position with the respective corporations, to the maximum extent legally permissible. However, the Cellcor Certificate does not provide for indemnification of all employees and agents, as do the Cytogen By-laws. The Cellcor Certificate provides that the amendment or repeal of the article in the Cellcor Certificate concerning indemnification requires the vote of at least 66-2/3% of the stockholders of Cellcor entitled to vote at an annual election of directors. The Cytogen Certificate is silent on this matter.

Special Meetings

     Under the DGCL, special meetings of stockholders may be called by the Board of Directors or such persons authorized by the corporation's certificate of incorporation or by-laws. The Cellcor By-laws provide that the Board of Directors, the Chairman of the Board, the President or persons holding at least 25% of the voting power of the outstanding stock entitled to vote at such meeting can call a special meeting of stockholders. The Cytogen By-laws provide that the Board of Directors, the Chairman of the Board or the President or persons holding at least 10% of the voting power of the outstanding stock entitled to vote at such meeting can call a special meeting of stockholders.

Voting by Ballot

     The Cellcor By-laws provide that any stockholder present or represented at a meeting and entitled to vote in an election can require that a vote be held by ballot. The Cytogen By-laws provide that a ballot can be requested only by the vote of 10% of the stockholders entitled to vote at a meeting.

Requirement of Meeting

     The Cellcor Certificate provides that if any class of stock is registered pursuant to the Exchange Act, any action by that class of stockholders must be taken at a meeting and may not be taken by written consent. The Cytogen Certificate is silent on this matter.

Amendment of Certificate of Incorporation and By-laws

     Under the DGCL, a certificate of incorporation may be amended by the affirmative vote of a majority of the outstanding stock entitled to vote thereon, and a majority of the outstanding stock of each class entitled to vote thereon as a class, unless a greater percentage is required by the certificate of incorporation. The Cellcor Certificate and the Cellcor Certificate of Designation provide that the Cellcor Certificate may not be amended in any way that negatively affects the rights or privileges of the Cellcor Preferred Stock without the approval of the holders of 66-2/3% of the outstanding Cellcor Preferred Stock. The Cytogen Certificate refers to the DGCL in providing for the manner in which the Cytogen Certificate may be amended.

     Each of the Cellcor By-laws and the Cytogen By-laws can be amended, altered or repealed by the respective Boards of Directors or by the vote of the holders of the majority of the outstanding stock entitled to vote thereon.

Dividends; Liquidation Rights

     The Cellcor Certificate of Designation provides that the holders of shares of Cellcor Preferred Stock are entitled to receive dividends of $100 per share per annum, payable when and as declared by the Cellcor Board of Directors. Cellcor may not declare or pay any dividends on shares of Cellcor Common Stock until the holders of Cellcor Preferred Stock have received the dividends to
which they are entitled.   The Cellcor Certificate provides that dividends may
be declared on the shares of Cellcor Common Stock as and when determined by the Cellcor Board of Directors, and subject to any preferential dividend rights of the Cellcor Preferred Stock. The Cytogen By-laws provide that the Cytogen Board of Directors may, at any regular or special meeting, declare and pay dividends upon the shares of the capital stock of Cytogen.

     In the event of any liquidation, dissolution or winding up of Cellcor, the holders of Cellcor Preferred Stock are entitled to payment, before any payment is made to the holders of Cellcor Common Stock, of an amount equal to $1,000 per share, plus any dividends accrued but unpaid thereon, whether or not declared. The shares of Cytogen Common Stock do not have any such preferential rights.


                             SUBSCRIPTION OFFERING

     Cytogen is granting non-transferable rights to holders of Cellcor Common Stock to purchase up to an aggregate of 6,637,493 shares of Cytogen Common Stock at a price of $3.89 per share of Cytogen Common Stock (the "Purchase Price"). The purpose of the Subscription Offering is to give all holders of Cellcor Common Stock an opportunity to purchase Cytogen Common Stock at the same price and on the other terms as the Principal Stockholders are purchasing shares of Cytogen Common Stock. The Merger Agreement requires Cytogen to make the Subscription Offering. The following describes the Subscription Offering and provides instructions as to how holders of Cellcor Common Stock may purchase shares of Cytogen Common Stock in the Subscription Offering.

Eligible Stockholders

     All holders of record (the "Record Holders") of Cellcor Common Stock at the close of business on August 17, 1995 (the "Subscription Record Date") are eligible to purchase shares of Cytogen Common Stock in the Subscription Offering. If a holder of Cellcor Common Stock holds such shares not in his own name but in the name of a broker, bank, trust company or other entity as record or nominee holder, the stockholder will need to contact such Record Holder as soon as possible to purchase shares of Cytogen Common Stock in the Subscription Offering.

The Offering

     Each Record Holder at the close of business on the Subscription Record Date will be entitled to purchase 1.118 shares of Cytogen Common Stock for each share of Cellcor Common Stock held by such holder (rounded down to the nearest whole number) for $3.89 per share of Cytogen Common Stock at any time at or before 5:00 p.m., New York City time, on October 13, 1995 (the "Expiration Date"). The right to purchase shares of Cytogen Common Stock in the Subscription Offering is not transferable and may be exercised only by the Record Holder on the Subscription Record Date until the Expiration Date. The issuance of shares of Cytogen Common Stock pursuant to the Subscription Offering is conditioned upon consummation of the Merger pursuant to the Merger Agreement. No certificates evidencing the right to purchase shares of Cytogen Common Stock in the Subscription Offering will be issued.

Nontransferable Rights

     The right to purchase Cytogen Common Stock pursuant to the Subscription Offering is not transferable. No certificates representing the right to purchase Cytogen Common Stock pursuant to the Subscription Offering will be issued.

Purchase

     A Record Holder must complete and sign the Subscription Offering Purchase Form enclosed with this Joint Proxy Statement/Prospectus (the "Subscription Offering Purchase Form"). Payment of the Purchase Price must be made in United States Dollars by check, bank draft or money order, payable to the order of Mellon Securities Trust Company, as Subscription Offering Agent (the "Subscription Offering Agent") for Cytogen, or by wire transfer to the Subscription Offering Agent pursuant to the instructions accompanying the Subscription Offering Purchase Form. Payment may not be made in cash and may only be made on business days. The completed Subscription Offering Purchase Form, accompanied by payment of the Purchase Price, must be delivered to the Subscription Offering Agent on or before the Expiration Date. The addresses of the

Subscription Offering Agent to which delivery may be made, by mail or by hand, are set forth in the letter from Cytogen's Chairman of the Board to the holders of Cellcor Common Stock that accompanies this Joint Proxy Statement/Prospectus.

     If delivery is made by mail, the holder of Cellcor Common Stock bears the risk of late delivery. Completed Subscription Offering Purchase Forms should not be sent to Cellcor or Cytogen.

     If shares of Cellcor Common Stock are not held in the stockholder's own name but in the name of a broker, bank, trust company or other entity as Record Holder, the stockholder will need to contact the Record Holder as soon as possible to purchase shares in the Subscription Offering. Any Subscription Offering Purchase Form must be signed by the Record Holder.

     Once a Record Holder has delivered or mailed a completed Subscription Offering Purchase Form, together with payment, the purchase of shares of Cytogen Common Stock represented thereby is not revocable for any reason. However, the issuance of the shares of Cytogen Common Stock pursuant to the Subscription Offering is conditioned upon consummation of the transactions contemplated by the Merger Agreement, including approval by the stockholders of Cellcor and Cytogen at the Special Meetings and the satisfaction or waiver of the other closing conditions set forth in the Merger Agreement. See "THE MERGER AGREEMENT--Conditions to Consummation of the Merger." If the transactions contemplated by the Merger Agreement are not consummated, the purchase of the shares of Cytogen Common Stock indicated on the Subscription Offering Purchase Form will not be made and the Subscription Offering Agent will return to the Record Holder an amount equal to the payment that accompanied the Subscription Offering Purchase Form without interest or deduction.

     All questions as to validity, form or eligibility (including times of receipt and matters relating to beneficial ownership) pertaining to the purchase of shares in the Subscription Offering will be determined by Cytogen, which determination shall be final and binding. No alternative, conditional or contingent purchase of shares will be accepted. Cytogen reserves the absolute right to reject any or all Subscription Offering Purchase Forms not properly submitted or the acceptance of which would, in the opinion of Cytogen, be unlawful. Cytogen also reserves the right to waive any irregularities or conditions, and Cytogen's interpretation of the terms and conditions of the Subscription Offering shall be final and binding. Any irregularities in connection with Subscription Offering Purchase Form must be cured within such times as Cytogen shall determine, unless waived. Neither Cytogen nor the Subscription Offering Agent, however, shall be under any duty to give notification of defects in Subscription Offering Purchase Forms, nor shall either incur any liability for failure to give such notification. Subscription Offering Purchase Forms received by the Subscription Offering Agent that are not properly submitted and as to which the irregularities have not been cured or waived will be returned by the Subscription Offering Agent to the appropriate Record Holder before the Expiration Date, but only if time permits.

Minimum Subscription Amount

     Certain of the Principal Stockholders have agreed in the Voting Agreement to purchase 3,084,833 shares of Cytogen Common Stock for an aggregate cash amount of $12,000,000; provided, however, that to the extent up to 128,534 shares of Cytogen Common Stock are purchased in the Subscription Offering for up to $500,000 by persons other than the Principal Stockholders, the commitment of those Principal Stockholders to purchase shares of Cytogen Common Stock in the Subscription Offering shall be reduced by an amount equal to such other purchases, but not to less than 2,956,299 shares and $11,500,000.

Maximum Number of Shares of Cytogen Common Stock Issuable in the Subscription Offering

     The maximum number of shares of Cytogen Common Stock issuable pursuant to the Subscription Offering is 6,637,493, for aggregate purchase consideration of approximately $25.8 million.

Delivery of Shares Upon Purchase

     Certificates representing shares of Cytogen Common Stock purchased in the Subscription Offering will be issued by the Subscription Offering Agent promptly upon consummation of the Merger pursuant to the Merger Agreement. No shares of Cytogen Common Stock purchased in the Subscription Offering will be delivered prior to the date of the Special Meetings. If the Merger Agreement is terminated pursuant to its terms, the Subscription Offering will be terminated without any shares of Cytogen Common Stock being issued pursuant thereto, and all funds deposited with the Subscription Offering Agent will be returned to the depositing stockholders without interest or deduction.

Plan of Distribution

     The Subscription Offering is being made directly by Cytogen, and Cytogen has made no arrangements with brokers or dealers to solicit the purchase of shares by Record Holders.

     The Purchase Price was established by negotiation with the Principal Stockholders and Cellcor in connection with the Merger Agreement and the Voting Agreement. The Merger Agreement requires that Cytogen conduct the Subscription Offering in order to permit all holders of Cellcor Common Stock to purchase shares of Cytogen Common Stock at the same price and on the same terms as the Principal Stockholders are purchasing shares of Cytogen Common Stock.

     Cytogen will not make the Subscription Offering or offer to sell any shares of Cytogen Common Stock in states or other jurisdictions where it is unlawful to do so or where the laws, rules, regulations or orders would require Cytogen, in its sole determination, to incur costs, obligations or time delays disproportionate to the net proceeds to be realized by Cytogen from such offers, sales or issuances.

Use of Proceeds

     The net proceeds from the Subscription Offering (assuming that shares of Cytogen Common Stock are issued and sold only to the extent of the Minimum Subscription Amount) will be approximately $10,500,000, after deducting Cytogen's estimated expenses of the Transaction of approximately $1,500,000. Cytogen expects to use approximately $4,100,000 to repay in full the amount due under the Note. The proceeds from the Note, which bears interest at the rate of 6.37% per annum, have been used by Cellcor for working capital and other general corporate purposes. Cytogen anticipates using the remaining net proceeds for general corporate purposes, including product commercialization, late-stage product development activities, research and development projects within Cytogen and Cellcor, and selling, general and administrative expenses. Management of Cytogen believes that its current sources of liquidity together with the net proceeds from the Subscription Offering (assuming that shares of Cytogen Common Stock are issued and sold only to the extent of the Minimum Subscription Amount) will be sufficient to meet anticipated cash requirements into the first half of 1996. To date, Cytogen's major uses of cash have included research and development costs, general and administrative expenses, expenditures for property, plant and equipment and expenses related to marketing and selling its products.

     In connection with its product commercialization, product development efforts and research and development projects, Cytogen anticipates using a portion of the net proceeds for expansion of its product development efforts for ProstaScint, acceleration of exploratory research in Cytogen's TSARs\SynGenes program (defined below) and funding of Cellcor's FDA-designated Pivotal Phase III clinical trial of ALT in patients with mRCC.

     The timing, amount and nature of these expenditures are dependent upon, and may vary in accordance with, numerous factors including the progress of Cytogen's research and development program, Cytogen's assessment of the timing of FDA approval and the market potential of its products and that of competing or complementary products, and other factors beyond Cytogen's control. Pending application of the proceeds to the purposes described above, the net proceeds from the Subscription Offering will be invested in high-grade, short-term, interest-bearing investments.

                                 CAPITALIZATION

     The following table sets forth the capitalization of Cytogen (i) as of June 30, 1995 on an unaudited historical basis and (ii) as adjusted to give effect to the issuance of shares of Cytogen Common Stock in connection with the Transaction as if it had been consummated as of that date. See "SUBSCRIPTION OFFERING--Use of Proceeds." The table should be read in conjunction with the Cytogen Corporation and Subsidiaries, Pro Forma Condensed Combined Financial Statements and notes thereto included in this Joint Proxy Statement/Prospectus and Cytogen's consolidated financial statements and notes thereto incorporated by reference into this Joint Proxy Statement/Prospectus.

                                                          June 30, 1995
                                                  -----------------------------
                                                  Historical     As Adjusted
                                                  -----------  ----------------
                                                      (amounts in thousands)
LIABILITIES:

  Current liabilities............................   $   8,972     $ 12,553

  Long-term liabilities..........................       4,768        5,164
                                                    ---------     --------

     Total liabilities...........................      13,740       17,717

REDEEMABLE COMMON STOCK,
  250,000 shares issued and outstanding,
  at redemption value............................       2,000        2,000
                                                    ---------     --------

STOCKHOLDERS' EQUITY:

  Preferred stock, $.01 par value,
     5,400,000 shares authorized - none issued...         ---          ---
  Common stock, $.01 par value,
     69,600,000 shares authorized - 31,696,000
     (39,493,000 shares as adjusted) issued and
     outstanding.................................         317          395(1)(3)
  Additional paid-in capital.....................     193,911      230,656(1)(3)
  Deferred compensation..........................         ---          (87)
  Unrealized gains on investments................          28           28
  Accumulated deficit............................    (189,088)    (218,443)(2)
                                                    ---------     --------

     Total stockholders' equity..................       5,168       12,549
                                                    ---------     --------

TOTAL CAPITALIZATION.............................   $  20,908     $ 32,266
                                                    =========     ========
-------------------

(1) Assumes (i) the issuance of 4,711,596 shares of Cytogen Common Stock in connection with the Merger (assuming no exercise of outstanding Cellcor Stock Options after the Cellcor Record Date) and (ii) the issuance of 3,084,833 shares of Cytogen Common Stock in connection with the Subscription Offering (assuming rights are exercised only to the extent of the Minimum Subscription Amount by certain of the Principal Stockholders).

(2) Includes the portion of purchase price allocated to acquired research and development of $29,355,000, which will be charged to the statement of operations upon the consummation of the Merger. To the extent that the market price of Cytogen Common Stock at the Effective Time is different from $5.25 per share, the amount of the purchase price and charge to expense would change. In addition, this charge to expense may change due to other factors including a change from Cellcor's stockholders' deficit balance at June 30, 1995.

(3) Excludes 1,800,000 shares of Cytogen Common Stock issued and sold pursuant to the exercise of the Option by Fletcher Capital (as such terms are defined below) in August 1995 and 665,352 shares issued and sold to Fletcher Fund (defined below) in September 1995, for an aggregate purchase price of approximately $10.0 million (or $4.058 per share). See "INFORMATION CONCERNING CYTOGEN--Recent Developments."

                                    DILUTION

          The net tangible book value per share of Cytogen Common Stock at June 30, 1995 was $0.16. Net tangible book value per share is equal to Cytogen's total tangible assets less total liabilities, divided by the total number of shares of Cytogen Common Stock outstanding./1/ Without taking into account any change in Cytogen's net tangible book value after June 30, 1995, other than giving effect to the issuance and sale of shares of Cytogen Common Stock in the Subscription Offering to the extent of the Minimum Subscription Amount at $3.89 per share (after deducting estimated expenses), the pro forma net tangible book value per share of Cytogen Common Stock would have been $0.45. This represents an immediate increase in net tangible pro forma book value per share of $0.29 to present Cytogen stockholders and an immediate dilution of $3.44 per share to the purchasers in the Subscription Offering. The following table illustrates the per share effect of this dilution:

     Sales price per share of Cytogen Common Stock.......   $3.89
       Net tangible book value per share before
       Subscription Offering........................   $0.16
       Increase per share attributable to payments
       by purchasers in the Subscription Offering...   $0.29

     Pro forma net tangible book value after sale/1  2/..   $0.45

     Dilution to purchasers in the Subscription Offering.  $3.44


_________________________________________

1. Excludes 250,000 shares of redeemable Cytogen Common Stock, 4,285,000 shares of Cytogen Common Stock issuable upon exercise of outstanding warrants, 2,012,500 shares of Cytogen Common Stock issuable pursuant to contingent value rights to purchase Cytogen Common Stock, 5,324,487 shares of Cytogen Common Stock issuable in connection with the Merger, 2,711,620 shares of Common Stock issuable upon the exercise of outstanding stock options and other contractual rights to purchase shares of Cytogen Common Stock that may arise from time to time. See "INFORMATION CONCERNING CYTOGEN--Recent Developments."

2. The above calculation does not give effect to the issuance and sale of 1,800,000 shares of Cytogen Common Stock pursuant to the exercise of the Option by Fletcher Capital in August 1995 or of 665,352 shares of Cytogen Common Stock to Fletcher Fund. See "INFORMATION CONCERNING CYTOGEN--Recent Developments." The effect of the exercise of the Option by Fletcher Capital and the sale of shares to Fletcher Fund on the purchasers of Cytogen Common Stock in the Subscription Offering is to increase the pro forma net tangible book value by $0.24 per share to $0.69 per share.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following discussion is based, in part, on the opinions of Dechert Price & Rhoads, counsel for Cytogen, and Hale and Dorr, counsel for Cellcor, and is a summary of the material federal income tax consequences that may be relevant to holders of shares of Cellcor capital stock upon the exchange of such shares for shares of Cytogen Common Stock pursuant to the Merger and upon the receipt of the right to participate in the Subscription Offering (the "Subscription Rights"). This summary does not address specific tax consequences that may be relevant to a particular stockholder subject to special treatment under certain federal income tax laws (including, for example, persons who acquired shares of Cellcor Common Stock pursuant to the exercise of employee stock options or otherwise as compensation, financial institutions, broker-dealers, insurance companies, non-United States persons and tax-exempt institutions). In addition, this summary does not address the tax consequences of the Transaction under the laws of any state, local or foreign jurisdictions.

     The discussion is based on the Code, applicable United States Treasury regulations, judicial authority and administrative rulings and practice. Any of such authorities is subject to change at any time by legislative, judicial or administrative action. Any such change could be applied retroactively in a manner that could adversely affect a person exchanging shares in the Merger.

     HOLDERS OF CELLCOR CAPITAL STOCK ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE FEDERAL INCOME TAX CONSIDERATIONS THAT MAY BE SPECIFIC TO THEM, AS WELL AS WITH RESPECT TO ANY STATE, LOCAL OR FOREIGN TAX CONSIDERATIONS OF PARTICIPATING IN THE MERGER OR HOLDING SHARES OF CYTOGEN COMMON STOCK.

Treatment of the Merger as a Reorganization

     Consummation of the Merger is conditioned upon the receipt by Cytogen of an opinion of Hale and Dorr and the receipt by Cellcor of an opinion of Dechert Price & Rhoads that the Merger qualifies as a reorganization for federal income tax purposes, together with certain attendant tax consequences thereto.

     Hale and Dorr and Dechert Price & Rhoads expect to deliver their respective opinions immediately before or at the Closing, based upon certain assumptions and representations, that the Merger will qualify as a reorganization within the meaning of Section 368 of the Code, provided the fair market value of the Subscription Rights granted to holders of Cellcor Common Stock in connection with the Transaction, plus the amount of cash received by the Cellcor stockholders pursuant to the exercise of applicable dissenters' appraisal rights or in lieu of fractional shares of Cytogen Common Stock, will not exceed 50% of the sum of (i) the fair market value of the Subscription Rights, (ii) the fair market value of the shares of Cytogen Common Stock delivered to holders of Cellcor capital stock pursuant to the Merger and (iii) the amount of cash received by the Cellcor stockholders pursuant to the exercise of applicable dissenters' appraisal rights or in lieu of fractional shares of Cytogen Common Stock. The value of the Subscription Rights is a factual question not addressed in the opinions of counsel and must be determined by taking into account all facts and circumstances relating to the Subscription Rights. For purposes of this discussion, the value of each Subscription Right is assumed to be equal to the difference between the value of 1.118 shares of Cytogen Common Stock on the date of the Merger and the Subscription Right exercise price. The following discussion generally assumes that the Transaction will qualify as a reorganization, as described above.

     A holder of shares of Cellcor capital stock will recognize no gain or loss for federal income tax purposes as a result of the Transaction, except that (i) such holder will recognize gain to the extent of the value of the Subscription Rights granted to such holder in connection with the Transaction and (ii) such holder may recognize gain or loss to the extent of cash delivered in lieu of fractional shares, as described below.

     The gain, if any, recognized by a holder on the receipt of the Subscription Rights will be equal to the lesser of (i) the gain realized by the holder with respect to the Transaction, measured by the difference between (a) the fair market value of the Subscription Rights and Cytogen Common Stock (including the amount, if any, of cash received in lieu of fractional shares, as discussed below) received in connection with the Transaction and (b) the holder's adjusted tax basis in the shares of Cellcor capital stock surrendered in connection with the Transaction and (ii) the fair market value of the Subscription Rights received.

     If the shares of Cellcor capital stock are held as a capital asset at the time of the Merger, gain, if any, recognized by a holder will be treated as capital gain, and will be treated as long-term capital gain if the Cellcor capital stock was held for more than one year as of the date of the Merger, provided that all or a portion of such gain may be characterized as a dividend (taxable at ordinary income rates) to the extent of the accumulated earnings and profits of Cellcor at the Effective Time under the principles of Section 302 of the Code.

     A holder's aggregate tax basis in the shares of Cytogen Common Stock received in the Merger will be equal to such holder's aggregate adjusted tax basis in the shares of Cellcor capital stock surrendered in the Merger, increased by the amount of gain, if any, recognized by such person as a result of the receipt of Subscription Rights and decreased by the fair market value of the Subscription Rights received (and further decreased by any basis allocated to a fractional share, as described below). The holder's holding period for shares of Cytogen Common Stock received in the Merger will include the holding period for the shares of Cellcor capital stock surrendered in the Merger.

Treatment of the Subscription Rights

     A holder's tax basis in the Subscription Rights received in connection with the Transaction will be equal to the fair market value of such Subscription Rights on the date of the Merger.

     If the Subscription Rights granted to a holder are exercised, the holder's tax basis in the shares of Cytogen Common Stock received in connection with an exercise of the Subscription Rights will be equal to the sum of the holder's tax basis in the Subscription Rights and the amount paid upon exercise of the Subscription Rights.

     If a holder's Subscription Rights expire unexercised, the holder should recognize a loss upon such expiration in the amount of the holder's tax basis in the Subscription Rights. Provided shares of Cytogen Common Stock that would be acquired upon exercise of the Subscription Rights would be held as a capital asset, such loss will be a capital loss, and will be a short-term capital loss if the Subscription Rights have been held for one year or less.

Cash Received in Lieu of Fractional Shares

     If a holder of Cellcor capital stock receives cash in lieu of fractional shares of Cytogen Common Stock in connection with the Merger, the holder will be treated for federal income tax purposes as if it received a fractional share of Cytogen Common Stock in exchange therefor (with an appropriate amount of tax basis in the holder's Cellcor capital stock allocated to such fractional shares under the rules described above) and as if such share were thereafter redeemed by Cytogen in exchange for cash. The taxation of such deemed redemption is subject to the rules of Section 302 of the Code, and holders are urged to consult their tax advisors in that regard.

Net Operating Loss Carryforward

     Upon the consummation of the Merger, Cellcor (in the form of its successor, the Merger Subsidiary) will experience a greater than 50% change in ownership. As a result, under applicable Code provisions, Cellcor's ability to use its existing net operating loss carryforward to offset income (other than certain income attributable to existing appreciation in the assets of Cellcor at the time of the Merger) in future years will be limited. Generally, the annual limitation on Cellcor's ability to use its net operating loss carryforward will be equal to the fair market value of Cellcor's stock at the time of the Merger multiplied by a federally prescribed interest rate. To the extent that the annual limitation exceeds the amount of the net operating loss carryforward used to offset taxable income in any year, the excess amount of the limitation will be added to the amount of the limitation applicable to the following year.

     Generally, following the consummation of the Merger, Cellcor's net operating loss carryforward (subject to the limitations described in the preceding paragraph) will only be available to offset income realized by Cellcor in future tax periods and will not be available to offset the income of Cytogen or its affiliates.


         MANAGEMENT AND BOARD OF CYTOGEN UPON COMPLETION OF THE MERGER

     The management of Cytogen will be unaffected by the Merger. The Merger Agreement provides that, effective as of the Closing, Dr. Brenner, as the designee of the Principal Stockholders, and Dr. Bagalay will be elected to the Cytogen Board of Directors. During the two-year period commencing at the Effective Time, and thereafter for so long as the Principal Stockholders own at least 5% of the outstanding shares of Cytogen Common Stock, Cytogen will use its best efforts to cause to be nominated Dr. Brenner, or such other person designated by the Principal Stockholders, for election or re-election to the Cytogen Board of Directors. The following sets forth certain information with respect to each executive officer and director of Cytogen after giving effect to the Merger:

     William C. Mills III, 40, has served as Chairman of the Board of Cytogen since January 1995 and has been a director of Cytogen since July 1983. Since April 1, 1988, he has been a General Partner of The Venture Capital Fund of New England, Boston, Massachusetts, a series of private venture capital partnerships. Prior to that, Mr. Mills was a General Partner of PaineWebber Ventures, and certain of its predecessor partnerships since April 1981. Mr. Mills holds an A.B. degree from Princeton University, an S.M. degree in Chemistry from The Massachusetts Institute of Technology, and an S.M. degree in Management from M.I.T.'s Sloan School of Management.

     Thomas J. McKearn, 46, joined Cytogen in July 1981 as Vice President, Research and Development. He has served as Cytogen's Chief Executive Officer since January 1994 and as President of Cytogen since September 1991. Dr. McKearn previously served as Executive Vice President of Cytogen from June 1990 to August 1991 and Senior Vice President, Scientific Affairs of Cytogen through June 1990. He has been a director of Cytogen since 1981. From 1978 until he joined Cytogen, Dr. McKearn was an Assistant Professor in the Department of Pathology at the University of Pennsylvania and Head of the Immunoprotein Laboratory at the Hospital of the University of Pennsylvania. He retains a position as Adjunct Associate Professor in the Department of Pathology at the University of Pennsylvania. Dr. McKearn is a member of the Scientific Advisory Board for Rider College and the New Jersey Cancer Institute. Dr. McKearn holds a B.A. degree from Indiana University, a Ph.D. degree in Immunology from the University of Chicago and an M.D. degree from the Pritzker School of Medicine at the University of Chicago.

     T. Jerome Madison, 55, joined Cytogen in October 1993 as Vice President of Finance and Chief Financial Officer and Secretary. He has been a director of Cytogen since December 1994. Mr. Madison is the sole stockholder, officer and director of Somerset Central Corporation, a New Jersey corporation through which Mr. Madison provides services to Cytogen. Previously, Mr. Madison served as President, Chief Executive Officer and General Partner of Montgomery Partners, a venture capital group, from 1991 to 1993 and as President, Chief Executive Officer and General Partner of Founders Court, also a venture capital group, from 1986 to 1991. Mr. Madison was Vice President for finance and administration of Cytogen from 1982 to 1986. Prior to first joining Cytogen, he served as Corporate Controller for Rorer Group Inc. Mr. Madison holds a B.S. from The Wharton School of the University of Pennsylvania and an M.B.A. from Monmouth College. He is also a Certified Public Accountant.

     Richard Murawski, 47, joined Cytogen in April 1994 as Vice President, Operations. Mr. Murawski served as Vice President, Operations of Immunomedics, a biopharmaceutical company engaged in the development of antibody products for cancers and infectious diseases, from 1993 to 1994 and as Director of Manufacturing and Director of Operations with Welgen/Wellcome from 1990 to 1992. From 1971 through 1990, Mr. Murawski held numerous positions in the areas of production, engineering and manufacturing at Schering Corporation, a Union, New Jersey research-based company engaged in the manufacture and production of pharmaceutical and healthcare products. He holds a B.S. in Chemical Engineering from Newark College of Engineering (currently New Jersey Institute of Technology).

     Pamela M. Murphy, 45, joined Cytogen in March 1994 as Vice President, Corporate Communications. Ms. Murphy served as Vice President, Corporate Administration from 1990 to 1994 for Greenwich Pharmaceuticals, a development stage company seeking treatments for autoimmune diseases. From 1987 to 1990, Ms. Murphy held the position of Director of Corporate Communications with Greenwich Pharmaceuticals. Prior to that, Ms. Murphy held various regional and national positions with multiple publishing corporations. Ms. Murphy holds a B.S. degree in Education and Psychology from Northern Arizona University.

     John D. Rodwell, 48, joined Cytogen in September 1981. He served as Director, Chemical Research and then as Vice President, Discovery Research, from 1984 until January 1989, at which time he assumed his present responsibilities as Vice President, Research and Development. From 1980 to 1981, Dr. Rodwell was a Research Assistant Professor and, from 1976 to 1980, he was a postdoctoral fellow, both in the Department of Microbiology at the University of Pennsylvania School of Medicine, where he currently is an Adjunct Associate Professor in the Department of Microbiology. He holds a B.A. degree from the University of Massachusetts, an M.S. degree in Organic Chemistry from Lowell Technology Institute and a Ph.D. degree in Biochemistry from the University of California at Los Angeles.

     Richard J. Walsh, 51, joined Cytogen in June 1994 as Vice President of Corporate Development. Mr. Walsh served as Vice President of Biotechnology Acquisitions for American Cyanamid Company from 1992 to 1994. Prior to that position, for six years he was Vice President, Product Licensing and Technology Transfer at The Warner-Lambert Company. From 1967 through 1986, Mr. Walsh held a variety of domestic and international sales, marketing and licensing positions within Parke-Davis and its parent, The Warner-Lambert Company. Mr. Walsh holds a B.S. degree in Pharmacy from the University of Cincinnati.

     Charles W. Ogelsby, 51, joined Cytogen in November 1993 as Controller. He was elected Corporate Controller in 1994 and Assistant Secretary in 1995. From 1990 until he joined Cytogen, Mr. Ogelsby served as President of Ogelsby & Company, a Bryn Mawr, Pennsylvania financial consulting firm providing strategic, operating, financial and accounting services to small companies.
From 1988 through 1990, Mr. Ogelsby was Vice President of Founders Court, a venture capital firm. Mr. Ogelsby is a Certified Public Accountant and a member of both the American and Pennsylvania Institutes of Certified Public Accountants. He holds B.S. and M.B.A. degrees from Temple University.

     Charles E. Austin, 67, has been a director of Cytogen since July 1994. Mr. Austin previously served on the Cytogen Board of Directors from 1983 to 1986. Now retired, Mr. Austin was Corporate Vice President of American Cyanamid Company, with responsibility for all aspects of its global agricultural business, from 1978 until 1988. Mr. Austin also currently serves as a director of the following publicly-held companies: MGI Pharma, Inc., Embrex, Inc. and Hyal Pharmaceutical Corp. He graduated from the University of Illinois, where he received a B.S. in Agronomy and an M.S. in Soil Chemistry.

     Robert F. Hendrickson, 62, became a director of Cytogen in March 1995. Since 1990, Mr. Hendrickson has been a consultant to the pharmaceutical and biotechnology industries on strategic management and manufacturing issues with a number of leading biotechnology companies among his clients. He is the Chairman of the Board of Envirogen, Inc., a director of The Liposome Company, Inc., and a trustee of the Carrier Foundation, Inc. He also served as a director of Synergen, Inc., before the recent sale of that company to Amgen, Inc. Prior to his retirement in 1990, Mr. Hendrickson was Senior Vice President, Manufacturing and Technology for Merck & Co., Inc. Mr. Hendrickson received an A.B. degree from Harvard College and an M.B.A. from the Harvard Graduate School of Business Administration.

     Donald E. O'Neill, 69, became a director of Cytogen in May 1995. From 1986 until his retirement in March 1991, Mr. O'Neill served as Executive Vice President and Chairman, International Operations of Warner-Lambert Company, an international healthcare and consumer company. He joined Warner-Lambert in March 1971 as President, Warner-Chilcott Division, the pharmaceutical division of Warner-Lambert. He held numerous key management positions at Warner-Lambert and Parke-Davis and Company, a division of Warner-Lambert, which includes pharmaceutical and medical devices. Mr. O'Neill currently serves as a director for several companies, including Alliance Pharmaceutical Corp., Fujisawa USA, Immunogen, Inc., MDL Info Systems, Scios Nova Inc., Targeted Genetics Corp., and New Jersey Resources. Mr. O'Neill also served as Chairman of the International Section of the Pharmaceutical Manufacturers Association from 1988 to 1990. Mr. O'Neill holds a B.S. degree from the University of Washington.

     Bruce R. Ross, 54, has served as a director of Cytogen since April 1994. Mr. Ross was a Senior Vice President of Bristol-Myers Squibb Company's Pharmaceutical Group until his retirement on March 31, 1994. He joined Bristol-Myers in 1967 and progressed through a variety of staff and line management positions in Syracuse, New York; Evansville, Indiana; New York, New York; and most recently, Princeton, New Jersey. He had responsibility for Bristol-Myers Squibb's domestic pharmaceutical operations and the development of its oncology business. Prior to joining Bristol-Myers Squibb, he worked as a researcher in the field of cancer at Upstate Medical Center in Syracuse, New York. Mr. Ross is a member of the Board of Directors of Sugen, Inc. and Glycomed Incorporated and of the Fox Chase Cancer Center in Philadelphia, is actively involved with the American Cancer Society, and is a member of an Institute of Medicine advisory board for the development of new drugs and vaccines for AIDS. He holds a B.S. degree in Microbiology from Syracuse University.

     Ronald J. Brenner, 62, will become a director of Cytogen effective as of the Closing. Dr. Brenner has been President and Chief Executive Officer of Cellcor since July 1995 and has been a Vice President of Hillman Medical Ventures, Inc., a venture capital firm, and has been a general partner of the managing general partner of the Hillman Medical Ventures partnerships since 1989. From 1984 to 1988, Dr. Brenner was President and Chief Executive Officer of Cytogen. Prior to 1984, he was Vice President, Corporate External Research, at Johnson & Johnson, a major pharmaceutical company, and also served as Chairman of McNeil Pharmaceutical, Ortho Pharmaceutical Corp. and the Cilag Companies, all subsidiaries of Johnson & Johnson. Dr. Brenner is a director of several privately-held healthcare and environmental companies. He received a B.S. in Pharmacy from the University of Cincinnati, and an M.S. and Ph.D., both in Pharmaceutical Chemistry, from the University of Florida.

     John E. Bagalay, Jr., 61, will become a director of Cytogen effective as of the Closing. He has served as the Managing Director of Community Technology Fund, the venture capital affiliate of Boston University, since September 1989. From 1984 to 1989, he served as General Counsel of Lower Colorado River Authority, a regulated electric utility. Dr. Bagalay currently also sits on the Boards of Directors of Seragen, Inc., Wave Systems Corporation and Hymedix, Inc. Dr. Bagalay holds a B.A. in Politics, Philosophy and Economics and a Ph.D. in Political Philosophy from Yale University, and a J.D. from the University of Texas.

          Cytogen has entered into a consulting agreement, dated as of July 1, 1995, with James R. Knill, M.D., the former Vice President of Medical Affairs at Cytogen who retired as of that date. Under the terms of this consulting agreement, Dr. Knill will provide consulting and other services relating to FDA's review and approval of Cytogen's NDA for Quadramet and its PLA for ProstaScint. Dr. Knill has agreed to provide up to 104 full days of service during the term of the consulting agreement in consideration of a per diem fee of $1,850, plus payment or reimbursement for any costs reasonably incurred by Dr. Knill in furtherance of his duties. The term of the consulting agreement began on July 1, 1995 and will continue until the earlier of (i) the date on which Cytogen receives FDA approval of the NDA for Quadramet and (ii) December 31, 1996. The consulting agreement may be extended by Cytogen for an additional one-year term.

                         INFORMATION CONCERNING CYTOGEN
Business of Cytogen

          Cytogen is a biopharmaceutical company engaged in the discovery, development, manufacture and marketing of products that provide targeted delivery of diagnostic and therapeutic substances directly to the sites of disease. Cytogen is using its patented and proprietary technologies to develop specific in vivo cancer imaging and therapeutic products to build a cancer care franchise. Cytogen may expand from cancer into other therapeutic areas employing related technologies.

          Cytogen's current focus is on: (i) Quadramet, a cancer therapy agent for the treatment of bone pain associated with bone metastases, for which an NDA was submitted to FDA and accepted for filing on August 11, 1995; (ii) ProstaScint, a prostate cancer diagnostic imaging product, for which a PLA was submitted to and accepted for filing by FDA effective March 13, 1995; and (iii) OncoScint CR/OV, its monoclonal antibody-based diagnostic imaging agent for colorectal and ovarian cancer, which has been approved by FDA since December 1992 and, in its colorectal cancer application, in various European countries since June 1991.

          Cytogen has licensed to DuPont Merck the manufacturing and marketing rights to Quadramet in the United States. Cytogen has retained the right to co-promote the product to nuclear medicine specialists. Cytogen has assigned high priority to the product development and commercialization programs for Quadramet and ProstaScint. Cytogen is continuing to evaluate, invest in and support the sales and marketing activities with respect to OncoScint CR/OV. While the product has technically performed as predicted in clinical applications, OncoScint CR/OV has achieved very limited sales, in both the United States and European markets since its introduction.

          Cytogen's strategic plan also supports continued commitment to its "linker" technology through ongoing product development efforts for cancer therapeutic agents. The "linker" technology is basic to Cytogen's proprietary in vivo delivery methods, which use site-specific attachment of compounds or agents to antibody molecules that maintain the antibody's ability to target and bind to antigens such as those expressed by or associated with tumors, blood clots, infections and other disease sites. Cytogen expects to expand its current product portfolio through in-licensing complementary products, services and technologies.

          In addition, Cytogen has committed additional resources to its molecular recognition unit program which, as a result of recent patent filings and development trends, has been renamed the Totally Synthetic Affinity Reagents\SynGenes ("TSARs\SynGenes") program. This program involves peptides that are a fraction of the size of typical antibodies, but which retain the desired features and benefits of protein-like binding to specific target sites in the human body. Cytogen believes that the ability of these compounds to bind to predetermined sites may mediate certain diagnostic or therapeutic effects more effectively than its current monoclonal antibody delivery systems and other existing products. Due to the broad diversity of this technology, there may be a number of potential commercial applications for this program as an in-vitro diagnostic, as a drug discovery method, as a means to conduct screening of drug candidates and as a source for gene therapy products. Cytogen is pursuing possible strategic alliances to better advance this technology. There can be no assurance that Cytogen will be able to negotiate acceptable strategic alliances.

Recent Developments

          Fletcher Capital. In May 1994, Cytogen and Fletcher Capital Markets, Inc. ("Fletcher Capital") entered into a revised investment agreement pursuant to which, among other things, Fletcher Capital received an option (the "Option") exercisable until August 12, 1995 to purchase up to that number of shares of Cytogen Common Stock which, together with the shares previously purchased pursuant to the investment agreement, would represent up to 9.9% of Cytogen's outstanding common stock on the date of exercise of the Option. The Option provides for an exercise price equal to 95% of the average daily closing prices during the 60 trading days prior to the date Fletcher Capital elects to exercise the Option. The shares involved in this transaction were registered pursuant to a registration statement on Form S-3 filed with the Commission in April 1994.

          In August 1995, Fletcher Capital exercised the Option for the purchase of 1,800,000 shares of Cytogen Common Stock at an aggregate exercise price of $7,304,400, or $4.058 per share. Cytogen and Fletcher Capital have amended the Option to extend its term until November 15, 1995. Under the Option, as amended, Fletcher Capital has the right to purchase up to an additional 1,000,000 shares of Cytogen Common Stock. Fletcher Capital is wholly-owned by Harvard University and is managed by Harvard Management Company, Inc.

          Bracco. In September 1989, Cytogen entered into a research and option agreement (the "Bracco Agreement") with Bracco Industria Chimica S.p.A. ("Bracco"), pursuant to which Bracco purchased 250,000 shares of Cytogen Common Stock (the "Bracco Shares") at $8.00 per share. The Bracco Agreement provided that Cytogen would be obligated to repurchase the Bracco Shares from Bracco under certain circumstances for an aggregate purchase price of $2,000,000 (the "Purchase Price"). Bracco had notified Cytogen of its belief that Cytogen had an obligation to redeem the Bracco Shares and requested that Cytogen repurchase the Bracco Shares and Cytogen asserted that it did not have an obligation to repurchase the Bracco Shares. In August 1995, Cytogen and Bracco agreed that Bracco would sell the Bracco Shares on the Nasdaq National Market and Bracco sold the Bracco Shares for an aggregate purchase price of $1,375,000 (the "Shares Sale Price"), or $5.50 per share. At that date, Bracco had an outstanding account payable due and owing to Cytogen in an amount equal to $293,407.51 (the "Payable"). Cytogen also agreed to pay to Bracco the amount equal to the difference between (i) the Purchase Price and (ii) the sum of the Shares Sales Price plus the Payable (or $331,592.49), in full settlement of the dispute, which amount has been paid.

          Letters of Intent. On August 28, 1995, Cytogen announced that it has executed letters of intent with CIS bio international ("CIS"), a radiopharmaceutical company headquartered in France, to market OncoScint CR/OV in Europe and other countries outside North America, and with Faulding (Canada) Inc. ("Faulding") to market OncoScint CR/OV in Canada. The proposed agreement between Cytogen and CIS would grant CIS the exclusive right to promote and sell OncoScint CR/OV outside North America. OncoScint CR/OV is approved for marketing in nine Western European countries and four Eastern European countries. The existing European territory marketing authorizations would be transferred to CIS. The proposed agreement between Cytogen and Faulding would grant Faulding the exclusive right to promote, sell and distribute OncoScint CR/OV in Canada. Faulding would also assume responsibility for a registration package pending before the Canadian Health Protection Branch and would be responsible for obtaining all necessary Canadian marketing authorizations. Under the proposed terms of the agreements, Cytogen would receive revenue from CIS and Faulding by supplying OncoScint CR/OV at a set price per product kit, and would also receive royalties based on net revenues. These agreements in principle are subject to the negotiation and execution of definitive agreements and all necessary corporate approvals. No assurance can be given that such definitive agreements will be executed or regarding the timing of such execution. OncoScint CR/OV is currently marketed in the United States by Cytogen's sales force.

          Fletcher Fund. Cytogen and Fletcher Fund, L.P., a Delaware limited partnership ("Fletcher Fund"), entered into an Investment Agreement dated as of September 8, 1995 (the "Investment Agreement") pursuant to which Cytogen (i) sold to Fletcher Fund 665,352 shares of Cytogen Common Stock on September 11, 1995 for an aggregate purchase price of $2,700,000, and (ii) will have the right, during the period beginning October 13, 1995 and ending March 29, 1996, to issue and sell to Fletcher Fund, and Fletcher Fund will be obligated to purchase, up to 675,000 shares of Cytogen Common Stock from time to time (collectively, the "Put Rights") at a purchase price per share equal to 101% of the average of the daily volume weighted average price of Cytogen Common Stock on the Nasdaq National Market during a designated twenty-one business day period. Under certain circumstances, Fletcher Fund will have the right to decrease or increase the number of shares of Cytogen Common Stock to be purchased in connection with the exercise of a Put Right by Cytogen, but in no event shall the total number of shares sold by Cytogen and purchased by Fletcher Fund pursuant to the Investment Agreement exceed 4.9% of the total number of shares of Cytogen Common Stock outstanding, after giving effect to the proposed sale and purchase of the shares in question. The shares to be issued and sold in this transaction were registered pursuant to a registration statement on Form S-3 filed with the Commission in April 1994.

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

                                    CYTORAD

Management's Discussion and Analysis of Financial Condition and Results of Operations

          The following discussion should be read in conjunction with CytoRad Incorporated Financial Statements (Unaudited) and Audited CytoRad Incorporated Financial Statements included in this Joint Proxy Statement/Prospectus.

          Background. CytoRad was formed in December 1991 and commenced operations in February 1992. On February 27, 1995, CytoRad merged with and into a wholly-owned subsidiary of Cytogen.

          Results of Operations. CytoRad's financial results for the first quarter of 1995 reflect the results of operations from January 1, 1995 to February 27, 1995 (the date of the consummation of CytoRad's merger with and into a wholly-owned subsidiary of Cytogen). The results of operations for the first quarter of 1995 reflect investment income of $148,000, which was offset by general and administrative expenses and merger costs of $529,000 and $1,923,000, respectively, resulting in a loss of $2,304,000 or $0.57 per share based on 4,025,000 shares outstanding. For the first quarter of 1994, CytoRad recorded a loss of $372,000 or $0.09 per share based on the same number of shares outstanding. The $1,932,000 increase in the net loss is attributed to the merger costs incurred in the first quarter of 1995. General and administrative expenses decreased to $529,000 in the first quarter of 1995 from $647,000 in the first quarter of 1994. This decrease is attributed to the shorter period of operations in 1995 (compared to 1994) due to the consummation of the aforementioned merger on February 27, 1995.

          CytoRad's financial results for fiscal 1994 reflect interest income of $960,000, which was offset by operating expenses of $2.1 million, resulting in a loss of $1.2 million or $0.29 per share based on 4,025,000 average shares outstanding. For 1993, CytoRad recorded a loss of $10.4 million or $2.58 per share based on the same number of shares outstanding. CytoRad's revenue was realized from interest earned on its cash and short-term investments. Interest income declined from $1.3 million in 1993 to $900,000 in 1994 due principally to the reduction of CytoRad's cash and investment balances. There were no research and development expenses (which are principally associated with product development) in 1994 as compared to $11 million in 1993, of which $2 million was attributable to one-time license fees paid to Cytogen in 1993. The reduction in research and development expense was due to the discontinuation of research and development payments to Cytogen. In 1994, merger costs of $696,000 were incurred in connection with the negotiation and execution of a merger agreement with Cytogen. There were no merger costs in 1993. General and administrative expenses were $1.4 million in 1994 as compared to $683,000 in 1993. The increase in general and administrative expenses was primarily due to a one-time payment to CytoRad's Chief Executive Officer, William J. Ryan, in connection with the execution of his employment agreement, the payment of certain fees to CytoRad's advisors in connection with the merger activities, and increased CytoRad board of director fees principally relating to additional meetings as a result of the merger activities, and the cost of maintaining a separate corporate office, which commenced operations in the second quarter of 1994.

          CytoRad's financial results for 1993 reflect interest income of $1.3 million which was offset by operating expenses of $11.7 million, resulting in a loss of $10.4 million or $2.58 per share based on 4,025,000 average shares outstanding. For 1992, CytoRad recorded a loss of $10.6 million or $3.10 per share on 3,400,000 average shares outstanding.

          Research and development expense principally associated with product development efforts was $11 million in 1993 compared to $11.7 million in 1992, of which $2 million and $3 million was attributable to one-time license fees paid to Cytogen in 1993 and 1992, respectively.

          General and administrative expenses, including payments for administrative services rendered by Cytogen under a service agreement, were $683,000 in 1993 as compared to $336,000 in 1992. The increase in general and administrative expenses was primarily due to an increase in the director and officer liability

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

insurance premiums, an increase in legal fees and expenses and a one-time payment in connection with a fairness opinion to CytoRad related to the amendment of the agreements for the ovarian therapy product.

     Liquidity and Capital Resources. CytoRad had $13.1 million of cash, cash equivalents and short-term investments at December 31, 1994. These funds remained from the CytoRad initial public offering. Cash, cash equivalents and short-term investments declined by $2.8 million from January 1, 1994 and $23.5 million between the completion of the offering and December 31, 1994. On February 27, 1995, CytoRad merged with and into a wholly-owned subsidiary of Cytogen.


                        MANAGEMENT AND BOARD OF CELLCOR

     The following sets forth certain information with respect the current executive officers and directors of Cellcor:

     Gary W. Cashon, 49, has been a director of Cellcor since 1987 and Chairman of the Cellcor Board of Directors since January 1991. Dr. Cashon served as Chief Executive Officer of Cellcor from December 1989 to March 1991. He also served as President of Cellcor from December 1989 to August 1990 and from June 1987 to March 1989. Dr. Cashon has been a General Partner of Cashon Biomedical Associates, L.P., a general partner of the Hillman Medical Ventures partnerships, since 1988. From 1983 to 1988, Dr. Cashon was a principal of Cashon BioMedical Development, Inc., a medical consulting firm. He received a B.A. in Biology from David Lipscomb College, a Ph.D. in Microbiology and Immunology from the University of Missouri, and was a post-doctoral fellow at the Baylor College of Medicine.

     Ronald J. Brenner, 62, has been President and Chief Executive Officer of Cellcor since July 1995. He has been a Vice President of Hillman Medical Ventures, Inc., a venture capital firm, and has been a general partner of the managing general partner of the Hillman Medical Ventures partnerships since 1989. From 1984 to 1988, Dr. Brenner was President and Chief Executive Officer of Cytogen. Prior to 1984, he was Vice President, Corporate External Research, at Johnson & Johnson, a major pharmaceutical company, and also served as Chairman of McNeil Pharmaceutical, Ortho Pharmaceutical Corp. and the Cilag Companies, all subsidiaries of Johnson & Johnson. Dr. Brenner is a director of several privately-held healthcare and environmental companies. He received a B.S. in Pharmacy from the University of Cincinnati, and an M.S. and Ph.D., both in Pharmaceutical Chemistry, from the University of Florida.

     Frederick M. Miesowicz, 46, joined Cellcor in October 1992 in the new position of Senior Vice President of Scientific Affairs. Dr. Miesowicz has an extensive background in cellular therapies. Most recently he managed the United States and European SteriCell Division of Terumo and was with E.I. DuPont de Nemours & Company for over 14 years. He managed DuPont's early development and production of its diagnostic monoclonal antibodies. In 1986, he assumed responsibility for DuPont's cellular therapy business, working with the National Cancer Institute and others on ex vivo immunotherapies (lymphokine activated killer cells and tumor infiltrating lymphocytes for cancer). He received his Ph.D. in chemistry from Harvard University.

     Bruce P. Babbitt, 41, joined Cellcor in February 1991 as Director of Immunology Research and was promoted to Vice President of Research and Development in 1993. From 1986 to 1990, he held a series of scientific and managerial positions at Lipogen, Inc., a biotechnology company. These positions included Research Scientist, Program Manager and Group Director, Research and Development. Previously, Dr. Babbitt pursued post-doctoral studies at Harvard Medical School and Washington University Medical School at the laboratory of Dr. Emil Unanue in the field of antigen presentation and processing. He received a M.S. and a Ph.D. in biochemistry from the University of Tennessee.

     Richard E. Kruger, 49, joined Cellcor in 1992 as Vice President of Regulatory Affairs. Dr. Kruger spent two years at Columbia Research Laboratories as Director of Regulatory Affairs. From 1986 to 1990 he

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

was Director of Regulatory Affairs at Greenwich Pharmaceuticals. He received his B.A. in Biology from the American International College, his M.S. at Long Island University, and his Ph.D. at New York University.

     Michael J. Kosc, 50, joined Cellcor in 1991 as Director of Accounting. In July 1995, Mr. Kosc became Cellcor's Treasurer. From 1980 to 1990, he was the Manager of General Accounting and Operations Controller for Johnson & Johnson. He received his B.S. in Accounting from St. Peter's College and his M.B.A. from Rutgers University. Mr. Kosc is licensed as a Certified Public Accountant in New Jersey and New York.

     Russell W. Ayres, III, 45, has been a director of Cellcor since 1991. Mr. Ayres has been Associate General Counsel of The Hillman Company, a private corporation engaged in diversified investments, since 1983. Mr. Ayres received an A.B. from Princeton University, an M.A. in Mathematics from the State University of New York at Stony Brook and a J.D. from Harvard Law School.

     John E. Bagalay, Jr., 61, has been a director of Cellcor since 1991. He has served as the Managing Director of Community Technology Fund, the venture capital affiliate of Boston University, since September 1989. From 1984 to 1989, he served as General Counsel of Lower Colorado River Authority, a regulated electric utility. Dr. Bagalay currently also sits on the Boards of Directors of Seragen, Inc., Wave Systems Corporation and Hymedix, Inc. Dr. Bagalay holds a B.A. in Politics, Philosophy and Economics and a Ph.D. in Political Philosophy from Yale University, and a J.D. from the University of Texas.

     Stephen M. Shortell, 50, has been a director of Cellcor since 1992. Dr. Shortell is the A. C. Buehler Distinguished Professor of Health Services Management and Professor of Organization Behavior in the Department of Organization Behavior at the J. L. Kellogg Graduate School of Management, Northwestern University, chairs he has held since 1982. Dr. Shortell also holds appointments in the Departments of Sociology and Community Health and Preventive Medicine, School of Medicine at Northwestern University. Dr. Shortell is a member of the National Academy of Sciences Institute of Medicine. Dr. Shortell received a B.B.A. in Business Administration from the University of Notre Dame, an M.P.H. in Hospital Administration from the University of California at Los Angeles and a Ph.D. and an M.B.A. in Behavioral Sciences from the University of Chicago Graduate School of Business.

     As part of Cellcor's effort to restructure and reduce costs prior to the Merger, Cellcor implemented, with the consent of Cytogen, a staff reduction program, effective as of July 1, 1995, that will result in the termination of approximately 15 employees, or 33% of Cellcor's work force, by the Effective Time. In connection with the reduction program, Mr. D'Antoni and Mr. Wilcox ceased to serve as Cellcor's President and Chief Executive Officer and Cellcor's Senior Vice President of Business Development and Chief Financial Officer, respectively, as of July 14, 1995. Except for Dr. Brenner, Dr. Kruger and Mr. Kosc, Cellcor's President and Chief Executive Officer, Vice President of Regulatory Affairs and Treasurer, respectively, who will cease to serve as executive officers of Cellcor upon consummation of the Merger, the executive officers of Cellcor immediately prior to the Effective Time will be the executive officers of the Surviving Corporation after the Effective Time. Notwithstanding the foregoing, Cellcor anticipates that it will continue to pursue its core clinical programs for mRCC and chronic hepatitis B.

     Dr. McKearn and Mr. Madison, the directors of the Merger Subsidiary immediately prior to the Effective Time, will be the directors of the Surviving Corporation and will hold office until their respective successors are duly elected and qualified.

                                 INFORMATION CONCERNING CELLCOR

Business of Cellcor

          Cellcor is a biotechnology company engaged in the development and commercialization of cellular therapies. Cellcor's initial cellular therapy application, ALT, is an outpatient treatment for cancer and has potential applications in the area of infectious diseases.

          Cellcor's development efforts are based upon a novel approach to disease treatment, the therapeutic use of living human cells, which, to date, has not received marketing approval by FDA. Cellular therapies involve the use of the patient's own living cells in a three-step procedure: (i) the collection of living cells; (ii) the processing of these cells outside the body (ex vivo) through the use of various procedures; and (iii) the return to the patient of the ex vivo processed cells. Some physicians, however, have expressed significant reservations about ALT. Critics of ALT have argued that there is insufficient scientific explanation of the mechanism of action of ALT and that there are insufficient clinical data to support the use of ALT. In addition, some scientists expressed the view that Cellcor's commercialization of ALT prior to FDA approval, which approval was not required under applicable regulations at the time of commercialization of ALT, was problematic. Cellcor has sought to address the concerns of its critics by seeking FDA approval of ALT, including conducting a Pivotal Phase III clinical trial and other clinical trials in collaboration with academic and medical institutions, and undertaking further research into the scientific basis and mechanism of ALT. There can be no assurance, however, that FDA will grant marketing approval of ALT or that clinical and scientific studies will yield positive results or, if FDA approval is obtained, that ALT will be widely accepted by healthcare providers, physicians or patients.

          In January 1994, Cellcor initiated an FDA-designated Pivotal Phase III clinical trial of ALT in patients with mRCC. The primary objective of this study is to evaluate the survival of patients with mRCC who receive either ALT or alpha interferon. The clinical trial is being conducted at more than 20 United States academic centers and one Canadian academic center. Contingent upon the successful completion of the study, Cellcor intends to apply to FDA for approval of an ELA/PLA. In addition, Cellcor plans to continue a controlled clinical trial (the adjuvant clinical trial), begun in November 1990, to determine if ALT can postpone or prevent the recurrence of cancer in patients previously diagnosed with non-metastatic renal cell carcinoma who have had kidneys surgically removed.

          Cellcor currently is providing ALT for the treatment of renal cell carcinoma at over 40 sites in both the United States and Canada. Patients currently receiving ALT are either enrolled in the Pivotal Phase III clinical trial or the adjuvant clinical trial or are eligible under a compassionate use protocol approved by FDA. Cellcor transports the cells between clinical sites and Cellcor's Good Manufacturing Practices compliant laboratory in Newton, Massachusetts. As of December 31, 1994, Cellcor had administered over 5,000 cell infusions to over 750 patients.

          Cellcor believes its ALT treatment may also strengthen a patient's immune response to diseases other than cancer, such as a variety of infectious diseases including chronic hepatitis B and C, genital herpes, shingles and cytomegalovirus (in both HIV-infected patients and patients receiving a bone marrow transplant) and certain bacterial infections, such as tuberculosis. In the first quarter of 1995, Cellcor began a Phase I/II trial of ALT in humans chronically-infected with hepatitis B. This trial is being conducted under an Investigational New Drug exemption at St. Louis University School of Medicine.

          After publishing the results of a Phase III randomized controlled trial of 90 patients in the April 1990 edition of The Lancet, Cellcor offered ALT on a commercial basis for the treatment of mRCC at its Boston clinical site. During 1991, Cellcor opened two additional centers in Atlanta, Georgia and Orange, California. The therapy was offered commercially only to patients with mRCC.

          In March 1993, Cellcor announced that it elected to cease providing ALT to patients on a commercial basis. The 1992 financial statements reflect a charge of $2.3 million in connection with the decision to


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

restructure. The decision to decommercialize reflected regulatory developments at FDA and the level of physician acceptance that ALT had achieved in the marketplace. Cellcor has since focused its efforts on obtaining regulatory approval for ALT and providing additional clinical data to the medical community. Since March 1993, Cellcor has not accepted new commercial patients for therapy. During 1993, FDA granted Cellcor a compassionate protocol with cost recovery for the former commercial patients and those patients who had received more than six treatments in earlier clinical trials.

          Cellcor was incorporated in Delaware in December 1986. Cellcor's principal office is located at 200 Wells Avenue, Newton, Massachusetts 02159 and its telephone number is (617) 332-2500.

Recent Developments

          Settlement of Lawsuit. On April 24, 1995, Cellcor announced that it had agreed to settle a stockholder class action suit brought by William L. Glosser, as representative of a class of Cellcor's stockholders, against Cellcor, Cellcor's directors and Furman Selz Incorporated, individually and as the representative of the 26 underwriters of Cellcor's initial public offering. The suit was originally filed in the Court of Chancery of Delaware on September 18, 1992 and alleged certain securities law violations.

          The settlement, which is subject to certain conditions, including final approval by Delaware's Court of Chancery, provides for a $700,000 cash payment to the members of the plaintiff class in return for dismissal of all claims against the defendants. Cellcor's insurance carriers have paid over $440,000 towards the settlement and Cellcor has paid the balance, all of which payments have been made into an escrow account, pending the entry of final judgment by the Chancery Court. The settlement hearing is currently scheduled to be held on December 18, 1995.

          Staff Reduction. As part of Cellcor's effort to restructure and reduce costs prior to Merger, Cellcor implemented, with the consent of Cytogen, a staff reduction program effective July 1, 1995. See "MANAGEMENT AND BOARD OF CELLCOR."


                APPROVAL OF CELLCOR'S 1995 STOCK INCENTIVE PLAN

     The Cellcor Board of Directors believes that the continued growth and profitability of Cellcor depends, in large part, upon the ability of Cellcor to maintain a competitive position in attracting and retaining key personnel. Accordingly, on October 14, 1994, the Cellcor Board of Directors adopted, subject to stockholder approval, the 1995 Plan.

     The Cellcor Board of Directors believe that the 1995 Plan is in the best interest of Cellcor and its stockholders and recommends a vote FOR the Plan Proposal.

     The 1995 Plan provides for the grant of incentive stock options, nonstatutory stock options, stock appreciation rights, performance shares and awards of restricted stock and unrestricted stock (collectively, "Awards"). The 1995 Plan provides that a total of 1,500,000 shares of Cellcor Common Stock (subject to adjustment for any dividend, stock split or other relevant changes in Cellcor's capitalization) may be issued pursuant to the 1995 Plan. The maximum number of shares of Cellcor Common Stock with respect to which Awards may be granted to any employee may not exceed 300,000 during any calendar year. No Award may be made under the 1995 Plan after October 13, 2004, but Awards previously granted may extend beyond that date. The 1995 Plan may be terminated at any time by the Cellcor Board of Directors. If the Merger is consummated, the Board of Directors of the Surviving Corporation has no current intention of granting additional Awards under the 1995 Plan.

     The 1995 Plan has been administered by the Cellcor Board of Directors and the Compensation Committee of the Board of Directors. The Cellcor Board of Directors may also delegate to one or more executive officers of Cellcor the power, subject to certain restrictions, to make Awards to participants who are

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

not subject to the reporting provisions of Section 16 ("Reporting Persons").
The Cellcor Board of Directors has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the 1995 Plan and to interpret the provisions of the 1995 Plan. No amendment to the 1995 Plan may be made without stockholder approval if such approval is necessary to comply with any applicable tax or regulatory requirement, including any requirements for compliance with Rule 16b-3 promulgated under the Exchange Act.

Description of Awards under the 1995 Plan

     Incentive Stock Options and Nonstatutory Options. Optionees will receive the right to purchase a specified number of shares of Cellcor Common Stock at some time in the future at an option price and subject to such terms and conditions as will be specified at the time of the grant. Incentive stock options and options which the Board or any appointed committee intends to qualify as performance-based compensation under Section 162(m) of the Code may not be granted at an exercise price less than the fair market value of the Cellcor Common Stock on the date of grant (or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding 10% or more of the voting stock of Cellcor). All other options may be granted at an exercise price which may be less than, equal to or greater than the fair market value of the Cellcor Common Stock on the date of grant. As of August 17, 1995, 672,400 stock options had been granted under the 1995 Plan.

     Stock Appreciation Rights and Performance Shares. A stock appreciation right is the right to receive the excess in value of shares of Cellcor Common Stock over the exercise price awarded to a participant. A performance share award entitles the recipient to acquire shares of Cellcor Common Stock upon the attainment of specified performance goals. No stock appreciation rights or performance shares have been issued under the 1995 Plan.

     Restricted and Unrestricted Stock. Restricted stock awards entitle recipients to acquire shares of Cellcor Common Stock, which may not be sold, assigned, transferred, pledged or otherwise encumbered, except as permitted by the Cellcor Board of Directors, during an applicable restriction period. Awards of restricted stock are subject to the right of Cellcor to repurchase all or part of such shares at their purchase price from the recipient in the event that the conditions specified in the applicable award are not satisfied prior to the end of the applicable restriction period established for such award. Cellcor may also grant (or sell at a purchase price not less than 85% of the fair market value on the date of such sale) to participants shares of Cellcor Common Stock free of any restrictions under the 1995 Plan. No restricted or unrestricted stock have been issued under the 1995 Plan.

     All of Cellcor's employees, officers, directors, consultants and advisors who are expected to contribute to Cellcor's future growth and success, other than persons who have irrevocably elected not to be eligible, are eligible to participate in the 1995 Plan. Incentive stock options, however, may only be granted to persons eligible to receive incentive stock options under the Code. As of July 1, 1995, Cellcor had 37 employees. On August 29, 1995, the last reported bid price of Cellcor Common Stock on the OTC Bulletin Board was $2.8125.

     The granting of Awards under the 1995 Plan is discretionary, and Cellcor cannot now determine the number or type of Awards to be granted in the future to any particular executive officer, all current executive officers as a group, all non-executive directors as a group, each nominee for director, or all non-executive officers as a group. If the Merger is consummated, the Board of Directors of the Surviving Corporation currently intends to grant no additional Awards under the 1995 Plan. Pursuant to the 1995 Plan, during 1994, all current executive officers as a group received options to purchase an aggregate of 248,800 shares of Cellcor Common Stock (including 148,000 shares to Dr. Miesowicz and 100,800 shares to Dr. Babbitt), all at an exercise price of $3.625 per share, and all current employees, including all current officers who are not executive officers, as a group, received options to purchase 35,200 shares of Cellcor Common Stock at an exercise price of $3.625 per share. For a discussion of the treatment of the foregoing options in the event of the consummation of the Merger, see "THE MERGER--Interest of Certain Persons in the Transaction" and

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"THE MERGER AGREEMENT--Conversion of Shares of Cellcor Capital Stock Pursuant to
Merger; Treatment of Options and Warrants." During 1994, no current director received options under the 1995 Plan.

     In the event of a merger in which all of the outstanding shares of Cellcor Common Stock are exchanged for securities, cash or other property of any other entity, the Cellcor Board of Directors, or the board of directors of any corporation assuming the obligations of Cellcor, may, in its discretion, take any one or more of the following actions as to outstanding Awards: (i) provide that such Awards shall be assumed, or substantially equivalent Awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof) on such terms as the Cellcor Board of Directors determines to be appropriate; (ii) upon written notice to participants, provide that all unexercised options or stock appreciation rights will terminate immediately prior to the consummation of the merger unless exercised by the participant within a specified period following the date of such notice; and (iii) provide that all or any outstanding Awards shall become exercisable or realizable in full prior to the effective date of the merger. If the Merger is consummated, Cytogen has agreed to assume all of the outstanding Cellcor Stock Options under the 1995 Plan. See "THE MERGER AGREEMENT--Conversion of Shares of Cellcor Capital Stock Pursuant to Merger; Treatment of Options and Warrants."

Federal Income Tax Consequences

     Incentive Stock Options. No taxable income will be recognized by an optionee upon the grant or exercise of an incentive stock option (provided that the difference between the option exercise price and the fair market value of the stock on the date of exercise must be included in the optionee's "alternative minimum taxable income"), and no corresponding expense deduction will be available to Cellcor. Generally, if an optionee holds shares acquired upon the exercise of incentive stock options until the later of (i) two years from the grant of the option or (ii) one year from the date of transfer of the purchased shares to him (the "Statutory Holding Period"), any gain to the optionee upon a sale of such shares will be treated as capital gain. The gain recognized upon the sale of the stock is the difference between the option price and the sale price of the stock. The net federal income tax effect on the holder of incentive stock options is to defer, until the stock is sold, taxation of any increase in the stock's value from the time of grant to the time of exercise, and to cause all such increase to be treated as capital gain.

     If the optionee sells the shares prior to the expiration of the Statutory Holding Period, he will realize taxable income at ordinary income tax rates in an amount equal to the lesser of (i) the fair market value of the shares on the date of exercise less the option price, or (ii) the amount realized on the sale less the option price, and Cellcor will receive a corresponding business expense deduction. Any additional gain will be treated as long-term capital gain if the shares are held for more than one year prior to the sale and as short-term capital gain if the shares are held for a shorter period. If the optionee sells the stock for less than the option price, he will recognize a capital loss equal to the difference between the sale price and the option price. The loss will be a long-term capital loss if the shares are held for more than one year prior to the sale and a short-term capital loss if the shares are held for a shorter period.

     For purposes of the "alternative minimum tax" applicable to individuals, the exercise of an incentive stock option is treated in the same manner as the exercise of a nonstatutory option. Thus, an optionee must, in the year of option exercise, include the difference between the exercise price and the fair market value of the stock on the date of exercise in alternative minimum taxable income. The alternative minimum tax is imposed upon an individual's alternative minimum taxable income currently at rates of 26% to 28%, but only to the extent that such tax exceeds the taxpayer's regular income tax liability for the taxable year.

     Nonstatutory Stock Options. No taxable income is recognized by the optionee upon the grant of a nonstatutory option. The optionee must recognize as ordinary income in the year in which the option is exercised the amount by which the fair market value of the purchased shares on the date of exercise exceeds the option price (and Cellcor is required to withhold an appropriate amount for tax purposes). If the optionee is a Reporting Person, then upon the exercise of an option within six months from the date of grant no income will be recognized by the optionee until six months have expired from the date the option was granted, and

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

the income then recognized will include any appreciation in the value of the shares during the period between the date of exercise and the date six months after the date of grant (unless the optionee makes an election under Section 83(b) of the Code to have the difference between the exercise price and fair market value at the time of exercise recognized as ordinary income as of the time of exercise). Cellcor will be entitled to a business expense deduction equal to the amount of ordinary income recognized by the optionee, subject to the limitations of Section 162(m) of the Code. Any additional gain or any loss recognized upon the subsequent disposition of the purchased shares will be a capital gain or loss, and will be a long-term gain or loss if the shares are held for more than one year.

     Stock Appreciation Rights. No taxable income is recognized by the recipient upon the grant of a stock appreciation right. The recipient must recognize as ordinary income any cash delivered and the fair market value of any shares of Cellcor Common Stock delivered in payment of an amount due under a stock appreciation right. Special rules apply to Reporting Persons. On the disposition by the recipient of any Cellcor Common Stock received in payment of a stock appreciation right, any additional gain or any loss recognized will be a capital gain or loss, and will be a long-term gain or loss if the shares are held for more than one year. Cellcor will be entitled to a business expense deduction equal to the amount of ordinary income recognized by the recipient, subject to the limitations of Section 162(m) of the Code.

     Performance Shares. No taxable income is recognized by the recipient upon the grant of a performance share award. The recipient must recognize as ordinary income the fair market value of any shares of Cellcor Common Stock actually delivered in accordance with the terms of the performance share award. Special rules apply to Reporting Persons. On the disposition by the recipient of any Cellcor Common Stock received pursuant to a performance share award, any additional gain or any loss recognized will be a capital gain or loss, and will be a long-term gain or loss if the shares are held for more than one year. Cellcor will be entitled to a business expense deduction equal to the amount of ordinary income recognized by the recipient, subject to the limitations of
Section 162(m) of the Code.

     Restricted Stock. If, under the Plan, an award of stock is subject to forfeiture provisions and restrictions on transfer (a "Restricted Award"), then neither Cellcor nor the recipient of the award will realize any federal income tax consequences at the time such award is granted unless the recipient makes an election under Section 83(b) of the Code. If the recipient of a Restricted Award makes a Section 83(b) election within 30 days of the date of grant, or if the recipient is granted an award that is not subject to forfeiture provisions and restrictions on transfer, then he will recognize ordinary income, for the year in which the award is received, in an amount equal to the difference between the fair market value of the Cellcor Common Stock at the time the award is made and the purchase price paid for the Cellcor Common Stock. If a Section 83(b) election is made and the recipient subsequently forfeits some or all of the Cellcor Common Stock, he will not be entitled to any tax refund. If a
Section 83(b) election is not made with respect to a Restricted Award, then the recipient will recognize ordinary income, at the time that the forfeiture provisions or restrictions on transfer lapse, in an amount equal to the difference between the fair market value of the Cellcor Common Stock at that time and the original purchase price per share. Cellcor will be entitled to deduct, as compensation expense, subject to the limitations of Section 162(m) of the Code, the same amount as the recipient must include as ordinary income, and such deduction shall take place in Cellcor's tax year which includes the last day (generally December 31) of the recipient's tax year in which the income is recorded for federal income tax purposes. When the recipient sells the stock, he will recognize a capital gain or loss at the time of sale on the difference between his basis (the price paid plus any taxed amount) and the sale price. Such capital gain or loss will be a long-term capital gain or loss if the stock is held for more than one year from the date of grant if a Section 83(b) election is made, and, for all other cases, for more than one year from the date that the forfeiture provisions or restrictions on transfer lapse.

                                    EXPERTS

     The consolidated financial statements and schedules of Cytogen incorporated by reference in this Joint Proxy Statement/Prospectus and elsewhere in the Registration Statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said reports.

     The financial statements of CytoRad included in this Joint Proxy Statement/Prospectus and elsewhere in the Registration Statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein upon the authority of said firm as experts in giving said reports.

     The financial statements of Cellcor as of December 31, 1994 and 1993, and for each of the years in the three-year period ended December 31, 1994, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firms as experts in accounting and auditing.

     The report of KPMG Peat Marwick LLP covering the December 31, 1994 financial statements contains an explanatory paragraph that states that Cellcor and certain of its officers are defendants in a class action lawsuit seeking damages in unspecified amounts, alleging that the prospectus used to sell Cellcor's stock in the initial public offering contained false and misleading statements and omitted material facts. Because of the uncertainty of the outcome of the lawsuit at December 31, 1994, no provision for any liability that may result upon adjudication had been recognized in the accompanying financial statements.

     The report of KPMG Peat Marwick LLP covering the December 31, 1994 financial statements contains an explanatory paragraph that states that Cellcor's recurring losses from operations, decreasing cash reserves and need for additional capital to fund continuing operations raise substantial doubt about the entity's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                 LEGAL OPINIONS

     The legality of the shares of Cytogen Common Stock to be issued to the Cellcor stockholders pursuant to the Transaction will be passed upon by Dechert Price & Rhoads, Princeton, New Jersey.

     The Merger Agreement provides that it is a condition to the obligation of Cytogen and the Merger Subsidiary to consummate the Merger that they receive the opinion of Hale and Dorr, Boston, Massachusetts to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code, which opinion shall not have been withdrawn or modified in any effect.

     In addition, the Merger Agreement provides that it is a condition to the obligation of Cellcor to consummate the Merger that it receive the opinion of Dechert Price & Rhoads to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of
Section 368(a) of the Code, which opinion shall not have been withdrawn or modified in any effect.


             STOCKHOLDER PROPOSALS FOR 1996 CYTOGEN ANNUAL MEETING

     Stockholder proposals intended to be presented at Cytogen's 1996 Annual Meeting of Stockholders, which is expected to be held on May 21, 1996, are required to be received at the principal executive offices of Cytogen no later than December 20, 1995 for inclusion in Cytogen's proxy statement and form of proxy relating to such meeting.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
CYTOGEN CORPORATION AND SUBSIDIARIES, PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS (UNAUDITED)
Cytogen Corporation and Subsidiaries, Pro Forma Condensed Combined
     Financial Statements, Basis of Presentation..........................   F-2
Cytogen Corporation and Subsidiaries, Pro Forma Condensed Combined
     Balance Sheet as of June 30, 1995....................................   F-3
Cytogen Corporation and Subsidiaries, Pro Forma Condensed Combined
     Statement of Operations--For the Year Ended December 31, 1994........   F-4
Cytogen Corporation and Subsidiaries, Pro Forma Condensed Combined
     Statement of Operations--For the Six Months Ended June 30, 1995......   F-5
Cytogen Corporation and Subsidiaries, Notes to Pro Forma Condensed
     Combined Financial Statements........................................   F-6

AUDITED CYTORAD INCORPORATED FINANCIAL STATEMENTS
CytoRad Incorporated, Report of Independent Public Accountants............   F-9
CytoRad Incorporated, Balance Sheets as of December 31, 1994 and
     January 1, 1994......................................................  F-10
CytoRad Incorporated, Statements of Operations--Years Ended December 31,
     1994, January 1, 1994, January 2, 1993 and Cumulative from Inception to December 31, 1994.................................................  F-11
CytoRad Incorporated, Statements of Stockholders' Equity--Years Ended
     December 31, 1994, January 1, 1994, January 2, 1993 and for the
     period from Inception to December 28, 1991...........................  F-12
CytoRad Incorporated, Statements of Cash Flows--Years Ended December 31,
     1994, January 1, 1994, January 2, 1993 and Cumulative from Inception to December 31, 1994.................................................  F-13
CytoRad Incorporated, Notes to Financial Statements.......................  F-14

CYTORAD INCORPORATED FINANCIAL STATEMENTS (UNAUDITED)
CytoRad Incorporated, Statements of Operations--For the period from
     January 1, 1995 to February 27, 1995.................................  F-19
CytoRad Incorporated, Statements of Cash Flows--For the period from
     January 1, 1995 to February 27, 1995.................................  F-20
CytoRad Incorporated, Notes to Financial Statements.......................  F-21

                      CYTOGEN CORPORATION AND SUBSIDIARIES

               PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
                             BASIS OF PRESENTATION
                                  (Unaudited)

     The accompanying Pro Forma Condensed Combined Balance Sheet as of June 30, 1995, and the related Pro Forma Condensed Combined Statements of Operations for the year ended December 31, 1994 and for the six months ended June 30, 1995 give effect to the merger ("Merger A") of CytoRad Incorporated ("CytoRad") into a wholly-owned subsidiary of Cytogen Corporation ("Cytogen"), which was consummated on February 27, 1995, and the merger ("Merger B") of Cellcor, Inc. ("Cellcor") with and into a wholly-owned subsidiary of Cytogen, as if these transactions had occurred as of June 30, 1995 in the case of the Pro Forma Condensed Combined Balance Sheet or as of January 1, 1994 in the case of the Pro Forma Condensed Combined Statements of Operations. The Pro Forma Condensed Combined Balance Sheet as of June 30, 1995 presents only the historical financial position of Cytogen and Cellcor (and not CytoRad) inasmuch as the Cytogen Form 10-Q for the quarter ended June 30, 1995 (the "Cytogen June 30, 1995 Form 10-Q"), which reflects the consummation of Merger A, has previously been filed with the Securities and Exchange Commission.

     The Pro Forma Condensed Combined Financial Statements have been prepared by Cytogen management and should be read in conjunction with the historical financial statements of Cytogen, CytoRad and Cellcor. The Pro Forma Condensed Combined Financial Statements are based on certain assumptions and estimates. These statements do not purport to be indicative of the financial position or results of operations that might have occurred, nor are they indicative of future results. See Notes to Pro Forma Condensed Combined Financial Statements.

                      CYTOGEN CORPORATION AND SUBSIDIARIES

                   PRO FORMA CONDENSED COMBINED BALANCE SHEET

                                 June 30, 1995

                                  (Unaudited)
                                 (in thousands)

                                                             Historical (Note 1)               Pro Forma
                                                            ---------------------      -------------------------
                                                            Cytogen       Cellcor      Adjustments      Combined
                                                            -------       -------      -----------      --------
ASSETS
------

Current Assets:
  Cash and cash equivalents..............................   $  9,243      $   949      $  12,000(H)     $ 18,957
                                                                                          (2,235)(C)
                                                                                          (1,000)(I)
  Short-term investments.................................      1,321          ---            ---           1,321
  Accounts receivable, net...............................        533           30            ---             563
  Inventory..............................................      2,157           66            ---           2,223
  Other current assets...................................        592          442            ---           1,034
                                                            --------      -------      ---------        --------
     Total current assets................................     13,846        1,487          8,765          24,098
Property, plant and equipment, net.......................      5,215          957            ---           6,172
Other assets.............................................      1,847          149            ---           1,996
                                                            --------      -------      ---------        --------
                                                            $ 20,908      $ 2,593      $   8,765        $ 32,266
                                                            ========      =======      =========        ========

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

Current Liabilities:
      Note payable to stockholders.......................   $    ---      $  1,000     $  (1,000)       $    ---
      Accounts payable and accrued liabilities...........      6,741         2,692           780(D)       10,213
      Other current liabilities..........................      2,231           109           ---           2,340
                                                            --------      --------     ---------        --------
           Total current liabilities.....................      8,972         3,801          (220)         12,553
                                                            --------      --------     ---------        --------
      Long-term liabilities..............................      4,768           396           ---           5,164
                                                            --------      --------     ---------        --------
      Redeemable common stock (pro forma),
        250,000 shares issued and outstanding, at
        redemption value.................................      2,000           ---           ---           2,000
                                                            --------      --------     ---------        --------

Stockholders' Equity (Deficit):
      Preferred stock (pro forma), $.01 par value,
        5,400,000 shares outstanding, no shares
        issued and outstanding...........................        ---           ---           ---             ---
      Convertible preferred stock........................        ---           ---           ---             ---
      Common stock (pro forma), $.01 par value,
        69,600,000 shares authorized, 39,493,000 shares
        issued and outstanding...........................        317            55            23(G)(H)       395
      Additional paid-in capital.........................    193,911        54,838       (56,410)(E)     230,656
                                                                                          38,317(G)(H)

      Deferred compensation..............................        ---           (87)          ---             (87)
      Unrealized gains on investments....................         28           ---           ---              28
      Accumulated deficit................................   (189,088)      (56,410)       56,410(E)     (218,443)
                                                                                         (29,355)(F)
                                                            --------      --------     ---------        --------
           Total stockholders' equity (deficit)..........      5,168        (1,604)        8,985          12,549
                                                            --------      --------     ---------        --------
                                                            $ 20,908      $  2,593     $   8,765        $ 32,266
                                                            ========      ========     =========        ========

         See Notes to Pro Forma Condensed Combined Financial Statements

                      CYTOGEN CORPORATION AND SUBSIDIARIES

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                      For the Year Ended December 31, 1994
                                  (Unaudited)
                      (in thousands, except per share data)

                                                  Historical (Note 1)                     Pro Forma
                                       -----------------------------------------  ---------------------------
                                         Cytogen        CytoRad        Cellcor      Adjustments     Combined
                                       -----------    -----------    -----------  ---------------  ----------
Revenues:
   Product related................       $ 1,411       $      ---      $      97    $       ---     $  1,508
   License and contract...........         1,047              ---            775            ---        1,822
                                         -------       ----------         ------    -----------     --------
        Total revenues............         2,458              ---            872            ---        3,330
                                         -------       ----------         ------    -----------     --------

Operating expenses:
  Research and development........        20,321              ---          5,602            ---       25,923
  Selling and marketing...........         5,536              ---            ---            ---        5,536
  Reacquisition of technology and
     marketing rights.............         4,647              ---            ---            ---        4,647
  General and administrative......         4,290            1,415          2,427            ---        8,132
   Merger costs...................           ---              696            ---           (696)(A)      ---
                                         -------       ----------         ------    -----------     --------
        Total operating expenses..        34,794            2,111          8,029           (696)      44,238
                                         -------       ----------         ------    -----------     --------

   Non-operating income...........          (470)             960            136            ---          626
                                         -------       ----------         ------    -----------     --------

   Net loss.......................      $(32,806)      $   (1,151)     $  (7,021)   $       696     $(40,282)
                                        ========       ==========      =========    ===========     ========

  Net loss per common share.......      $  (1.38)      $    (0.29)     $   (1.33)                   $  (1.07)
                                       =========       ==========      =========                    ========

 Weighted average common shares
    outstanding...................        23,822            4,025          5,442                      37,657
                                       =========       ==========      =========                    ========

NOTE: The pro forma adjustments exclude a nonrecurring charge of approximately $19.7 million for acquired research and development resulting from Merger A, which was charged to the statement of operations in the Cytogen March 31, 1995 Form 10-Q, which has previously been filed with the Securities and Exchange Commission (see Note 2).

       The pro forma adjustments also exclude a nonrecurring charge for acquired research and development which will be charged to the statement of operations upon the effective time (the "Effective Time") of Merger B. Based on $5.25, the last sale price per share of Cytogen Common Stock on August 29, 1995, this amount would be $29,355,000 or $(0.78) per share. To the extent the market price of Cytogen Common Stock at the Effective Time of Merger B is different from $5.25 per share, this charge to expense would change. In addition, this charge to expense will change due to other factors including a change from Cellcor's stockholders' deficit balance at June 30, 1995 (see Note 3).


        See Notes to Pro Forma Condensed Combined Financial Statements.

                      CYTOGEN CORPORATION AND SUBSIDIARIES

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                     For the Six Months Ended June 30, 1995
                                  (Unaudited)
                     (in thousands, except per share data)

                                            Historical (Note 1)                   Pro Forma
                                    -----------------------------------  ----------------------------
                                      Cytogen     CytoRad     Cellcor      Adjustments     Combined
                                    -----------  ---------   ----------  ---------------  -----------

Revenues:
  Product related.................    $    728   $     ---    $     52      $    ---       $     780
  License and contract............         792         ---         750           ---           1,542
                                      --------   ---------    --------      --------       ---------
     Total revenues...............       1,520         ---         802           ---           2,322
                                      --------   ---------    --------      --------       ---------

Operating Expenses:
  Research and development........      10,296         ---       3,146           ---          13,442
  Selling and marketing...........       1,720         ---         ---           ---           1,720
  Reacquisition of technology
   and marketing rights...........      19,663         ---         ---       (19,663)(B)         ---
  General and administrative......       3,189         529       1,883           ---           5,601
  Restructuring expense...........         ---         ---         825           ---             825
  Merger costs....................         ---       1,923         ---        (1,923)(A)         ---
                                      --------   ---------    --------      --------       ---------
     Total operating expenses.....      34,868       2,452       5,854       (21,586)         21,588
                                      --------   ---------    --------      --------       ---------

  Non-operating income............          80         148          16           ---             244
                                      --------   ---------    --------      --------       ---------

  Net loss........................    $(33,268)  $  (2,304)   $ (5,036)     $ 21,586       $ (19,022)
                                      ========   =========    ========      ========       =========

  Net loss per common share.......    $  (1.11)  $   (0.57)   $  (0.97)                    $   (0.48)
                                      ========   =========    ========                     =========

  Weighted average common shares
   outstanding....................      29,982       4,025       5,453                        39,792
                                      ========   =========    ========                     =========


NOTE: The pro forma adjustments exclude a nonrecurring charge of approximately $19.7 million for acquired research and development, which was charged to the statement of operations in the Cytogen March 31, 1995 Form 10-Q, which has previously been filed with the Securities and Exchange Commission (see Note 2).

       The pro forma adjustments also exclude a nonrecurring charge for acquired research and development which will be charged to the statement of operations upon the Effective Time of Merger B. Based on $5.25, the last sale price per share of Cytogen Common Stock on August 29, 1995, this amount would be $29,355,000 or $(0.74) per share. To the extent the market price of Cytogen Common Stock at the Effective Time of Merger B is different from $5.25 per share, this charge to expense would change. In addition, this charge to expense will change due to other factors including a change from Cellcor's stockholders' deficit balance at June 30, 1995 (see Note 3).


        See Notes to Pro Forma Condensed Combined Financial Statements.

                      CYTOGEN CORPORATION AND SUBSIDIARIES

           NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
                                  (Unaudited)


1.  Historical

    The historical balances represent the results of operations for each company and were derived from the respective financial statements for the indicated periods for Cytogen and Cellcor and for the year ended December 31, 1994 and the period from January 1, 1995 to February 26, 1995 for CytoRad. The CytoRad historical results of operations from February 27, 1995 to June 30, 1995 have been consolidated with those of Cytogen and have previously been filed with the Securities and Exchange Commission as part of the Cytogen June 30, 1995
Form 10-Q, which reflects Merger A.

2.  CytoRad Merger

    Merger A was consummated on February 27, 1995 and resulted in the former CytoRad stockholders obtaining a minority ownership of Cytogen. Merger A was accounted for as a purchase transaction with Cytogen treated as the acquirer. Based on the $3.69 per share closing price of Cytogen Common Stock on February 27, 1995, the total purchase price of CytoRad was approximately $30,900,000, which consisted of the following: (i) the $22,263,000 market value of the shares of Cytogen Common Stock which were issued to the CytoRad stockholders (6,037,500 shares of Cytogen Common Stock multiplied by $3.69 per share);
(ii) the $7,446,000 estimated fair value of the warrants to purchase Cytogen Common Stock and the contingent value rights; and (iii) Cytogen transaction costs of approximately $1,191,000. In addition, Cytogen charged approximately $1,400,000 of legal and investment banking fees relating to Merger A to expense in 1994. The total purchase price has been allocated to the fair market value of the assets acquired and liabilities assumed. The book value of CytoRad's tangible assets and liabilities after payment of merger transaction costs approximated their fair market value. Based on the foregoing purchase price, the amount allocated to acquired research and development of $19.7 million was charged to the statement of operations in the Cytogen March 31, 1995 Form 10-Q, which was previously filed with the Securities and Exchange Commission.

    The following pro forma adjustments are reflected as if Merger A had occurred as of January 1, 1994, in the case of the pro forma condensed combined statements of operations:

    (A)  Elimination of nonrecurring merger costs incurred by CytoRad.

    (B) Elimination of nonrecurring charge for acquired research and development.

3.  Cellcor Merger

    Merger B will result in the former Cellcor stockholders obtaining a minority ownership of Cytogen. Merger B will be accounted for as a purchase transaction with Cytogen treated as the acquirer. Based on $5.25, the last sale price per share of Cytogen Common Stock on August 29, 1995, the estimated total purchase price of Cellcor would be $26,971,000, which consists of the following: (i) the $24,736,000 market value of the shares of Cytogen Common Stock which will be issued to the Cellcor stockholders (4,711,596 shares of Cytogen Common Stock multiplied by $5.25 per share); and (ii) estimated transaction costs of $2,235,000. The estimated total purchase price has been allocated to the fair market value of the assets acquired and liabilities assumed. It is anticipated that the book value of Cellcor's tangible assets and liabilities after payment of merger transaction costs will approximate their fair market value except for the assignment of a value of $780,000 to assumed Cellcor management severance costs. Based on the foregoing estimated purchase price, the amount allocated to acquired research and development of $29,355,000 will be charged to the statement of operations upon the Effective Time of Merger B. To the extent that the market price of Cytogen Common Stock on the date of the Effective Time of Merger B is different from $5.25 per share, the amount of the purchase price and charge to expense would change. In addition, this charge to expense may change due to other factors including a change from Cellcor's stockholders' deficit balance at June 30, 1995.

     Concurrent with the consummation of Merger B, Cytogen will make an offer (the "Subscription Offering") to the holders of Cellcor Common Stock enabling such stockholders to purchase 1.118 shares of Cytogen Common Stock

                      CYTOGEN CORPORATION AND SUBSIDIARIES

           NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
                                  (Unaudited)


for each share of Cellcor Common Stock held by such stockholder, at a price of $3.89 per share of Cytogen Common Stock. As a condition to entering into Merger B, certain Cellcor stockholders have agreed to purchase 3,084,833 shares of Cytogen Common Stock for $12,000,000 ($3.89 per share) as part of the Subscription Offering. Although the Subscription Offering could generate gross proceeds of approximately $25,800,000, the assumed proceeds from the Subscription Offering for purposes of the pro forma adjustments is $12,000,000 inasmuch as this represents the contracted minimum amount which will be raised from the Subscription Offering.

    The pro forma financial statements do not reflect any additional indebtedness (under an available promissory note provided by certain of the principal stockholders of Cellcor) or interest thereon which will be incurred between July 1, 1995 and the Effective Time of the Merger for operating purposes. As of June 30, 1995, Cellcor had incurred $1,000,000 of indebtedness under this note. The pro forma financial statements also do not reflect the issuance and sale of 1,800,000 shares of Cytogen Common Stock for $7.3 million to Fletcher Capital Markets, Inc. ("Fletcher Capital") in August 1995 upon the exercise of the option granted to Fletcher Capital by Cytogen in May 1994 or of 665,352 shares of Cytogen Common Stock for $2.7 million to Fletcher Fund, L.P. in September 1995.

    The following pro forma adjustments are reflected as if Merger B had occurred as of June 30, 1995, in the case of the pro forma condensed combined balance sheet or as of January 1, 1994, in the case of the pro forma condensed combined statements of operations:

    (C) Payment of transaction costs of approximately $2,235,000. Includes approximately $735,000 of transaction costs incurred by Cellcor that will be charged to Cellcor's statement of operations in the period when these costs are incurred.

    (D) Application of purchase accounting to record Cellcor management severance pay liability.

    (E) Elimination of Cellcor's accumulated deficit due to the application of purchase accounting.

    (F) Portion of purchase price allocated to acquired research and development, which will be charged to the statement of operations upon the consummation of Merger B. This amount is not included in the pro forma condensed combined statement of operations inasmuch as it represents a one-time nonrecurring charge.

    (G) Issuance of 4,711,596 shares of Cytogen Common Stock to Cellcor stockholders and related adjustments to additional paid-in capital. This entry reflects the net increase in the pro forma stockholders' equity which equals (i) the value of common stock issued to Cellcor stockholders ($24,736,000) minus (ii) the Cellcor historical stockholders' deficit as of June 30, 1995 ($1,604,000).

    (H) Issuance of 3,084,833 shares of Cytogen Common Stock for $12,000,000 in connection with the Subscription Offering.

    (I)  Payment under note payable to shareholders.

4.  Income Taxes

    The Pro Forma Condensed Combined Statements of Operations do not reflect tax benefits for the pro forma losses of Cytogen inasmuch as the realization of such benefits is uncertain. As a result of the consummation of Merger A, the availability in any one year of CytoRad's net operating loss carryforward will be limited due to a change in ownership. The effect of the limitation has not yet been quantified. However, such limitation is not expected to have a material effect on Cytogen's ability to ultimately utilize this carryforward. Upon the consummation of Merger B, the availability in any one year of Cellcor's net operating loss carryforward will be limited due to a change in ownership. Cellcor's net operating loss carryforward available after the consummation of Merger B will approximate

                      CYTOGEN CORPORATION AND SUBSIDIARIES

           NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
                                  (Unaudited)


the fair market value of Cellcor Common Stock outstanding prior to the consummation of Merger B, subject to certain annual limitations. The effect of the limitation is to restrict the future use of the net operating loss to an amount equal to the fair market value of Cellcor's stock multiplied by a federally-prescribed interest rate, resulting in the amount of net operating loss that may be used in each year of the remaining carryforward period.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To CytoRad Incorporated:

We have audited the accompanying balance sheets of CytoRad Incorporated (a Delaware corporation in the development stage) as of December 31, 1994 and January 1, 1994, and the related statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1994, and for the period from inception (December 2, 1991) to December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1994 and January 1, 1994, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1994, and for the period from inception (December 2, 1991) to December 31, 1994, in conformity with generally accepted accounting principles.


                                      ARTHUR ANDERSEN LLP


Philadelphia, Pa.,
  May 17, 1995

                             CYTORAD INCORPORATED

                                BALANCE SHEETS

                                                    December 31,    January 1,
        ASSETS                                          1994           1994
        ------                                      ------------   ------------

CURRENT ASSETS:
  Cash and cash equivalents                         $  2,314,970   $     90,809
  Short-term investments                              10,747,558     15,794,139
  Accrued interest receivable                             68,200        135,316
  Other current assets                                   575,204        112,267
                                                    ------------   ------------

      Total current assets                            13,705,932     16,132,531
                                                    ------------   ------------

OTHER ASSETS:                                             23,122            ---
                                                    ------------   ------------
                                                    $ 13,729,054   $ 16,132,531
                                                    ============   ============

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

CURRENT LIABILITIES:
  Due to Cytogen Corporation                        $    490,424   $    490,424
  Accrued liabilities                                    207,816         41,193
                                                    ------------   ------------

      Total current liabilities                          698,240        531,617
                                                    ------------   ------------

LONG-TERM DEBT                                               100            100
                                                    ------------   ------------

CONTINGENCIES (Notes 1, 2, 3 and 4)

STOCKHOLDERS' EQUITY:
  Callable Common Stock, $.01 par value;
   4,025,000 shares authorized, issued
   and outstanding                                        40,250         40,250
  Additional paid-in capital                          36,536,578     36,536,578
  Net unrealized holding loss on short-term
   investments                                        (1,419,348)           ---
  Deficit accumulated during development stage       (22,126,766)   (20,976,014)
                                                    ------------   ------------

      Total stockholders' equity                      13,030,714     15,600,814
                                                    ------------   ------------

                                                    $ 13,729,054   $ 16,132,531
                                                    ============   ============



      The accompanying notes are an integral part of these balance sheets.

                             CYTORAD INCORPORATED

                           STATEMENTS OF OPERATIONS

                                                                               Cumulative
                                                                                  from
                                                                               Inception
                                                Year Ended                    (December 2,
                                -------------------------------------------     1991) to
                                December 31,    January 1,      January 2,    December 31,
                                    1994           1994            1993           1994
                                -----------    ------------    ------------   -------------
GAIN ON INVESTMENTS, net        $   960,254    $  1,279,987    $  1,414,534    $  3,654,775
                                -----------    ------------    ------------   -------------

OPERATING EXPENSES:
 Research and development               ---      10,995,907      11,655,814      22,651,721
 Merger costs                       696,225             ---             ---         696,225
 General and administrative       1,414,781         683,072         335,742       2,433,595
                                -----------    ------------    ------------   -------------
                                  2,111,006      11,678,979      11,991,556      25,781,541
                                -----------    ------------    ------------   -------------
NET LOSS                        $(1,150,752)   $(10,398,992)   $(10,577,022)   $(22,126,766)
                                ===========    ============    ============   =============

NET LOSS PER CALLABLE
 COMMON SHARE                   $      (.29)   $      (2.58)   $      (3.10)
                                ===========    ============    ============

WEIGHTED AVERAGE
 CALLABLE COMMON
 SHARES OUTSTANDING               4,025,000       4,025,000       3,415,109
                                ===========    ============    ============



        The accompanying notes are an integral part of these statements.

                             CYTORAD INCORPORATED

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                             Deficit
                                                                       Net Unrealized      Accumulated
                                           Callable       Additional   Holding Losses         During
                                            Common         Paid-in      on Short-term      Development
                                             Stock         Capital       Investments          Stage
                                           --------       ----------   --------------      -----------


BALANCE, DECEMBER 2, 1991
 (inception)                                $   ---      $       ---      $       ---     $        ---

 Issued 100 shares of callable
   common stock                                   1               99              ---              ---
                                            -------      -----------      -----------     ------------

 BALANCE, DECEMBER 28, 1991                       1               99              ---              ---
  Repurchased 100 shares of callable
    common stock                                 (1)             (99)             ---              ---
  Issued 4,025,000 shares of callable
    common stock                             40,250       36,536,578              ---              ---
  Net loss                                      ---              ---              ---      (10,577,022)
                                            -------      -----------      -----------     ------------

 BALANCE, JANUARY 2, 1993                    40,250       36,536,578              ---      (10,577,022)
  Net loss                                      ---              ---              ---      (10,398,992)
                                            -------      -----------      -----------     ------------

 BALANCE, JANUARY 1, 1994                    40,250       36,536,578              ---      (20,976,014)
  Net unrealized holding loss on
    short-term investments                      ---              ---       (1,419,348)             ---
  Net loss                                      ---              ---              ---       (1,150,752)
                                            -------      -----------      -----------     ------------

 BALANCE, DECEMBER 31, 1994                 $40,250      $36,536,578      $(1,419,348)    $(22,126,766)
                                            =======      ===========      ===========     ============




        The accompanying notes are an integral part of these statements.

                             CYTORAD INCORPORATED

                            STATEMENTS OF CASH FLOWS

                                                                                            Cumulative
                                                                                               from
                                                                                             Inception
                                                              Year Ended                    (December 2,
                                             -------------------------------------------      1991) to
                                             December 31,    January 1,      January 2,     December 31,
                                                 1994           1994            1993            1994
                                             -----------    ------------    ------------    ------------
OPERATING ACTIVITIES:
 Net loss                                    $(1,150,752)   $(10,398,992)   $(10,577,022)   $(22,126,766)
 Adjustments to reconcile net loss
   to cash used for operating
   activities
 Changes in assets and liabilities-
   Accrued interest receivable                    67,116         178,108        (313,424)        (68,200)
   Other current assets                         (462,937)        (80,511)        115,869        (575,204)
   Other assets                                  (23,122)            ---             ---         (23,122)
   Current liabilities                           166,623        (649,773)      1,033,765         698,240
                                             -----------    ------------    ------------    ------------
    Total adjustments                           (252,320)       (552,176)        836,210          31,714
                                             -----------    ------------    ------------    ------------
    Net cash used for
     operating activities                     (1,403,072)    (10,951,168)     (9,740,812)    (22,095,052)
                                             -----------    ------------    ------------    ------------

INVESTING ACTIVITIES:
 (Increase) decrease in short-term
  investments                                  3,627,233       8,587,501     (24,381,640)    (12,166,906)
                                             -----------    ------------    ------------    ------------
   Net cash provided by
   (used for) investing
   activities                                  3,627,233       8,587,501     (24,381,640)    (12,166,906)
                                             -----------    ------------    ------------    ------------

FINANCING ACTIVITIES:
 Long-term debt                                      ---             ---             100             100
 Issuance of (repurchase) of
   common stock                                      ---             ---            (100)            ---
 Proceeds from issuance of callable
   common stock                                      ---             ---      36,576,828      36,576,828
                                             -----------    ------------    ------------    ------------
     Net cash provided by
      financing activities                           ---             ---      36,576,828      36,576,928
                                             -----------    ------------    ------------    ------------

NET INCREASE (DECREASE) IN
 CASH AND CASH
 EQUIVALENTS                                   2,224,161      (2,363,667)      2,454,376       2,314,970

CASH AND CASH EQUIVALENTS,
 BEGINNING OF PERIOD                              90,809       2,454,476             100             ---
                                             -----------    ------------    ------------    ------------

CASH AND CASH EQUIVALENTS,
 END OF PERIOD                               $ 2,314,970    $     90,809    $  2,454,476    $  2,314,970
                                             ===========    ============    ============    ============

        The accompanying notes are an integral part of these statements.

                              CYTORAD INCORPORATED

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1994
                               -----------------



1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
    -------------------------------------------

Business
--------

CytoRad Incorporated (the "Company") was incorporated on December 2, 1991, in the State of Delaware and commenced operations in February 1992. The Company's business consists of the research and development of certain biopharmaceutical products. Such research and development, which represents certain all of the Company's business activities, is conducted exclusively pursuant to certain agreements (see Note 2) with Cytogen Corporation ("Cytogen"). There is no assurance that any of the Company's products will be successfully developed or that, if developed, commercialization of any products, which will require substantial additional funds, will be successful or result in a profitable level of operations for the Company. In February and March 1992, the Company and Cytogen completed a public offering of 4,025,000 units, each unit consisting of one share of the Company's callable common stock and one warrant to purchase one
share of Cytogen's common stock.   The Company received all of the approximate
$36.6 million in net proceeds of the offering and was obligated (so long as Cytogen complies with certain conditions) to pay Cytogen substantially all such net proceeds to conduct research and development on behalf of the Company.

On November 15, 1994, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with Cytogen Corporation to sell all of the Company's outstanding units. Each unit consists of one share of callable common stock and one warrant to purchase one share of the common stock of Cytogen at $24.15 per share. Pursuant to the Merger Agreement, on January 20, 1995, Cytogen commenced an exchange offer to exchange for each CytoRad unit (a) 1.5 shares of Cytogen's common stock, (b) a warrant to acquire one share of Cytogen's common stock for $8.00 that expires January 31, 1997 and (c) a contingent value right ("CVR") to receive, under certain circumstances and at no additional cost, up to one-half share of Cytogen's common stock. The CVR will be triggered in the event that the aggregate trading price of 1.5 shares of Cytogen's common stock and one new warrant averages less than $12.00 during any 45 consecutive trading days ending January 31, 1997. However, the CVR will expire and have no value if the aggregate trading price for such securities averages $12.00 or more during any 45 consecutive trading days prior to January 31, 1997.

The exchange offer was completed on February 24, 1995, pursuant to which approximately 93% of the Company's outstanding units were validly tendered. On February 27, 1995, the Company merged with and into a wholly owned subsidiary of Cytogen. Holders of CytoRad common stock who did not tender their CytoRad units in the exchange offer became entitled to receive as a result of the merger one and one-half shares of the Company's common stock and one CVR for each share of CytoRad common stock owned thereby. Although 2,590 of previously issued Cytogen warrants forming a part of CytoRad units not tendered in the exchange offer will remain outstanding after the merger, Cytogen has agreed that such warrants will be exercisable at $8.00 per warrant share pursuant to the terms of the Merger Agreement. As a result of the merger, Cytogen reacquired the product rights to the prostate, ovarian and bladder products it had previously licensed to the Company.

Fiscal Year
-----------

Beginning in 1994, the Company changed from a fiscal year-end to a calendar year-end. Previously, the Company operated on a 52-53-week fiscal year ending on the Saturday nearest to December 31. References to 1993 and 1992 relate to the fiscal years ended January 1, 1994, and January 2, 1993, respectively.

                             CYTORAD INCORPORATED

                         NOTES TO FINANCIAL STATEMENTS

Short-Term Investments
----------------------

On January 2, 1994, the Company adopted Statement of Financial Accounting Standards No. 115 (SFAS No. 115), "Accounting for Certain Investments in Debt and Equity Securities." As permitted by SFAS No. 115, the Company did not retroactively restate prior years' financial statements. The Company's investments are classified as available for sale.


                                                                               Market Value
                                                Principal                      of Each Issue
                                                Amount of        Cost of        at Balance
 Name of Issuer and Title of Each Issue      Bonds and Notes   Each Issue    December 31, 1994
---------------------------------------      ---------------  -------------  -----------------
FHLMC 6.25%11/96-CMO                             $   993,000    $   995,000        $   728,450
FHLMC 5.85% 2/97-CMO                               1,000,000      1,001,000            738,050
FHLMC 7.00% 4/97-CMO                               1,972,000      1,968,000          1,357,246
FHLMC 6.50% 3/09-CMO                               1,000,000        995,860            822,004
FHLMC 6.50% 3/09-CMO                               1,000,000        995,255            821,504
FHLMC 6.50% 3/09-CMO                               1,000,000        985,614            813,546
FHLMC 6.50% 3/09-CMO                               1,075,000      1,023,620            844,918
FHLMC 7.50% 11/21-CMO                                350,000        351,612            321,412
FHLMC 7.50% 11/21-CMO                                250,000        251,998            230,354
FNMA 6.25% 2/97-CMO                                1,000,000      1,001,000            776,730
FNMA 6.50% 12/22-CMO                               1,000,000      1,007,328            793,710
FNMA 6.63% 7/12-CMO                                  719,000        677,486            560,640
FNMA 7.50% 7/24-CMO                                  898,000        894,622            816,273
US West Capital Funding, Inc. 8.00%                  380,000        399,079            380,041
   10/96
Government Securities Income Fund                    977,211      1,000,000            742,680
                                                 -----------    -----------        -----------
       Total                                     $13,614,211    $13,547,474        $10,747,558
                                                 ===========    ===========        ===========

CMO--Collateralized Mortgage Obligation

Statement of Cash Flows
-----------------------

The Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

Revenue Recognition
-------------------

To date, the Company's only source of revenue is interest earned on its cash and short-term investments. Interest income is recognized when earned.

Research and Development
------------------------

Research and development expenditures consist of payments made to Cytogen to conduct research and product development of proprietary antibody-based products pursuant to the Development Agreement, described below, for the diagnosis and/or treatment of prostate and ovarian cancers (the "Products"), as well as one-time payments to license such technology. All research and development costs are charged to operations as incurred. Research and development expenditures were $11.0 million and $11.7 million in 1993 and 1992, respectively, which included one-time, non-refundable licensing fees of $2.0 million and $3.0 million, respectively. There were no research and development expenditures in 1994.

                             CYTORAD INCORPORATED

                         NOTES TO FINANCIAL STATEMENTS

Merger Costs
------------

In connection with the negotiation and execution of the Merger Agreement with Cytogen, the Company incurred $696,225 of merger costs in 1994 of which approximately $120,000 are included in accrued liabilities in the accompanying balance sheet. The merger costs consist principally of investment banker fees, legal fees, insurance premiums and other professional fees. In order to consummate the merger, the Company was committed to pay approximately $1,488,000 of additional expenditures for merger costs in 1995.

Loss Per Share
--------------

Net loss per callable common share is based upon the weighted average callable common shares outstanding during each period.

2.  AGREEMENTS AND RELATIONSHIPS WITH CYTOGEN CORPORATION:
    ------------------------------------------------------

The Company and Cytogen had entered into various agreements described below. As a result of the Merger Agreement and the completion of the exchange offer, the agreements discussed below are no longer operative.

Technology License Agreement
----------------------------

Under a Technology License Agreement, as amended and restated, Cytogen granted to the Company a license to all of Cytogen's antibody-based patent and proprietary technology rights and know-how to develop and, subject to existing licensing arrangements of Cytogen, to commercialize the Products for the indicated applications. Under this agreement, the Company made non-refundable payments of $2.0 million and $3.0 million to Cytogen in February 1993 and 1992, respectively.

Development Agreement
---------------------

The Products were being developed pursuant to a Development Agreement, as amended and restated, under which Cytogen used funds provided by the Company to conduct development relating to the Products. Under the Development Agreement, Cytogen was compensated on a fully burdened cost reimbursement basis plus a 10% management fee. Under this agreement, the Company recorded $9.0 million and $8.7 million in research and development expense in 1993 and 1992, respectively. There was no research and development expense in 1994. As of December 31, 1994, the Company disputed $380,000 of charges made by Cytogen to the Company. Such charges have not been recorded by the Company.

License Option Agreement
------------------------

Under an amended and restated License Option Agreement, the Company had granted Cytogen an option to acquire from the Company licenses to commercialize each of the Products, subject to existing licensing arrangements of Cytogen.

Stock Purchase Option
---------------------

The Company's callable common stock was subject to a purchase option granted to Cytogen pursuant to an agreement under which Cytogen was entitled to purchase all (but not less than all) of the shares of the Company's common stock from the holders of the stock at a fixed option price which was to increase periodically.

                             CYTORAD INCORPORATED

                         NOTES TO FINANCIAL STATEMENTS

Under the Restated Certificate of Incorporation and a promissory note from the Company to Cytogen, the Company and its stockholders are prohibited from taking any action or permitting any action to be taken that is inconsistent with the rights of Cytogen under the Stock Purchase Option agreement. The Company was prohibited from issuing additional capital stock; borrowing more than $1 million in the aggregate; declaring or paying dividends; or merging, liquidating or selling substantially all of its assets, without the approval of Cytogen.

Services Agreement
------------------

Under a services agreement, Cytogen had provided certain services to the Company, including financial, legal, investor communications and other administrative services. Cytogen has received reimbursement for its fully burdened costs of providing such services. Under this agreement, the Company has recorded $262,000 and $155,000 for administrative services in 1993 and 1992, respectively. No administrative services were provided by Cytogen in 1994.

Directors and Officers
----------------------

Certain directors and officers of the Company were also officers of Cytogen until August and September 1993 when M.D. Cleary, the President, and J.M. Paiva, the Treasurer, respectively, resigned to pursue other business opportunities. One director and officer of the Company, William J. Ryan, continued to serve as an officer of Cytogen until March 1, 1994, when he resigned from Cytogen to continue his services as director, Chairman of the Board, President and Secretary of the Company on a full-time basis.

3.  EMPLOYMENT AGREEMENT:
    ---------------------

In 1994, the Company entered into an Executive Employment Agreement (the "Employment Agreement") with William J. Ryan. The Employment Agreement provides for a two-year term of employment as Chairman of the Board of Directors and President of CytoRad, with annual compensation of $276,000. Mr. Ryan received $300,000 upon execution of the Employment Agreement in compensation for the loss of certain options to which he was entitled in connection with his former employment with Cytogen. The Employment Agreement also provides for acceleration of the payments due thereunder upon a termination of Mr. Ryan's employment resulting from certain events, including consummation of the Merger Agreement. Mr. Ryan has also agreed under the Employment Agreement to not compete with CytoRad for a period of three years. Upon the consummation of the Merger Agreement and in accordance with the provisions of the Employment Agreement, Mr. Ryan was entitled to a one-time, lump sum payment in an amount calculated by multiplying Mr. Ryan's monthly compensation of $23,000 by the number of months remaining under the Employment Agreement, which would otherwise expire on March 1, 1996. Mr. Ryan received approximately $283,000 pursuant to the terms of the Employment Agreement as a result of the consummation of the Merger.

4.  INCOME TAXES:
    -------------

Income tax benefits are recognized only when their realization is assured. Accordingly, potential future income tax benefits resulting from net operating losses incurred to date will be recognized as taxable income becomes available to absorb them. The Company characterizes any amounts paid by it to Cytogen pursuant to the Technology License and Development Agreements as research and development expenditures deductible for tax purposes in the year incurred. Accordingly, no provision for or payment of federal or state income taxes has been recorded. Under certain circumstances, the deductibility may be deferred, resulting in a tax liability and a reduction in carryforward amounts.

                             CYTORAD INCORPORATED

                         NOTES TO FINANCIAL STATEMENTS

At December 31, 1994, the Company had net operating loss carryforwards for income tax purposes of approximately $16.9 million. The net operating loss carryforwards expire commencing in the year 2007. The annual availability of net operating loss carryforwards may be limited due to the Merger Agreement.

On January 3, 1993, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," retroactively to inception, which had no impact on its financial statements. The components of the deferred tax amounts, carryforwards and the valuation allowance at December 31, 1994, is approximately as follows:


          Loss carryforwards                               $ 6,800,000
          License fees expense not currently deductible      1,800,000
                                                           -----------
          Total deferred tax assets                          8,600,000
          Less- Valuation allowance                         (8,600,000)
                                                           -----------
            Net deferred tax asset                         $      ---
                                                           ===========

A valuation allowance has been provided, as it is uncertain whether the Company will realize the deferred tax asset. The change in total valuation allowance during the year ended December 31, 1994, was an increase of approximately $200,000 due to the increase in the deferred tax assets.

                             CYTORAD INCORPORATED

                            STATEMENTS OF OPERATIONS
               (all amounts in thousands, except per share data)
                                  (Unaudited)

                                                                    Cumulative
                                                                       from
                                  For the period       For the       Inception
                                 from January 1,    three months   (December 2,
                                     1995 to            ended        1991) to
                                   February 27,       March 31,    February 27,
                                     1995(1)            1994           1995
                                   ----------       -----------    ------------

GAIN ON INVESTMENTS, net            $   148           $   275        $  3,803
                                    -------           -------        --------

OPERATING EXPENSES:
  Research and development              ---               ---          22,652
  Merger costs                        1,923               ---           2,619
  General and administrative            529               647           2,963
                                    -------           -------        --------

                                      2,452               647          28,234
                                    -------           -------        --------

NET LOSS                            $(2,304)          $  (372)       $(24,431)
                                    =======           =======        ========

NET LOSS PER CALLABLE
  COMMON SHARE                      $ (0.57)          $ (0.09)
                                    =======           =======

WEIGHTED AVERAGE
  CALLABLE COMMON
  SHARES OUTSTANDING                  4,025             4,025
                                    =======           =======

(1) See Note 1 of the Notes to Financial Statements.

        The accompanying notes are an integral part of these statements.

                             CYTORAD INCORPORATED

                            STATEMENTS OF CASH FLOWS
                           (all amounts in thousands)
                                  (Unaudited)

                                                                   Cumulative
                                                                      from
                                 For the period       For the       Inception
                                from January 1,    three months   (December 2,
                                    1995 to            ended        1991) to
                                  February 27,       March 31,    February 27,
                                    1995(1)            1994           1995
                                  ---------          --------      ----------

OPERATING ACTIVITIES:
  Net loss                        $ (2,304)          $  (372)      $  (24,431)
                                  --------           -------       ----------
  Adjustments to reconcile
   net loss to cash used for
   operating activities
  Changes in assets and
   liabilities:
     Accrued interest
      receivable                        68                17              ---
     Other current assets              575                41              ---
     Other assets                       20               ---               (3)
     Current liabilities              (208)              519              490
                                  --------           -------       ----------
       Total adjustments               455               577              487
                                  --------           -------       ----------
          Net cash used for
          operating activities      (1,849)              205          (23,944)
                                  --------           -------       ----------

INVESTING ACTIVITIES:
  (Increase) decrease in
   short-term
     investments                     1,129             1,473          (11,038)
                                  --------           -------       ----------

FINANCING ACTIVITIES
  Proceeds from issuance of
   callable common stock               ---               ---           36,577
                                  --------           -------       ----------

NET INCREASE (DECREASE) IN
  CASH AND CASH
  EQUIVALENTS                         (720)            1,678            1,595

CASH AND CASH EQUIVALENTS,
  BEGINNING OF PERIOD                2,315                91              ---
                                  --------           -------       ----------

CASH AND CASH EQUIVALENTS,
  END OF PERIOD                   $  1,595           $ 1,769       $    1,595
                                  ========           =======       ==========

(1) See Note 1 of the Notes to Financial Statements.

        The accompanying notes are an integral part of these statements.

                             CYTORAD INCORPORATED

                   NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

1. BASIS OF PRESENTATION:
   ----------------------

  The accompanying unaudited financial statements have been prepared in conformity with generally accepted accounting principles. The interim financial information, while unaudited, reflects all normal recurring adjustments which are, in the opinion of management, necessary for a fair presentation of the interim financial statements. On February 27, 1995, CytoRad merged with and into a wholly-owned subsidiary of Cytogen. Accordingly, a balance sheet as of March 31, 1995, is not presented herein, inasmuch as the Cytogen Form 10-Q for the quarter ended March 31, 1995, which reflects the consummation of the CytoRad merger, has been previously filed with the Securities and Exchange Commission. The results of operations for the period from January 1, 1995 to February 27, 1995 and for the three months ended March 31, 1994 are not necessarily indicative of results for a full year. These financial statements should be read in conjunction with the audited financial statements and notes thereto for the year ended December 31, 1994.

                                                                         ANNEX A
                                                                  CONFORMED COPY


                         AGREEMENT AND PLAN OF MERGER

                             DATED JUNE 15, 1995,

                                  AS AMENDED

                                 BY AND AMONG

                             CYTOGEN CORPORATION,

                           SMALL-C ACQUISITION CORP.
                        (whose name has been changed to
                          CELLCOR ACQUISITION CORP.)

                                      and

                                 CELLCOR, INC.

                               TABLE OF CONTENTS

                                                                              PAGE
ARTICLE 1  The Merger.........................................................   2
     Section 1.1  The Merger..................................................   2
     Section 1.2  Closing.....................................................   2
     Section 1.3  Effective Time of the Merger................................   2
     Section 1.4  Effects of the Merger.......................................   2
     Section 1.5  Certificate of Incorporation; Bylaws; Officers and
     Directors................................................................   2

ARTICLE 2  Conversion of Securities...........................................   3
     Section 2.1  Exchange Ratio..............................................   3
     Section 2.2  Exchange of Certificates....................................   3
          Section 2.2.1  Exchange Agent.......................................   4
          Section 2.2.2  Exchange Procedures..................................   4
          Section 2.2.3  Distributions with Respect to Unexchanged Shares.....   4
          Section 2.2.4  No Further Ownership Rights..........................   5
          Section 2.2.5  No Fractional Shares.................................   5
          Section 2.2.6  Termination of Exchange Fund.........................   5
          Section 2.2.7  No Liability.........................................   5
          Section 2.2.8  Deduction/Withholding................................   5
     Section 2.3  Stock Options...............................................   6
     Section 2.4  Warrants....................................................   6
     Section 2.5  Stockholders' Meetings......................................   6

ARTICLE 3  Representations and Warranties of the Company......................   7
     Section 3.1  Organization................................................   7
     Section 3.2  Qualification; Location of Business and Assets..............   7
     Section 3.3  Authorization and Enforceability............................   7
     Section 3.4  Capitalization..............................................   7
     Section 3.5  No Other Agreements to Sell Assets, Merge, Etc..............   8
     Section 3.6  No Subsidiaries.............................................   8
     Section 3.7  No Violation of Laws or Agreements..........................   8
     Section 3.8  Consents....................................................   8
     Section 3.9  SEC Reports; Financial Statements...........................   9
     Section 3.10  Absence of Changes.........................................  10
     Section 3.11  Taxes......................................................  10
     Section 3.12  No Pending Litigation or Proceedings.......................  11
     Section 3.13  Compliance With Laws.......................................  11
     Section 3.14  Title; Liens...............................................  11
     Section 3.15  Intellectual Property......................................  12
     Section 3.16  Labor Relations; Employment Agreements.....................  13
     Section 3.17  Employee Benefits..........................................  13
     Section 3.18  Contracts..................................................  14
     Section 3.19  Environmental Laws.........................................  15
     Section 3.20  Takeover Provisions Inapplicable...........................  15


     Section 3.21  Action by the Company....................................  15
     Section 3.22  Stock Options and Warrants...............................  15
     Section 3.23  Vote Required............................................  15
     Section 3.24  Opinion of Financial Advisor.............................  15
     Section 3.25  Brokers and Finders......................................  16
     Section 3.26  Interested Party Transactions............................  16
     Section 3.27  Registration Statement:  Proxy Statement/ Prospectus.....  16
     Section 3.28  HSR Act Inapplicable.....................................  16

ARTICLE 4  Representation And Warranties of Parent and Sub..................  17
     Section 4.1  Organization..............................................  17
     Section 4.2  Qualification; Location of Business and Assets............  17
     Section 4.3  Authorization and Enforceability..........................  17
     Section 4.4  Capitalization of Parent and Sub..........................  17
     Section 4.5  No Violation of Laws or Agreements........................  18
     Section 4.6  Consents..................................................  18
     Section 4.7  Parent Stock in Merger....................................  18
     Section 4.8  SEC Reports; Financial Statements.........................  18
     Section 4.9  Absence of Changes........................................  19
     Section 4.10  Taxes....................................................  20
     Section 4.11  No Pending Litigation or Proceedings.....................  20
     Section 4.12  Compliance With Laws.....................................  21
     Section 4.13  Title; Liens.............................................  21
     Section 4.14  Intellectual Property....................................  21
     Section 4.15  Labor Relations..........................................  22
     Section 4.16  Employee Benefits........................................  22
     Section 4.17  Contracts................................................  24
     Section 4.18  Environmental Laws.......................................  24
     Section 4.19  Action by Parent and Sub.................................  24
     Section 4.20  Vote Required............................................  24
     Section 4.21  Opinion of Financial Advisor.............................  24
     Section 4.22  Brokers and Finders......................................  24
     Section 4.23  Interested Party Transactions............................  25
     Section 4.24  Registration Statement; Proxy Statement/Prospectus.......  25

ARTICLE 5  Certain Obligations Of the Company, Parent and Sub...............  25
     Section 5.1  Conduct of Business Pending the Effective Time............  25
          Section 5.1.1  Ordinary Course....................................  25
          Section 5.1.2  Preservation of Business...........................  25
          Section 5.1.3  Assets; Insurance; Books, Records and Accounts.....  25
          Section 5.1.4  Material Transactions..............................  26
     Section 5.2  No Solicitation...........................................  27
     Section 5.3  Access; Confidentiality...................................  28
     Section 5.4  Public Announcement.......................................  29
     Section 5.5  Filing; Other Actions.....................................  29
     Section 5.6  Subscription Offer........................................  30
     Section 5.7  Nasdaq Listing............................................  30


     Section 5.8  Takeover Provisions Inapplicable..........................  30
     Section 5.9  Tax Free Reorganization...................................  30
     Section 5.10  Stock Options and Warrants...............................  30
     Section 5.11  Company Technology.......................................  31
     Section 5.12  Election of Directors....................................  32
     Section 5.13  Additional Agreements....................................  32
     Section 5.14  Affiliate Agreements.....................................  32
     Section 5.15  Service Agreement........................................  32
     Section 5.16  Continuing Benefits......................................  32

ARTICLE 6  Conditions To Closing............................................  33
     Section 6.1  Conditions Precedent to Each Party's Obligation to Effect
      the Merger............................................................  33
          Section 6.1.1  Effectiveness of the Registration Statement........  33
          Section 6.1.2  Company Stockholder Approval.......................  33
          Section 6.1.3  Parent Stockholder Approval........................  33
          Section 6.1.4  Approvals..........................................  33
          Section 6.1.5  Blue Sky Approvals.................................  33
          Section 6.1.6  Nasdaq.............................................  33
     Section 6.2  Conditions Precedent to Obligations of Parent and Sub.....  33
          Section 6.2.1  Bringdown of Representations and Warranties........  34
          Section 6.2.2  Performance and Compliance.........................  34
          Section 6.2.3  Opinion of Counsel for the Company.................  34
          Section 6.2.4  Satisfactory Instruments...........................  34
          Section 6.2.5  Litigation.........................................  34
          Section 6.2.6  No Material Adverse Change.........................  34
          Section 6.2.7  Action by Stockholder..............................  34
     Section 6.3  Conditions Precedent to the Obligations of the Company....  34
          Section 6.3.1  Bringdown of Representations and Warranties........  35
          Section 6.3.2  Performance and Compliance.........................  35
          Section 6.3.3  Opinion of Counsel for Sub and Parent..............  35
          Section 6.3.4  Satisfactory Instruments...........................  35
          Section 6.3.5  Litigation.........................................  35
          Section 6.3.6  Election of Directors..............................  35
          Section 6.3.7  No Material Adverse Change.........................  35

ARTICLE 7  Termination......................................................  36
     Section 7.1  When Agreement May Be Terminated..........................  36
     Section 7.2  Effect of Termination.....................................  37
     Section 7.3  Termination and Expense Fee...............................  37
     Section 7.4  Amendment.................................................  37
     Section 7.5  Extension; Waiver.........................................  37

ARTICLE 8  Certain Additional Covenants.....................................  38
     Section 8.1  Expenses..................................................  38
     Section 8.2  Brokers and Finders.......................................  38
     Section 8.3  Indemnification...........................................  38


ARTICLE 9  Miscellaneous....................................................  39
     Section 9.1  Nonsurvival of Representations and Warranties.............  39
     Section 9.2  Notices...................................................  39
     Section 9.3  Binding Effect............................................  40
     Section 9.4  Governing Law.............................................  40
     Section 9.5  Headings..................................................  40
     Section 9.6  Counterparts..............................................  41
     Section 9.7  Further Assurances........................................  41
     Section 9.8  Entire Agreement..........................................  41
     Section 9.9  Parties-in-Interest.......................................  41
     Section 9.10  Construction.............................................  41
     Section 9.11  Definitions..............................................  41

                                   EXHIBITS

Exhibit A ........................Voting and Subscription Agreement
Exhibit B ........................Promissory Note
Exhibit C ........................Opinion of Counsel for the Company
Exhibit D ........................Opinion of Counsel for Parent and Sub


                                   SCHEDULES

Schedule I  ......................Entities Constituting the Stockholder
Schedule 3.2  ....................Qualification
Schedule 3.7  ....................No Violation of Laws/Agreements
Schedule 3.10  ...................Absence of Changes
Schedule 3.11  ...................Taxes
Schedule 3.12  ...................Pending Litigation/Proceedings
Schedule 3.13  ...................Compliance with Laws
Schedule 3.14  ...................Title; Liens
Schedule 3.15  ...................Intellectual Property
Schedule 3.15(c)  ................Intellectual Property Litigation
Schedule 3.16  ...................Labor Relations; Employment Agreements
Schedule 3.17  ...................Employee Benefits
Schedule 3.19  ...................Environmental Laws
Schedule 3.25  ...................Brokers and Finders
Schedule 3.26  ...................Interested Party Transactions
Schedule 4.2  ....................Qualification
Schedule 4.9  ....................Absence of Changes
Schedule 4.10  ...................Taxes
Schedule 4.11  ...................Pending Litigation or Proceedings
Schedule 4.12  ...................Compliance with Laws
Schedule 4.13  ...................Title; Liens
Schedule 4.14  ...................Intellectual Property
Schedule 4.14(c)  ................Intellectual Property Litigation
Schedule 4.15  ...................Labor Relations
Schedule 4.16  ...................Employee Benefits
Schedule 4.18  ...................Environmental Laws
Schedule 4.23  ...................Interested Party Transactions
Schedule 5.1.4  ..................Budget

                         AGREEMENT AND PLAN OF MERGER


          THIS AGREEMENT AND PLAN OF MERGER (the ``Agreement'') is made June 15, 1995, by and among Cytogen Corporation, a Delaware corporation (``Parent''), Small-C Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (``Sub''), and Cellcor, Inc., a Delaware corporation (the ``Company'').

                                  Background

          Parent, Sub, the Company and their respective Boards of Directors deem it advisable and to the advantage, welfare and best interests of the corporations and their respective stockholders to merge Sub with and into the Company (the ``Merger'') under the General Corporation Law of the State of Delaware (``DGCL'') pursuant to the terms of this Agreement, with the Company being the surviving corporation in the Merger (the ``Surviving Corporation'') and a wholly-owned subsidiary of Parent, and the stockholders of the Company becoming stockholders of Parent.

          For Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the ``Code'').

          As a condition to the willingness of Parent and Sub to enter into this Agreement, the entities listed on Schedule I to this Agreement (collectively, the ``Stockholder''), the principal stockholders of the Company, have (i) entered, or caused its Affiliates to enter, into a Voting and Subscription Agreement (the ``Voting and Subscription Agreement''), dated the date hereof, with Parent and Sub, substantially in the form of Exhibit A hereto, pursuant to which Stockholder has agreed, among other things, to (A) vote its shares of Company Common Stock and Company Preferred Stock (each as defined below) in favor of the Merger and has granted Sub its proxy for that purpose, and (B) purchase, or cause its Affiliates to purchase, all of the shares of Parent Common Stock (as defined below) offered to it under the Subscription Offer (as defined below) to be made by Parent to all holders of Company Common Stock as provided in Section 5.6, upon the terms and subject to the conditions set forth in the Voting and Subscription Agreement, and (ii) agreed to lend funds to the Company in exchange for the Company's promissory note in substantially the form of Exhibit B hereto to fund the Company's normal course operations prior to Closing (as defined below).

          Certain capitalized terms are defined in Section 9.11 or cross-referenced in Section 9.11 to the section of this Agreement in which such terms are defined.

                                     Terms

          Intending to be legally bound and in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereby agree:

                                   ARTICLE 1

                                  The Merger

     Section 1.1 The Merger. At the Effective Time (as defined below), the Merger shall be effectuated in accordance with the applicable provisions of the DGCL, the separate existence of Sub shall thereupon cease and the Company shall be the Surviving Corporation, as a wholly-owned subsidiary of Parent. Subject to the terms and conditions hereof, the parties hereto shall take all action necessary in accordance with applicable law and the respective Certificates of Incorporation and Bylaws of Sub and the Company to cause the Merger to be consummated as soon as is reasonably practicable.

     Section 1.2 Closing. The closing of the Merger (the ``Closing'') will take place at 10:00 a.m., Eastern Time, on a date to be specified by Parent and the Company, which shall be no later than the second business day after satisfaction of the latest to occur of the conditions set forth in Sections 6.1,
6.2.2 (other than the delivery of the officer's certificate referred to therein) and 6.3.2 (other than the delivery of the officers' certificate referred to therein) (provided that the other closing conditions set forth in Article 6 have been met or waived as provided by Article 6 at or prior to the Closing) (the ``Closing Date''), at the offices of Dechert Price & Rhoads, 997 Lenox Drive, Lawrenceville, New Jersey, unless another date or place is agreed to in writing by Parent and the Company.

     Section 1.3 Effective Time of the Merger. The Merger shall become effective upon filing of the properly executed Certificate of Merger under the DGCL with the Secretary of State of the State of Delaware, which shall occur on the Closing Date (the ``Effective Time'').

     Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL. As of the Effective Time, the Company, as the Surviving Corporation, shall be a wholly-owned subsidiary of Parent.

     Section 1.5  Certificate of Incorporation; Bylaws; Officers and Directors.

          (a) The Certificate of Incorporation of the Company as in effect as of the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until altered, amended or repealed.

          (b) The Bylaws of the Company as in effect as of the Effective Time shall be the Bylaws of the Surviving Corporation until altered, amended or repealed.

          (c) The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected and qualified in the manner provided in the Certificate of Incorporation of the Surviving Corporation.

          (d) The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected and qualified in the manner provided in the Certificate of Incorporation of the Surviving Corporation.

                                   ARTICLE 2

                           Conversion of Securities

     Section 2.1 Exchange Ratio. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof:

          (i) Each share of common stock of the Company, par value $.01 per share (``Company Common Stock''), and each share of preferred stock of the Company, par value $.01 per share, that is held by the Company as treasury stock or is issued and outstanding and held by Parent or Sub prior to the Effective Time, shall be cancelled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

          (ii) Each share of common stock of Sub, par value $.01 per share (``Sub Common Stock''), that is issued and outstanding immediately prior to the Effective Time shall be converted into one (1) share of common stock of the Surviving Corporation, par value $.01 per share (``Surviving Corporation Common Stock''), and each certificate evidencing ownership of any such shares shall evidence ownership of the same number of shares of the Surviving Corporation Common Stock.

          (iii) Subject to Section 2.2 hereof, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock to be cancelled pursuant to Section 2.1(i)) shall be converted into and represent the right to receive .60 (the ``Common Exchange Ratio'') fully-paid and nonassessable shares of the common stock of Parent, par value $.01 per share (``Parent Common Stock''); provided, however, that the Common Exchange Ratio shall be subject to equitable adjustment in the event of any stock split, stock dividend (including any dividend of securities convertible into Parent Common Stock), reverse stock split, or any combination, reclassification, recapitalization or other like change in respect of shares of Parent Common Stock occurring after the date of this Agreement and prior to the Effective Time.

          (iv) Subject to Section 2.2 hereof, each share of the series of preferred stock of the Company, par value $.01 per share, designated as ``Convertible Preferred Stock'' (``Company Preferred Stock''), issued and outstanding immediately prior to the Effective Time (other than shares of preferred stock to be cancelled pursuant to Section 2.1(i)) shall be converted into and represent the right to receive 218.94 (the ``Preferred Exchange Ratio'') fully-paid and nonassessable shares of Parent Common Stock; provided, however, that the Preferred Exchange Ratio shall be subject to equitable adjustment in the event of any stock split, stock dividend (including any dividend of securities convertible into Parent Common Stock), reverse stock split, or any combination, reclassification, recapitalization or other like change in respect of shares of Parent Common Stock occurring after the date of this Agreement and prior to the Effective Time.

     Section 2.2 Exchange of Certificates. The procedures for exchanging the certificates representing outstanding shares of Company Common Stock and Company Preferred Stock for Parent Common Stock pursuant to the Merger are as follows:

          Section 2.2.1 Exchange Agent. As of the Effective Time, Parent shall deposit, or shall cause to be deposited with Mellon Bank, N.A. (or another financial institution reasonably acceptable to the Company) (the ``Exchange Agent''), for the benefit of the holders of shares of Company Common Stock and Company Preferred Stock, certificates representing the shares of Parent Common Stock, together with cash in lieu of fractional shares of Parent Common Stock (such shares of Parent Common Stock, together with any cash in lieu of fractional shares with respect thereto, being hereinafter referred to as the ``Exchange Fund'') to be issued pursuant to Section 2.1 for outstanding shares of Company Common Stock and Company Preferred Stock.

          Section 2.2.2 Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock and Company Preferred Stock (the ``Certificates'') whose shares were converted pursuant to Section 2.1 into the right to receive shares of Parent Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive pursuant to the provisions of this
Article 2, and the Certificate so surrendered shall immediately be cancelled. In the event of a transfer of ownership of Company Common Stock or Company Preferred Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a transferee if the Certificate representing such Company Common Stock or Company Preferred Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. In the event that a holder has lost a Certificate, an affidavit of loss thereof (including an indemnity or surety bond) reasonably satisfactory in form and substance to the Exchange Agent and Parent shall accompany such letter of transmittal in lieu of the lost Certificate. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Parent Common Stock and cash in lieu of any fractional shares of Parent Common Stock as contemplated by this Section 2.2.

          Section 2.2.3 Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to subsection 2.2.5 below until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, as soon as practicable following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to subsection
2.2.5 below and the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock.

          Section 2.2.4 No Further Ownership Rights. All shares of Parent Common Stock issued upon the surrender for exchange of shares of the Company Common Stock and Company Preferred Stock in accordance with the terms hereof (including any cash paid pursuant to subsections 2.2.3 or 2.2.5 of this Section 2.2) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of the Company Common Stock and Company Preferred Stock, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on such shares of the Company Common Stock and Company Preferred Stock in accordance with the terms of this Agreement or prior to the date hereof and which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of the Company Common Stock and Company Preferred Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section 2.2.

          Section 2.2.5 No Fractional Shares. No certificate or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock or Company Preferred Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates, delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Parent Common Stock multiplied by the average of the last reported sales prices of Parent Common Stock, as reported on the Nasdaq National Market, on each of the ten trading days immediately preceding the date of the Effective Time. As promptly as practicable after determination of the amount of cash to be paid to holders of fractional share interests, Parent shall deposit such amount with the Exchange Agent for distribution in accordance with this Section 2.2.

          Section 2.2.6 Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the stockholders of the Company for one year after the Effective Time shall be delivered to Parent, upon demand, and any stockholders of the Company who have not previously complied with this
Section 2.2 shall thereafter look only to Parent for payment of their claim for Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock.

          Section 2.2.7 No Liability. Neither Parent nor the Company shall be liable to any holder of shares of the Company Common Stock, Company Preferred Stock or Parent Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          Section 2.2.8 Deduction/Withholding. Parent and the Exchange Agent shall be entitled to deduct and withhold from amounts or consideration otherwise payable pursuant to this

Agreement to any holder of shares of Company Common Stock or Company Preferred Stock such amounts as Parent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or Company Preferred Stock in respect to which such deduction and withholding was made by Parent or the Exchange Agent.

     Section 2.3 Stock Options. At the Effective Time, all then outstanding employee stock options to purchase the Company Common Stock (``Company Stock Options''), including options outstanding under the Company's 1988 Stock Option Plan, 1992 Director Stock Option Plan, 1992 Stock Option and Restricted Stock Plan and 1995 Stock Incentive Plan (including, without limitation, options granted under the 1995 Stock Incentive Plan, subject to stockholder approval of such plan), shall be assumed by Parent in accordance with Section 5.10.

     Section 2.4 Warrants. At the Effective Time, the Company's obligations with respect to each outstanding warrant to purchase shares of the Company Common Stock (``Company Warrants'') that will not automatically terminate at the Effective Time, shall be assumed by Parent in accordance with Section 5.10.

     Section 2.5  Stockholders' Meetings.

          (a) The Company shall take all action necessary, in accordance with applicable law and its Certificate of Incorporation and Bylaws, to convene a special meeting of the holders of Company Common Stock and Company Preferred Stock (the ``Company Meeting'') as promptly as practicable after the Registration Statement on Form S-4, and/or other applicable form, to be filed with the United States Securities and Exchange Commission (the ``SEC'') by Parent in connection with the issuance of Parent Common Stock in the Merger and Subscription Offer (including the proxy statement and prospectus constituting a part thereof) (the ``S-4'') is declared effective for the purpose of considering and taking action to adopt this Agreement and approve the transactions contemplated hereby and to approve the 1995 Stock Incentive Plan. Subject to the provisions of Section 5.2, the Board of Directors of the Company will recommend that holders of Company Common Stock and Company Preferred Stock vote in favor of and approve the Merger and the adoption of the Agreement at the Company Meeting.

          (b) Parent shall take all action necessary, in accordance with applicable law and its Certificate of Incorporation and Bylaws, to convene a special meeting of the holders of Parent Common Stock (the ``Parent Meeting'') as promptly as practicable after the S-4 is declared effective for the purpose of considering and taking action to authorize the issuance of Parent Common Stock pursuant to the Merger and the Subscription Offer (the ``Parent Share Proposal''). The Board of Directors of Parent will recommend that holders of Parent Common Stock vote in favor of and approve the Parent Share Proposal at the Parent Meeting.

          (c) The Company and Parent shall coordinate and cooperate with respect to the timing of the Company Meeting and the Parent Meeting and shall use their best efforts to hold such meetings on the same day.

                                   ARTICLE 3

                 Representations and Warranties of the Company

     The Company hereby represents and warrants to Sub and Parent as follows:

     Section 3.1 Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and corporate authority to make, execute, deliver, and, subject to the approval of this Agreement by the stockholders of the Company, perform this Agreement and to own or lease its properties and assets as now owned or leased and to carry on its business as and where now being conducted. The copies of the Company's Certificate of Incorporation and Bylaws, as amended to date, which have been delivered to Parent or its agents, are correct and complete and are in full force and effect.

     Section 3.2 Qualification; Location of Business and Assets. The Company is duly qualified and in good standing as a foreign corporation and duly authorized to do business in the jurisdictions set forth on Schedule 3.2 hereto, which jurisdictions are the only jurisdictions wherein the character of the properties owned or leased or the nature of activities conducted by it make such qualification necessary under applicable law and in which failure to so qualify would have a Company Material Adverse Effect. As used herein, a ``Company Material Adverse Effect'' shall mean a material adverse effect on the business, assets, condition (financial or otherwise), liabilities or operations of the Company.

     Section 3.3 Authorization and Enforceability. The execution, delivery and performance of this Agreement by the Company have been duly authorized by the Company's Board of Directors. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. Except for the approval of the stockholders of the Company, no other corporate action on the part of the Company or its stockholders is necessary to authorize this Agreement, and the transactions contemplated hereby.

     Section 3.4 Capitalization. The Company's authorized capital stock consists of 20,000,000 shares of the Company Common Stock and 1,000,000 shares of preferred stock of the Company, par value $.01 per share. As of the date of this Agreement, (i) 5,457,797 shares of Company Common Stock were issued and outstanding, (ii) 5,250 shares of Company Preferred Stock were issued and outstanding, (iii) 1,670,983 shares of the Company Common Stock were reserved for issuance upon the exercise of outstanding Company Stock Options, (iv) 8,500 shares of the Company Common Stock were reserved for issuance upon the exercise of the Company Warrants and (v) no shares of Company Common Stock were held in the treasury of the Company. All outstanding shares of Company Common Stock and Company Preferred Stock have been duly authorized, validly issued and are fully-paid and nonassessable. Except for Company Preferred Stock, Company Stock Options and Company Warrants, and except as contemplated by this Agreement or the Voting and Subscription Agreement, there are no (i) bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the Company's stockholders may vote, (ii) outstanding options, warrants, rights, agreements, calls, commitments or demands of any character relating to the capital stock of the Company and no securities convertible into or exchangeable for any of such capital stock, (iii) voting trusts, proxies or other agreements or understandings with respect to the capital stock of the Company, or (iv) outstanding obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company.

     Section 3.5 No Other Agreements to Sell Assets, Merge, Etc.. Except as provided hereby, the Company has no legal obligation, absolute or contingent, to sell assets or to effect any merger, consolidation or other reorganization of the Company or to enter into any agreement with respect thereto.

     Section 3.6 No Subsidiaries. The Company does not, directly or indirectly, own any stock of, or any other interest in, any other corporation, partnership, joint venture or other business association or entity.

     Section 3.7 No Violation of Laws or Agreements. Except for the receipt of any required approval of the stockholders of the Company, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and the compliance with the terms, conditions and provisions of this Agreement by the Company, will not (a) contravene any provision of the Company's Certificate of Incorporation or Bylaws, (b) conflict with or result in a breach of or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under any of the terms, conditions or provisions of any indenture, mortgage, loan or credit agreement or any other agreement or instrument which is material to and to which the Company is a party or by which it or any of its assets may be bound, (c) conflict with or result in any violation of any statute, law, regulation, ordinance, writ, injunction, order or Judgment (as defined below) of any court or Governmental Entity (as defined below) applicable to and binding upon the Company, (d) result in the creation or imposition of any lien, claim, security interest, charge, restriction or encumbrance of any nature whatsoever upon any of the Company's assets, except the Company Permitted Encumbrances (as defined below), or (e) affect any franchise, license, permit or other governmental approval that would adversely affect the Company's business. Except as set forth on Schedule 3.7 hereto, no investigation or review of the Company by any Governmental Entity or any other Person (as defined below) is pending or, to the knowledge of the Company, threatened, nor has any Governmental Entity or any other Person indicated an intention to conduct same.

     Section 3.8 Consents. No consent, approval or authorization of, or registration or filing with, any Person, including any Governmental Entity or other regulatory agency, is required (a) in connection with the execution and delivery of this Agreement by the Company or the consummation of the transactions contemplated hereby, (b) to prevent the termination of any material right, privilege, license or agreement of the Company, or to prevent any material loss to the Company's business, by reason of the transactions contemplated by this Agreement, except for (i) the filing by Parent and the effectiveness of the S-4 with the SEC in accordance with the Securities Act of 1933, as amended (the ``Securities Act''), (ii) the filing of the Certificate of Merger with the Delaware Secretary of State, (iii) the filing of the Joint Proxy Statement with the SEC in accordance with the Securities Exchange Act of 1934, as amended (the ``Exchange Act''), (iv) the approval of the Merger and the adoption of this Agreement at the Company Meeting, (v) the filing of the pre-merger notification report, and the expiration or termination of the waiting period, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, by Parent and the Stockholder with respect to the shares of Parent Common Stock to be purchased by the Stockholder in the Subscription Offer and
(vi) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities or ``blue sky'' laws.

     Section 3.9  SEC Reports; Financial Statements.

          (a) The Company has timely filed all forms, reports and documents required to be filed by it with the SEC since its initial public offering of securities on March 13, 1992, and has previously made available to Parent or its agents, in the form filed with the SEC, true and correct copies of (i) its Annual Reports on Form 10-K for the fiscal years ended December 31, 1992, 1993 and 1994, (ii) its Quarterly Report on Form 10-Q for the period ended March 31, 1995, (iii) all proxy statements relating to meetings of stockholders (whether annual or special) held since March 13, 1992 and (iv) all other forms, reports, registration statements and other documents filed by the Company with the SEC since December 31, 1992 or such forms, reports, registration statements and other documents filed with the SEC before December 31, 1992 if they relate to stock, stock option plans or compensation plans that are in effect as of the date hereof (the forms, reports, registration statements and other documents referred to in clauses (i), (ii), (iii) and (iv) above being referred to herein, collectively, as the ``Company SEC Reports''). The Company SEC Reports and any other forms, reports and other documents filed by the Company with the SEC after the date of this Agreement (i) were, or will be, prepared in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (ii) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

          (b) The Company has delivered to Sub and Parent, or their respective agents, the following financial statements (the ``Company Financial Statements''): (i) audited statements of operations, statements of cash flows and statements of stockholders' equity (deficit) of the Company for the fiscal years ended December 31, 1992, 1993 and 1994 and balance sheets of the Company as at each of such dates (the ``Company Audited Financial Statements''); and
(ii) unaudited statements of operations, statements of cash flows and statements of stockholders' equity (deficit) of the Company for the three-month period ended March 31, 1995 and the five-month period ended May 31, 1995. The Company Financial Statements: (A) fairly present, in all material respects, the financial condition, assets and liabilities of the Company as at their respective dates and the results of the Company's operations and changes in financial position for the periods covered thereby except, in the case of the interim balance sheet and related unaudited statements of operations and cash flows, for normal year-end audit adjustments that were not, or are not expected to be, individually or in the aggregate, material in amount, and (B) have been prepared in accordance with generally accepted accounting principles consistently applied (``GAAP'') (except as may be indicated thereon or in the notes thereto and, in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act). The Company Audited Financial Statements have been audited by KPMG Peat Marwick LLP (``KPMG''), the Company's independent certified public accountants.

          (c) Except as disclosed in writing to Parent or as otherwise disclosed in the Company SEC Reports, the Company does not have any liabilities, either accrued or contingent (whether or not required to be reflected in financial statements in accordance with GAAP), and whether due or to become due, which individually or in the aggregate, would be reasonably likely to have a Company Material Adverse Effect other than (i) liabilities reflected in the Company's balance sheet dated December 31, 1994, (ii) liabilities specifically described in this Agreement or the Schedules hereto, including, but not limited to, the indebtedness evidenced by the Company's promissory note in substantially the form of Exhibit B and (iii) normal or recurring liabilities incurred since December 31, 1994 in the ordinary course of business consistent with past practices.

     Section 3.10 Absence of Changes. Except as disclosed on Schedule 3.10 hereto and as contemplated by this Agreement, since December 31, 1994, there has not been (i) any transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) individually or in the aggregate having a Company Material Adverse Effect; (ii) any damage, destruction or loss, whether or not covered by insurance, which, insofar as reasonably can be foreseen, in the future would have a Company Material Adverse Effect; (iii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the capital stock of the Company, or (iv) any entry into any commitment or transaction material to the Company (including, without limitation, any borrowing or sale of assets) except in the ordinary course of business consistent with past practice.

     Section 3.11  Taxes.

          (a) For purposes of this Agreement, (i) ``Taxes'' means any taxes, and any charges, fees, levies, penalties or other assessments that are in the nature of a tax, including without limitation, income, gross receipts, excise, real and personal and intangible property, sales, use, transfer, license, payroll, recording, ad valorem and franchise taxes, imposed by any United States, state, local or foreign taxing authority or any agency thereof, including any interest, penalties or additions attribut able thereto; and (ii) ``Tax Returns'' means returns, reports, or information returns or statements relating to Taxes (including amendments thereto) required to be filed with the appropriate United States, state, local or foreign taxing authority or any agency thereof.

          (b) The Company has (i) timely filed all Tax Returns required to be filed by it on or before the Effective Time for all taxable periods with respect to all Taxes, (ii) paid all Taxes shown to have become due pursuant to such Tax Returns and (iii) paid all other Taxes for which a notice of assessment or demand for payment has been received. All Company Tax Returns have been prepared in accordance with all applicable laws and requirements and accurately reflect the taxable income (or other base for tax) of the corporation filing the same. The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to employees employed in its business.

          (c) The accruals for Taxes contained in the Company's balance sheet dated December 31, 1994 are adequate to cover all liabilities for Taxes of the Company for all periods ending on or before that date and include adequate provision for all deferred Taxes (computed on a net basis after taking into account any Tax benefits or assets), and nothing has occurred subsequent to that date to make any of such accruals inadequate. All Taxes for periods ending after December 31, 1994 and attributable to the Company's operations prior to the Effective Time have been paid or are adequately reserved against on the books of the Company. The Company has timely filed all material information returns or reports, including forms 1099, which are required to be filed and has accurately reported all information required to be included on such returns or reports. There are no proposed assessments of Taxes against the Company or proposed adjustments to any Tax Return filed, pending against the Company, or any proposed adjustments to the manner in which any Taxes of the Company are determined. Except as disclosed on Schedule 3.11 hereto, to the knowledge of the Company, the Company is not currently the object of any audit or examination relating to Taxes and the Company has received no notice of any such proposed audit or examination.

          (d)  The Company has never (i) filed any consent agreement under
Section 341(f) of the Code, (ii) executed a waiver or consent extending any statute of limitation for any Tax liability which remains outstanding, (iii) except as disclosed on Schedule 3.11 hereto, joined in or been required to join in filing a consolidated or combined federal income Tax Return, (iv) entered into any Tax allocation or sharing agreement under which Parent or the assets of the Company could be subject to Tax or other liability after the Closing, or (v) filed an election under Section 338(g) or Section 338(h)(10) of the Code or caused a deemed election under Section 338(e) thereof.

     Section 3.12  No Pending Litigation or Proceedings.  Except as set forth on
Schedule 3.12 hereto, there are no actions, suits, investigations, Litigation (as hereinafter defined) or proceedings pending or, to the Company's knowledge, threatened against the Company or any of its assets or affecting the capital stock of the Company or any rights thereto, at law or in equity, by or before any court or Governmental Entity (as hereinafter defined) which, if adversely determined, would have a Company Material Adverse Effect or materially affect its ability to consummate the transactions contemplated hereby. Except as set forth on Schedule 3.12 hereto, there are no outstanding Judgments (as hereinafter defined), decrees or orders of any court or any Governmental Entity against the Company, or any of its assets or business or affecting the capital stock of the Company or any rights thereto.

     Section 3.13 Compliance With Laws. The Company holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities required in the operation of its business as currently conducted, except for such permits, licenses, variances, exemptions, orders and approvals the failure of which to hold would not have a Company Material Adverse Effect (the ``Company Permits''). The Company is in compliance with the terms of the Company Permits, except for such failure to comply, which individually or in the aggregate, would not have a Company Material Adverse Effect. Except as set forth on Schedule 3.13 hereto, the business of the Company is not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations which individually or in the aggregate do not and would not have a Company Material Adverse Effect. Except as set forth in Schedule 3.13 hereto, no investigation or review by any Governmental Entity with respect to the Company is pending, or, to the knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same, other than those the outcome of which would not have a Company Material Adverse Effect. Except as set forth on Schedule 3.13 hereto, the operation of the Company's business as currently conducted does not violate or infringe any statute, law, rule or regulation, federal, state and local, currently in effect, except for such violations or infringements which would not, individually or in the aggregate, have a Company Material Adverse Effect or materially affect the Company's ability to consummate the transactions contemplated hereby.

     Section 3.14  Title; Liens.  The Company does not own any real estate.
Schedule 3.14 hereto contains a complete and correct list of all real estate leased by the Company. All such leases are in good standing, valid and effective in accordance with their terms, and there is no default under any such leases. Except as set forth on Schedule 3.14 hereto, the Company has good title to all of its properties and assets, including the properties and assets reflected in the Company's balance sheet dated December 31, 1994 (except those disposed of in the ordinary course of business since that date), free and clear of any mortgage, pledge, lien, restriction, encumbrance, tenancy, license, encroachment, covenant, condition, right of way, easement, claim, security interest, charge or any other matter affecting title, other than mortgages, pledges, liens, charges, security interests or other encumbrances (a) securing the payment of taxes, assessments or other governmental charges either not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings, (b) incurred under worker's compensation, unemployment insurance, social security and other similar laws (including deposits required thereunder), (c) for statutory liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen or suppliers, and (d) easements, rights of way, liens, encumbrances, charges and similar restrictions of record or imperfections in title which do not have a Company Material Adverse Effect (collectively, ``Company Permitted Encumbrances''). The assets reflected on the Company's balance sheet dated December 31, 1994 constitute substantially all of the assets necessary to permit the Company to operate the business as it is being operated on the date of this Agreement, with such additions and deletions thereto as shall have occurred in the ordinary course of the Company's business.

     Section 3.15  Intellectual Property.

          (a) The Company owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications for such patents, trademarks, trade names, service marks and copyrights, mask works, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material that are necessary to conduct the business of the Company as currently conducted (the ``Company Intellectual Property Rights''). Schedule 3.15 hereto lists (i) all patents and patent applications and all trademarks, registered copyrights, mask works, trade names and service marks, which the Company considers to be material to its business and included in the Company Intellectual Property Rights, including the jurisdictions in which each such Company Intellectual Property Right has been issued or registered or in which any such application for such issuance and registration has been filed, (ii) all licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which any person is authorized to use any Company Intellectual Property Rights, (iii) all licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which the Company is authorized to use any third party patents, trademarks or copyrights, including software (``Company Third Party Intellectual Property Rights'') which are incorporated in, are, or form a part of any Company product or service that is material to its business, (iv) any Company Intellectual Property Rights that are not licensed to the Company on an exclusive basis, and (v) all licenses, sublicenses and other grants of rights or licenses that prevent, impair or hinder the Company's ability to exclusively market any Company product or service in any country or territory.

          (b) The Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Company Intellectual Property Rights or Company Third Party Intellectual Property Rights.

          (c) To the Company's knowledge, all patents, registered trademarks, service marks and copyrights held by the Company are valid and subsisting. Except as set forth on Schedule 3.15(c) hereto, the Company (i) has not been sued, or threatened to be sued, in any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party, and
(ii) has received no notice and has no knowledge that the manufacturing, marketing, licensing or sale of its products infringes any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party. To the Company's knowledge, all pending patent applications claim patentable subject matter.

     Section 3.16 Labor Relations; Employment Agreements. The relations of the Company with its employees are good. Except as disclosed on Schedule 3.16 hereto, (a) the Company is not a party to any collective bargaining agreement with any labor union; (b) there is no unfair labor practice complaint against the Company pending before the National Labor Relations Board; (c) there is no labor strike, dispute, slow down or stoppage actually pending or, to the knowledge of the Company, threatened against or involving the Company; (d) no grievance or arbitration proceedings relating to the employment of labor under applicable labor laws is pending; (e) the Company has no employment agreements with any of its employees requiring annual payments in excess of $100,000, (f) the Company has no agreement with any officer or other key employee of the Company, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature contemplated by this Agreement; or (g) the Company has no agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

     Section 3.17  Employee Benefits.

          (a) Schedule 3.17 hereto sets forth all ``employee benefit plans'' (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (``ERISA'')), all bonus, deferred compensation, incentive compensation, excess benefit, stock, stock option, severance, termination pay, change in control and death benefit plans, contracts, programs, agreements or arrangements of any kind and all fringe benefit plans (including but not limited to those providing medical, dental, vision, disability, life insurance and vacation benefits) maintained, sponsored, administered or contributed to by the Company or by any ``person'' (as defined in Section 3(9) of ERISA) that is regarded with the Company as a single employer under Section 414 of the Code (an ``ERISA Affiliate'') (collectively, the ``Benefit Plans'').

          (b) With respect to each Benefit Plan listed on Schedule 3.17 hereto, the Company has delivered to Parent or its agents, to the extent applicable, a copy of (i) the plan document for each Benefit Plan as currently in effect (or a written description of any Benefit Plan for which there is no plan document), including any related trust agreement and any other agreement entered into in connection with such Benefit Plan, (ii) the most recent annual report (Form 5500 Series), if any, filed with the Internal Revenue Service, (iii) the most recent actuarial report, if any, with respect to the most recently completed plan year, and (iv) the most recent summary plan description, together with each summary of material modifications.

          (c) No Benefit Plan is subject to Title IV of ERISA and no Benefit Plan is a ``multiemployer plan'' within the meaning of Section 3(37) of ERISA.

          (d) All Benefit Plans have been administered in material compliance with their terms and with the requirements of any applicable law, including, but not limited to ERISA and the Code. Except as set forth in Schedule 3.17 hereto, each Benefit Plan intended to be qualified under Section 401(a) of the Code is so qualified and in addition has received a favorable determination letter or letters evidencing such qualification. Neither the Company nor any ERISA Affiliate has taken any action or omitted to take any action and to the knowledge of the Company, nothing has occurred which is likely to cause the loss of such qualification or the imposition of any material liability, penalty or tax with respect to such Benefit Plans. No prohibited transaction (as defined in Section 406 of ERISA) has occurred with respect to any Benefit Plan which would result in material liability to the Company or any ERISA Affiliate. After the Closing, Parent will not be required, under ERISA, the Code, or any collective bargaining agreement, to establish, maintain, or continue any Benefit Plan currently maintained by the Company or any ERISA Affiliate.

          (e) Except as specifically disclosed on Schedule 3.17 hereto, the Company has made no written or oral representation to any current or former employee promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for any period of time beyond retirement or termination of employment, except to the extent of coverage required under Section 4980B of the Code.

          (f) Except as specifically disclosed on Schedule 3.17 hereto, the Company has taken no action with respect to any Benefit Plan that will increase materially the expense of maintaining such Benefit Plan above the level of expense reflected in the Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 1994.

          (g) Except as specifically disclosed on Schedule 3.17 hereto, there is no contract, agreement, plan or arrangement covering any employee or former employee of the Company that, individually or collectively, may give rise to the payment of any amount that would not be deductible pursuant to the terms of
Section 280G of the Code, or which creates, accrues or accelerates benefits or payments by virtue of a change of control of the Company, including, without limitation, as a result of the transaction contemplated by this Agreement.

          (h) Each Benefit Plan which is a ``group health plan'' (as defined in Section 5000 of the Code) has been maintained in material compliance with section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA and no tax payable on account of Section 4980B of the Code has been incurred.

          (i) There are no actions, suits or claims (other than routine claims for benefits in the ordinary course or actions seeking qualified domestic relations orders) pending or threatened against any Benefit Plan, or the administrator or fiduciary of any Benefit Plan, and to the knowledge of the Company, no facts or circumstances exist which could give rise to any such actions, suits or claims.

     Section 3.18 Contracts. The Company is not a party to or bound by, nor is any of its properties or assets bound or subject to, any contract or other agreement required to be disclosed in, or filed as an exhibit to, the Company SEC Reports that is not filed in the Company SEC Reports. All such contracts and other agreements are valid, existing, in full force and effect, binding upon the Company, and, to the knowledge of the Company, binding upon the other parties thereto in accordance with their terms, and the Company has paid in full or accrued all amounts now due from them thereunder and have satisfied in full or provided for all of its liabilities and obligations thereunder that are presently required to be satisfied or provided for, and is not in default under any of them, nor, to the knowledge of the Company, is any other party to any such contract or other agreement in default thereunder nor, to the knowledge of the Company, does any condition exist that with notice or lapse of time or both would constitute a default thereunder.

     Section 3.19 Environmental Laws. Except as set forth on Schedule 3.19 hereto, the Company is in compliance with all Environmental Laws (as hereinafter defined), the Company has not received any written notice of violation of Environmental Laws from any Governmental Entity with respect to any violation that has not been fully complied with, and there are no liabilities and obligations under Environmental Laws incurred prior to the Closing Date by the Company, or its employees, agents, licensees, contractors or subcontractors, for releases of Hazardous Materials (as hereinafter defined), except where any such non-compliance, violations, liabilities or obligations would not, individually or in the aggregate, result in a Company Material Adverse Effect. As used herein ``Environmental Laws'' shall mean, collectively, all federal, state and local laws and regulations relating to pollution of the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Materials (as hereinafter defined) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials. ``Hazardous Materials'' shall mean all materials defined as ``hazardous materials,'' ``hazardous wastes,'' ``toxic substances,'' ``solid wastes'' or bearing similar or analogous definitions in (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. (S)(S) 9601, et seq., as amended, (ii) the Resource Conservation and Recovery Act, 42 U.S.C. (S)(S) 6901, et seq., as amended, (iii) the Hazardous Materials Transportation Act, 49 U.S.C. (S)(S) 1801 et seq., as amended, or (iv) any other federal, state or local environmental statute.

     Section 3.20 Takeover Provisions Inapplicable. As of the date hereof and at all times on or prior to the Effective Time, Section 203 of the DGCL is, and shall be, inapplicable to the Merger and the transactions contemplated by this Agreement.

     Section 3.21 Action by the Company. The Board of Directors of the Company (at a meeting duly called and held) has by the requisite vote of all directors present (a) determined that the Merger is advisable and fair and in the best interests of the Company and its stockholders, (b) approved the Merger and this Agreement in accordance with Section 251 of the DGCL, (c) recommended the approval of the Merger and adoption of this Agreement by the holders of the Company Common Stock and Company Preferred Stock and directed that the Merger be submitted for consideration by the Company's stockholders at the Company Meeting, and (d) taken any necessary steps to render Section 203 of the DGCL inapplicable to the Merger and the transactions contemplated by this Agreement.

     Section 3.22 Stock Options and Warrants. The Company has taken all action necessary to permit the assumption of Company Stock Options and Company Warrants by Parent as contemplated herein.

     Section 3.23 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock and at least 66-2/3 percent of the outstanding shares of Company Preferred Stock, voting separately as two classes, are the only votes of the holders of any class or series of the Company's capital stock necessary to approve the Merger, adopt this Agreement and approve the transactions contemplated by this Agreement.

     Section 3.24 Opinion of Financial Advisor. The financial advisor of the Company, CS First Boston Corporation, has delivered to the Company an opinion dated the date of this Agreement to the effect that the consideration to be received by the holders of Company Common Stock are fair from a financial point of view to the stockholders of the Company.

     Section 3.25 Brokers and Finders. Except for those fees and expenses payable to CS First Boston Corporation pursuant to the letter agreement, dated June 12, 1995, no person is entitled to receive from the Company any investment banking, brokerage or finder's fee in connection with this Agreement or the transactions contemplated hereby. A copy of the above Agreement has previously been delivered to Parent or its agents. The estimated fees and expenses incurred and to be incurred by the Company in connection with this Agreement and the transactions contemplated by this Agreement (including the fees of legal counsel) are set forth in Schedule 3.25 hereto, provided, that such estimates are not binding and represent the Company's good faith approximation of such fees and expenses. The Company has not made any agreement or taken any other action which might cause anyone to become entitled to a broker's fee or commission as a result of the transactions contemplated hereunder other than CS First Boston Corporation.

     Section 3.26  Interested Party Transactions.  Except as set forth on
Schedule 3.26 hereto or in the Company SEC Reports, and except with respect to the transactions contemplated by this Agreement, since the date of the Company's last proxy statement to its stockholders, no event has occurred that would be required to be reported by the Company as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC.

     Section 3.27 Registration Statement: Proxy Statement/ Prospectus. The information supplied by the Company for inclusion in the S-4 shall not at the time the S-4 is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the S-4 or necessary in order to make the statements in the S-4, in light of the circumstances under which they were made, not misleading. The information supplied by the Company for inclusion in the joint proxy statement/prospectus to be sent to the stockholders of Parent and the Company in connection with the Company Meeting and the Parent Meeting to consider the Parent Share Proposal (the ``Joint Proxy Statement'') shall not, on the date the Joint Proxy Statement is first mailed to stockholders of Parent and the Company, at the time of the Company Meeting and the Parent Meeting and at the Effective Time, contain any statement which, at such time in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated in the Joint Proxy Statement or necessary in order to make the statements in the Joint Proxy Statement not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting or Parent Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to the Company or any of its Affiliates, officers or directors should be discovered by the Company which should be set forth in an amendment to the S-4 or a supplement to the Joint Proxy Statement, the Company shall promptly inform Parent.

     Section 3.28 HSR Act Inapplicable. The Company is its own ``ultimate parent entity'' within the meaning of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                                   ARTICLE 4

                Representation And Warranties of Parent and Sub

     Parent and Sub hereby, jointly and severally, represent and warrant to the Company as follows:

     Section 4.1 Organization. Parent and Sub are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Sub has all requisite corporate power and corporate authority to make, execute, deliver and perform this Agreement and to own or lease its properties and assets as now owned or leased and to carry on its business as and where now being conducted. The copies of the Certificate of Incorporation and Bylaws, as amended to date, of each of Parent and Sub, which have been delivered to the Company or its agents, are correct and complete and are in full force and effect.

     Section 4.2 Qualification; Location of Business and Assets. Parent is duly qualified and in good standing as a foreign corporation and duly authorized to do business in the jurisdictions set forth on Schedule 4.2 hereto, which jurisdictions are the only jurisdictions wherein the character of the properties owned or leased or the nature of activities conducted by it make such qualification necessary under applicable law and in which failure to so qualify would have a Parent Material Adverse Effect. As used herein, a ``Parent Material Adverse Effect'' shall mean a material adverse effect on the business, assets, condition (financial or otherwise), liabilities or operations of Parent.

     Section 4.3 Authorization and Enforceability. The execution, delivery and performance of this Agreement by Parent and Sub have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement has been duly executed and delivered by Parent and Sub and constitutes the legal, valid and binding obligation of Parent and Sub, enforceable against each of Parent and Sub in accordance with its terms. Except for the approval of the stockholders of Parent, no other corporate action on the part of Parent, Sub or their respective stockholders is necessary to authorize this Agreement, and the transactions contemplated hereby.

     Section 4.4 Capitalization of Parent and Sub. Parent's authorized capital stock consists of 69,600,000 shares of Parent Common Stock, 5,400,000 of preferred stock, par value $.01 per share (``Parent Preferred Stock''), and 250,000 shares of Parent Redeemable Common Stock. As of the date of this Agreement, (i) 31,945,269 shares of Parent Common Stock were issued and outstanding, (ii) no shares of Parent Preferred Stock were issued and outstanding, (iii) 6,026,750 shares of Parent Common Stock were reserved for issuance upon the exercise of stock options (``Parent Stock Options''), of which 3,740,000 underlying shares represented by such options were granted or subject to exercise, and (iv) 6,296,420 shares of Parent Common Stock were reserved for issuance upon the exercise of warrants (``Parent Warrants'') and contingent value rights under a Contingent Value Rights Agreement attached as Exhibit 3 to an Agreement and Plan of Merger among Parent, CytoRad Acquisition Corp. and CytoRad Incorporated dated November 15, 1994 (``Contingent Value Rights''). All outstanding shares have been duly authorized, validly issued and are fully-paid and nonassessable. Sub's authorized capital stock consists solely of 1,000 shares of common stock, par value $.01 per share, of which 100 shares are currently issued and outstanding. All such outstanding shares have been duly authorized, validly issued and are fully-paid and nonassessable. Except for Parent Common Stock, Parent Stock Options, Parent Warrants and Contingent Value Rights, there are no (i) bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the stockholders of either Parent or Sub may vote, (ii) outstanding options, warrants, rights, agreements, calls, commitments or demands of any character relating to the capital stock of Parent or Sub and no securities convertible into or exchangeable for any such capital stock, (iii) voting trusts, proxies or other agreements or understandings with respect to the capital stock of Parent or Sub, or (iv) outstanding obligations of Parent or Sub to repurchase, redeem or otherwise acquire any shares of capital stock of Parent or Sub, as the case may be.

     Section 4.5 No Violation of Laws or Agreements. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and the compliance with the terms, conditions and provisions of this Agreement by Parent and Sub will not (a) contravene any provision of the Certificates of Incorporation or Bylaws of Parent or Sub, (b) conflict with or result in a breach of or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under any of the terms, conditions or provisions of any indenture, mortgage, loan or credit agreement or any other agreement or instrument which is material to Parent or Sub and to which Parent or Sub is a party or by which any of them or their assets may be bound, (c) conflict with or result in any violation of any statute, law, regulation, ordinance, writ, injunction, order or Judgment of any court or Governmental Entity applicable to or binding upon Parent or Sub, (d) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of Sub's or Parent's assets, except the Parent Permitted Encumbrances (as defined below), or
(e) affect any franchise, license, permit or other governmental approval that would adversely affect the Parent's business. No investigation or review by any Governmental Entity or any other Person is pending or, to the knowledge of Parent, threatened, nor has any Governmental Entity or any other Person indicated an intention to conduct same.

     Section 4.6 Consents. No consent, approval or authorization of, or registration or filing with, any Person, including any Governmental Entity or other regulatory agency, is required in connection with the execution and delivery of this Agreement by Parent or Sub or the consummation of the transactions contemplated hereby, except for (i) the filing and effectiveness of the S-4 with the SEC in accordance with the Securities Act, (ii) the filing of the Certificate of Merger with the Delaware Secretary of State, (iii) the filing of the Joint Proxy Statement with the SEC in accordance with the Exchange Act,
(iv) the approval of the Parent Share Proposal at the Parent Meeting, (v) the filing of the pre-merger notification report, and the expiration or termination of the waiting period, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, by Parent and the Stockholder with respect to the shares of Parent Common Stock to be purchased by the Stockholder in the Subscription Offer and (vi) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities or ``blue sky'' laws.

     Section 4.7 Parent Stock in Merger. The Parent Common Stock to be issued and delivered to the stockholders of the Company in the Merger and the Subscription Offer (as defined below) pursuant to this Agreement will, when so issued and delivered, be duly authorized and validly issued, fully-paid and nonassessable and be issued pursuant to an S-4 declared effective by the SEC.

     Section 4.8  SEC Reports; Financial Statements.

          (a) Parent has timely filed all forms, reports and documents required to be filed with the SEC since January 2, 1993 and has previously provided to the Company, in the form filed with the SEC, true and correct copies of (i) its Annual Reports on Form 10-K for the fiscal years ended January 2, 1993, January 1, 1994, as amended, and December 31, 1994, (ii) its Quarterly Report on Form 10-Q for the period ended March 31, 1995, (iii) all proxy statements relating to meetings of stockholders (whether annual or special) held since January 2, 1993 and (iv) all other forms, reports, registration statements and other documents filed by Parent with the SEC since January 2, 1993 or such forms, reports, registration statements and other documents filed with the SEC before January 2, 1993 if they relate to stock, stock option plans or compensation plans that are in effect as of the date hereof (the forms, reports, registration statements and other documents referred to in clauses (i), (ii), (iii) and (iv) above being referred to herein, collectively, as the ``Parent SEC Reports''). The Parent SEC Reports and any other forms, reports and other documents filed by Parent with the SEC after the date of this Agreement (i) were or will be prepared in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (ii) did not at the time they were filed or amended, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

          (b) Parent has delivered to the Company the following consolidated financial statements (the ``Parent Financial Statements''): (i) audited statements of operations, statements of redeemable common stock, preferred stock, common stock and accumulated deficit and statements of cash flows of Parent for the fiscal years ended January 2, 1993, January 1, 1994 and December 31, 1994 and balance sheets of Parent as at each of such dates (the ``Parent Audited Financial Statements''); and (ii) unaudited statements of operations, statements of redeemable common stock, preferred stock, common stock and accumulated deficit and statements of cash flows of Parent for the three-month period ended March 31, 1995 and the five-month period ended May 31, 1995. The Parent Financial Statements: (A) fairly present, in all material respects, the financial condition, assets and liabilities of Parent as at their respective dates and the results of Parent's operations and changes in financial position for the periods covered thereby except, in the case of the interim balance sheet and related unaudited statements of operations and cash flows, for normal year-end audit adjustments that were not, or are not expected to be, individually or in the aggregate, material in amount, and (B) have been prepared in accordance with GAAP. The Parent Audited Financial Statements have been audited by Arthur Andersen LLP (``Andersen''), Parent's independent certified public accountants.

          (c) Except as disclosed in writing to the Company or as otherwise disclosed in the Parent SEC Reports, Parent does not have any liabilities, either accrued or contingent (whether or not required to be reflected in financial statements in accordance with GAAP), and whether due or to become due, which individually or in the aggregate, would be reasonably likely to have a Parent Material Adverse Effect other than (i) liabilities reflected in Parent's balance sheet dated December 31, 1994, (ii) liabilities specifically described in this Agreement and (iii) normal or recurring liabilities incurred since December 31, 1994 in the ordinary course of business consistent with past practices.

     Section 4.9 Absence of Changes. Except as disclosed on Schedule 4.9 hereto and as contemplated by this Agreement, since December 31, 1994, there has not been (i) any transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) individually or in the aggregate having a Parent Material Adverse Effect; (ii) any damage, destruction or loss, whether or not covered by insurance, which, insofar as reasonably can be foreseen, in the future would have a Parent Material Adverse Effect; (iii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the capital stock of Parent, or (iv) any entry into any commitment or transaction material to Parent (including, without limitation, any borrowing or sale of assets) except in the ordinary course of business consistent with past practice.

     Section 4.10  Taxes.

          (a) Parent (or any group of entities with which Parent files Tax Returns on a consolidated or combined basis) has (i) timely filed all Tax Returns required to be filed by it on or before the Effective Time for all taxable periods with respect to all Taxes, (ii) paid all Taxes shown to have become due pursuant to such Tax Returns and (iii) paid all other Taxes for which a notice of assessment or demand for payment has been received. All Parent Tax Returns have been prepared in accordance with all applicable laws and requirements and accurately reflect the taxable income (or other base for tax) of the corporation filing the same. Parent has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to employees employed in its business.

          (b) The accruals for Taxes contained in the Parent's balance sheet dated December 31, 1994 are adequate to cover all liabilities for Taxes of Parent (including any liabilities Parent may have for Taxes of any group of entities with which Parent has filed or does file Tax Returns on a consolidated or combined basis) for all periods ending on or before that date and include adequate provision for all deferred Taxes (computed on a net basis after taking into account any Tax benefits or assets), and nothing has occurred subsequent to that date to make any of such accruals inadequate. All Taxes for periods ending after December 31, 1994 and attributable to Parent's operations prior to the Effective Time have been paid or are adequately reserved against on the books of Parent. Parent has timely filed all material information returns or reports, including forms 1099, which are required to be filed and has accurately reported all information required to be included on such returns or reports. Except as disclosed on Schedule 4.10 hereto, there are no proposed assessments of Taxes against Parent or proposed adjustments to any Tax Return filed, pending against Parent or any proposed adjustments to the manner in which any Taxes of Parent are determined. To the knowledge of Parent, Parent is not currently the object of any audit or examination relating to Taxes and Parent has received no notice of any such proposed audit or examination.

          (c) Parent has never (i) filed any consent agreement under Section 341(f) of the Code, (ii) executed a waiver or consent extending any statute of limitation for any Tax liability which remains outstanding, (iii) except as disclosed on Schedule 4.10 hereto, joined in or been required to join in filing a consolidated or combined federal income Tax Return, (iv) entered into any Tax allocation or sharing agreement under which Parent or the assets of the Company could be subject to Tax or other liability after the Closing, or (v) filed an election under Section 338(g) or Section 338(h)(10) of the Code or caused a deemed election under Section 338(e) thereof.

     Section 4.11  No Pending Litigation or Proceedings.  Except as set forth on
Schedule 4.11 hereto, there are no actions, suits, investigations, Litigation (as hereinafter defined) or proceedings pending or, to Parent's knowledge, threatened against Parent or any of its assets or affecting the capital stock of Parent or any rights thereto, at law or in equity, by or before any court or Governmental Entity (as hereinafter defined) which, if adversely determined, would have a Parent Material Adverse Effect or materially affect its ability to consummate the transactions contemplated hereby. Except as set forth on Schedule 4.11 hereto, there are currently no outstanding Judgments (as hereinafter defined), decrees or orders of any court or any Governmental Entity against Parent, or any of its assets or business or affecting the capital stock of Parent or any rights thereto.

     Section 4.12 Compliance With Laws. Parent holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities required in the operation of its business as currently conducted, except for such permits, licenses, variances, exemptions, orders and approvals the failure of which to hold would not have a material adverse effect (the ``Parent Permits''). Parent is in compliance with the terms of the Parent Permits, except for such failure to comply, which individually or in the aggregate, would not have a Parent Material Adverse Effect. Except as set forth on Schedule 4.12 hereto, the business of Parent is not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations which individually or in the aggregate do not and would not have a Parent Material Adverse Effect. No investigation or review by any Governmental Entity with respect to Parent is pending, or, to the knowledge of Parent, threatened, nor has any Governmental Entity indicated an intention to conduct the same, other than those the outcome of which would not have a Parent Material Adverse Effect. Except as set forth on Schedule 4.12 hereto, the operation of Parent's business as currently conducted does not violate or infringe any statute, law, rule or regulation, federal, state and local, currently in effect, except for such violations or infringements which would not, individually or in the aggregate, have a Parent Material Adverse Effect or materially affect Parent's ability to consummate the transactions contemplated hereby.

     Section 4.13 Title; Liens. Parent has good title to or leasehold estate in all real properties and improvements material to Parent and reflected in its balance sheet. All of Parent's leases are in good standing, valid and effective in accordance with their terms, and there is no default under any such leases. Except as set forth on Schedule 4.13 hereto, Parent has good title to all of its properties and assets, including the properties and assets reflected in Parent's balance sheet dated December 31, 1994 (except those disposed of in the ordinary course of business since that date), free and clear of any mortgage, pledge, lien, restriction, encumbrance, tenancy, license, encroachment, covenant, condition, right of way, easement, claim, security interest, charge or any other matter affecting title, other than mortgages, pledges, liens, charges, security interests or other encumbrances (a) securing the payment of taxes, assessments or other governmental charges either not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings, (b) incurred under worker's compensation, unemployment insurance, social security and other similar laws (including deposits required thereunder), (c) for statutory liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen or suppliers, and (d) easements, rights of way, liens, encumbrances, charges and similar restrictions of record or imperfections in title which do not have a Parent Material Adverse Effect (collectively, ``Parent Permitted Encumbrances''). The assets reflected on Parent's balance sheet dated December 31, 1994 constitute substantially all of the assets necessary to permit Parent to operate the business as it is being operated on the date of this Agreement, with such additions and deletions thereto as shall have occurred in the ordinary course of Parent's business.

     Section 4.14  Intellectual Property.

          (a) Parent owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications for such patents, trademarks, trade names, service marks and copyrights, mask works, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material that are necessary to conduct the business of Parent as currently conducted (the ``Parent Intellectual Property Rights'').
Schedule 4.14 hereto lists (i) all patents and patent applications and all trademarks, registered copyrights, mask works, trade names and service marks, which Parent considers to be material to its business and included in the Parent Intellectual Property Rights, including the jurisdictions in which each such Parent Intellectual Property Right has been issued or registered or in which any such application for such issuance and registration has been filed, (ii) all licenses, sublicenses and other agreements as to which Parent is a party and pursuant to which any person is authorized to use any Parent Intellectual Property Rights, (iii) all licenses, sublicenses and other agreements as to which Parent is a party and pursuant to which Parent is authorized to use any third party patents, trademarks or copyrights, including software (``Parent Third Party Intellectual Property Rights'') which are incorporated in, are, or form a part of any Parent product or service that is material to its business,
(iv) any Parent Intellectual Property Rights that are not licensed to Parent on an exclusive basis, and (v) all licenses, sublicenses and other grants of rights or licenses that prevent, impair or hinder Parent's ability to exclusively market any Parent product or service in any country or territory.

          (b) Parent is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Parent Intellectual Property Rights or Parent Third Party Intellectual Property Rights.

          (c) To Parent's knowledge, all patents, registered trademarks, service marks and copyrights held by Parent are valid and subsisting. Except as set forth on Schedule 4.14(c) hereto, Parent (i) has not been sued, or threatened to be sued, in any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party, and
(ii) has received no notice and has no knowledge that the manufacturing, marketing, licensing or sale of its products infringes any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party. To Parent's knowledge, all pending patent applications claim patentable subject matter.

     Section 4.15 Labor Relations. The relations of Parent with its employees are good. Except as disclosed on Schedule 4.15 hereto, (a) Parent is not a party to any collective bargaining agreement with any labor union; (b) there is no unfair labor practice complaint against Parent pending before the National Labor Relations Board; (c) there is no labor strike, dispute, slow down or stoppage actually pending or, to the knowledge of Parent, threatened against or involving Parent, or (d) no grievance or arbitration proceedings relating to the employment of labor under applicable labor laws is pending.

     Section 4.16  Employee Benefits.

          (a) Schedule 4.16 hereto sets forth all ``employee benefit plans'' (as defined in Section 3(3) of ERISA), all bonus, deferred compensation, incentive compensation, excess benefit, stock, stock option, severance, termination pay, change in control and death benefit plans, contracts, programs, agreements or arrangements of any kind and all fringe benefit plans (including but not limited to those providing medical, dental, vision, disability, life insurance and vacation benefits) maintained, sponsored, administered or contributed to by Parent or by any ``person'' (as defined in Section 3(9) of ERISA) that is regarded with Parent as a single employer under Section 414 of the Code (a ``Parent ERISA Affiliate'') (collectively, the ``Parent Benefit Plans'').

          (b) With respect to each Parent Benefit Plan listed in Schedule 4.16 hereto, Parent has delivered to the Company or its agents, to the extent applicable, a copy of (i) the plan document for each Parent Benefit Plan as currently in effect (or a written description of any Parent Benefit Plan for which there is no plan document), including any related trust agreement and any other agreement entered into in connection with such Parent Benefit Plan, (ii) the most recent annual report (Form 5500 Series), if any, filed with the Internal Revenue Service, (iii) the most recent actuarial report, if any, with respect to the most recently completed plan year, and (iv) the most recent summary plan description, together with each summary of material modifications.

          (c) No Parent Benefit Plan is subject to Title IV of ERISA and no Parent Benefit Plan is a ``multiemployer plan'' within the meaning of Section 3(37) of ERISA.

          (d) All Parent Benefit Plans have been administered in material compliance with their terms and with the requirements of any applicable law, including, but not limited to ERISA and the Code. Except as set forth in
Schedule 4.16 hereto, each Parent Benefit Plan intended to be qualified under
Section 401(a) of the Code is so qualified and in addition has received a favorable determination letter or letters evidencing such qualification.
Neither Parent nor any Parent ERISA Affiliate has taken any action or omitted to take any action and to the knowledge of Parent, nothing has occurred which is likely to cause the loss of such qualification or the imposition of any material liability, penalty or tax with respect to such Parent Benefit Plans. No prohibited transaction (as defined in Section 406 of ERISA) has occurred with respect to any Parent Benefit Plan which would result in material liability to Parent or any Parent ERISA Affiliate. After the Closing, the Company will not be required, under ERISA, the Code, or any collective bargaining agreement, to establish, maintain, or continue any Parent Benefit Plan currently maintained by Parent or any Parent ERISA Affiliate.

          (e) Except as specifically disclosed on Schedule 4.16 hereto, Parent has made no written or oral representation to any current or former employee promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for any period of time beyond retirement or termination of employment, except to the extent of coverage required under Section 4980B of the Code.

          (f) Except as specifically disclosed on Schedule 4.16 hereto, Parent has taken no action with respect to any Parent Benefit Plan that will increase materially the expense of maintaining such Parent Benefit Plan above the level of expense reflected in the Annual Report on Form 10-K of Parent for the fiscal year ended December 31, 1994.

          (g) Except as specifically disclosed on Schedule 4.16 hereto, there is no contract, agreement, plan or arrangement covering any employee or former employee of Parent that, individually or collectively, may give rise to the payment of any amount that would not be deductible pursuant to the terms of
Section 280G of the Code, or which creates, accrues or accelerates benefits or payments by virtue of a change of control of Parent, including, without limitation, as a result of the transaction contemplated by this Agreement.

          (h) Each Parent Benefit Plan which is a ``group health plan'' (as defined in Section 5000 of the Code) has been maintained in material compliance with section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA and no tax payable on account of Section 4980B of the Code has been incurred.

          (i) There are no actions, suits or claims (other than routine claims for benefits in the ordinary course or actions seeking qualified domestic relations orders) pending or threatened against any Parent Benefit Plan, or the administrator or fiduciary of any Parent Benefit Plan, and to the knowledge of Parent, no facts or circumstances exist which could give rise to any such actions, suits or claims.

     Section 4.17 Contracts. Parent is not a party to or bound by, nor is any of its properties or assets bound or subject to, any contract or other agreement required to be disclosed in, or filed as an exhibit to, the Parent SEC Reports that is not filed in the Parent SEC Reports. All such contracts and other agreements are valid, existing, in full force and effect, binding upon Parent, and, to the knowledge of Parent, binding upon the other parties thereto in accordance with their terms, and Parent has paid in full or accrued all amounts now due from them thereunder and have satisfied in full or provided for all of its liabilities and obligations thereunder that are presently required to be satisfied or provided for, and is not in default under any of them, nor, to the knowledge of Parent, is any other party to any such contract or other agreement in default thereunder nor, to the knowledge of Parent, does any condition exist that with notice or lapse of time or both would constitute a default thereunder.

     Section 4.18 Environmental Laws. Except as set forth on Schedule 4.18 hereto, Parent is in compliance with all Environmental Laws, Parent has not received any written notice of violation of Environmental Laws from any Governmental Entity with respect to any violation that has not been fully complied with, and there are no liabilities and obligations under Environmental Laws incurred prior to the Closing Date by Parent, or its employees, agents, licensees, contractors or subcontractors for releases of Hazardous Materials, except where any such non-compliance, violations, liabilities or obligations would not, individually or in the aggregate, result in a Parent Material Adverse Effect.

     Section 4.19 Action by Parent and Sub. The Board of Directors of Parent (at a meeting duly called and held) has by the requisite vote of all directors present (a) determined that the Parent Share Proposal is advisable and fair and in the best interests of Parent and its stockholders, (b) approved the Merger in accordance with Section 251 of the DGCL, and (c) recommended the approval of the Parent Share Proposal by the holders of Parent Common Stock and directed that the Parent Share Proposal be submitted for consideration by Parent's stockholders at the Parent Meeting. The Board of Directors of Sub (at a meeting duly called and held) has by the requisite vote of all directors present (a) approved the Merger in accordance with Section 251 of the DGCL and (b) recommended the approval of the Merger and adoption of this Agreement by the Parent as the sole stockholder of Sub. Parent, as sole stockholder of Sub, has approved the Merger and adopted this Agreement .

     Section 4.20 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Parent Common Stock is the only vote of the holders of any class or series of Parent's capital stock necessary to approve the Parent Share Proposal.

     Section 4.21 Opinion of Financial Advisor. The financial advisor of Parent, Smith Barney Inc., has delivered to Parent an opinion dated the date of this Agreement to the effect that, as of the date of this Agreement, the Common Exchange Ratio, Preferred Exchange Ratio and the consideration to be received by Parent in the Subscription Offer, taken as a whole, are fair from a financial point of view to Parent.

     Section 4.22 Brokers and Finders. Sub and Parent have not made any agreement or taken any other action which might cause anyone to become entitled to an investment banking fee, broker's fee or commission as a result of the transactions contemplated hereunder other than Smith Barney Inc.

     Section 4.23  Interested Party Transactions.  Except as set forth in
Schedule 4.23 hereto or in the Parent SEC Reports, since the date of Parent's last proxy statement to its stockholders, no event has occurred that would be required to be reported by Parent as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC.

     Section 4.24 Registration Statement; Proxy Statement/Prospectus. The information supplied by Parent for inclusion in the S-4 shall not at the time the S-4 is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the S-4 or necessary in order to make the statements in the S-4, in light of the circumstances under which they were made, not misleading. The information supplied by Parent for inclusion in the Joint Proxy Statement shall not, on the date the Joint Proxy Statement is first mailed to stockholders of Parent or the Company, at the time of the Parent Meeting and the Company Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Joint Proxy Statement not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Parent Meeting or the Company Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to Parent or any of its Affiliates, officers or directors should be discovered by Parent which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement, Parent shall promptly inform the Company.

                                   ARTICLE 5

              Certain Obligations Of the Company, Parent and Sub

     Section 5.1 Conduct of Business Pending the Effective Time. From and after the date hereof and pending the Effective Time, and unless Parent shall otherwise consent or agree in writing, the Company covenants and agrees that:

          Section 5.1.1 Ordinary Course. The business of the Company will be conducted only in the usual, regular and ordinary course and consistent with past practices, including billing and collection practices and payment of accounts payable.

          Section 5.1.2 Preservation of Business. The Company will use all reasonable efforts to preserve the business organization of the Company intact, to keep available to Parent the services of the present officers and employees of the Company, and to preserve for the Company the good will of the suppliers, customers and others having business relations with the Company.

          Section 5.1.3 Assets; Insurance; Books, Records and Accounts. The Company will use all reasonable efforts to maintain:

               (i) its assets in operating condition, ordinary wear and tear replacement in the ordinary course excepted;

               (ii) in full force and effect, policies of insurance with respect to the assets and operations of the Company in such amounts and with respect to such risks as were maintained generally prior to the date hereof; and

               (iii) books, records and accounts with respect to the assets and operations of the Company in a usual, regular and ordinary manner on a basis consistent with past practices.

          Section 5.1.4  Material Transactions.  The Company shall not:

               (i)    amend its Certificate of Incorporation or Bylaws;

               (ii) change its authorized or issued capital stock or issue any shares of its capital stock (other than shares of Company Common Stock upon exercise of outstanding Company Stock Options or Company Warrants) or securities convertible into any such shares or issue any options, warrants or any other rights to acquire shares of its capital stock;

               (iii) enter into any contract or commitment the performance of which may extend beyond the Closing involving payments in any year exceeding $5,000, except those made in the ordinary course of business, the terms of which are consistent with past practice and reasonable in light of current conditions;

               (iv) enter into any employment or consulting contract or arrangement with any Person which is not terminable at will, without penalty or continuing obligation;

               (v) sell, transfer, lease or otherwise dispose of any of its assets with a value individually in excess of $5,000;

               (vi) incur, create, assume or suffer to exist any mortgage, pledge, lien, restriction, encumbrance, tenancy, encroachment, covenant, condition, right-of-way, easement, claim, security interest, charge or other matter affecting title on any of its assets or other property, except Company Permitted Encumbrances;

               (vii) make, change or revoke any tax election or make any agreement or settlement with any taxing authority;

               (viii) change any of the accounting principles or practices used by it (except as required by GAAP);

               (ix) declare or pay any dividend or other distribution in respect of any class of its capital stock, or make any payment to redeem, purchase or otherwise acquire, or call for redemption, any of such stock or any securities convertible into or exchangeable for such stock;

               (x) increase or otherwise change the compensation payable or to become payable to any officer or employee;

               (xi) make or authorize the making of any capital expenditure in excess of $3,000 individually or $18,000 in the aggregate;

               (xii) incur any debt or other obligation for money borrowed (other than in an amount not greater than $11,500,000 pursuant to the Company's promissory note in the form of Exhibit B);

               (xiii) guarantee or become a co-maker or accommodation maker or otherwise become or remain contingently liable in connection with any liability or obligation of any Person;

               (xiv) lend, advance funds or make an investment in or capital contribution to any Person;

               (xv) make or authorize the making of any expenditure of money or incurrence of any obligation (including, without limitation, borrowing under the promissory note in the form of Exhibit B) inconsistent with the budget attached as Schedule 5.1.4. hereto; or

               (xvi)  enter into any agreement to do any of the foregoing.

     Section 5.2  No Solicitation.

          (a) The Company shall not, nor shall it authorize or permit any officer, director or employee of or any investment banker, attorney or other advisor or representative of the Company to, directly or indirectly, (i) solicit, initiate or knowingly encourage the submission of any takeover proposal (as defined below) or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to any takeover proposal; provided, however, if the Board of Directors of the Company, after consultation with outside counsel, determines in good faith that such action is necessary for the Board of Directors of the Company to comply with its fiduciary duties under applicable law, the Company may upon receipt by the Company of an unsolicited written, bona fide takeover proposal, furnish information with respect to the Company pursuant to a customary confidentiality agreement (containing ``standstill'' provisions no less onerous than those contained in the Confidentiality Agreement between Parent and the Company dated April 13, 1995) and participate in negotiations regarding such takeover proposal. For purposes of this Agreement, ``takeover proposal'' means any proposal for a merger or other business combination involving the Company or any proposal or offer to acquire in any manner (including through a joint venture with the Company), directly or indirectly, an equity interest in not less than 40% of the outstanding voting securities of or substantial assets of the Company.

          (b) Neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Sub, the approval or recommendation by such Board of Directors or any such committee of this Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any takeover proposal or (iii) enter into any agreement with respect to any takeover proposal. Notwithstanding the foregoing, in the event the Board of Directors of the Company receives an unsolicited written takeover proposal and if the Board of Directors of the Company, after consultation with outside counsel and with a financial advisor of nationally recognized reputation, determines in good faith that such action is necessary for the Board of Directors of the Company to comply with its fiduciary duties under applicable law, then the Board of Directors may (subject to the following sentences) withdraw or modify its approval or recommendation of this Agreement and the Merger taken together, approve or recommend any such takeover proposal, or terminate this Agreement in order to enter into an agreement with respect to such a takeover proposal, in each case at any time after Parent's receipt of written notice (a ``Notice of Takeover Proposal'') advising Parent that the Board of Directors has received a takeover proposal, specifying the material terms and conditions of such takeover proposal and identifying the person making such takeover proposal. Nothing contained in this Section 5.2(b) shall prohibit the Company or its Board of Directors from taking and disclosing to the Company's stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act or from making such disclosure to the Company's stockholders or otherwise.

          (c) In addition to the obligations of the Company set forth in paragraph (b) above, the Company shall promptly advise Parent orally and in writing of any request for information or any takeover proposal, the material terms and conditions of such request or takeover proposal, and the identity of the person making any such request or takeover proposal.

     Section 5.3  Access; Confidentiality.

          (a) The Company will give to Parent and to Parent's counsel, accountants and other representatives access during normal business hours and upon reasonable advance notice to all of the Company's properties, books, tax returns, contracts, commitments, records, officers, personnel and accountants and will furnish to Parent all such documents and copies of documents and all information with respect to the affairs of the Company as Parent may reasonably request.

          (b) Each party hereto will hold and will cause its consultants and advisors to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all documents and information concerning the other party furnished it by such other party or its representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (i) previously known by the party to which it was furnished, (ii) in the public domain through no fault of such party, or
(iii) later lawfully acquired from other sources by the party to which it was furnished), and each party will not release or disclose such information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors in connection with this Agreement. If the transactions contemplated by this Agreement are not consummated, such confidence shall be maintained except to the extent such information comes into the public domain through no fault of the party required to hold it in confidence, and such information shall not be used to the detriment of, or in relation to any investment in, the other party and all such documents (including copies thereof) shall be returned to the other party immediately upon the written request of such other party. Each party shall be deemed to have satisfied its obligation to hold confidential information concerning or supplied by the other party if it exercises the same care as it takes to preserve confidentiality for its own similar information.

          (c) No information or knowledge obtained in any investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

     Section 5.4 Public Announcement. No party will issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior consent of the Company, Sub and Parent, which consent will not be unreasonably withheld; provided, however, that nothing herein will prohibit any party from issuing or causing publication of any such press release or public announcement to the extent that such party determines such action to be required by law or by the rules of any national stock exchange applicable to it, in which event the party making such determination will, if practicable in the circumstances, use all reasonable efforts to allow the other party hereto reasonable time to comment on such release or announcement in advance of its issuance.

     Section 5.5  Filing; Other Actions.

          (a) The Company and Parent shall cooperate to prepare and file promptly with the SEC the S-4, in which the Joint Proxy Statement will be included. Each of the Company and Parent shall use all reasonable efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and thereafter mail the Joint Proxy Statement to the respective stockholders of the Company and Parent. Parent shall also use its best efforts to obtain all necessary state securities law or ``blue sky'' permits and approvals required to carry out the transactions contemplated by this Agreement, and the Company shall furnish all information concerning the Company and the holders of shares of Company Common Stock and Company Preferred Stock as may be reasonably requested in connection with any such action.

          (b) Each party hereto shall cooperate with each other party and, subject to the terms and conditions set forth in this Agreement, use its best efforts to promptly prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain as promptly as practicable all necessary permits, consents, orders, approvals and authorizations of, or any exemption by, all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and the Voting and Subscription Agreement. Each party shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to the other parties, and any of their respective subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement and the Voting and Subscription Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other parties hereto with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and the Voting and Subscription Agreement and each party will keep the other parties apprised of the status of matters relating to completion of the transactions contemplated herein.

          (c) Each party shall, upon request, furnish each other party with all information concerning itself, its subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the S-4 or any other statement, filing, notice or application made by or on behalf of each such party or any of its subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement and the Voting and Subscription Agreement.

          (d) Each party shall promptly furnish each other party with copies of written communications received by each such party, or any of its subsidiaries, affiliates or associates (as such terms are defined in Rule 12b-2 under the Exchange Act as in effect on the date hereof), from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

          (e) The Company shall use all reasonable efforts to cause to be delivered to Parent a letter of KPMG, dated a date within two business days before the date on which the S-4 shall become effective and addressed to Parent, in form reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the S-4.

          (f) Parent shall use all reasonable efforts to cause to be delivered to the Company a letter of Andersen, dated a date within two business days before the date on which the S-4 shall become effective and addressed to the Company, in form reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the S-4.

     Section 5.6 Subscription Offer. Contemporaneously with the solicitation of proxies for approval of the Parent Share Proposal, Parent shall make an offer (the ``Subscription Offer'') to the holders of the Company Common Stock, entitling each such holder to purchase 1.118 shares of Parent Common Stock for each share of Company Common Stock held at a purchase price of $3.89 per share of Parent Common Stock.

     Section 5.7 Nasdaq Listing. Parent shall use its best efforts to list on the Nasdaq National Market, upon official notice of issuance, the Parent Common Stock to be issued pursuant to the Merger and the Subscription Offer.

     Section 5.8 Takeover Provisions Inapplicable. The Company and Parent shall take all actions necessary to ensure that the consummation of the Merger and the other transactions contemplated hereby shall not render Section 203 of the DGCL applicable to such transactions.

     Section 5.9 Tax Free Reorganization. Each of the Company and Parent shall use its best efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code.

     Section 5.10  Stock Options and Warrants.

          (a) Prior to the Effective Time, the Company and Parent shall take such actions with respect to each Company Stock Option as may be necessary to cause such Company Stock Option to be assumed by Parent, subject to the amendments described in this Section 5.10. Each

Company Stock Option shall continue to have, and be subject to, the same terms and conditions (including, without limitation, the applicable vesting schedule, as modified to reflect the change in the number of shares covered by such option as described herein and the acceleration of options specified in Schedule 3.16(f) hereto) as set forth in the stock option plan and agreement (as in effect immediately prior to the Effective Time) pursuant to which such option was issued, except that (i) all references to the Company shall be deemed to be references to Parent, (ii) each option shall be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock covered by such option immediately prior to the Effective Time (without regard to vesting of exercise rights) multiplied by the Exchange Ratio and rounded down to the nearest whole number of shares of Parent Common Stock and (iii) the exercise price per share of Parent Common Stock under such option shall be equal to the exercise price per share of Company Common Stock under the Company Stock Option divided by the Exchange Ratio and rounded to the nearest cent. The adjustment provided herein with respect to any Company Stock Option that are ``incentive stock options'' (as defined in Section 422 of the Code) shall be and is intended to be effected in a manner that is consistent with Section 424(a) of the Code. Notwithstanding the foregoing, with respect to each holder of Company Stock Options who is subject to Section 16 of the Exchange Act (``Section 16''), the assumption of Company Stock Options by Parent shall be effected in a manner which does not result in any liability of such holder under Section 16. The shares of Parent Common Stock issuable upon the exercise of each of the Company Stock Options shall be, from and after the Effective Time, covered by an effective Registration Statement of Parent on Form S-8 (or any successor form thereto). Parent shall (i) reserve for issuance the number of shares of Parent Common Stock that will become issuable upon the exercise of such Company Stock Options pursuant to this Section 5.10 and (ii) promptly after the Effective Time issue to each holder of an outstanding Company Stock Option a document evidencing the assumption by Parent of the Company's obligations with respect thereto under this Section 5.10. Nothing in this
Section 5.10 shall affect the schedule of vesting with respect to Company Stock Options to be assumed by Parent as provided in this Section 5.10.

          (b) At the Effective Time, the Company Warrants shall continue to have, and be subject to, the same terms and conditions as set forth in such warrants as in effect immediately prior to the Effective Time, except that (A) each such Company Warrant shall be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of shares of the Company Common Stock into which such warrant was exercisable immediately prior to the Effective Time multiplied by the Common Exchange Ratio and rounded to the nearest whole number of shares of Parent Common Stock and (B) the exercise price per share of Parent Common Stock under such warrant shall be equal to the exercise price per share of the Company Common Stock under such warrant immediately prior to the Effective Time divided by the Common Exchange Ratio and rounded to the nearest whole cent. The duration and other terms of the new warrant shall be the same as the original Company Warrant, except that all references to the Company shall be deemed to be references to Parent. Parent shall (i) reserve for issuance the number of shares of Parent Common Stock that will become issuable upon the exercise of such warrant pursuant to this Section
5.10 and (ii) promptly after the Effective Time, issue to each holder of such an outstanding warrant a document evidencing the assumption by Parent of the Company's obligations with respect thereto under this Section 5.10.

     Section 5.11  Company Technology.  After the Effective Time Parent shall
(i) pursue the development and commercialization of and otherwise exploit Company technology, including, without limitation, continuing the Pivotal Phase III clinical trial of the Company's autolymphocyte therapy in patients with metastatic renal cell carcinoma and continuing Phase I/II chronic hepatitis B clinical study in humans, and (ii) seek the authorizations and approvals of the U.S. Food and Drug Administration appropriate to such exploitation, including, without limitation, approval of an Establishment Licensing Application and Product Licensing Application; provided, however, that Parent's obligations under this Section 5.11 shall be governed by the best interests of Parent and the holders of Parent Common Stock as determined in good faith by the Board of Directors of Parent.

     Section 5.12 Election of Directors. Effective as of Closing, Ronald J. Brenner, Ph.D., as the designee of Stockholder, and John E. Bagalay, Jr., Ph.D., will be elected to the Board of Directors of Parent. During the two-year period commencing at the Effective Time and thereafter for so long as Stockholder owns at least 5% of the outstanding shares of Parent Common Stock, Parent shall use its best efforts to cause to be nominated Ronald J. Brenner, Ph.D., or such other person designated by Stockholder, for election or re-election to Parent's Board of Directors.

     Section 5.13 Additional Agreements. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable best efforts to take, or to cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using all reasonable efforts to obtain all necessary, waivers, consents and approvals, to effect all necessary registrations and filings (including, but not limited to, required filings with all applicable Governmental Entities), and to lift any injunction or legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible).

     Section 5.14 Affiliate Agreements. Within two weeks of the date of this Agreement, Parent and the Company will provide each other with a list of those persons who are, in Parent's or the Company's respective reasonable judgment, ``affiliates'' of Parent or the Company, respectively, within the meaning of Rule 145 (each such person who is an ``affiliate'' of Parent or the Company within the meaning of Rule 145 is referred to as an ``Affiliate'') promulgated under the Securities Act (``Rule 145''). Parent or the Company shall provide each other such information and documents as Parent or the Company shall reasonably request for purposes of reviewing such list and shall notify the other party in writing regarding any change in the identity of its Affiliates prior to the Closing Date. The Company shall use its best efforts to deliver or cause to be delivered to Parent by June 30, 1995 from each of the Affiliates of the Company, an executed Affiliate Agreement, in form and substance satisfactory to Parent and the Company, by which each Affiliate of the Company agrees to comply with the applicable requirements of Rule 145 (``Affiliate Agreement''). The Surviving Corporation shall be entitled to place appropriate legends on the certificates evidencing any Parent Common Stock to be received by such Affiliates of Parent pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Parent Common Stock, consistent with the terms of the Affiliate Agreements.

     Section 5.15 Service Agreement. Parent and the Company agree to use their respective best efforts to enter into as promptly as practicable after the date hereof but not later than July 1, 1995 an agreement providing for Parent to provide the Company with certain management services prior to the Effective Time.

     Section 5.16 Continuing Benefits. Parent agrees to provide benefits to employees of the Surviving Corporation at a level substantially similar to the benefits now offered under the Parent Benefit Plans.

                                   ARTICLE 6

                             Conditions To Closing

     Section 6.1 Conditions Precedent to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

          Section 6.1.1 Effectiveness of the Registration Statement. The S-4 shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC, and no proceedings for that purpose shall have been initiated, or to the knowledge of the parties, threatened by the SEC.

          Section 6.1.2 Company Stockholder Approval. This Agreement, the Merger and the transactions contemplated hereby shall have been approved and adopted by the affirmative vote of the holders of the outstanding shares of Company Common Stock and Company Preferred Stock, voting separately as two classes, by the requisite vote in accordance with applicable law.

          Section 6.1.3 Parent Stockholder Approval. The Parent Share Proposal shall have been approved by the affirmative vote of the holders of Parent Common Stock by the requisite vote in accordance with applicable law.

          Section 6.1.4 Approvals. Other than the filing of the merger documents as required by Delaware law, all authorizations, consents, waivers, orders and approvals required to be obtained, and all filings, notices and declarations required to be made, by Parent and the Company prior to the consummation of the Merger and the transactions contemplated hereunder shall have been obtained from, and made with, all required Governmental Entities and all other third parties except for such authorizations, consents, waivers, orders, approvals, filings, notices or declarations which would not have a Company Material Adverse Effect or Parent Material Adverse Effect at or after the Effective Time.

          Section 6.1.5 Blue Sky Approvals. Parent shall have received all state securities and ``blue sky'' permits and other authorizations necessary to consummate the transactions contemplated by this Agreement.

          Section 6.1.6 Nasdaq. The shares of Parent Common Stock to be issued in the Merger and Subscription Offer shall have been approved for quotation on the Nasdaq National Market.

     Section 6.2 Conditions Precedent to Obligations of Parent and Sub. The obligations of Sub and Parent to proceed with the Closing under this Agreement are subject to the fulfillment prior to or at Closing of the following conditions (any one or more of which may be waived in whole or in part by Parent and Sub at their option):

          Section 6.2.1 Bringdown of Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects on and as of the time of Closing (except where such representations and warranties speak as of an earlier date), with the same force and effect as though such representations and warranties had been made on, as of and with reference to such time and Parent shall have received a certificate signed by the Chief Executive Officer of the Company to such effect.

          Section 6.2.2 Performance and Compliance. The Company shall have performed all of the covenants and complied with all of the provisions required by this Agreement to be performed or complied with by it on or before the Closing, in each case in all material respects, and Parent shall have received a certificate signed by the Chief Executive Officer of the Company to such effect.

          Section 6.2.3 Opinion of Counsel for the Company. Parent shall have received from Hale and Dorr, counsel for the Company, an opinion dated the Closing Date in form and substance reasonably satisfactory to Parent, to the effects set forth in Exhibit C and specifically that the Merger will be treated as a reorganization qualifying under the provisions of Section 368 of the Code and that generally neither Parent, Sub nor the Company nor the holders of Company Common Stock and Company Preferred Stock, other than certain holders in special circumstances (such as holders who received Company Common Stock upon a recent exercise of an option) shall recognize any gain or loss for federal income tax purposes as a result of the Merger (except to the extent holders of Company Common Stock and Company Preferred Stock receive cash in lieu of fractional shares of Parent Common Stock).

          Section 6.2.4 Satisfactory Instruments. All instruments and documents required on the Company's part to effectuate and consummate the transactions contemplated hereby shall be delivered to Parent and Sub and shall be in form and substance reasonably satisfactory to Parent and Sub and their counsel.

          Section 6.2.5 Litigation. No temporary restraining order, preliminary or permanent injunction or other order of any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger or limiting or restricting Parent's ownership or control of the business or the operation of the business of the Company after the Merger shall have been issued nor shall any proceeding by a Governmental Entity seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal.

          Section 6.2.6 No Material Adverse Change. There is no Company Material Adverse Change and Parent and Sub shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to the foregoing effect.

          Section 6.2.7 Action by Stockholder. Stockholder shall have fulfilled in all material respects its obligations under the Voting and Subscription Agreement.

     Section 6.3 Conditions Precedent to the Obligations of the Company. The obligations of the Company to proceed with the Closing hereunder are subject to the fulfillment prior to or at Closing of the following conditions (any one or more of which may be waived in whole or in part by the Company at the Company's option):

          Section 6.3.1 Bringdown of Representations and Warranties. The representations and warranties of Parent and Sub contained in this Agreement shall be true and correct in all material respects on and as of the time of Closing (except where such representations and warranties speak as of an earlier date), with the same force and effect as though such representations and warranties had been made on, as of and with reference to such time and Sub and Parent shall have delivered to the Company a certificate, signed by their Presidents, to such effect.

          Section 6.3.2 Performance and Compliance. Parent and Sub shall have performed all of the covenants and complied with all the provisions required by this Agreement to be performed or complied with by them on or before the Closing, in each case in all material respects, and Parent and Sub shall have delivered to the Company a certificate, signed by each of their Presidents, to such effect.

          Section 6.3.3 Opinion of Counsel for Sub and Parent. The Company shall have received from Dechert Price & Rhoads, counsel for Parent and Sub, an opinion dated the Closing Date in form and substance reasonably satisfactory to the Company, to the effect set forth in Exhibit D and specifically that the Merger will be treated as a reorganization qualifying under the provisions of
Section 368 of the Code and that generally neither Parent, Sub nor the Company nor the holders of Company Common Stock and Company Preferred Stock, other than certain holders in special circumstances (such as holders who received Company Common Stock upon a recent exercise of an option) shall recognize any gain or loss for federal income tax purposes as a result of the Merger (except to the extent holders of Company Common Stock and Company Preferred Stock receive cash in lieu of fractional shares of Parent Common Stock).

          Section 6.3.4 Satisfactory Instruments. All instruments and documents required on the part of Parent and Sub to effectuate and consummate the transactions contemplated hereby shall be delivered to the Company and shall be in form and substance reasonably satisfactory to the Company and its counsel.

          Section 6.3.5 Litigation. No temporary restraining order, preliminary or permanent injunction or other order of any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall have been issued nor shall any proceeding by a Governmental Entity seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal.

          Section 6.3.6  Election of Directors.  Effective as of Closing, Ronald
J. Brenner, Ph.D., and John E. Bagalay, Jr., Ph.D., shall be elected to the Board of Directors of Parent.

          Section 6.3.7 No Material Adverse Change. There is no Parent Material Adverse Change and the Company shall have received a certificate signed on behalf of Parent by the President of Parent to the foregoing effect.

                                   ARTICLE 7

                                  Termination

     Section 7.1 When Agreement May Be Terminated. This Agreement may be terminated at any time prior to Closing:

          (i) by mutual consent of the Boards of Directors of Parent and the Company;

          (ii) by either Parent or the Company if any United States federal or state court of competent jurisdiction or other Governmental Entity shall have issued an injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such injunction or other action shall become final and non-appealable;

          (iii) by Parent, if there has been a breach by the Company of any of its representations, warranties or covenants, or if any of the conditions specified in Section 6.2 hereof shall not have been fulfilled by the time required and shall not have been waived by Parent, in either case such that the conditions to closing set forth in Sections 6.2.1 or 6.2.2 would not be satisfied, provided, however, that if such breach is curable by the Company through the exercise of its best efforts, Parent may not terminate this Agreement under this Section 7.1(iii) unless such breach has not been cured within fifteen business days after such breach is discovered by the Parent;

          (iv) by the Company, if there has been a breach by Parent or Sub of any of their representations, warranties or covenants, or if any of the conditions specified in Section 6.3 hereof shall not have been fulfilled by the time required and shall not have been waived by the Company, in either case such that the conditions to closing set forth in Sections 6.3.1 or
     6.3.2 would not be satisfied, provided, however, that if such breach is curable by Parent through the exercise of its best efforts, the Company may not terminate this Agreement under this Section 7.1(iv) unless such breach has not been cured within fifteen business days after such breach is discovered by the Company;

          (v) by Parent or the Company if the Merger shall not have been consummated prior to December 31, 1995; provided, however, that Parent or the Company may terminate this Agreement pursuant to this subparagraph (v) only if the Merger shall not have occurred by such date for a reason other than a failure by such party to satisfy the conditions to the Merger of the other party set forth in Section 6.2 or 6.3 hereof;

          (vi) by Parent, if (i) the Board of Directors of the Company (A) withdraws or modifies, or proposes to withdraw or modify, in a manner adverse to Parent and Sub, the approval or recommendation by such Board of Directors (or any committee thereof) of this Agreement or the Merger, (B) approves or recommends, or proposes to approve or recommend, any takeover proposal by a third party, or (C) enters into any agreement with respect to any such takeover proposal, or (ii) any third party (other than the Stockholder) acquires beneficial ownership or the right to acquire beneficial ownership of 40% or more of the outstanding shares of the Company Common Stock;

          (vii) by the Company, if the Board of Directors of the Company (A) withdraws or modifies, or proposes to withdraw or modify, in a manner adverse to Parent and Sub, the approval or recommendation by such Board of Directors (or any committee thereof) of this Agreement or the Merger, (B) approves or recommends, or proposes to approve or recommend, any takeover proposal by a third party, or (C) enters into any agreement with respect to any such takeover proposal, but only if the Board of Directors of the Company, after consultation with outside counsel, determines in good faith that such action is necessary for the Board of Directors of the Company to comply with its fiduciary duties under applicable law; or

          (viii) by either Parent or the Company if (i) the Merger and this Agreement shall have failed to receive the requisite vote for approval and adoption by the stockholders of the Company or (ii) the Parent Share Proposal shall have failed to receive the requisite vote for approval by the stockholders of Parent.

     Section 7.2 Effect of Termination. In the event of termination of this Agreement by either Parent or the Company, as provided above, this Agreement shall forthwith terminate and there shall be no liability on the part of either Parent or the Company or their respective officers, directors or agents, except to the extent that such liability arises from a breach of this Agreement; provided, however, that the obligations of the parties set forth in Sections 5.3(b), 8.2 and 7.3 and Article 9 hereof shall survive such termination.

     Section 7.3 Termination and Expense Fee. If (a) this Agreement is terminated by Parent pursuant to Section 7.1(vi) or by the Company pursuant to
Section 7.1(vii) and (b) at any time on or after the date of this Agreement until one year following the termination of this Agreement, the Company enters into a definitive agreement relating to a merger or business combination, the acquisition by a third party of 40% or more of the outstanding voting securities of the Company or the sale of substantial assets of the Company, then the Company shall promptly, but in no event later than one business day after the first to occur of any such event described in clause (b) (the ``Payment Date''), pay Parent a fee of $1,000,000 (the ``Termination and Expense Fee'') related to the transactions contemplated by this Agreement, such amount to be paid on the Payment Date in cash in immediately available funds by wire transfer to an account designated by Parent.

     Section 7.4 Amendment. To the extent permitted by applicable law, this Agreement may be amended by action taken by or on behalf of the Boards of Directors of the Company, Parent and Sub at any time before or after approval of this Agreement by the stockholders of the Company but, after any such stockholder approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.

     Section 7.5 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken by or on behalf of the respective Boards of Directors of the Company, Parent or Sub, may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document, certificate or writing delivered pursuant hereto by any other applicable party or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE 8

                         Certain Additional Covenants

     Section 8.1 Expenses. Except as set forth in Section 7.3, each party hereto will pay all fees, costs and expenses, including, without limitation, legal fees, incurred by the parties hereto shall be borne by the party that has incurred such fees, costs and expenses.

     Section 8.2  Brokers and Finders.

          (a) The Company has engaged CS First Boston Corporation as a financial advisor in connection with this transaction, and any fee, commission or other amount payable to such financial advisor will be paid by the Company. The Company shall indemnify and hold Parent and Sub harmless from and against any and all losses, liabilities, claims, obligations, damages, deficiencies, costs, expenses and fees arising from any employment by it of, or services rendered to it by, any finder, broker, agency or other intermediary, in connection with the transactions contemplated hereby, or any allegation of any such employment or services.

          (b) Parent has engaged Smith Barney Inc. as a financial advisor in connection with this transaction, and any fee, commission or other amount payable to such financial advisor will be paid by Parent. Parent and Sub shall indemnify and hold the Company harmless from and against any and all losses, liabilities, claims, obligations, damages, deficiencies, costs, expenses and fees arising from any employment by it of, or services rendered to it by, any finder, broker, agency or other intermediary, in connection with the transactions contemplated hereby, or any allegation of any such employment or services.

     Section 8.3 Indemnification. (a) From and after the Effective Time, Surviving Corporation shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer, director or employee of the Company (the ``Indemnified Parties'') against (i) all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of the Company, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time (``Indemnified Liabilities'') and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, in each case to the full extent a corporation is permitted under the DGCL to indemnify its own directors, officers and employees, as the case may be (Surviving Corporation will pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law upon receipt of any undertaking contemplated by Section 145(e) of the DGCL). Without limiting the foregoing, in the event any such claim action, suit, proceeding or investigation is brought against any Indemnified Party (whether arising before or after the Effective Time), (i) the Indemnified Parties may retain counsel satisfactory to them and the Company (or after the Effective Time, them and the Surviving Corporation), (ii) the Company (or after the Effective Time, the Surviving Corporation) shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received, and (iii) the Company (or after the Effective Time, the Surviving Corporation) will use all reasonable efforts to assist in the vigorous defense of any such matter, provided that neither of the Company nor the Surviving Corporation shall be liable for any settlement of any claim effected without its written consent, which consent, however, shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this Section 8.3, upon learning of any such claim action, suit, proceeding or investigation, shall promptly notify the Company or the Surviving Corporation (but the failure so to notify an Indemnifying Party shall not relieve it from any liability which it may have under this Section 8.3 except to the extent such failure prejudices such party), and shall deliver to the Company (or after the Effective Time, the Surviving Corporation) the undertaking contemplated by Section 145(e) of the DGCL. The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties. Parent hereby guarantees the performance by the Surviving Corporation of its obligations pursuant to this
Section 8.3(a).

          (b)  Prior to the Effective Time, the Company may purchase, subject to
Section 5.1.4, a directors' and officers' liability insurance policy at a total cost of not more than $240,000. Parent will not, after the Effective Time, cause such policy to be rescinded or materially altered.

          (c) The provisions of this Section 8.3 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and representatives.

                                   ARTICLE 9

                                 Miscellaneous

     Section 9.1 Nonsurvival of Representations and Warranties. The representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate at the Effective Time or upon termination of this Agreement pursuant to Article 7, except that the agreements set forth in Sections 1.5, 2.1, 2.2, 2.3, 2.4, 5.3(b), 5.10 5.11,
5.12, 5.13, 5.16, 8.3, the last sentence of Section 7.4, Article 9 and the Agreements of the Affiliates of the Company delivered pursuant to Section 5.14 shall survive the Effective Time and those set forth in Sections 5.3(b), 7.2, 7.3, 8.2 and Article 9 shall survive termination.

     Section 9.2 Notices. All notices, requests, demands, applications, services of process and other communications which are required to be or may be given under this Agreement will be in writing and will be deemed to have been duly given if sent by telecopier or facsimile transmission, answer back requested, or delivered by courier or mailed, certified first class mail, postage prepaid, return receipt requested, to the parties hereto at the following addresses:

               To Parent and Sub:

                    Cytogen Corporation
                    600 College Road East
                    Princeton, NJ  08540-5308
                    Attention: Thomas J. McKearn, M.D., Ph.D.
                    Telecopy:  (609) 951-9298

                     Copy to:

                            Dechert Price & Rhoads
                            1717 Arch Street
                            4000 Bell Atlantic Tower
                            Philadelphia, PA  19103-2793
                            Attention:  Christopher G. Karras, Esq.
                            Telecopy:  (215) 994-2222

                     To the Company:

                            Cellcor, Inc.
                            200 Wells Avenue
                            Newton, MA  02159
                            Attention:  President
                            Telecopy:  (617) 332-9690

                     Copy to:

                            Hale and Dorr
                            60 State Street
                            Boston, MA 02109
                            Attention:  Steven D. Singer, Esq.
                            Telecopy:  (617) 526-5000

or to such other address as any party will have furnished to the other, notice given in accordance with this Section. Such notice will be effective, (i) if delivered in Person or by courier, upon actual receipt by the intended recipient, or (ii) if sent by telecopy or facsimile transmission, when answer back is received, or (iii) if mailed, upon the earlier of five days after deposit in the mail and the date of delivery as shown by the return receipt therefor.

     Section 9.3 Binding Effect. This Agreement, and all rights and powers granted hereby, will bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned without the prior written consent of the other parties hereto.

     Section 9.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to principles of conflicts of laws. The parties hereto irrevocably consent to the exclusive jurisdiction of the Court of Chancery of Delaware or the United States District Court for the District of Delaware in any and all actions and proceedings arising hereunder and irrevocably agree to service of process by certified mail return receipt requested to the address of such party set forth herein.

     Section 9.5 Headings. The headings preceding the text of the sections and subsections hereof are inserted solely for convenience of reference, and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

     Section 9.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

     Section 9.7 Further Assurances. Each party shall cooperate and take such action as may be reasonably requested by another party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.

     Section 9.8 Entire Agreement. This Agreement and the Schedules and Exhibits hereto, each of which is hereby incorporated herein, set forth all of the promises, covenants, agreements, conditions and undertakings between the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written.

     Section 9.9 Parties-in-Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement except for Section 8.3 (which is intended to be for the benefit of the persons entitled to indemnification and insurance therein, and may be enforced by such persons).

     Section 9.10 Construction. This Agreement has been negotiated by the parties hereto and their respective legal counsel, and legal or equitable principles that might require the construction of this Agreement or any provision of this Agreement against the party drafting this Agreement will not apply in any construction or interpretation of this Agreement.

     Section 9.11  Definitions.  As used in this Agreement:

          (a) ``Affiliate'' shall have the meaning set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act.

          (b) ``Governmental Entity'' means the United States of America, any state, commonwealth, territory, or possession thereof and any political subdivision or quasi-governmental authority of any of the same, including any court, tribunal, department, commission, board, bureau, agency, county, municipality, province, parish or other instrumentality.

          (c) ``Judgment'' means any judgment, writ, order, injunction, award or decree of any court, judge, justice or magistrate, including any bankruptcy court or judge or the arbitrator in any binding arbitration, and any order of or by any Governmental Entity.

          (d) ``knowledge'' means, when referring to any corporation, the actual knowledge of the executive officers of such corporation without independent inquiry, and with respect to any other Person, the actual knowledge of such Person without independent investigation.

          (e) ``Litigation'' means any claim, action, suit, proceeding, arbitration, hearing or other activity or procedure that could result in a Judgment, and any notice of any of the foregoing.

          (f) ``Person'' means any human being, Governmental Entity, corporation, general or limited partnership, limited liability company, joint venture, trust, association or unincorporated entity of any kind.

          (g) The following terms are defined in the Section of this Agreement noted below:

Term
Affiliate Agreement....................5.15
Andersen...............................4.8(b)
Benefit Plans..........................3.17(a)
Certificates...........................2.2.2
Closing................................1.2
Closing Date...........................1.2
Code...................................Recitals
Company Audited Financial Statements...3.9(b)
Company Common Stock...................2.1(i)
Common Exchange Ratio..................2.1(iii)
Company Financial Statements...........3.9(b)
Company Intellectual Property Rights...3.15(a)
Company Material Adverse Effect........3.2
Company Meeting........................2.5
Company Permits........................3.13
Company Permitted Encumbrances.........3.14
Company Preferred Stock................2.1(iv)
Company SEC Reports....................3.9(a)
Company Stock Options..................2.3
Company Third Party
  Intellectual Property Rights.........3.15(a)
Company Warrants.......................2.4
Contingent Value Rights................4.4
DGCL...................................Recitals
Effective Time.........................1.3
Environmental Laws.....................3.19
ERISA..................................3.17(a)
ERISA Affiliate........................3.17(a)
Exchange Act...........................3.8
Exchange Agent.........................2.2.1
Exchange Fund..........................2.2.1
GAAP...................................3.9(b)
Hazardous Materials....................3.19
Incentive Stock Options................5.10(a)
Indemnified Parties....................8.3
Indemnified Liabilities................8.3
Joint Proxy Statement..................3.2.7
KPMG...................................3.9(b)
Merger.................................Recitals
Notice of Takeover Proposal............5.2(b)
Parent Audited Financial Statements....4.8(b)
Parent Benefit Plans...................4.16
Parent Common Stock....................2.1(iii)
Parent Financial Statements............4.8(b)
Parent Intellectual
Property Rights........................4.14(a)
Parent Material Adverse
Effect.................................4.2
Parent Meeting.........................2.5(b)
Parent Permits.........................4.12
Parent Permitted
Encumbrances...........................4.13
Parent ERISA Affiliate.................4.16(a)
Parent Preferred Stock.................4.4
Parent SEC Reports.....................4.8(a)
Parent Share Proposal..................2.5(b)
Parent Stock Options...................4.4
Parent Third Party
Intellectual Property Rights...........4.14(a)
Parent Warrants........................4.4
Payment Date...........................7.3
Preferred Exchange Ratio...............2.1(iv)
Rule 145...............................5.14
S-4....................................2.5(a)
SEC....................................2.5(a)
Section 16.............................5.10(a)
Securities Act.........................3.8
Stockholder............................Recitals
Sub Common Stock.......................2.1(ii)
Subscription Offer.....................5.6
Takeover Proposal......................5.2(a)
Surviving Corporation..................Recitals
Surviving Corporation
Common Stock...........................2.1(ii)
Taxes..................................3.11(a)
Tax Returns............................3.11(a)
Termination and Expense Fee............7.3
Voting and Subscription Agreement......Recitals

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

                                   CYTOGEN CORPORATION


                                   By: /s/ Thomas J. McKearn
                                      -----------------------------------------
                                   Name:  Thomas J. McKearn
                                   Title: President and Chief Executive Officer



                                   SMALL-C ACQUISITION CORP.

                                   By: /s/ Thomas J. McKearn
                                      -----------------------------------------
                                   Name:  Thomas J. McKearn
                                   Title: President and Chief Executive Officer



                                   CELLCOR, INC.


                                   By: /s/ Richard R. D'Antoni
                                      -----------------------------------------
                                   Name:  Richard R. D'Antoni
                                   Title: President and Chief Executive Officer

                                                                         Annex A



                               FIRST AMENDMENT TO
                          AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG
                              CYTOGEN CORPORATION,
                           CELLCOR ACQUISITION CORP.
                                      AND
                                 CELLCOR, INC.


     THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (the "First Amendment") is entered into as of the 7th day of September, 1995 by and among Cytogen Corporation, a Delaware corporation ("Parent"), Cellcor Acquisition Corp. (formerly known as Small-C Acquisition Corp.), a Delaware corporation and a wholly-owned subsidiary of Parent ("Sub"), and Cellcor, Inc., a Delaware corporation (the "Company").


                                   BACKGROUND
                                   ----------

     The parties hereto have entered into an Agreement and Plan of Merger dated as of June 15, 1995 (the "Agreement"). The parties now desire to amend the Agreement on the terms and conditions set forth herein to provide for the merger of the Company with and into Sub pursuant to the terms of the General Corporation Law of the State of Delaware, with Sub as the surviving corporation in the merger. The merger is intended to qualify as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended. Capitalized terms not defined herein shall have the meanings ascribed to them in the Agreement, as amended hereby.


                                   AGREEMENT
                                   ---------

     For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

     1. The first paragraph of the Background section of the Agreement is hereby amended and restated as follows:

     "Parent, Sub and the Company and their respective Boards of Directors deem it advisable and to the advantage, welfare and best interests of said corporations and their respective stockholders to merge the Company with and into Sub (the "Merger") under the General Corporation Law of the State of Delaware ("DGCL") pursuant to the terms of the Agreement, with Sub as the surviving corporation in the Merger (the "Surviving Corporation") and a wholly-owned subsidiary of Parent, and the stockholders of the Company becoming stockholders of Parent;"

     2. Article 1, Section 1.1 of the Agreement is hereby amended and restated as follows:

     "Section 1.1 The Merger. At the Effective Time (as defined in Section 1.3), the Merger shall be effectuated in accordance with the applicable provisions of the DGCL, the separate existence of the Company shall thereupon cease and Sub shall be the Surviving Corporation and shall change its name to Cellcor, Inc. Subject to the terms and conditions hereof, the parties hereto shall take all action necessary in accordance with applicable law and the respective Certificates of Incorporation and Bylaws of Sub and the Company to cause the Merger to be consummated as soon as is reasonably practicable."

     3. Article 1, Section 1.4 of the Agreement is hereby amended and restated as follows:

     "Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL. As of the Effective Time, Sub, as the Surviving Corporation, shall be a wholly-owned subsidiary of Parent."

     4. Article 1, Sections 1.5(a) and (b) of the Agreement are hereby amended and restated as follows:

     "(a) The Certificate of Incorporation of Sub as in effect as of the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until altered, amended or repealed.

      (b) The Bylaws of Sub as in effect as of the Effective Time shall be the Bylaws of the Surviving Corporation until altered, amended or repealed."

     5. Article 2, Section 2.1(ii) of the Agreement is hereby amended and restated as follows:

               "(ii) Each share of common stock of Sub, par value $.01 per share ("Sub Common Stock"), that is issued and outstanding immediately prior to the Effective Time shall continue to be one (1) share of common stock of the Surviving Corporation, par value $.01 per share ("Surviving Corporation Common Stock"), and each certificate evidencing ownership of any such shares shall evidence ownership of the same number of shares of the Surviving Corporation Common Stock."

          6. Article 5, Section 5.1.4(xii) of the Agreement is hereby amended and restated as follows:

               "(xii)   incur any debt or other obligation for money borrowed
(other than in an amount not greater than $4,967,118 pursuant to the Company's promissory note in the form of Exhibit B);"

          7. Exhibits C and D to the Agreement are hereby amended and restated in the form attached as Exhibit 1 hereto. The Company will also cause its regulatory counsel to deliver an opinion regarding FDA matters, in a form and substance reasonably satisfactory to Parent and its counsel.

          8. The Company hereby represents and warrants to Parent and Sub as follows:

               8.1 No Violation of Laws or Agreements. Except for the receipt of any required approval of the stockholders of the Company, the execution and delivery of the First Amendment do not, and the consummation of the transactions contemplated by the Agreement, as amended by the First Amendment, and the compliance with the terms, conditions and provisions of the Agreement, as amended by the First Amendment, by the Company, will not (a) contravene any provision of the Company's Certificate of Incorporation or Bylaws, (b) conflict with or result in a breach of or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under any of the terms, conditions or provisions of any indenture, mortgage, loan or credit agreement or any other agreement or instrument which is material to and to which the Company is a party or by which it or any of its assets may be bound, except for those agreements for which consents or waivers shall have been obtained prior to the Effective Time and copies of which shall have been provided to Cytogen and its counsel promptly upon a determination being made that such consents or waivers are required, (c) conflict with or result in any violation of any Judgment of any court or Governmental Entity applicable to and binding upon the Company, (d) result in the creation or imposition of any lien, claim, security interest, charge, restriction or encumbrance of any nature whatsoever upon any of the Company's assets, except the Company Permitted Encumbrances, or (e) affect any franchise, license, permit or other governmental approval that would adversely affect the Company's business. Except as set forth on Schedule 3.7 to the Agreement, as amended by the First Amendment, no investigation or review of the Company by any Governmental Entity or any other Person is pending or, to the knowledge of the Company, threatened, nor has any Governmental Entity or any other Person indicated an intention to conduct same.

               8.2 Consents. No consent, approval or authorization of, or registration or filing with, any Person, including any Governmental Entity or other regulatory agency, is required (a) in connection with the execution and delivery of the First Amendment by the Company or the consummation of the transactions contemplated by the Agreement, as amended by the First Amendment,
(b) to prevent the termination of any material right, privilege, license or agreement of the Company, or to prevent any material loss to the Company's business, by reason of the transactions contemplated by the Agreement, as amended by the First Amendment, except for (i) the filing by Parent and the effectiveness of the S-4 with the SEC in accordance with the Securities Act, (ii) the filing of the Certificate of Merger with the Delaware Secretary of State, (iii) the filing of the Joint Proxy Statement with the SEC in accordance with the Exchange Act, (iv) the approval of the Merger and the adoption of the Agreement as amended by the First Amendment, at the Company Meeting, (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities or "blue sky" laws and (vi) such consents, approvals, orders, authorizations, registrations, declarations and filings which shall have been obtained prior to the Effective Time.

          9. The Parent and Sub hereby represent and warrant to the Company as follows:

          9.1 No Violation of Laws or Agreements. Except for the receipt of any required approval of the stockholders of the Company, the execution and delivery of the First Amendment do not, and the consummation of the transactions contemplated by the Agreement, as amended by the First Amendment, and the compliance with the terms, conditions and provisions of the Agreement, as amended by the First Amendment, by Parent and Sub, will not (a) contravene any provision of the Certificate of Incorporation or Bylaws of Parent or Sub, (b) conflict with or result in a breach of or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under any of the terms, conditions or provisions of any indenture, mortgage, loan or credit agreement or any other agreement or instrument which is material to Parent or Sub and to which Parent or Sub is a party or by which they or any of their assets may be bound, (c) conflict with or result in any violation of any Judgment of any court or Governmental Entity applicable to and binding upon Parent or Sub, (d) result in the creation or imposition of any lien, claim, security interest, charge, restriction or encumbrance of any nature whatsoever upon any of Parent's or Sub's assets, except the Parent Permitted Encumbrances, or (e) affect any franchise, license, permit or other governmental approval that would adversely affect Parent's business. No investigation or review of Parent by any Governmental Entity or any other Person is pending or, to the knowledge of Parent, threatened, nor has any Governmental Entity or any other Person indicated an intention to conduct same.

          9.2 Consents. No consent, approval or authorization of, or Registration or filing with, any Person, including any Governmental Entity or other regulatory agency, is required in connection with the execution and delivery of the First Amendment by Parent or Sub or the consummation of the transactions contemplated by the Agreement, as amended by the First Amendment, except for (i) the filing and effectiveness of the S-4 with the SEC in accordance with the Securities Act, (ii) the filing of the Certificate of Merger with the Delaware Secretary of State, (iii) the filing of the Joint Proxy Statement with the SEC in accordance with the Exchange Act, (iv) the approval of the Parent Share Proposal at the Parent Meeting, (v) the filing of the pre-merger notification report, and the expiration or termination of the waiting period, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, by Parent and the Stockholder with respect to the shares of Parent Common Stock to be purchased by the

Stockholder with respect to the shares of Parent Common Stock to be purchased by the Stockholder in the Subscription Offer, (vi) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities or "blue sky" laws and
(vii) such consents, approvals, orders, authorizations, registrations, declarations and filings which shall have been obtained prior to the Effective Time.

          10. Counterparts. The First Amendment may be signed in any number of counterparts, and by the different parties hereto on separate counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and in pleading or providing any provisions thereof it shall not be necessary to produce more than one such counterpart. The First Amendment shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected thereon as the signatories.

          11. Continued Effect. All of the other terms, covenants, and conditions of the Agreement, unless expressly amended by the First Amendment or as may be required in order to give effect to the amendments set forth in the First Amendment, shall remain in full force and effect.

          12. Governing Law. The First Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of laws provisions thereof.

          IN WITNESS WHEREOF, the parties have executed this First Amendment as of the date and year first set forth above.


                              CYTOGEN CORPORATION


                              By: /s/ Thomas J. McKearn
                                 ----------------------------
                                 Name:  Dr. Thomas J. McKearn
                                 Title:  President and
                                     Chief Executive Officer


                              CELLCOR ACQUISITION CORP.


                              By: /s/ Thomas J. McKearn
                                 ----------------------------
                                 Name:  Dr. Thomas J. McKearn
                                 Title:  President


                              CELLCOR, INC.


                              By: /s/ Ronald J. Brenner
                                 ----------------------------
                                 Name:  Dr. Ronald J. Brenner
                                 Title:  President and
                                     Chief Executive Officer

                                                                         ANNEX B
                                                                  CONFORMED COPY


                       VOTING AND SUBSCRIPTION AGREEMENT

     This is a VOTING AND SUBSCRIPTION AGREEMENT (the "Agreement"), dated June 15, 1995, among CYTOGEN CORPORATION, a Delaware corporation ("Parent"),
SMALL-C ACQUISITION CORP., a Delaware corporation and wholly-owned subsidiary of Parent ("Sub"), and the entities listed on Schedule I to this Agreement (the "Stockholders").

                                   Background

     A. Concurrently herewith, Parent, Sub and Cellcor, Inc., a Delaware corporation (the "Company"), are entering into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement") (all capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement), providing for the merger (the "Merger") of Sub with and into the Company with the result that the Company will be the Surviving Corporation and a wholly-owned subsidiary of Parent.

     B. Stockholders directly own of record and beneficially 2,759,379 shares (the "Common Shares") of common stock of the Company, par value $.01 per share ("Company Common Stock"), representing approximately 50.5% of the shares of Company Common Stock issued and outstanding on the date hereof and 5,000 shares (the "Preferred Shares") of the series of preferred stock, par value $.01 per share, designated as "Convertible Preferred Stock" of the Company ("Company Preferred Stock") (together with any shares of Company Common Stock or Company Preferred Stock acquired by Stockholder after the date hereof and prior to the termination hereof, whether upon the exercise of options, conversion of convertible securities or otherwise, and as adjusted by any stock split or similar event, the "Shares").

     C. Contemporaneously with the solicitation of proxies for approval of the Merger and the Merger Agreement by the holders of Company Common Stock and Company Preferred Stock, Parent shall make an offer (the "Subscription Offer") to the holders of Company Common Stock enabling such stockholders to purchase
1.118 fully-paid and non-assessable shares of the common stock of Parent, par value $.01 per share ("Parent Common Stock"), for each share of Company Common Stock held by such stockholder at a purchase price of $3.89 per share (the "Offer Price") of Parent Common Stock.

     D. As a condition to their willingness to enter into the Merger Agreement, Parent and Sub have required that the Stockholders agree, and the Stockholders have agreed, (i) to vote the Shares in favor of the Merger and to adopt the Merger Agreement, (ii) to grant a proxy to Sub to vote the Shares, (iii) to refrain from electing to treat the Merger as a liquidation pursuant to the Certificate of Designation of the Company Preferred Stock, and (iv) to purchase for cash shares of Parent Common Stock offered to Stockholder as part of the Subscription Offer, which will be 3,084,833 shares of Parent Common Stock for an aggregate cash purchase price of $12,000,000, all on the terms and subject to the conditions provided for herein.


                                     Terms

     Intending to be legally bound, in consideration of the premises and the mutual covenants herein contained, Parent and each Stockholder severally, as to itself, and not jointly, hereby agree as follows:

     1.  Agreement to Vote; No Alternative Sale; Purchase.

         (a) Voting. Stockholders hereby agree that, during the time this Agreement is in effect, at any meeting of the stockholders of the Company, however called (or to act by consent in lieu of a meeting), Stockholder shall vote the Shares (i) in favor of the Merger; (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement; and
(iii) against any action or agreement (other than the Merger Agreement or the transactions contemplated thereby) that would impede, interfere with, delay, postpone or attempt to discourage the Merger, including, but not limited to: (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company; (B) a sale or transfer of assets of the Company or a reorganization, recapitalization or liquidation of the Company; (C) any change in the management or board of directors of the Company, except as provided in the Merger Agreement or otherwise agreed to in writing by Parent; (D) any material change in the current capitalization of the Company; (E) any proposal to declare or pay a dividend or distribution on the capital stock of the Company; or (F) any other material change in the Company's corporate structure or business.

         (b) No Election. Hillman Medical Ventures 1994 L.P. owns of record and beneficially 5,000 Preferred Shares and shall not elect, by notice to the Company or otherwise, to treat the Merger as a "liquidation" pursuant to Subsection 2(c) of the Certificate of Designation of the Company Preferred Stock.

         (c) Proxy. Each Stockholder hereby grants to Sub a proxy to vote all Shares held by such Stockholder as indicated in Section 1(a)(i) above (or to act by consent in lieu of a meeting). Each Stockholder intends this proxy to be irrevocable and coupled with an interest and will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by it with respect to the Shares.

         (d) No Alternative Sale. Each Stockholder agrees that it shall not contract to sell, sell, or otherwise transfer or dispose of any Shares or any interest therein or any voting rights with respect thereto, other than pursuant to the Merger, or with Parent's written consent. Each Stockholder agrees that it shall not take any action that would adversely affect the voting power of any of the Shares.

         (e) Commitment to Purchase. Subject to the terms and conditions set forth herein, upon the Effective Time, Juliet Challenger, Inc., and Hillman Medical Ventures 1995 L.P. shall purchase for cash 3,084,833 shares of Parent Common Stock offered to the Stockholders for aggregate cash consideration of $12,000,000; provided, however, that to the extent up to 128,534 shares of Parent Common Stock are purchased in the Subscription Offer for up to $500,000 by Persons other than the Stockholders, the commitment under this Section 1 shall be reduced by an amount equal to such other purchases, but not to less than 2,956,299 shares and $11,500,000. It shall be a condition precedent to the Stockholders' obligation to purchase the shares of Parent Common Stock offered to the Stockholders in the Subscription Offer that (i) the waiting period under the HSR Act shall have expired or been terminated and (ii) no order, decree or ruling issued by any Governmental Entity shall be in effect prohibiting the purchase or delivery of the shares of Parent Common Stock in the Subscription Offer.

         (f) Holding Period. For a two-year period after the Effective Time, no Stockholder shall contract to sell, sell or otherwise transfer or dispose of any shares of Parent Common Stock received upon exchange of the Shares in the Merger or purchased in the Subscription Offer or any interest therein or any voting rights with respect thereto (the "Converted Shares"), except a Stockholder may transfer its Converted Shares after the Effective Time to an affiliate of any Stockholder who agrees in a writing delivered to the Company to be bound by the provisions of this Section 1(f). Upon each of the second anniversary of the Effective Time, six months thereafter and the third anniversary of the Effective Time, each Stockholder may contract to sell, sell, or otherwise transfer or dispose of one-third, two-thirds or all of the Converted Shares, respectively.

         (g) Repayment of Promissory Note. Parent shall transfer the proceeds of the Subscription Offer to the Surviving Corporation so as to enable the Surviving Corporation to perform its obligations under the promissory note in the form attached as Exhibit B to the Merger Agreement.

         (h) Registration Rights. Upon the purchase of the shares of Parent Common Stock in the Subscription Offer, Parent and the Stockholders shall enter into a Registration Rights Agreement in the form attached as Exhibit I.

     2. Expiration. If the Effective Time shall not have occurred by December 31, 1995, this Agreement and the parties' obligations provided herein (and the proxy provided for in Section 1(c) hereof) shall terminate on the first to occur of (a) termination of the Merger Agreement in accordance with its terms, (b) December 31, 1995, or (c) written notice of termination of this Agreement by Parent to Stockholder. If the Effective Time shall have occurred, this Agreement and each of the parties' obligations provided herein shall terminate, other than the provisions of Sections 1(e), 1(f), 1(g), 1(h), 3, 4, 8 and 9, which shall not terminate (except as provided in Section 3(d)).

     3. Representation and Warranties of Parent. Parent hereby represents and warrants to each Stockholder as follows:

         (a) Organization and Qualification. Parent is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power to carry on its business as it is now being conducted. Parent is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not result in a material adverse effect on Parent.

         (b) Authority Relative to this Agreement. Each of Parent and Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Parent and Sub of this Agreement and the consummation by them of the transactions contemplated hereby have been duly and validly authorized by the respective Board of Directors of Parent and no other corporate proceedings on the part of Parent or Sub are necessary to authorize this Agreement or to consummate the transactions so contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Parent and Sub and, assuming this Agreement has been duly and validly executed by Stockholder, this Agreement constitutes a valid and binding agreement of Parent and Sub enforceable against Parent and Sub in accordance with its terms.

         (c) Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by Parent nor the consummation of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws of Parent, (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (A) in connection with the HSR Act, (B) pursuant to the Exchange Act, (C) such filings and approvals as may be required under the "blue sky", takeover or securities laws of various states, or (E) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not prevent or delay consummation of the transactions contemplated by this Agreement or would not otherwise prevent Parent from performing its obligations under this Agreement; (iii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which any of its subsidiaries or any of their respective assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or which, in the aggregate, would not result in a material adverse effect on Parent; or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, any of its subsidiaries or any of their respective assets, except for violations which would not result in a material adverse effect on Parent.

         (d) Additional Representations and Warranties. The representations and warranties of Parent contained in the Merger Agreement (a copy of which has been delivered to the Stockholders) are hereby incorporated by reference, and revised, where necessary, to provide that they are being made to the Stockholders, provided, however, that all such representations and warranties other than those contained in Section 4.7 of the Merger Agreement shall terminate on the first anniversary of the Effective Time.

     4.  Representations and Warranties of Stockholders. The entities listed on
Schedule I each, severally as to themselves and not jointly, hereby represent and warrant to Parent as follows:

         (a) Ownership of Shares. The Shares shown opposite each Shareholder's name on Schedule I are owned of record and beneficially by such Stockholder. Such Shares constitute all of the Company Common Stock and Preferred Common Stock owned of record or beneficially by such Stockholder. Stockholder has sole voting power and sole power of disposition with respect to all of the Shares, with no restrictions, subject to applicable federal securities laws, on Stockholder's rights of disposition pertaining thereto. Stockholder has good and valid title to the Shares, free and clear of any Lien, other than pursuant to this Agreement.

         (b) Organization; Authority Relative to this Agreement. Stockholder has been duly organized and is validly existing under the laws of the jurisdiction under which it was organized and has the legal capacity, power and authority to carry on its activities as they are now being conducted. Stockholder has the legal capacity, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Stockholder of this

Agreement and the consummation by Stockholder of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors, the general partner or the trustees, as appropriate, of Stockholder and no other proceedings on the part of Stockholder are necessary to authorize this Agreement or to consummate the transactions so contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Stockholder and, assuming this Agreement has been duly and validly executed and delivered by Parent, this Agreement constitutes a valid and binding agreement of Stockholder enforceable against Stockholder in accordance with its terms.

         (c) Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by Stockholder nor the consummation of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws, the Partnership Agreement or the other organizational documents of Stockholder, as appropriate,
(ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (A) in connection with the HSR Act, (B) pursuant to the Exchange Act, (C) such filings and approvals as may be required under the "blue sky", takeover or securities laws of various states, or (D) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not prevent or delay consummation of the transactions contemplated by this Agreement or would not otherwise prevent Stockholder from performing its obligations under this Agreement; (iii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to which Stockholder or any of its subsidiaries, if any, is a party or by which any of its subsidiaries, if any, or any of their respective assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or which, in the aggregate, would not result in a material adverse effect on Stockholder; or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Stockholder, any of its subsidiaries, if any, or any of their respective assets, except for such circumstances in (i) through (iv) which would not individually or in the aggregate have a material adverse effect.

     5. Certain Covenants of Stockholder. Except in accordance with the terms of this Agreement, each Stockholder severally as to itself but not jointly hereby covenants and agrees as follows:

         (a) No Solicitation. Stockholder shall not, directly or indirectly, solicit (including by way of furnishing information) any inquiries or the making of any proposal by any person or entity (other than Parent or any Affiliate of Parent) which constitutes, or may reasonably be expected to lead to, any sale of the Shares. If Stockholder receives an inquiry or proposal with respect to the sale of Shares, then Stockholder shall promptly inform Parent of the terms and conditions, if any, of such inquiry or proposal and the identity of the person making it. Stockholder will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. This Section 5(a) shall not restrict the actions of any person acting solely in his capacity as a director of the Company if the Board of Directors of the Company, after consultation with outside counsel, determines in good faith that such action is necessary for the Board of Directors to comply with its fiduciary duties under applicable laws.

         (b) Restriction on Transfer, Proxies and Non-Interference. Stockholder hereby agrees, while this Agreement is in effect, and except as contemplated hereby, not to (i) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any of the Shares or (ii) grant any proxies, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares or (iii) take any action that would make any representation or warranty of Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling Stockholder from performing its obligations under this Agreement.

         (c) Additional Shares. Stockholder hereby agrees, while this Agreement is in effect, to promptly notify Parent of the number of any new shares of Company Common Stock and Company Preferred Stock acquired by Stockholder, if any, after the date hereof.

     6. Further Assurances. From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement. In furtherance of the foregoing, Stockholder shall perform such further acts and execute such further documents and instruments as may be reasonably required to vest in Parent rights arising under this Agreement, including causing all certificates representing Shares to bear, until the expiration of this Agreement, in a conspicuous place the following legend:

     THE SHARES REPRESENTED BY THE WITHIN CERTIFICATE MAY NOT BE SOLD, EXCHANGED, OR OTHERWISE TRANSFERRED OR DISPOSED OF EXCEPT IN COMPLIANCE WITH THE TERMS AND CONDITIONS OF THE VOTING AND SUBSCRIPTION AGREEMENT, DATED JUNE 15, 1995 AMONG CYTOGEN CORPORATION, SMALL-C ACQUISITION CORP. AND THE HOLDER HEREOF.

     7. Stop Transfer Order. In furtherance of this Agreement, concurrently herewith, Stockholders shall and hereby do authorize the Company's counsel to notify the Company's transfer agent that there is a stop transfer order with respect to all of the Shares (and that this Agreement places limits on the voting and transfer of such shares).

     8. Election of Director. After the Effective Time, for the two-year period commencing at the Effective Time and thereafter for so long as the Stockholders own at least 5% of the outstanding shares of Parent Common Stock, Parent shall use its best efforts to cause to be nominated Ronald J. Brenner, Ph.D., or such other person designated by Stockholders, for election or re-election to Parent's Board of Directors.

     9. Indemnification. Reference is made to U.S. Patent No. 5308626 (issued May 3, 1994) (the "Patent"). The Stockholders who are currently stockholders of the Company (the "Indemnifying Parties") jointly and severally agree to indemnify, defend and hold harmless (collectively, "indemnify") Parent and the Company (the "Indemnified Parties") from and against all loss, damage, liability or expense (including, without limitation, reasonable attorneys' fees and other costs of defense)
arising out of any claims that the autolymphocyte therapy utilized by the Company infringes the Patent ("Covered Claims"), provided that (a) such
                                                 -------- ----
indemnification relates solely to such autolymphocyte therapy as practiced at or prior to the Effective Time (the "Technology"), and (b) the total amount of any such indemnification shall in no event exceed $12,000,000. The Indemnified Parties shall provide written notice to the Indemnifying Parties promptly after the Indemnified Parties receive notice of any potential Covered Claim, and shall provide the Indemnifying Parties with a copy of any written notice and all information available to the Indemnified Parties relating thereto. The Indemnifying Parties shall have the right to assume the defense of any Covered Claim and any litigation resulting therefrom with counsel of its choosing (which counsel shall be reasonably satisfactory to the Indemnified Parties), and shall control the defense or settlement of any Covered Claim. The Indemnified Parties shall provide reasonable cooperation in connection with the investigation, defense or settlement of any Covered Claim, and may, at its own expense, employ counsel to participate in (but not control) the defense or settlement thereof. Any settlement or compromise of a Covered Claim shall provide for the right of the Indemnified Parties to continue to use the Technology on commercially reasonable terms. The Indemnified Parties shall not negotiate or enter into any agreement relating to the settlement or compromise of a Covered Claim without the prior written consent of the Indemnifying Parties. The Indemnifying Parties agree that the indemnification and reimbursement commitments set forth in this paragraph shall apply whether or not an Indemnified Party is a party to any such litigation.

     10. Miscellaneous.

         (a) Entire Agreement; Assignment. This Agreement (i) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof and (ii) shall not be assigned by operation of law or otherwise, provided that Parent may assign any of its rights and obligations to any wholly-owned subsidiary of Parent, but no such assignment shall relieve Parent of its obligations hereunder.

         (b) Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

         (c) Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any federal or state court located in the State of Delaware (as to which the parties agree to submit to jurisdiction for the purposes of such action), this being in addition to any other remedy to which they are entitled at law or in equity.

         (d) Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

         (e) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by cable, telegram, facsimile transmission with confirmation of receipt, or telex, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

               If to Parent and Sub:

                    Cytogen Corporation
                    600 College Road East
                    Princeton, NJ  08540-5308
                    Attention: Thomas J. McKearn, M.D., Ph.D.
                    Telecopy:  (609) 951-9298

               Copy to:

                    Dechert Price & Rhoads
                    1717 Arch Street
                    4000 Bell Atlantic Tower
                    Philadelphia, PA  19103-2793
                    Attention:  Christopher G. Karras, Esq.
                    Telecopy:  (215) 994-2222

               If to the Stockholders:

                    At the addresses listed on Schedule I


or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

         (f) Expenses; Documentary Taxes. Each party hereto agrees to pay its own fees and disbursements in connection with the transactions contemplated by this Agreement. In addition, each of Stockholders, on one hand, and Parent, on the other hand, agree to pay one-half of any and all stamp, transfer and other similar taxes payable or determined to be payable in connection with the issuance of Parent Common Stock to Stockholder pursuant hereto.

         (g) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware regardless of the laws that might otherwise govern under principles of conflicts of laws applicable thereto.

         (h) Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

         (i) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

         (j) Performance by Sub. Parent hereby agrees to cause Sub to comply with its obligations hereunder as contemplated in the Merger Agreement.

          IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized on the day and year first above written.

                              CYTOGEN CORPORATION



                              By:  /s/ Thomas J. McKearn
                                ----------------------------------------------
                                Title:  President and Chief Executive Officer


                              SMALL-C ACQUISITION CORP.



                              By:  /s/ Thomas J. McKearn
                                ----------------------------------------------
                                Title:  President



                              Henry L. Hillman, Elsie Hilliard Hillman and C.G. Grefenstette, Trustees of the Henry L. Hillman Trust dated November 18, 1985



                              By:  /s/ C. G. Grefenstette
                                ----------------------------------------------
                                 C.G. Grefenstette, Trustee



                              Hillman 1984 Limited Partnership

                              BY: Hillman Properties West, Inc.,
                                  general partner



                                  By:  /s/ Darlene Clarke
                                    ------------------------------------------
                                     Darlene Clarke, Vice President

                              HCC Investments, Inc.



                              By:  /s/ Darlene Clarke
                                 ------------------------------------
                                 Darlene Clarke, Vice President



                              Juliet Challenger, Inc.



                              By:  /s/ Darlene Clarke
                                 ------------------------------------
                                 Darlene Clarke, Vice President



                              Hillman Medical Ventures 1989 L.P.

                              BY:  Hillman/Dover Limited Partnership,
                                    general partner

                                  BY:  Wilmington Securities, Inc.,
                                       general partner



                                      By:  /s/ Darlene Clarke
                                         ------------------------------------
                                         Darlene Clarke, Vice President



                              Hillman Medical Ventures 1990 L.P.

                              BY:  Hillman/Dover Limited Partnership,
                                    general partner

                                  BY:  Wilmington Securities, Inc.,
                                       general partner



                                      By:  /s/ Darlene Clarke
                                         ------------------------------------
                                         Darlene Clarke, Vice President

                              Hillman Medical Ventures 1991 L.P.

                              BY:  Hillman/Dover Limited Partnership,
                                    general partner

                                  BY:  Wilmington Securities, Inc.,
                                       general partner



                                      By:  /s/ Darlene Clarke
                                         ------------------------------------
                                         Darlene Clarke, Vice President



                              Hillman Medical Ventures 1992 L.P.

                              BY:  Hillman/Dover Limited Partnership,
                                    general partner

                                  BY:  Wilmington Securities, Inc.,
                                       general partner



                                      By:  /s/ Darlene Clarke
                                         ------------------------------------
                                         Darlene Clarke, Vice President



                              Hillman Medical Ventures 1994 L.P.

                              BY:  Hillman/Dover Limited Partnership,
                                    general partner

                                  BY:  Wilmington Securities, Inc.,
                                       general partner



                                      By:  /s/ Darlene Clarke
                                         ------------------------------------
                                         Darlene Clarke, Vice President

                              Hillman Medical Ventures 1995 L.P.

                              BY:  Hillman/Dover Limited Partnership,
                                    general partner

                                  BY:  Wilmington Securities, Inc.,
                                       general partner



                                      By:  /s/ Darlene Clarke
                                         ------------------------------------
                                         Darlene Clarke, Vice President


                              C.G. Grefenstette and Edward A. Craig, III,
                              Trustees U/A/T dated November 16, 1964 For
                              Henry L. Hillman, Jr.


                              By:  /s/ C. G. Grefenstette
                                 ----------------------------------------
                                 C.G. Grefenstette, Trustee


                              By:  /s/ Edward A. Craig, III
                                 ----------------------------------------
                                 Edward A. Craig, III, Trustee



                              C.G. Grefenstette and Edward A. Craig, III,
                              Trustees U/A/T dated November 16, 1964 For
                              William Talbot Hillman


                              By:  /s/ C. G. Grefenstette
                                 ----------------------------------------
                                 C.G. Grefenstette, Trustee


                              By:  /s/ Edward A. Craig, III
                                 ----------------------------------------
                                 Edward A. Craig, III, Trustee

                              C.G. Grefenstette and Edward A. Craig, III,
                              Trustees U/A/T dated November 16, 1964 For
                              Juliet Lea Hillman



                              By:  /s/ C. G. Grefenstette
                                 ----------------------------------------
                                 C.G. Grefenstette, Trustee


                              By:  /s/ Edward A. Craig, III
                                 ----------------------------------------
                                 Edward A. Craig, III, Trustee



                              C.G. Grefenstette and Edward A. Craig, III,
                              Trustees U/A/T dated November 16, 1964 For
                              Audrey Hilliard Hillman



                              By:  /s/ C. G. Grefenstette
                                 ----------------------------------------
                                 C.G. Grefenstette, Trustee


                              By:  /s/ Edward A. Craig, III
                                 ----------------------------------------
                                 Edward A. Craig, III, Trustee

                                                                         ANNEX C

September 7, 1995


The Board of Directors
Cytogen Corporation
600 College Road East
Princeton, NJ  08540

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to Cytogen Corporation ("Cytogen") of the consideration to be paid and received by Cytogen pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of June 15, 1995, as amended as of September 7, 1995 (the "Merger Agreement"), by and among Cytogen, Cellcor Acquisition Corp., a wholly owned subsidiary of Cytogen ("Sub"), and Cellcor, Inc. ("Cellcor"). As more fully described in the Merger Agreement, (A) Cellcor will be merged with and into Sub (the "Merger") pursuant to which (i) each outstanding share of the common stock, par value $0.01 per share, of Cellcor (the "Cellcor Common Stock") will be converted into the right to receive 0.60 (the "Common Exchange Ratio") of a share of the common stock, par value $0.01 per share, of Cytogen (the "Cytogen Common Stock") and (ii) each outstanding share of the convertible preferred stock, par value $0.01 per share, of Cellcor (the "Cellcor Preferred Stock") will be converted into the right to receive
218.94 (the "Preferred Exchange Ratio") shares of Cytogen Common Stock and (B) Cytogen will offer to the holders of Cellcor Common Stock the right to purchase
1.118 shares of Cytogen Common Stock for each share of Cellcor Common Stock held by such holders at a purchase price of $3.89 per share of Cytogen Common Stock (the "Subscription Offer" and, together with the Merger, the "Transaction"). It is our understanding that, pursuant to a Voting and Subscription Agreement, dated as of June 15, 1995 (the "Voting and Subscription Agreement"), by and among Cytogen, Cellcor and stockholders of Cellcor beneficially owning approximately 50.5% of the outstanding shares of Cellcor Common Stock (the "Principal Stockholders"), the Principal Stockholders have agreed to purchase an aggregate of 3,084,833 shares of Cytogen Common Stock in the Subscription Offer for a total purchase price of $12.0 million in cash; provided, that to the
                                                     --------
extent up to 128,534 shares of Cytogen Common Stock are purchased in the Subscription Offer for up to $500,000 by persons other than the Principal Stockholders, the number of shares to be purchased by the Principal Stockholders will be reduced by an equal amount, but not less than 2,956,299 shares, for a total purchase price of $11.5 million in cash (the "Minimum Subscription Amount").

In arriving at our opinion, we reviewed the Merger Agreement, the Voting and Subscription Agreement and certain related documents, and held discussions with certain senior officers, directors and other representatives and advisors of Cytogen and certain senior officers and other representatives and advisors of Cellcor concerning the businesses, operations and prospects of Cytogen and Cellcor. We examined certain publicly available business and financial information relating to Cytogen and Cellcor as well as certain financial forecasts and other data for Cytogen and Cellcor which were provided to us by the respective managements of Cytogen and Cellcor, including information relating to certain strategic implications and operational benefits anticipated from the Transaction. We reviewed the financial terms of the Transaction as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of the Cytogen Common

The Board of Directors
Cytogen Corporation
September 7, 1995
Page 2



Stock and the Cellcor Common Stock; the respective companies' historical and projected earnings and losses; and the capitalization and financial condition of Cytogen and Cellcor. We considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected which we considered comparable to the Transaction and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered comparable to those of Cytogen and Cellcor. We considered the capital intense nature of Cytogen's business and the capital resources available to Cytogen. We also evaluated the potential pro forma financial impact of the Transaction on Cytogen. In addition to the foregoing, we conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deemed appropriate to arrive at our opinion.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information publicly available or furnished to or otherwise reviewed by or discussed with us. With respect to financial forecasts and other information provided to or otherwise reviewed by or discussed with us, we have been advised by the managements of Cytogen and Cellcor that such forecasts and other information were reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Cytogen and Cellcor as to the expected future financial performance of Cytogen and Cellcor and the strategic implications and operational benefits anticipated from the Transaction. We have assumed, with your consent, that the Merger will be treated as a tax-free reorganization for federal income tax purposes and that Cytogen will receive the Minimum Subscription Amount in the Subscription Offer. In connection with our evaluation of the Preferred Exchange Ratio, we have, with your consent, treated the shares of Cellcor Preferred Stock as if such shares had been fully converted into Cellcor Common Stock prior to consummation of the Transaction. Our opinion, as set forth herein, relates to the relative values of Cytogen and Cellcor. We are not expressing any opinion as to what the value of the Cytogen Common Stock actually will be when issued to Cellcor stockholders pursuant to the Transaction or the price at which the Cytogen Common Stock will trade subsequent to the Transaction. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Cytogen or Cellcor nor have we made any physical inspection of the properties or assets of Cytogen or Cellcor. We were not asked to consider, and our opinion does not address, the relative merits of the Transaction as compared to any alternative business strategies that might exist for Cytogen or the effect of any other transaction in which Cytogen might engage. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.

Smith Barney has been engaged to render financial advisory services to Cytogen in connection with the Transaction and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Transaction. In the ordinary course of our business, we and our affiliates may actively trade the securities of Cytogen and Cellcor for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. We have in the past provided financial advisory and investment banking services to Cytogen unrelated to the Transaction, and have received compensation for such services.

Our advisory services and the opinion expressed herein are provided solely for the use of the Board of Directors of Cytogen in its evaluation of the proposed Transaction, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder

The Board of Directors
Cytogen Corporation
September 7, 1995
Page 3


should vote on the proposed Transaction. Our opinion may not be published or otherwise used or referred to, nor shall any public reference to Smith Barney be made, without our prior written consent.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Common Exchange Ratio, the Preferred Exchange Ratio and the consideration to be received by Cytogen in the Subscription Offer, taken as a whole, are fair, from a financial point of view, to Cytogen.

Very truly yours,

/s/ Smith Barney Inc.

SMITH BARNEY INC.

                                                                         ANNEX D

                                                         June 15, 1995


Special Committee of the Board of Directors and Board of Directors
Cellcor, Inc.
200 Wells Avenue
Newton, MA 02159


Dear Sirs:

      You have asked us to advise you with respect to the fairness to the common stockholders of Cellcor, Inc. (the "Company") from a financial point of view of the consideration to be received by such stockholders pursuant to the terms of the Agreement and Plan of Merger, dated June 15, 1995 (the "Acquisition Agreement"), among the Company, CYTOGEN Corporation (the "Acquiror") and Small-C Acquisition Corp. (the "Sub"). The Acquisition Agreement provides for the merger (the "Merger") of the Sub with and into the Company pursuant to which the Company will become a wholly owned subsidiary of the Acquiror and each outstanding share of common stock, par value $0.01 per share, of the Company ("Company Common Stock") will be converted into and represent the right to receive 0.60 shares of common stock, par value $0.01 per share, of the Acquiror ("Acquiror Common Shares") and each share of convertible preferred stock, par value $0.01 per share, of the Company, including accrued dividends, will be converted into and represent the right to receive 218.94 Acquiror Common Shares. The Acquisition Agreement also provides that the Acquiror will make an offer to the holders of Company Common Stock entitling each such holder to purchase 1.118 Acquiror Common Shares for each share of Company Common Stock held at a purchase price of $3.89 per Acquiror Common Share (the "Subscription Offer").

      In arriving at our opinion, we have reviewed certain publicly available business and financial information relating to the Company and the Acquiror, including the Acquisition Agreement and the Voting and Subscription Agreement, dated as of June 15, 1995, among the Acquiror, the Sub and the entities listed on Schedule I thereto. We have also reviewed certain other information, including financial forecasts, provided to us by the Company and the Acquiror, and have met with the Company's and the Acquiror's respective managements to discuss the business and prospects of the Company and the Acquiror, respectively. The Hillman Group has represented to us that it would not provide further financing to the Company on a stand alone basis such that the Company could continue its ongoing operations, and we have considered the impact of this on the value of the Company. We have also considered the marketing activities conducted by the Company's management and its advisors regarding potential joint venture partners, merger candidates and equity investors.

Special Committee of the Board of Directors and Board of Directors
June 15, 1995
Page 2



      We have also considered certain financial and stock market data of the Company and the Acquiror, and we have compared that data with similar data for other publicly held companies in businesses similar to those of the Company and the Acquiror and we have considered the financial terms of certain other business combinations and other transactions which have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

      In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's and the Acquiror's respective managements as to the future financial performance of the Company and the Acquiror, respectively. In addition, we have not made an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or the Acquiror, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We are not expressing any opinion as to what the value of the Acquiror's Common Shares actually will be when issued to the Company's stockholders pursuant to the Merger or the prices at which the Acquiror's Common Shares will trade subsequent to the Merger. We were not requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company, nor did we seek financing for the Company.

      We have been retained by the Company to render this fairness opinion to the Special Committee of the Board of Directors and the Board of Directors and will receive a fee for such service.

      It is understood that this letter is for the information of the Special Committee of the Board of Directors and the Board of Directors only in connection with its consideration of the Merger, does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed Merger or whether any such stockholder should exercise its rights under the Subscription Offer. This letter is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without our prior written consent.

Special Committee of the Board of Directors and Board of Directors
June 15, 1995
Page 3


      Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the consideration to be received by the common stockholders of the Company pursuant to the Acquisition Agreement is fair to such stockholders from a financial point of view.


                                       Very truly yours,

                                       CS FIRST BOSTON CORPORATION


                                       By: /s/ Carlos A. Ferrer
                                          ------------------------

                                                                         ANNEX E


                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   FORM 10-K
                                   ---------

 X   Annual report pursuant to Section 13 or 15(d) of the Securities Exchange
---
     Act of 1934 For the year ended December 31, 1994 or
                                    -----------------


___ Transition report pursuant to Section 13 or 15(d) of the Securities Exchange
    Act of 1934

Commission File No. 0-19823

                                 CELLCOR, INC.
                                 -------------
             (Exact name of Registrant as specified in its charter)


     Delaware
----------------------
(state or other jurisdiction of                        04-2967875
 incorporation or organization)                        --------------
                                                       (IRS employer ID No.)

200 Wells Avenue, Newton, Massachusetts                02159
----------------------------------------               --------------
(Address of principal executive offices)               (Zip Code)

Registrant's telephone number, including area code:    (617) 332-2500
                                                       --------------

Securities registered pursuant to Section 12(b) of the Act:  None

Securities registered pursuant to Section 12(g) of the Act:
  Title of Each Class
---------------------
Common Stock, par value $.01 per share

  Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding twelve months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such
filing requirements for the past 90 days.  YES X   NO
                                              ---     ---

  Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. X
           --

  Aggregate market value of the Registrant's common stock held by non-affiliates as of March 15, 1995 was approximately $7,054,000. As of March 15, 1995 there were 5,452,950 shares outstanding.


                      DOCUMENTS INCORPORATED BY REFERENCE
                      -----------------------------------

None.

                               TABLE OF CONTENTS


PART I                                                             Page

Item 1.     Business                                                  1

Item 2.     Properties                                               10

Item 3.     Legal Proceedings                                        10

Item 4.     Submission of Matters to a Vote of Security - Holders    10

PART II

Item 5.     Market for Registrant's Common Equity and
            Related Stockholder Matters                              11

Item 6.     Selected Financial Data                                  12

Item 7.     Management's Discussion and Analysis of Financial
            Condition and Results of Operations                      12

Item 8.     Financial Statements and Supplementary Data              15

Item 9.     Changes in and Disagreements with Accountants on
            Accounting and Financial Disclosure                      15

PART III

Item 10.    Directors and Executive Officers of the Registrant       16

Item 11.    Executive Compensation                                   17

Item 12.    Security Ownership of Certain Beneficial Owners
            and Management                                           20

Item 13.    Certain Relationships and Related Transactions           22

PART IV

Item 14.    Exhibits, Financial Statement Schedules and
            Reports on Form 8-K                                      23

                                     PART I
                                     ------

ITEM 1.    BUSINESS
-------    --------

          Cellcor, Inc. ("Cellcor" or the "Company") is a biotechnology company engaged in the development and commercialization of cellular therapies. The Company's initial cellular therapy application, autolymphocyte therapy ("ALT"), is an outpatient treatment for cancer and has potential applications in the area of infectious diseases. The Company was incorporated in Delaware in December 1986. Cellcor's principal office is located at 200 Wells Avenue, Newton, Massachusetts 02159 and its telephone number is (617) 332-2500.

          In January 1994, the Company initiated an FDA designated Pivotal
Phase III clinical trial of its ALT in patients with metastatic renal cell carcinoma ("mRCC"). The primary objective of this study is to evaluate the survival of patients with mRCC who receive either ALT or alpha interferon. The clinical trial is being conducted at more than 20 U.S. and one Canadian academic centers. The protocol chairman is Michael J. Hawkins, M.D., Associate Professor of Medicine and Pharmacology at Georgetown University and former Chief of the Investigational Drug Branch of the National Cancer Institutes (NCI) Cancer Therapy Evaluation Program. The first patient was accrued to the study in January of 1994 and as of December 31, 1994, approximately 102 patients had been accrued to the study. At current rates, the Company expects to accrue the final patient in the second quarter of 1995.

          The study protocol calls for an interim statistical analysis to be performed one year after the final patient is accrued to the study. The purpose of this analysis is to determine if there is a statistically significant difference in the survival of the patients in each arm of the study. In the event that the results are not statistically significant at that time, it will be necessary to allow further time to elapse and another analysis would be undertaken six months later. Contingent upon the successful completion of the study, the Company intends to apply to the Food and Drug Administration ("FDA") for approval of an Establishment Licensing Application and Product Licensing Application ("ELA/PLA").

          The Company currently is providing ALT for the treatment of renal cell carcinoma at over 40 sites in both the U.S. and Canada. It transports the cells between clinical sites and Cellcor's GMP compliant laboratory in Newton, MA. As of 12/31/94, the Company had administered over 5,000 cell infusions to over 750 patients.

          During the fourth quarter of 1994, the Company completed preclinical work using ALT on chronic hepatitis B infected primates. The Company is planning to initiate a Phase I/II chronic hepatitis B clinical study in humans at St. Louis University during the first quarter of 1995 under an Investigational New Drug exemption (IND). This will be the Company's initial activity in a non-cancer indication.

          After publishing the results of a Phase III randomized controlled trial of 90 patients in The Lancet, in April 1990 (the "RCC Study"), the Company offered ALT on a commercial basis for the treatment of mRCC at its Boston clinical site. This trial showed that ALT could be provided safely and that patients treated with ALT had a median survival 2.3 times longer than patients treated with cimetidine (20 months vs 8 months). During 1991, the Company opened two additional centers in Atlanta, Georgia and Orange, California. The therapy was offered commercially only to patients with mRCC.

          In March 1993, the Company announced that it elected to cease providing ALT to patients on a commercial basis. The 1992 financial statements reflect a charge of $2.3 million in connection with the decision to restructure. The decision to decommercialize reflected regulatory developments at the FDA and the level of physician acceptance that ALT had achieved in the marketplace. The Company has since focused its efforts on obtaining regulatory approval for ALT and providing additional clinical data to the medical community. In addition, the Company will continue its efforts to find collaborators to co-develop or license ALT applications and to utilize its cell processing infrastructure and expertise.

          Since March 1993, the Company has not accepted new commercial patients for therapy. The Company is committed to the continuity of care for commercial patients and has made arrangements for all of these patients to receive the full course of their therapies. During 1993, the FDA granted the Company a compassionate protocol with cost recovery for the former commercial patients and those patients who had received six treatments in earlier clinical trials. This compassionate protocol permits the Company to ship cells interstate to a patient's physician and to recover certain costs from the patients. Cell processing for all trials and the compassionate protocol is taking place at the Company's headquarters in Newton.

          The Company's development efforts are based on a novel approach to disease treatment, the therapeutic use of living human cells, which, to date, has been employed on a limited basis only and has not received marketing approval by the FDA. There can be no assurance that such therapies will become widely accepted by health care providers or patients. The Company's success will be dependent upon the acceptance of ALT by urologists and oncologists for the cellular therapies it is developing for renal cell carcinoma. The Company has conducted one randomized controlled study and has begun a second trial to examine the safety and efficacy of treating mRCC patients with ALT. Scientific and medical evidence has not provided a complete explanation to support why or how the Company's ALT treatment for mRCC has achieved the clinical results shown to date. Moreover, when any new drug or therapy (including ALT) is commercialized and administered to a broader range of patients (as opposed to the patients selected for participation in clinical studies), clinical outcomes may not be as favorable as the results of the clinical studies. There can be no assurance that ALT will be shown to be safe and effective or that health care providers or patients will accept the Company's therapies. Unanticipated side effects attributable to Cellcor's therapeutic process, or to any product or process of others incorporating a similar therapeutic approach, could have an adverse effect on the Company's ability to achieve physician and patient acceptance or to obtain necessary regulatory approvals, if any, which may be required in the future.

Background

          Cellular therapies involve the use of living cells for a therapeutic benefit. The three steps essential to all cellular therapies are the collection of living cells, the activation, modification or enhancement of these cells outside the body (ex vivo) through the use of various cell processing procedures, and the return to the patient of the activated, modified or enhanced cells. Various forms of cellular therapies have been developed and are currently utilized in clinical settings, including bone marrow transplantation, peripheral stem cells, the use of laboratory grown skin and cartilage, and cancer immunotherapy using lymphocytes. Additional cellular therapies currently being studied at research institutions and biotechnology companies include gene therapy, stem cell therapy and the transplantation of various living cells, including pancreatic islet cells for the treatment of diabetes and myoblasts for the treatment of muscular dystrophy.

          During the past decade, there has been a significant increase in the understanding of the molecular basis of disease, resulting in the development of new therapeutic approaches. The technologies of genetic engineering and recombinant DNA have allowed for the development and production of numerous biotechnology drugs, including monoclonal antibodies, various interferons, hematopoietic growth factors and the family of interleukins. Although test results of these biotechnology drugs in animal studies and clinical trials have been encouraging, few have demonstrated sufficient effectiveness or safety for widespread clinical use.

          The therapeutic use of living cells that have been modified in the laboratory represents an approach to the treatment of complex diseases which the Company believes may be more effective than the direct use of biotechnology drugs and biologics. Because modified cells are living, they interact with other cells in the body, respond to changing conditions in the patient, and generate a series of biologically active molecules that are more likely to be secreted in the optimal concentration, in the correct sequence, and at the proper site in the body. This leads to a dynamic, self-regulating therapy that leverages the body's own response to disease.

          Significant recent advances in the understanding of the human immune system and its role in disease have led to the development of living cells therapies using lymphocytes, a type of white blood cell. These lymphocyte therapies can be used when the immune system response is (i) insufficient, such as in cancer, infectious disease and AIDS; (ii) excessive, such as in allergies and transplant rejection; or (iii) misdirected, such as in autoimmune diseases, including rheumatoid arthritis, multiple sclerosis and systemic lupus erythermatosis.

Government Regulation

          The FDA has broad statutory authority under the Federal Food, Drug and Cosmetic Act and the Public Health Service Act to regulate the distribution, manufacture, and sale of drugs, including biologics, that are marketed in the United States.

          In early 1993, the FDA established the Division of Cellular and Gene Therapies within the Office of Therapeutic Research and Review. In discussions with the FDA, the Company has been informed that ALT will be regulated as a biologic for which an approved Establishment Licensing Application and approved Product Licensing Application ("ELA/PLA") are required for marketing. The current requirements for premarket approval of a biologic based upon living cell therapies, includes: (i) preclinical laboratory and animal tests conducted in accordance with GLP requirements; (ii) the submission to the FDA of an IND application, which must become effective before human clinical trials can commence; which permits adequate and well-controlled human clinical trials to establish the safety and efficacy of the biologic; and (iii) the approval of a PLA by the FDA prior to any commercial sale or shipment of the biologic. In addition, the FDA will require a living cell therapy production establishment, such as Cellcor's cell processing center, to concurrently submit an establishment license application ("ELA") to the FDA. The Company believes that it has built and is operating its cell processing center in substantial compliance with standards which would be required to gain approval of an ELA.

          On October 14, 1993, the FDA published a policy statement in the Federal Register which clarified the regulatory approach and provided guidance to manufacturers of products intended for use in human somatic cell and gene therapy. This document states: "As biologic products, somatic cell therapy products are subject to establishment and product licensure to insure product safety, purity and potency." (Fed. Reg. 53, 248, 249, (1993))

          During the fourth quarter of 1993, the Company received authorization from the FDA to begin a pivotal trial of ALT in mRCC. Approximately 180 patients with mRCC are being recruited to participate in the trial. Cellcor will provide ALT and Hoffman-LaRoche, Inc. of Nutley, NJ will supply its version of alpha interferon, Roferon(R)-A. It is Cellcor's intention to submit the results of this clinical trial along with previous data in its product and establishment licensure applications. The primary objective of this trial is to evaluate the survival of patients with mRCC who either receive ALT or alpha interferon. The clinical trial is being conducted at more than 20 North American academic centers. The protocol chairman is Michael J. Hawkins, M.D., Associate Professor of Medicine and Pharmacology at Georgetown University and former Chief of Investigational Drug Branch within the National Cancer Institute's (NCI) Cancer Therapy Evaluation Program. The trial is being administered by an independent clinical research organization, Quintiles Pacific, Inc. In addition, the Company has contracted with Arthur D. Little to conduct a cost effectiveness assessment associated with this trial. As of February 28, 1995, 127 out of 180 patients had been accrued to the trial.

          The Company has received authorization from the FDA for cost recovery related to the treatment of patients receiving ALT for mRCC under a compassionate use protocol. The only patients who are eligible to participate in this program are patients who have already received six or more infusions in a commercial or research setting. All eligible patients from the Company's maintenance study, which was completed in February of 1994, will be offered treatment under the compassionate protocol. The Company was treating approximately 30 patients under this protocol at the end of 1994.

          The FDA approval process for a biologic requires substantial time and effort and there can be no assurance that any clearances, such as approvals, will be granted on a timely basis, if at all. To date, the FDA has not approved any cellular therapy. The FDA may not approve a PLA or an ELA if applicable regulatory criteria are not satisfied. Authorizations to conduct clinical studies under an IND or approvals of products may be withheld or withdrawn if compliance with regulatory standards is not maintained or if problems occur during clinical testing or following initial marketing.

Technology

          There are several different types of white blood cells that are important to the immune system, including lymphocytes and macrophages. T cells, a type of lymphocyte, initiate and direct the immune response to cancer and infectious disease. If T cells are either deficient or dysfunctional, the immune system may not mount an effective immune response to tumors and invading pathogens. This situation occurs in patients with cancer and certain infectious diseases (including recurrent herpetic infections and chronic hepatitis) and is the basis for the profound immunodeficiency associated with HIV. It has proven to be difficult to correct and enhance T cell function through the direct use of biotechnology drugs.

          Cellcor has developed a two-stage proprietary process for the ex vivo activation of T cells. First, white blood cells are collected from the patient's blood by apheresis and certain of these cells, called peripheral blood mononuclear cells ("PBMC"), are isolated from the apheresis product. The PBMC are then cultured for three days with a monoclonal antibody directed against the CD3 portion of the T cell receptor. Exposure to the monoclonal antibody causes the PBMCs to release a mixture of natural autologous cytokines and lymphokines. Important cytokines in this mixture identified by Cellcor to date include various forms of interleukin (IL-1a, IL-1b, and IL-6), tumor necrosis factor (TNF(alpha) and TNF(beta)), granulocyte macrophage colony stimulating factor (GM-CSF) and gamma interferon. The cytokine mixture or immune stimulant, called T3CS, is then harvested, further processed, divided up into eight equal portions and frozen at -70(degree) C for use in the second stage of process. The PBMCs used to develop the T3CS mixture are discarded.

          Next, fresh PBMCs are obtained from the patient and cultured with the previously prepared T3CS mixture for five days in the presence of two drugs that enhance T cell function ex vivo. This results in the activation of T cells, including those T cells directed against the patient's tumor and those cells that provide a helper function. This stage is performed each time cells are prepared for patient use.

          From the patient's perspective, the current ALT treatment regimen for mRCC consists of taking oral cimetidine and monthly outpatient visits. During the first visit, the patient undergoes a standard apheresis procedure comparable to platelet and plasma donation at a blood bank in order to obtain the PBMCs used in the production of the T3CS mixture. Next, the patient begins the treatment cycle by returning to the clinic approximately two weeks later for another apheresis. During the next five days, the PBMCs derived from the apheresis are cultured in the Cellcor cell processing laboratory with the previously prepared T3CS mixture. The activated T cells are then infused into the patient. Depending upon the protocol, the treatment cycle is repeated each month for up to twelve months and then quarterly thereafter. In the pivotal trial, the protocol calls for patients to receive up to 12 monthly treatments. Patients undergo apheresis and infusions on an outpatient basis, requiring an average two or three hours per apheresis and one hour per cell infusion.

          There are substantial scientific and logistical challenges to be met in making the transition from providing living cell therapies in a research or academic setting to delivering these therapies to large numbers of patients on a safe, consistent, multi-site basis. Although the Company ceased the cell processing of ALT on a multi-site basis, the QA/QC program and SOPs provide the Company with the basis for providing uniform and controlled cell processing for clinical studies. It will also serve as the basis for commercial treatments which the Company may offer in the future if and when regulatory approvals are obtained and market acceptance issues have been resolved.

Research and Development

          ALT for the Treatment of Metastatic RCC

          Renal Cell Carcinoma ("RCC") is the most common malignancy found in the kidney. The American Cancer Society estimates that during 1995, 28,800 new cases of RCC and other urinary cancer will be diagnosed in the United States, and approximately 11,000 people will die as a result. There are few symptoms early in the disease, and consequently almost one-third of these patients are diagnosed after the kidney cancer has spread or metastasized to other parts of the body. Metastatic RCC is resistant to chemotherapy, and once it has metastasized, the patient's median life expectancy is between six and nine months. Metastatic RCC afflicts more men than women and occurs most often between the ages of 50 and 70. The incidence of the disease is expected to grow with the aging of the population.

          ALT for mRCC has been the subject of a series of clinical trials, including a Company-sponsored Phase III randomized, controlled study conducted by independent investigators at multiple sites under an IND submitted to the FDA in 1988 (the "RCC Study"). The RCC Study, whose interim results were published in The Lancet, was conducted by independent principal investigators at five sites: Boston University Medical Center, Columbia Presbyterian Medical Center, Emory University, University of West Virginia and the University of California at San Diego. The RCC Study included 45 patients who received ALT and cimetidine over a six month schedule treatment cycle and 45 patients who received cimetidine alone. The RCC Study showed that patients who received the Company's ALT for the treatment of mRCC lived on average 2.3 times longer (a median survival of 21 months) than the control group of patients who did not receive ALT (a median survival of 9 months). Moreover, 18% of the mRCC patients who received ALT in the RCC Study had a significant reduction in tumor compared to 4% in the cimetidine only arm. The study further revealed that ALT did not prolong dysfunctional time, but instead led to quality survival during which patients remained functional and productive. The conclusions of the RCC Study with respect to toxicity and the ability of ALT to prolong survival have been audited and verified by Theradex Systems, Inc., an independent clinical auditing firm.

          After 29 months of further follow-up, the data from the RCC Study was submitted to the FDA in the normal course of IND administration. The data, with a median follow-up time of 44 months, showed a median survival of ALT patients that was 20 months and for control patients 9 months. The overall difference in survival between all eligible ALT patients and all eligible control patients remained statistically significant (p=0.01, generalized Wilcoxon test). The proportions alive at one year were 67% for ALT and 44% for controls; the proportions alive at two years were 44% for ALT and 24% for controls; the proportions alive at three years were 39% for ALT and 20% for controls.

          The results of the RCC Study have not yet been replicated by any other controlled study. As discussed earlier, the Company has commenced a Pivotal Phase III trial to confirm the results of the RCC Study. If any other controlled study shows results materially different from the results of the RCC Study, the efficacy of ALT for mRCC could be called into question and the Company's business could be materially adversely affected. Moreover, when any new drug or therapy (including ALT) is commercialized and administered to a broader range of patients (as opposed to the patients selected for participation in clinical studies) clinical outcomes may not be as favorable as the results of clinical studies.

          Based upon the results of the RCC Study, in May 1990 the Company began providing ALT to metastatic RCC patients on a commercial basis at its clinical and cell processing facilities. As of December 31, 1993, the Company had treated 503 commercial patients with mRCC from 42 states and five foreign countries at its facilities. In March 1993 the Company announced that it would cease providing ALT to patients on a commercial basis.

          The Company has statistically analyzed the survival times of its patients who had received ALT on a commercial basis several times, most recently as of March 31, 1994, (519 patients). The analysis of the commercial patients is not comparable to analysis of the RCC Study because of the lack of a control group, different prognostic factors and the fact that cimetidine compliance was not the same as in the RCC Study. Subject to such inherent uncertainties, the Company believes that its analysis indicates that patients who received ALT on a commercial basis, who had clinical and immunological characteristics comparable to those of the patients in the RCC Study, and who took the prescribed doses of cimetidine during the course of their therapy, received survival benefits from ALT that are comparable to the survival advantage reported in the RCC Study.
The results of the Company's analysis of its commercial patients were published in Transplantation Proceedings in December 1992 and furnished to the FDA.

          Preliminary evidence from the RCC Study suggested that mRCC patients may benefit from continued therapy beyond the six month treatment specified by the RCC Study. Consequently, during 1991, the Company commenced a Phase III clinical study conducted by five independent investigators under an IND involving 150 patients with mRCC who had already completed six months of ALT treatments (the "Maintenance Study.") The purpose of this study is to determine whether the continuation of ALT treatments following the initial six month course of treatment, either on a monthly or quarterly basis, would result in the prolongation of patient survival.

          In February 1994, the Maintenance Study was completed. Analysis of the outcomes of the three arms showed no statistical differences between the survival of patients in the monthly, quarterly and nine month delayed arms of the study. All three arms showed extended survival beyond what could be expected for patients with mRCC. The median period of survival of all three arms was more than 27 months from the time the patients first received ALT. Based on the results of this study, the Company is not able to make a definitive recommendation regarding the advisability of a continued course of therapy beyond the initial six months. Upon the completion of the study, the patients were transferred to the compassionate protocol.

ALT for the Treatment of Non-Metastatic RCC

          Presently, the standard treatment for non-metastatic RCC consists of the surgical removal of the cancerous kidney. According to the American Cancer Society, approximately 14,000 people per year undergo surgery for the removal of a kidney as a result of non-metastatic RCC. However, despite surgery, approximately 50% of all non-metastatic RCC patients will ultimately develop cancer elsewhere in the body. Despite the high incidence of recurrence, patients receive little or no further treatment after surgery because most therapeutic approaches have been too toxic to use and the resultant risks associated with treatment exceed the benefits the patients might experience.

          Although the Company's initial application of ALT has been in the treatment of mRCC, the Company believes ALT will be even more effective in treating residual or microscopic cancer, because at these stages there are fewer cancer cells and patients tend to have healthier immune systems than patients with mRCC. Cellcor is currently sponsoring a Phase III multi-site randomized, controlled clinical trial under an IND submitted to the FDA in November 1990 to determine if ALT can postpone or prevent the recurrence of cancer in patients previously diagnosed with non-metastatic RCC who have had the affected kidney surgically removed. The study is being conducted by independent principal investigators at fourteen sites.

          As of December 31, 1994, 38 of 94 patients have been accrued to participate in this trial.

Other ALT Applications

          It may be beneficial to use the Company's ALT treatment to strengthen a patient's immune response to diseases other than cancer, such as a variety of infectious diseases including recurrent herpetic infections, genital herpes, shingles and cytomegalovirus (in both HIV-infected patients and patients receiving a bone marrow transplant), chronic hepatitis and tuberculosis. Furthermore, the Company believes that the combined use of ALT and other therapeutics may provide a more beneficial patient treatment than the use of either ALT or such therapeutics alone. In 1993, the Company commenced preclinical work using ALT in chimpanzees infected with chronic hepatitis B. During 1994, the Company completed its preclinical work in chimpanzees. This work showed that ALT can be safely delivered in an animal model that has been infected with human hepatitis B. In the first quarter of 1995, the Company began a Phase I/II trial of ALT in humans infected with chronic hepatitis B. This trial is being conducted under an IND with Drs. Bruce Bacon and Adrian DiBisceglie at St. Louis University School of Medicine.

Diagnostic Assays

          Cellcor is developing several diagnostic assays as an adjunct to its ALT procedures. The Company believes that the coordinated development of diagnostic procedures which correlate with outcomes from its therapeutic programs will enhance the effectiveness of the ALT treatments. The diagnostic assays under development by the Company will be used to measure the immunological activity and potency of the ex vivo activated T cells, monitor the effectiveness of ALT treatment in a patient in order to determine optimal dosing and duration of the treatment, and help pre-select and identify patients who respond best to ALT. The Company has filed a patent on one of these assays which is used to quantitatively measure the activation of T cells. The use of these diagnostics may identify additional clinical settings for the use of ALT, assist in understanding the mechanism of action of ALT, and help validate and improve the process of activating T cells.

Process Development

          The Company's process development group transforms technologies developed in the research laboratory into standard cell processing protocols used in the cell processing laboratories on a regular basis. Cellcor has developed advanced capabilities in standardizing the materials and procedures used in living cell therapies to insure consistent and safe results from cell processing. All changes in the Company's standard operating procedures must be validated by the Process Development Group and approved by an internal Materials and Process Review Board.

          An important facet of Cellcor's technology has been the development of a comprehensive quality assurance/quality control (QA/QC) program to insure that the collection and ex vivo processing of the activated T cells is conducted safely and reproducibly at all current and future Cellcor facilities. This program includes the development of new techniques, the application of novel testing procedures, and the formulation of standard operating procedures (SOPs) that rigorously describe every aspect of ex vivo cell processing.

Clinical Research

          The Company's clinical research group manages all Cellcor-sponsored clinical trials. This group has the capability to design, implement and monitor complex clinical trials using living cells. The Company's patient data system allows it to collect real-time data from the central cell processing lab, Quality Control and Diagnostic Labs and remote sites. This database contains information on patient profiles, treatments and clinical outcomes, as well as data on cell processing, and quality control, referring physicians and reimbursers. The Company believes that its mRCC database is one of the largest of its kind. Currently, the Company is utilizing a contract research organization Quintiles Pacific, Inc., to provide independent monitoring and administrative services for the Pivotal Phase III trial of ALT in patients with mRCC.

          Company expenditures on research and development were $5,602,000 in 1994, $4,803,000 in 1993, and $4,065,000 in 1992.

Reimbursement

          To facilitate current and future reimbursement for ALT from patients, third-party insurers and agencies, Cellcor has implemented a business strategy which includes the assistance of outside specialists with experience in obtaining reimbursement for new services. As part of the ongoing Phase III trial of ALT in mRCC, the Company has hired Arthur D. Little, Inc. to perform a cost effectiveness assessment of ALT. This assessment will compare the cost of quality adjusted extended survival of ALT to other therapies for mRCC. In additional, the results of this assessment will be used to assist management in determining the price of ALT once it is reintroduced in the market.

          From 1990 to 1992, substantially all of the Company's revenues were derived from third-party payors and the Company expects that this trend will continue at such time as it recommercializes ALT if FDA approval is obtained. Cellcor's charges were processed through each host hospital's billing system, indicating the hospital's acceptance of ALT as a valid treatment option.
Approximately 30-40% of the Company's patients were covered by Medicare.   The
Company has been notified by the Medicare intermediaries in California and Georgia that they had concluded that ALT was experimental and therefore not eligible for reimbursement. Due to the uncertainty surrounding the reviews by the Medicare intermediaries, the Company decided to fully reserve its Medicare accounts receivable in December 1992. If Medicare were to retroactively deny coverage in both locations since inception of the centers, the maximum liability would be cash reimbursements of approximately $295,000.

          Reimbursement usually lags behind medical acceptance and the use of new services. The Company believes it has satisfied the basic criteria for new coverage approval that most insurance providers require. The Company believes that ALT for the treatment of mRCC was provided in a cost-effective manner and was within total dollar parameters that insurers are accustomed to paying.

Patent and Trade Secrets

          The Company's success will partially depend on its ability to obtain patents, maintain trade secret protection and operate without infringing on the proprietary rights of third parties. The Company has an active program to identify and protect discoveries of patentable significance in the course of the Company's research, process development and clinical efforts. Inventions with patentable merit are recognized and formally reviewed before their dissemination to the public. The Company is actively seeking further patent protection for various aspects of its current and projected processing technology which include ex vivo cell processing techniques, cell processing materials, methods of medical treatment based upon ALT and novel antigen stimulation of lymphocytes for cancer and diagnostic procedures for selecting and monitoring patients. Three United States patents have been issued to the Company and the Company has six United States patent applications pending. The Company intends to file additional patent applications, when appropriate, relating to improvements in its technology and other specific products that it develops.

          The patent position of biotechnology firms, including the Company, is generally highly uncertain, and involves complex legal and factual questions. No consistent policy has emerged regarding the breadth or enforceability of claims in these types of patents. Moreover, the technology applicable to the Company's products is developing rapidly.

          A substantial number of patents have been issued to medical device, pharmaceutical and biotechnology companies. In addition, others, including competitors, may have filed applications for, or may have been issued patents or may obtain additional patents and proprietary rights relating to, products or processes competitive with those of the Company. Accordingly, there can be no assurance that the Company's patent applications will result in patents being issued or that, if issued, the patents will afford significant protection against competitors with similar technology. There can be no assurance that any patents issued to the Company will not be infringed or circumvented by others, or that others will not obtain patents that the Company would need to license or circumvent. There can be no assurance that licenses that might be required for the Company's processes or products would be available on reasonable terms. In addition, there can be no assurance that the Company's patents, if issued, would be held valid by a court.

          Many aspects of the Company's cell processing procedures are maintained as trade secrets, including its proprietary Standard Operating Procedures (SOPs) and related aspects of its cell processing operations. The Company believes that, due to the complexity of its cell processing procedures, it would be difficult for a competitor to replicate these procedures without devoting substantial time and resources to such effort. However, no assurance can be given that others will not independently develop substantially equivalent proprietary information and techniques, or otherwise gain access to the

Company's trade secrets or disclose such technology, or that the Company can meaningfully protect its rights to any unpatented trade secrets.

          It is Cellcor's policy to require its employees, consultants and advisors to execute a confidentiality agreement upon the commencement of an employment or consulting relationship with the Company. Each agreement provides that all confidential information developed or made known to the individual during the course of the employment or consulting relationship will be kept confidential and not disclosed to third-parties except in specified circumstances. The agreements provide that all inventions conceived by the individual while an employee or consultant shall be the exclusive property of the Company. There can be no assurance, however, that these agreements will provide meaningful protections for the Company's trade secrets in the event of unauthorized use or disclosure of such information.

Marketing

          Cellcor's strategy is to obtain FDA approval for ALT and position it as the treatment of choice for advanced kidney cancer patients. Cellcor will market ALT for mRCC primarily to the approximately 18,000 urologists and oncologists practicing in the United States. Cellcor is currently building physician awareness and support for its therapies through scientific publications, presentations of clinical results at national medical meetings and conventions.

          The Company utilized a corporate marketing and a direct sales staff working out of its corporate and regional centers during 1992, 1991 and 1990.
In connection with the decision to restructure the Company the corporate marketing group and the sales force were terminated effective April 1, 1993.
The Company's strategy is to seek a corporate partner to assist in the sales and marketing of ALT for mRCC; however, there can be no assurance that the Company will be able to identify an appropriate corporate partner or enter into an agreement with such an entity.

Competition

          The Company faces competition from conventional types of immunotherapy and non-immunotherapy treatments for mRCC and other types of cancer and infectious diseases that are being developed and marketed by biotechnology companies, medical companies and research institutions, many of which have significantly greater financial and other resources than the Company. Until the approval of Interleukin-2 ("IL-2") in 1992, there had been no effective commercial treatments for metastatic solid tumors, including RCC, and consequently, Cellcor faces competition from academic institutions and companies performing clinical trials involving a variety of drugs and biological response modifiers, including various dosages of IL-2 to attempt to reduce toxic side effects, various interferons, lymphokine activated killer cells (LAK), tumor infiltrating lymphocytes (TIL), combinations of chemotherapy drugs, new chemotherapeutics and new uses for old chemotherapeutics. There can be no assurance that ALT will successfully compete with these treatments.

          The most publicized competing treatment for mRCC involves the use of IL-2, a recombinant substance that is produced by Chiron Corp. On May 5, 1992, the FDA announced the approval of Chiron's IL-2 for the treatment of advanced kidney cancer. However, the approved dosage requires inpatient administration, often requires admission to the intensive care unit, and is associated with significant morbidity and mortality. Moreover, IL-2, while producing a small percentage (approximately 4%) of complete tumor response and 11% partial tumor responses, has never been proven to produce prolonged survival in the patients. In 1992, the Company's estimated cost of high dose IL-2 treatment, including associated hospitalization, substantially exceeded the cost of outpatient ALT treatment. Consequently, Cellcor believes that ALT offers both the physician and the patient several advantages over high dose IL-2, including outpatient delivery, low toxicity, reduced costs, enhanced efficacy and a better quality of life during treatment.

          Other companies are involved in the development of cellular and gene therapies and the devices used in cellular therapies. Some of the public companies include Applied Immune Sciences, Vical, Baxter, CellPro, Somatix and Systemix. These companies have taken different strategies with regard to the development of devices and therapies. Applied Immune Sciences, Somatix and Vical have ongoing clinical trials in metastatic renal cell carcinoma.

          The fields of medicine, pharmaceuticals and biotechnology have undergone and are expected to continue to undergo rapid and significant technological change. The Company expects that the technology associated with the Company's living cell therapies and competing therapeutic approaches will continue to develop rapidly, and the Company's future success will depend in large part on its ability to maintain a competitive position with respect to competing therapies.

Reliance On Third Party Suppliers

          The Company's cellular therapies require the use of devices and materials manufactured by third parties. The Company seeks to maintain multiple sources of supply for such devices and materials. However, in a few instances, including an important monoclonal antibody used in the Company's cell processing procedures, the Company relies on a single source of supply. In addition, the Company does not have long term supply arrangements with any manufacturer. Therefore, there can be no assurance that products or devices necessary to implement the Company's living cell therapies will be continuously available or available upon terms favorable to the Company in the future.

Employees

          As of December 31, 1994, Cellcor employed 47 people of which 35 were engaged in research and development, manufacturing and quality control, and 12 in general administration. In connection with the March 1993 restructuring, the Company reduced its work force by approximately 43 employees, 35 at its treatment centers and the remainder at the corporate headquarters. Cellcor believes its employee relations are satisfactory.

Executive Officers

          The current executive officers of the Company are as follows:

           Name                  Age                          Position
           ----                  ---                          --------
Richard R. D'Antoni...........   47       President, Chief Executive Officer, and Director
Frederick M. Miesowicz, Ph.D..   46       Senior Vice President of Scientific Affairs
Harry W. Wilcox, III..........   40       Sr. Vice President, Business Development and
                                          Chief Financial Officer, Treasurer and Secretary
Bruce P. Babbitt, Ph.D........   41       Vice President of Research & Development
Gary C. du Moulin, Ph.D.......   47       Vice President of Quality Control
Richard E. Kruger, Ph.D.......   48       Vice President of Regulatory Affairs

          Mr. D'Antoni joined Cellcor in August 1990 as President and a Director and became Chief Executive Officer in March 1991. From 1981 to 1985, he served as Executive Vice President of Operations at Medical Care International, an owner/operator of freestanding outpatient surgery centers. From 1985 to 1987, Mr. D'Antoni was Group Vice President and Director of the Houston region of American Medical International, a national operator of health care facilities. From 1987 to 1990, Mr. D'Antoni was a health care partner at Korn/Ferry International, an executive search firm.

          Dr. Miesowicz joined Cellcor in October 1992 in the new position of Senior Vice President of Scientific Affairs. Dr. Miesowicz has an extensive background in cellular therapies. Most recently he managed the U.S. and European SteriCell Division of Terumo and was with E.I. duPont de Neumours & Company for over 14 years. He managed duPont's early development and production of its diagnostic monoclonal antibodies. In 1986 he assumed responsibility for duPont's cellular therapy business, working with the National Cancer Institute
(NCI) and others on ex vivo immunotherapies (lymphokine activated killer cells and tumor infiltrating lymphocytes for cancer). He received his Ph.D. in chemistry from Harvard University.

          Mr. Wilcox joined Cellcor in December 1990 as Vice President, Finance and Chief Financial Officer and became Treasurer in January 1992. In March of 1994, he assumed the additional title of Senior Vice President of Business Development. From 1988 to 1990, he was General Partner and Chief Financial Officer of Highland Capital Partners, L.P., a venture capital firm. From 1983 to 1987, Mr. Wilcox was Controller, Vice President of Finance and Chief Financial Officer at Charles River Ventures, Inc. a venture capital firm. Mr. Wilcox is a Certified Public Accountant in Massachusetts.

          Dr. Babbitt joined Cellcor in February 1991 as Director of Immunology Research and was promoted to Vice President of Research and Development in 1993. From 1986 to 1990, he held a series of scientific and managerial positions at Lipogen, Inc., a biotechnology company. These positions included Research Scientist, Program Manager and Group Director, Research and Development. Previously, Dr. Babbitt pursued post-doctoral studies at Harvard Medical School and Washington University Medical School at the laboratory of Dr. Emil Unanue in the field of antigen presentation and processing. He received a M.S. and a Ph.D. in biochemistry from the University of Tennessee.

          Dr. du Moulin joined Cellcor in 1988, became Director of Quality Control in 1991 and was promoted to Vice President of Quality Control in 1992. Dr. du Moulin spent 15 years in the Department of Anesthesia at Beth Israel Hospital in Boston, where he directed safety assessment of all anesthesia and respiratory therapy equipment and led the hospital's infection control team. During this period, Dr. du Moulin also was an Assistant Professor of Anesthesia at Harvard Medical School. He received an M.S. degree from Northeastern University, a M.P.H. from Boston University School of Public Health and a Ph.D. in microbiology from Boston University School of Medicine.

          Dr. Kruger joined Cellcor in 1992 as Vice President of Regulatory Affairs. Dr. Kruger spent two years at Columbia Research Laboratories as Director of Regulatory Affairs. From 1986 to 1990 he was Director of Regulatory Affairs at Greenwich Pharmaceuticals. He received his B.A. in Biology from the American International College, his M.S. at Long Island University, and his Ph.D. at New York University.

ITEM 2.    PROPERTIES.
-------    -----------

          Cellcor's corporate headquarters is located at 200 Wells Avenue in Newton, Massachusetts. The Company leases 21,500 square feet of space which houses all of Cellcor's administrative staff, the cell processing and QA/QC laboratories, and the clinical research, process development and diagnostic groups. The Company has subleased approximately 25% of this space under a short term lease arrangement. The lease for this facility expires in 2000.

ITEM 3.    LEGAL PROCEEDINGS.
-------    ------------------

          On September 18, 1992, William L. Glosser, a stockholder of the Company, brought suit against the Company, the Company's directors and Furman Selz Incorporated, individually and as representative of the 26 underwriters of the Company's initial public offering, in the Court of Chancery of Delaware as a class action (on behalf of all other stockholders similarly situated). The suit alleges, among other things, that the prospectus used to sell the Company's Common Stock in the initial public offering contained false and misleading statements and omitted material facts necessary to make statements contained in the prospectus not misleading and that the defendants violated Sections 11 and 12(2) of the Securities Act of 1933. The plaintiffs are seeking, among other relief, rescission of their purchases of Cellcor Common Stock in the public offering. The plaintiffs amended their complaint on November 3, 1992 and again on January 17, 1994. Under the terms of the Underwriting Agreement among the Company and the underwriters of the public offering, the Company is required to indemnify Furman Selz Incorporated and the other underwriters for losses, costs and damages arising out of the lawsuit.

          The Company filed a motion for summary judgment in The Court of Chancery of the State of Delaware seeking the dismissal of this lawsuit. On September 9, 1994, the court dismissed 23 out of 26 allegations in the lawsuit. On March 10, 1995, the Court entered an order allowing the Section 11 claim to proceed on a class basis but declined to certify a class on the Section 12(2) and state law claims. The trial is scheduled to begin on April 24, 1995. Management will continue to vigorously contest this action.

ITEM 4.    SUBMISSION OF MATTERS TO A VOTE OF SECURITY-HOLDERS.
-------    ----------------------------------------------------

          None.

                                    PART II
                                    -------

ITEM 5.    MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED
------     -------------------------------------------------
           STOCKHOLDER MATTERS
           -------------------

          The Company's Common Stock was quoted for trading on March 13, 1992 on the Nasdaq National Market under the symbol CLTX. The high and low sales prices per share of Common Stock for each quarter of 1994 and 1993, as reported on the Nasdaq National Market, were as follows:

              1994           High    Low        1993       High    Low
              ----           ----    ---        ----       ----    ---

          First Quarter      $1.31  $ .68  First Quarter   $2.87   $.88
          Second Quarter      2.93   1.25  Second Quarter   1.03    .56
          Third Quarter       4.50   1.44  Third Quarter     .94    .38
          Fourth Quarter      7.25   3.50  Fourth Quarter   1.69    .50

          There were approximately 107 holders of record of the Company's Common Stock as of March 15, 1995. Included in the number of stockholders of record are stockholders who hold shares in "nominee" or "street name." The closing price of the Common Stock on March 15, 1995 was $2.625 per share as reported by the Nasdaq National Market.

          The Company has not paid any cash dividends since its inception and does not anticipate paying cash dividends in the foreseeable future.

ITEM 6.    SELECTED FINANCIAL DATA.
------     ------------------------

          The selected financial data presented below for, and as of, each of the years in the five-year period ended December 31, 1994, are derived from the financial statements of the Company, which financial statements have been audited by KPMG Peat Marwick, LLP, independent certified public accountants. The financial statements as of December 31, 1994 and 1993, and for each of the years in the three-year period ended December 31, 1994 and the independent auditors' report thereon, are included elsewhere in this report.

                                                       Years Ended December 31,
                                        --------------------------------------------------------
                                            1994       1993        1992       1991       1990
                                                 (In thousands, except per share data)
Statement of Operations
Data:
Net revenue                                $   872   $      -    $  2,690    $ 1,534    $   412
Operating loss                              (7,125)    (7,640)    (12,713)    (9,411)    (7,353)
Net loss                                   $(7,021)   $(7,406)   $(12,519)   $(9,826)   $(7,147)

Net loss per common
share                                       $(1.33)    $(1.36)     $(2.65)    $(3.97)    $(3.11)

Weighted average number of shares
used in the calculation                      5,442      5,436       4,718      2,472      2,297

Balance Sheet Data:
Working capital (deficit)                  $ 2,587    $ 3,852    $ 10,684    $(8,919)   $ 1,502
Total assets                                 5,368    $ 6,561    $ 15,959      4,782      4,547
Short-term debt, including
current maturities of long-term debt             -         83         475      9,046          -
Long-term debt                                   -          -           -        194          -
Capital lease obligations                      457        612         810        927        831
Stockholders' equity (deficit)             $ 3,332    $ 4,868    $ 12,066    $(6,729)   $ 2,938


ITEM 7.    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
-------    ---------------------------------------------------------------
           RESULTS OF OPERATIONS.
           ---------------------

          During 1994, the Company continued to focus on three goals: (1) obtaining FDA approval of ALT in mRCC, (2) developing an infectious disease application for ALT, and (3) seeking corporate partners. As of December 31, 1994, the Company was conducting the Pivotal Trial of ALT in mRCC at 23 sites, including a site in Canada. A total of 127, out of approximately 180 patients necessary to complete the trial had been enrolled as of February 28, 1995. In conjunction with the clinical trial a cost effectiveness assessment is also being conducted.

          During 1994, a preclinical study was completed that assessed the safety of ALT in chimpanzees infected with human hepatitis B. These chimps received higher doses (larger number of cells) on a more frequent basis than the standard course of ALT therapy. It was important to assess the safety of ALT in a primate model before proceeding to human trials using ALT to treat hepatitis
B. In the first quarter of 1995, the company began a Phase I/II trial of ALT in hepatitis B. This trial is being conducted by Drs. Bruce Bacon and Adrian DiBisceglie at St. Louis University Medical School.

          The Company entered into one corporate partnering relationship during 1994. SRL, Inc., a Japanese diagnostic firm, and Cellcor entered into a two part agreement. In the first part of the agreement, SRL paid Cellcor approximately $1,000,000 and Cellcor provided information that would assist SRL in building a GMP compliant cell processing facility and training two SRL
scientists in general cell processing skills.   In the second part of the
agreement, SRL has the right to select from several options. The options range from developing an ALT application in Japan to jointly developing a non-Cellcor application worldwide. Upfront and royalty payments by SRL are due Cellcor depending on the option SRL selects. The Company expects that it is unlikely at this time that SRL will elect an option that will have a significant impact on its operations or capital needs in 1995.

          As of December 31, 1994, the Company had $3,896,000 in cash and short term investments. At its current spending rate, this capital will fund the Company's operations through approximately May of 1995. Management is actively evaluating courses of action to provide additional capital and/or to reduce the level of spending. However, there can be no assurance that the Company will be able to obtain additional capital or to reduce such levels of spending.

RESULTS OF OPERATIONS

Years ended December 31, 1994 and 1993
--------------------------------------

          Revenue and Gross Profit
          ------------------------

          In March 1994, the Company signed a technology licensing and service agreement with SRL, Inc., a leading clinical laboratory testing service based in Tokyo. There are two major components to the agreement: (1) SRL will have the non-exclusive right and license in Japan to Cellcor's know-how and expertise relating to building, validating and operating GMP cell processing facilities for patient-specific living cell therapies; and (2) there are four development options describing how both parties would jointly pursue the cellular therapy market worldwide. The options cover development of applications using Cellcor's proprietary technology, autolymphocyte therapy (ALT); applications developed or acquired by SRL; applications jointly developed by both companies; and applications developed by a third party. The Company is recognizing the revenue from the SRL agreement over the contractual period as specified by the agreement, net of related commissions. Cellcor recognized $775,000 of revenue during 1994 and none in 1993.

          The Company received authorization in September 1993 from the FDA for cost recovery related to the treatment of patients receiving ALT under a compassionate protocol. The only patients who are eligible to participate in this program are the patients who had already received ALT in a commercial or research setting as of March 30, 1993. During 1994, approximately 35 patients were receiving treatment under the compassionate protocol. Cellcor recognized $96,900 of revenue during 1994 and none in 1993.

          Research and Development
          ------------------------

          Research and development expense increased 17% during 1994 to $5,602,000 from $4,803,000 in 1993. This increase represents costs associated with the clinical research organization (CRO) hired to monitor the pivotal trial and other costs related to the pivotal Phase III randomized controlled trial involving the use of ALT for metastatic renal cell carcinoma. During 1994, 102 patients were accrued to the pivotal trial with over 200 treatments administered. No patients were accrued to the pivotal trial in 1993.

          In addition, the Company is conducting a Phase III trial in patients with non-metastatic renal cell carcinoma. This controlled multi-site trial is designed to evaluate the use of ALT in non-metastatic patients who have received a nephrectomy. The two arms of the trial are ALT and observation. The end point of the trial is progression to metastatic disease.

          The Company completed its primate study in chronic hepatitis B in the fourth quarter of 1994 and will start the Phase I/II trial in the first quarter of 1995. The hepatitis trial will involve nine patients and the clinical portion of the trial will be conducted at St. Louis University Medical School. As with all other ongoing Cellcor trials, cell processing will take place at the Company's Newton cell processing laboratory.

          The Phase I/II trial in advanced kidney cancer utilizing Organon Teknika/Biotechnology Research Institute (OT/BRI) Active Specific Immunotherapy
(ASI) followed by Cellcor's ALT was initiated in the second quarter of 1994 and continues to accrue patients.

          The Company expects that research and development costs related to the Phase III pivotal trial, the Phase I/II trial in chronic hepatitis B and the Phase I/II trial with Organon will increase in 1995. This increase will be driven by the increased requirement to monitor the pivotal trial sites and the increased number of cell processing procedures required by growing number of patients in the Pivotal, Adjuvant, Hepatitis and BRI/Cellcor trials. The largest factor in the increase in cell processing procedures is the continued treatment and new patients joining the Pivotal Trial. Continued development of ALT and cellular therapies for other indications will be dependent upon additional external funding sources in 1995.

          General and Administrative
          --------------------------

          General and administrative expenses decreased 16% to $2,395,000 in 1994 from $2,837,000 in 1993. The decline in expenses is attributable to the decrease in the marketing and operations activity brought about by the restructuring of the Company.

          Interest Income and Expense
          ---------------------------

          Interest income declined in 1994 to $136,000 compared to $316,000 in 1993 as the Company had lower cash and investment balances. Interest expense declined to $40,000 in 1994 versus $83,000 in 1993, as notes and leases payable continue to decline.

          Loss Per Share
          --------------

          Loss per share declined 2% in 1994 to $1.33 from $1.36 in 1993. The 1994 loss of $7,021,000 was $385,000 lower than the 1993 loss of $7,406,000 and the weighted average outstanding shares remained approximately the same during 1994 and 1993. Cumulative dividends on the preferred stock of $234,700 ($.04 per share) were included in the 1994 loss per share calculation, none in 1993.

Years ended December 31, 1993 and 1992
--------------------------------------

Revenue and Gross Profit
------------------------

          In conjunction with its March 30, 1993 decision to restructure, Cellcor closed its commercial operations and recorded no revenues in 1993. The revenue related to services provided to patients from January 1 to April 30, 1993 were offset against the $2.3 million restructuring charge recorded in 1992. Revenues totaled $2,690,000 in 1992.

Research and Development
------------------------

          Research and development expense increased 18% during 1993 to $4,804,000 from $4,065,000 in 1992. This increase represents costs associated with the clinical research organization and other costs related to the second Phase III randomized controlled trial involving the use of ALT for metastatic renal cell carcinoma and the cost of a primate study of ALT in chronic hepatitis
B. The Company's research and development expenses related to the Phase III pivotal trial and a Phase I trial in chronic hepatitis B will increase in 1995.

General and Administrative
--------------------------

          General and administrative expenses declined 37% to $2,837,000 in 1993 from $4,507,000 in 1992. The decline in expenses is attributable to the lower levels of staffing and a decrease in the marketing and operations activity brought about by the restructuring of the Company.

Interest Income and Expense
---------------------------

          Interest income declined to $316,000 in 1993 compared to $539,000 in 1992 as the Company continued to utilize the proceeds of its equity financing. Interest expense declined to $83,000 in 1993 versus $152,000 in 1992, as notes and leases payable continued to decline.

Loss Per Share
--------------

          Loss per share decreased in 1993 to $1.36 compared to $2.65 in 1992. The 1993 loss of $7,406,000 was $5,113,000 lower than 1992 loss of $12,519,000, this coupled with a 15% increase in the weighted average shares outstanding during 1993 also accounted for the decline.

LIQUIDITY AND CAPITAL RESOURCES

          At December 31, 1994 the Company had $3,896,000 in cash and short term investments. At December 31, 1994, working capital decreased to $2,587,000 from $3,852,000 at December 31, 1993. Total assets during the period decreased to $5,368,000 from $6,561,000 at the end of 1993.

          While the Company believes that its current cash balance will be sufficient to meet its capital requirements into the second quarter of 1995, the Company will need to raise substantial additional funds to complete the Pivotal Phase III trial and to maintain its other clinical trials. Adequate funds for these purposes, whether through equity or debt financing, collaborative or other arrangements with corporate partners or from other sources, may not be available when needed or on terms acceptable to the Company. As of the date hereof, the Company has not received any commitments from corporate partners, investors or other sources for any financing. The Company's inability to raise sufficient funds could require it to delay, scale back or eliminate certain clinical studies, research and development programs or to license third parties to commercialize products or technologies that the Company would otherwise develop or commercialize itself or to discontinue its operations altogether. The Company's cash requirements may vary materially from those now planned because of results of clinical testing, changes in focus and direction of the Company's research and development programs, competitive and technological advances, patent developments, the FDA regulatory process or other developments.

          There can be no assurances that the Company will be able to raise additional funds to complete its clinical development program or maintain its current level of operation. The Company's longer term working capital requirements will depend on numerous factors including the timely and satisfactory completion of its clinical trials.

ITEM 8.    FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
-------    -------------------------------------------

          See Index to the Company's Financial Statements and the accompanying financial statements, notes and schedules which are filed as part of this Form 10-K and are incorporated herein.

ITEM 9.    CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
-------    -----------------------------------------------------------
           AND FINANCIAL DISCLOSURE
           ------------------------

          Not applicable.

                                    PART III

ITEM 10.   DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT
--------   --------------------------------------------------

          The information under the caption "Executive Officers" in Item 1 of this report is incorporated herein by reference.

          For each member of the Board of Directors of the Company, the following table sets forth the name, age, length of service as a director, information given by each concerning his principal occupation and business experience for the past five years and the names of other publicly held companies of which he serves as a director:

                                                                             First Became Director
                                                                             ---------------------
Gary W. Cashon, Ph.D....................................................             1987
 Age 49, Chairman of the Board of Directors of the Company since
 January 1991; Chief Executive Officer of the Company from December
 1989 to March 1991; President of the Company from December 1989 to August 1990 and June 1987 to March 1989; General Partner
 of Cashon Biomedical Associates, L.P., a general partner of Hillman
 Medical Ventures, since 1988; Principal of Cashon BioMedical
 Development, Inc., a medical consulting firm from 1983 to 1988.

Richard R. D'Antoni.....................................................             1990
 Age 47; Chief Executive Officer of the Company since March, 1991;
 President of the Company since August 1990; health care partner at
 Korn Ferry International, an executive search firm, from 1987 to 1990;
 Group Vice President and Director of the Houston region of American
 Medical International, a national operator of health care facilities, from 1985 to 1987.

Russell W. Ayres, III...................................................             1991
 Age 45; Associate General Counsel of The Hillman Company, a private corporation engaged in diversified investments, since October 1983.

John E. Bagalay, Jr., Ph.D. ............................................             1991
 Age 61; Managing Director of Community Technology Fund, the venture capital affiliate of Boston University, since September 1989;
 General Counsel of Lower Colorado River Authority, a regulated electric utility, from October 1984 to September 1989; Director of Seragen, Inc.,
 Wave Systems Corporation and Hymedix, Inc.

Stephen M. Shortell, Ph.D. .............................................             1992
 Age 50; A.C. Buehler Distinguished Professor of Health Services
 Management and Professor of Organization Behavior in the Department
 of Organization Behavior at the J.L. Kellogg Graduate School of
 Management, Northwestern University since 1982; also holds
 appointments in the Department of Sociology and the Department of
 Community Health and Preventive Medicine, School of Medicine at
 Northwestern University.  In addition, Dr. Shortell is a member of the National Academy of Sciences' Institute of Medicine.

          Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors, executive officers and holders of more than 10% of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. The Company believes that during 1994 its officers, directors and holders of more than 10% of the Company's Common Stock complied with all Section 16(a) filing requirements.

ITEM 11.   EXECUTIVE COMPENSATION
--------   ----------------------

Director Compensation

          Directors who are neither employees of the Company nor affiliated with The Hillman Company or Boston University are entitled to an annual retainer fee of $10,000 and $1,000 for each Board meeting attended, plus travel expenses. In addition, the 1992 Director Stock Option Plan (the "Director Plan") provides for the automatic grant of options to purchase Common Stock of the Company to outside directors of the Company who are not affiliated with The Hillman Company or Boston University. The Director Plan authorizes the issuance of a maximum of 100,000 shares of Common Stock and is administered by the Board of Directors. Under the Director Plan, Dr. Shortell received options for 10,000 shares at $8.75 per share on April 9, 1992 and at $1.1875 per share on April 9, 1994 and will receive an option for 10,000 shares on each successive second anniversary of the original grant date. Each eligible director first elected to the Board of Directors after March 20, 1992 (the closing date of the Company's initial public offering of Common Stock) will receive an option for 10,000 shares on the initial election date and on each successive second anniversary of such date. The exercise price per share for all options granted under the Director Plan will be equal to the fair market value of the Common Stock on the date of grant. Each option is exercisable with respect to one-third of the shares covered by it on the first anniversary of the date of grant, and thereafter one-eighth of the remaining unvested shares at the end of each succeeding quarter until fully exercisable. The term of each option will be for a period of five years from the date of grant. Options may not be assigned or transferred except by will or by the laws of descent and distribution.

Severance Plan and Employment Agreements

          On November 1, 1991, the Board of Directors adopted a severance plan for all employees of the Company terminated in the event of a merger, sale or consolidation of the Company or a general layoff. Under this plan, and modifications thereto, Mr. D'Antoni, Dr. Miesowicz and Mr. Wilcox would receive 12 months' severance pay. Other officers are entitled to receive six month compensation under the plan. In addition, if any officer's position were eliminated as a result of a merger, all of such officer's stock options would fully vest and the officer would have 36 months to exercise the options. Employees who are not executive officers are entitled to receive severance pay ranging from one month's salary for every year of service to the Company to a maximum of six months' salary.

          Pursuant to Mr. D'Antoni's employment agreement, Mr. D'Antoni's options will fully vest in the event the Company is acquired or there is a change in control (as defined in the agreement). Mr. D'Antoni is bound by certain non-competition obligations for a period of two years following his termination of employment.

          The following table sets forth for the fiscal years ended December 31, 1994, 1993 and 1992 the total cash compensation paid by the Company, as well as stock option grants, to the Chief Executive Officer of the Company and each of the four most highly compensated executive officers of the Company who received compensation in excess of $100,000 during 1994:

                           Summary Compensation Table

                                                                                      Long-Term
                                          Annual Compensation                      Compensation (1)
                                       -------------------------                   ----------------
                                                                                        Awards
                                                                                      Securities
                                                                     Other Annual     Underlying     All Other
Name and                        Year     Salary          Bonus      Compensation (2)  Options (3)  Compensation (4)
Principal Position                         ($)            ($)               ($)
----------------------------------------------------------------------------------------------------------------
Richard R. D'Antoni             1994    $260,000             --           $55,940      240,400            $1,249
President and                   1993     244,700             --            55,060       90,000             1,177
Chief Executive Officer         1992     231,000             --            60,940       60,000             1,110

Frederick M. Miesowicz          1994     174,900             --             5,400      148,000               440
Senior Vice President,          1993     166,300             --             5,400       50,000               235
Scientific Affairs              1992      26,800             --               900       50,000                --

Harry W. Wilcox, III            1994     144,900             --             5,400      168,000               204
Senior Vice President,          1993     130,900             --             5,400       50,000               109
Business Development,           1992     121,000        $20,000             5,192       30,000               753
Chief Financial Officer

Richard E. Kruger               1994     121,500             --             5,400       73,600               267
Vice President,                 1993     117,200             --             5,400       25,000               143
Regulatory Affairs              1992      49,500             --             2,250       10,000                --

Bruce P. Babbitt                1994     117,500             --             5,400      100,800               149
Vice President,                 1993     105,900             --             5,400       50,000               133
Research & Development          1992      93,000             --                --       10,000                66


__________
(1) The Company does not have a long-term compensation program that includes long-term incentive payouts. No restricted stock awards or stock appreciation rights were granted to any of the named executive officers during 1994.

(2) Amounts in this column represent the partial forgiveness of loans, automobile allowances and fitness club dues. $40,547, $43,922 and $47,296 of Mr. D'Antoni's Other Annual Compensation for 1994, 1993 and 1992, respectively, represented the cancellation of indebtedness in connection with a relocation loan made by the Company in 1991. See "Certain Relationships and Related Transactions" in Item 13 below.

(3) On March 2, 1993, the Compensation Committee of the Board of Directors voted to offer all employees who received options to purchase Common Stock at the time of the initial public offering (March 1992) the right to exchange those options for new options to purchase 10% of the number of shares covered by their respective options. With the exception of Drs. Miesowicz and Kruger, all the options shown in this column as being granted in 1992 were canceled and replaced by new options which, in turn, are reflected within the 1993 grants.

(4) This column includes the taxable portion of long-term disability insurance and group life insurance paid by the Company. The taxable portion of the long-term disability insurance paid by the Company to Mr. D'Antoni for the last fiscal year was $519. The taxable portion of group life insurance paid by the Company to each of Messrs. D'Antoni and Wilcox and Drs. Miesowicz, Kruger and Babbitt for the last fiscal year was $729, $204, $440, $267 and $149, respectively.

          The following tables summarize options granted during 1994 to each of the executive officers named in the Summary Compensation Table above, and the number and value of options held by such persons at the end of 1994. No stock appreciation rights (SARs) were granted or exercised during 1994 and no options were exercised by any named executive officer during 1994.

                       Option Grants in Last Fiscal Year

                                        Individual Grants
                        ------------------------------------------------------
                         Number of
                        Securities       % of Total
                        Underlying          Options
                           Options       Granted to   Exercise or
                           Granted        Employees    Base Price   Expiration
Name                       (1) (2)   in Fiscal Year     ($/Share)         Date
----                       -------   --------------     ---------     --------
Richard R. D'Antoni        240,400             26.8%       $3.625     10/14/04
Frederick Miesowicz        148,000             16.5%        3.625     10/14/04
Harry W. Wilcox, III        20,000              2.2%        1.125     03/31/04
                           148,000             16.5%        3.625     10/14/04
Richard E. Kruger           73,600              8.2%        3.625     10/14/04
Bruce P. Babbitt           100,800             11.2%        3.625     10/14/04

(1) In the event of a change in control of the Company (as determined by the Board of Directors), the Board of Directors in its discretion may, at the time an option is granted or at any time thereafter, take one or more of the following actions: (a) provide for the acceleration of any time period relating to the exercise of the option, (b) provide for the purchase of the option upon the optionee's request for an amount of cash or other property that could have been received upon the exercise of the option had the option been currently exercisable, (c) adjust the terms of the option in a manner determined by the Board of Directors to reflect the change in control, (d) cause the option to be assumed, or (e) make such other provision as the Board of Directors may consider equitable and in the best interests of the Company.

(2) In the Board of Directors' discretion, tax obligations of the optionee may be paid in whole or in part in shares of Common Stock, including shares retained from the option creating the tax obligation, valued at their fair market value on the date of delivery.

                          Aggregated Option Exercises
                            in Last Fiscal Year and
                             FY-End Option Values

                               Number of Securities
                                    Underlying             Value of Unexercised
                                Unexercised Options        In-the-Money Options
                                    at FY-End                  At FY-End (1)
                                                                    ($)
                            ---------------------------  ---------------------------
           Name             Exercisable   Unexercisable  Exercisable   Unexercisable
           ----             -----------   -------------  -----------   -------------
Richard R. D'Antoni             213,857         296,543     $536,578        $230,822
Frederick M. Miesowicz           66,650         181,350      104,655         119,595
Harry W. Wilcox, III             55,573         192,427      137,620         173,130
Richard E. Kruger                22,258          86,342       38,268          54,957
Bruce P. Babbitt                 32,916         121,384       85,293          91,807
---------

(1) Value based on market value of the Company's Common Stock at December 30, 1994 ($4.00 per share) minus the exercise price.

ITEM 12.   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
--------   --------------------------------------------------------------

          The following tables sets forth certain information as of January 31, 1995 with respect to the beneficial ownership of the Company's Common Stock by
(i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) the directors and director nominees of the Company, (iii) the Chief Executive Officer of the Company and each of the four executive officers of the Company listed in the "Summary Compensation Table" above, (iv) the directors and executive officers of the Company as a group and (v) the percent of all outstanding shares of Common Stock beneficially owned by each on such date.

                                                                                            Percent of
                                                        Amount and Nature of              Common Stock
Name of Beneficial Owner                               Beneficial Ownership(1)             Outstanding
------------------------                               -----------------------       -----------------------
Henry L. Hillman, Elsie Hilliard Hillman and C.G.
  Grefenstette, Trustees (2)                                   4,289,361                      59.2%
  2000 Grant Building
  Pittsburgh, PA 15219
Hillman Medical Ventures Partnerships (3)                      3,684,869                      50.9%
  824 Market Street, Suite 900
  Wilmington, DE 19801
Gary W. Cashon, Ph.D. (4)                                      3,714,869                      51.1%
  Two Walnut Grove Drive, Suite 130
  Horsham, PA  19044
Hal S. Broderson, M.D. (5)                                     3,685,869                      50.9%
  Two Walnut Grove Drive, Suite 130
  Horsham, PA  19044
Ronald J. Brenner, Ph.D. (5)                                   3,686,869                      51.0%
  Two Walnut Grove Drive, Suite 130
  Horsham, PA  19044
Charles G. Hadley (5)                                          3,684,869                      50.9%
  Two Walnut Grove Drive, Suite 130
  Horsham, PA  19044
B.U.N.P. (6)                                                     328,850                       5.9%
  Boston University
  147 Bay State Road
  Boston, MA  02215
John E. Bagalay, Jr., Ph.D. (6)                                  328,850                       5.9%
Boston University
147 Bay State Road
Boston, MA  02215
Richard R. D'Antoni (7)                                          244,486                       4.3%
Russell W. Ayres, III                                              1,000                         *
Stephen M. Shortell, Ph.D. (8)                                     9,167                         *
Frederick M. Miesowicz, Ph.D. (9)                                 74,987                       1.4%
Harry W. Wilcox, III (10)                                         67,652                       1.2%
Richard E. Kruger, Ph.D. (11)                                     25,212                         *
Bruce P. Babbitt, Ph.D. (12)                                      37,158                         *
All directors and executive officers as a                      4,547,206                      58.0%
 group (10 persons) (13)

__________________
*   Less than 1%

(1) The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares. Unless otherwise indicated, each stockholder referred to above has sole voting and investment power with respect to the shares listed.

(2) Includes 193,875 shares of Common Stock held by a trust for the benefit of Henry L. Hillman (the "HLH Trust"), 34,375 shares of Common Stock held by Hillman 1984 Limited Partnership ("Hillman 1984"), 6,875 shares of Common Stock held by HCC Investments, Inc. ("HCC"), 363,985 shares of Common Stock held by Juliet Challenger, Inc. ("JCI"), 612,409 shares of Common Stock held by Hillman Medical Ventures 1989 L.P. ("HMV 1989"), 294,118 shares of Common Stock held by Hillman Medical Ventures 1990 L.P. ("HMV 1990"), 811,038 shares of Common Stock held by Hillman Medical Ventures 1991 L.P. ("HMV 1991"), 184,204 shares of Common Stock held by Hillman Medical Ventures 1992 L.P. ("HMV 1992"), 5,382 shares of Common Stock purchasable upon exercise of a warrant held by Wilmington Securities, Inc. ("Wilmington") and 1,783,100 shares of Common Stock that may be acquired by Hillman Medical Ventures 1994 L.P. ("HMV 1994") pursuant to Convertible Preferred Stock convertible within 60 days after January 31, 1995. JCI, Wilmington (which is an affiliate of the sole general partner of Hillman 1984 and also the sole general partner of one of the general partners of HMV 1989, HMV 1990, HMV 1991, HMV 1992 and HMV 1994 (collectively, "Hillman Medical Ventures")) and HCC are private investment companies owned by The Hillman Company, a firm engaged in diversified investments and operations, which is controlled by the HLH Trust. The Trustees of the HLH Trust are Henry L. Hillman, Elsie Hilliard Hillman and C.G. Grefenstette (the "HLH Trustees"). The HLH Trustees share voting and investment power with respect to the shares held of record by the HLH Trust, Hillman 1984, HCC, JCI, Hillman Medical Ventures and Wilmington and may be deemed to be the beneficial owners of such shares. Does not include an aggregate of 258,500 shares of Common Stock held by four irrevocable trusts for the benefit of members of the Hillman family (the "Family Trusts"), as to which shares the HLH Trustees (other than Mr. Grefenstette) disclaim beneficial interest. C.G. Grefenstette and Edward A. Craig, III are trustees of the Family Trusts and share voting and dispositive power over the assets of the Family Trusts.

(3) Includes 612,409 shares of Common Stock held by HMV 1989, 294,118 shares of Common Stock held by HMV 1990, 811,038 shares of Common Stock held by HMV 1991, 184,204 shares of Common Stock held by HMV 1992 and 1,783,100 shares of Common Stock that may be acquired by HMV 1994 pursuant to a Convertible Preferred Stock convertible within 60 days after January 31, 1995.

(4) Includes 3,684,869 shares of Common Stock held by Hillman Medical Ventures and 30,000 shares of Common Stock issuable within the 60-day period from January 31, 1995 upon exercise of options granted to Dr. Cashon. Dr. Cashon is a general partner of Cashon Biomedical Associates L.P., which is the managing general partner of Hillman Medical Ventures and, therefore, may be deemed to be the beneficial owner of such shares. Drs. Cashon, Broderson and Brenner and Mr. Hadley share investment and voting power with respect to the shares held by Hillman Medical Ventures. Dr. Cashon disclaims beneficial ownership of the 862,992 shares beneficially owned by the HLH Trustees and the Family Trusts referred to in note 2 above.

(5) Includes 3,684,869 shares of Common Stock held by Hillman Medical Ventures. Each of Drs. Broderson and Brenner and Mr. Hadley is a general partner of Cashon Biomedical Associates L.P., which is the managing general partner of Hillman Medical Ventures and, therefore, may be deemed to be the beneficial owner of such shares. Drs. Cashon, Broderson and Brenner and Mr. Hadley share voting and investment power with respect to the shares held by Hillman Medical Ventures.

(6) Includes 239,695 shares of Common Stock held by B.U.N.P., a partnership acting as nominee for Boston University, and 89,155 shares of Common Stock that may be acquired by B.U.N.P. pursuant to Convertible Preferred Stock convertible within 60 days after January 31, 1995. Dr. Bagalay, a partner of B.U.N.P., disclaims beneficial ownership of such shares. Dr. Bagalay shares voting and investment control.

(7) Includes 228,861 shares of Common Stock which may be acquired pursuant to stock options exercisable within 60 days after January 31, 1995.

(8) Consists of 9,167 shares of Common Stock which may be acquired pursuant to stock options exercisable within 60 days after January 31, 1995.

 (9) Consists of 74,987 shares of Common Stock which may be acquired pursuant to stock options exercisable within 60 days after January 31, 1995.

(10) Consists of 67,652 shares of Common Stock which may be acquired pursuant to stock options exercisable within 60 days after January 31, 1995.

(11) Consists of 25,212 shares of Common Stock which may be acquired pursuant to stock options exercisable within 60 days after January 31, 1995.

(12) Consists of 37,158 shares of Common Stock which may be acquired pursuant to stock options exercisable within 60 days after January 31, 1995.

(13) Includes an aggregate of 2,389,117 shares of Common Stock which may be acquired pursuant to stock options exercisable, and Convertible Preferred Stock convertible, within 60 days after January 31, 1995.

ITEM 13.    CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
--------    ----------------------------------------------

  In 1991, the Company made relocation loans to Mr. D'Antoni, President and Chief Executive Officer of the Company, in the aggregate principal amount of $150,000, in connection with his relocation from Houston to the Boston area. The loans bear interest at the rate of 9% per annum and are to be forgiven over four years at the rate of $37,500 per year. The largest amount of indebtedness outstanding during 1994 was approximately $50,000. As of December 31, 1994, approximately $13,500 of indebtedness remained outstanding. During 1994, the Company did not make loans to any other executive officers which, singly or in the aggregate, exceeded $60,000.

                                    PART IV.

ITEM 14.    EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K
--------    ---------------------------------------------------------------

  (a) Documents filed as a part of this Form 10-K.
      --------------------------------------------

      1. Financial Statements. The Financial statements listed in the Index to
         ---------------------
         Financial Statements and Financial Statement Schedules are filed as part of this Annual Report on Form 10-K.

      2. Exhibits.  The exhibits listed in the Exhibit Index immediately
         ---------
         preceding such Exhibits are filed as part of this Annual Report on Form 10-K. The Company has filed all management contracts and compensatory plans in response to Item 14(a)(3) of Form 10-K as indicated on the
         Exhibit Index.

  (b) Reports on Form 8-K
      -------------------

      NONE.
      -----

SIGNATURES

  Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned on its behalf, thereunto duly authorized.


                                     Cellcor, Inc.



Dated:  March 28, 1995                 By: /s/ Harry W. Wilcox, III
                                       ----------------------------
                                       Harry W. Wilcox, III
                                       Sr., Vice President, Business Development
                                       and Chief Financial Officer



  Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated below.

Signature                             Title                                   Date
-----------------------------------------------------------------------------------------

/s/ Gary W. Cashon, Ph.D.          Chairman of the Board                   March 28, 1995
-------------------------
Gary W. Cashon, Ph.D.


/s/ Richard R. D'Antoni            President,                              March 28, 1995
-----------------------            Chief Executive Officer and Director
Richard R. D'Antoni                (Principal Executive Officer)


/s/ Harry W. Wilcox, III           Senior Vice President, Business         March 28, 1995
------------------------           Development and Chief Financial
Harry W. Wilcox, III               Officer, Treasurer, and Secretary
                                   (Principal Accounting Officer and
                                   Principal Financial Officer)


/s/ Russell W. Ayres, III          Director                                March 28, 1995
-------------------------
Russell W. Ayres, III


/s/ John E. Bagalay, Jr. Ph.D.     Director                                March 28, 1995
-------------------------------
John E. Bagalay, Jr. Ph.D.


/s/ Stephen M. Shortell, Ph.D.     Director                                March 28, 1995
------------------------------
Stephen M. Shortell, Ph.D.

FORM 10-K ITEM 14(a)(1) and (2)                                            Page
CELLCOR, INC.                                                              ----
LIST OF FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES

The following financial statements of Cellcor are included herein and incorporated into Item 8 of this Annual Report on Form 10-K:

Independent Auditors' Report                                                 26

Balance Sheets at December 31, 1994 and 1993                                 27

Statements of Operations for the years ended
December 31, 1994, 1993 and 1992                                             28

Statements of Cash Flows for the years ended
December 31, 1994, 1993 and 1992                                             29

Statements of Stockholders Equity (Deficit) for the years ended
December 31, 1994, 1993 and 1992                                             30

Notes to Financial Statements                                                31

The following financial statement schedules of Cellcor are included herein and incorporated into Item 14(a) of this Annual Report on Form 10-K:

Schedule II - Valuation and Qualifying Accounts and Reserves                 40

                          Independent Auditors' Report
                          ----------------------------



The Board of Directors
Cellcor, Inc.:

We have audited the financial statements of Cellcor, Inc. as listed in the accompanying index. In connection with our audits of the financial statements, we also audited the financial statement schedule as listed in the accompanying index. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statement and financial statement schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cellcor, Inc. as of December 31, 1994 and 1993, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1994, in conformity with generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respect, the information set forth therein.

As discussed in note 13 to the financial statements, the Company and certain of its officers are defendants in a class action lawsuit, seeking damages in unspecified amounts, alleging that the prospectus used to sell the Company's common stock in the initial public offering contained false and misleading statements and omitted material facts. It is impossible to predict the outcome of the lawsuit at this time. Accordingly, no provision for any liability that may result upon adjudication has been recognized in the accompanying financial statements.

The accompanying financial statements have been prepared assuming that Cellcor, Inc. will continue as a going concern. As discussed in note 3 to the financial statements, the Company's recurring losses from operations, decreasing cash reserves and need for additional capital to fund continuing operations raise substantial doubt about the entity's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



                                                KPMG PEAT MARWICK LLP



Boston, Massachusetts
January 20, 1995

                       CELLCOR, INC. 1994 ANNUAL REPORT
                                   FORM 10-K

BALANCE SHEETS
                                                        December 31,
                                                        ------------
               ASSETS                                1994          1993
                                                ---------------------------
Current Assets:
 Cash and cash equivalents                      $  1,225,674   $  4,668,046
 Marketable securities at cost (market
  value of $2,668,241 in 1994)                     2,669,873              -
 Certificate of deposit (note 8)                           -        125,000
 Accounts receivable, net of allowances               22,177          1,182
 Inventories                                          73,072         69,084
 Prepaid expenses and other current
  assets                                             252,121        157,369
 Current portion of notes receivable
  (Note 6)                                            13,542         48,754
                                                ------------   ------------
  Total current assets                             4,256,459      5,069,435
                                                ------------   ------------

Property and equipment (Notes 5 and 9)             3,009,192      2,979,911
 Less accumulated depreciation and
  amortization                                     2,016,085      1,615,694
                                                ------------   ------------
  Net property and equipment                         993,107      1,364,217
                                                ------------   ------------
Other assets:
 Notes receivable, less current portion
  (Note 6)                                                 -         13,542
 Other assets                                        118,447        113,681
                                                ------------   ------------
                                                     118,447        127,223
                                                ------------   ------------
  Total assets                                  $  5,368,013   $  6,560,875
                                                ============   ============

    LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:                            $              $
 Notes payable  (Note 8)                                   -         83,331
 Accounts payable                                    300,191        425,311
 Accrued expenses (Note 7)                         1,124,069        571,808
 Deferred revenue (Note 4)                           155,000              -
 Current maturities of capital lease
  obligation (Note 9)                                 90,177        137,332
                                                ------------   ------------
  Total current liabilities                        1,669,437      1,217,782

Capital lease obligation, less current
 maturities (Note 9)                                 366,432        474,818
                                                ------------   ------------
  Total liabilities                                2,035,869      1,692,600
                                                ------------   ------------

Commitments and Contingencies (Notes 4,
 9, and 13)

Stockholders' equity  (Note 10):
 Convertible Preferred stock, $.01 par
  value.  Authorized 1,000,000 shares;
  issued 5,250 in 1994 and 0 in 1993                      53              -
 Common stock, $.01 par value. Authorized
  20,000,000 shares; issued 5,452,797
  in 1994 and 5,436,276 in 1993                       54,528         54,363
 Additional paid-in capital                       54,825,489     49,548,334
 Unearned stock option compensation                 (173,805)      (381,372)
 Accumulated deficit                             (51,374,121)   (44,353,050)
                                                ------------   ------------
Total stockholders' equity                         3,332,144      4,868,275
                                                ------------   ------------
Total liabilities and stockholders'
 equity                                         $  5,368,013   $  6,560,875
                                                ============   ============

   See accompanying notes to financial statements.

                        CELLCOR, INC. 1994 ANNUAL REPORT
                                   FORM 10-K

STATEMENTS OF OPERATIONS

                                               Years ended December 31,
                                      -----------------------------------------
                                              1994          1993           1992
                                              ----          ----           ----
Revenue (Note 4)
   Technology Development Fees        $    775,000             -              -
   Net Product Revenue                      96,859             -      2,689,992
                                      ------------   -----------   ------------
   Total Revenue                           871,859             -      2,689,992
                                      ------------   -----------   ------------

Cost of patient services                         -             -      4,530,541
Research and development                 5,602,053     4,803,028      4,065,288
General and administrative               2,394,588     2,836,851      4,506,787
Restructuring expense (Note 14)                  -             -      2,300,000
                                      ------------   -----------   ------------

Loss from operations                    (7,124,782)   (7,639,879)   (12,712,624)
                                      ------------   -----------   ------------

Other income (expense):
 Interest income                           135,513       316,319        539,473
 Other income                                8,000             -              -
 Interest expense                          (39,802)      (82,524)      (151,684)
 Interest expense - stockholders                 -             -       (194,121)
                                      ------------   -----------   ------------
  Total other income                       103,711       233,795        193,668
                                      ------------   -----------   ------------

    Net loss                           ($7,021,071)  ($7,406,084)  ($12,518,956)
                                      ============   ===========   ============


Net loss per share (Note 2(j))              ($1.33)       ($1.36)        ($2.65)
                                      ============   ===========   ============

Weighted average shares used in
 calculation                             5,441,853     5,436,191      4,718,299
                                      ============   ===========   ============

See accompanying notes to financial statements.

                        CELLCOR, INC. 1994 ANNUAL REPORT
                                   FORM 10-K

STATEMENTS OF CASH FLOWS
                                                                 Years ended December 31,
                                                      ---------------------------------------------
                                                              1994             1993            1992
                                                              ----             ----            ----
Cash flows from operating activities:
 Net loss                                              ($7,021,071)     ($7,406,084)   ($12,518,956)
 Adjustments to reconcile net loss to net cash used
   in operating activities:
 Write down of fixed assets                                      -                -         745,100
 Depreciation and amortization                             408,010          425,520         632,594
 Deferred compensation expense                             207,567          207,569         207,567
 Changes in assets and liabilities:
   (Increase) decrease in accounts receivable, net         (20,995)         420,964         390,615
   (Increase) decrease in inventories                       (3,988)          76,428          50,897
   (Increase) decrease in prepaid expense and other
     current assets                                        (94,752)         229,763        (229,267)
   Increase (decrease) in accounts payable                (125,120)         151,817         (36,008)
   Increase (decrease) in accrued expenses                 552,261       (1,762,381)      1,854,001
   Increase in deferred revenue                            155,000                -               -
                                                      ------------     ------------   -------------
     Net cash used in operating activities            $ (5,943,088)    $ (7,656,404)  $  (8,903,457)
                                                      ------------     ------------   -------------
Cash flows from investing activities:
   Proceeds from the maturity of certificate of deposit    125,000                -               -
   Additions to property and equipment, net                (36,900)         (21,599)       (189,490)
   (Increase) decrease in other assets                      (4,766)          44,345         (23,166)
   Decrease in notes receivable                             48,754           65,542          33,491
   (Increase) decrease in marketable securities         (2,669,873)       9,063,306      (9,063,306)
                                                      ------------     ------------   -------------
     Net cash provided by (used in) investing
      activities                                        (2,537,785)    $  9,151,594      (9,242,471)
                                                      ------------     ------------   -------------

Cash flows from financing activities:
   Proceeds from sale of convertible preferred
    stock                                                5,250,000                -               -
   Principal payments under capital lease obligations     (155,541)        (198,157)       (184,911)
   Proceeds from notes payable from stockholders                 -                -       2,000,000
   Principal payments on notes payable                     (83,331)        (391,731)       (264,758)
   Proceeds from the exercise of stock options               2,373              501          64,280
   Proceeds from sale of common stock                       25,000                -      19,988,048
                                                      ------------     ------------   -------------
      Net cash provided by (used in) financing
       activities                                        5,038,501     $   (589,387)     21,602,659
                                                      ------------     ------------   -------------

Net increase (decrease) in cash and cash equivalents    (3,442,372)         905,803       3,456,731
Cash and cash equivalents at beginning of year           4,668,046        3,762,243         305,512
                                                      ------------     ------------   -------------
Cash and cash equivalents at end of year              $  1,225,674     $  4,668,046   $   3,762,243
                                                      ============     ============   =============

Supplemental disclosure of cash flow information:

   Interest paid                                      $     39,802     $     82,524   $     151,684
                                                      ============     ============   =============

   Property and equipment acquired under capital
    leases                                            $          -     $          -   $      68,395
                                                      ============     ============   =============

   Conversion of notes payable to stockholders
    and accrued interest payable to common stock      $          -     $          -   $  11,053,922
                                                      ============     ============   =============

See accompanying notes to financial statements.

                        CELLCOR INC. 1994 ANNUAL REPORT
                                      10-K

STATEMENT OF STOCKHOLDERS EQUITY (DEFICIT)

                                   Class A              Class B             Class C              Class D
                                 Convertible          Convertible         Convertible          Convertible         Convertible
                               preferred stock      preferred stock     preferred stock      preferred stock      preferred stock
                             Shares    Par Value  Shares    Par Value  Shares    Par Value  Shares    Par Value  Shares    Par Value
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1991   687,500     $68,750  383,142     $38,314  644,641   $64,464    319,118     $31,912

Conversion of preferred
 shares to common stock     [687,500]    [68,750][383,142]    [38,314][644,641]  [64,464]  [319,118]    [31,912]

Sale of common stock                -           -        -           -        -         -          -           -

Conversion of notes and
 interest payable to
 stockholders (Note 8)              -           -        -           -        -         -          -           -

Common stock options
 exercised                          -           -        -           -        -         -          -           -

Deferred compensation
 expense                            -           -        -           -        -         -          -           -

Net Loss                            -           -        -           -        -         -          -           -
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1992          -           -        -           -        -         -          -           -

Sale of common stock                -           -        -           -        -         -          -           -

Deferred compensation
 expense                            -           -        -           -        -         -          -           -

Net Loss                            -           -        -           -        -         -          -           -
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1993          -           -        -           -        -         -          -           -

Sale of Common Stock

Sale of Preferred Stock                                                                                            5,250          53

Deferred Compensation
 Expense

Net Loss
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1994          -           -        -           -        -         -          -           -   5,250          53
====================================================================================================================================




                                                                Additional            Unearned                          Total
                                         Common stock            paid in            stock option      Accumulated    stockholder's
                                      Shares   Par Value         capital            compensation        deficit     equity (deficit)
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1991            293,092     $2,931       $18,289,575           [$796,508]      [$24,428,010]   [$6,728,572]

Conversion of preferred
 shares to common stock             2,034,396     20,344           183,096                    -                  -

Sale of common stock                2,000,000     20,000        19,968,048                    -                  -    19,988,048

Conversion of notes and
 interest payable to
 stockholders (Note 8)              1,004,905     10,049        11,043,873                    -                  -    11,053,922

Common stock options
 exercised                            103,215      1,032            63,248                    -                  -        64,280

Deferred compensation
 expense                                    -          -                 -             207,567                   -       207,567

Net Loss                                    -          -                 -                    -       [12,518,956]   [12,518,956]
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1992          5,435,608     54,356        49,547,840            [588,941]       [36,946,966]    12,066,289

Sale of common stock                      668          7               494                    -                 -            501

Deferred compensation
 expense                                    -          -                 -             207,569                  -        207,569

Net Loss                                    -          -                 -                   -        [7,406,084]     [7,406,084]
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1993          5,436,276    $54,363       $49,548,334         [$  381,372]     [$44,353,050]     $4,868,275

Sale of Common Stock                   16,521        165            27,208                                                27,373

Sale of Preferred Stock                                          5,249,947                                             5,250,000

Deferred Compensation
 Expense                                                                               207,567                           207,567

Net Loss                                                                                              [7,021,071]     [7,021,071]
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1994          5,452,797    $54,528       $54,825,489           [$173,805]     [$51,374,121]     $3,332,144
====================================================================================================================================

See accompanying notes to financial statements.

                                 CELLCOR, INC.

                         NOTES TO FINANCIAL STATEMENTS

(1) Nature of Business

    Cellcor, Inc. (the "Company") is a biotechnology company engaged in the development and commercialization of cellular therapies ("ALT") with initial application in the treatment of various forms of cancer and potential application in the areas of infectious disease and AIDS.

(2) Summary of Significant Accounting Policies

    (a) Technology Development Fees

    Technology Development Fees are recorded over the applicable contractual periods as specified by the agreement, net of related commissions.

    (b) Net Product Revenue

    The Company is recording the cost recovery related to treatment of patients receiving ALT for metastatic Renal Cell Carcinoma under a compassionate protocol based on expected payments from third-party payors and patients.

    (c) Cash and Cash Equivalents

    Cash and cash equivalents includes cash, money market funds and marketable securities with original maturity dates of three months or less.

    (d) Marketable Securities

    Marketable securities are purchased with the intention to hold to maturity and are stated at amortized cost which approximates market. These securities include only United States Treasury government securities. Accordingly, the investments are subject to minimal credit and market risk.

    (e) Property and Equipment

    Property and equipment is carried at cost and depreciated using the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are amortized over the shorter of the useful life, or the lease term.

    (f) Inventories

    Inventories are stated at the lower of cost (first-in, first-out) or market

    (g) Intangibles

    Patents are amortized using the straight-line method over a five-year period from the date the patent is granted.

    (h) Research and Development

    Research and development costs are charged to expense as incurred.

    (i) Income Taxes

    In February 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Statement 109 requires a change from the deferred method of accounting for income taxes of APB Opinion 11 to the asset and liability method of accounting for income taxes. Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their

                                 CELLCOR, INC.
                         NOTES TO FINANCIAL STATEMENTS

respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

          Effective January 1, 1993, the Company adopted Statement 109. There was no net cumulative effect associated with this change.

          Pursuant to the deferred method under APB 11, which was applied in 1992 and prior years, deferred income taxes are recognized for income and expense items that are reported in different years for financial reporting purposes and income tax purposes using the tax applicable in the year of calculation. Under the deferred method, deferred taxes are not adjusted for subsequent changes in tax rates.

          Research and development tax credits are reflected as a reduction of federal income taxes in the year utilized.

          (j) Net Loss Per Common Share

          The net loss per common share is computed by dividing net loss after adjusting for preferred stock dividends by the weighted average number of common shares outstanding. Common stock equivalent shares are not included in the per share calculations where the effect of their inclusion would be antidilutive.

(3) Liquidity

          While the Company believes that its current cash balance will be sufficient to meet its operating requirements through the middle of 1995, the Company will need to raise substantial additional funds to support its product development and commercialization programs. The Company is currently pursuing additional equity or debt financing, collaborative or other arrangements with corporate partners or from other sources, which may not be available when needed or on terms acceptable to the Company. The Company's inability to raise sufficient funds could require it to delay, scale back or eliminate certain clinical studies, research and development programs or to license third parties to commercialize products or technologies that the Company would otherwise develop or commercialize itself. The Company's cash requirements may vary materially from those now planned because of results of clinical testing, changes in focus and direction of the Company's research and development programs, competitive and technological advances, patent developments, the FDA regulatory process or other developments.

          There can be no assurances that the Company will be able to raise additional funds to complete its clinical development program or maintain its current level of operation. The Company's longer term working capital requirements will depend on numerous factors including the timely and satisfactory completion of its clinical trials.

(4) Revenue

Technology Development Fees

          In March 1994, the Company signed a technology licensing and service agreement with SRL Inc. of Tokyo. Under this agreement, Cellcor will help SRL establish a core capability in patient specific Good Manufacturing Practices
(GMP) cell processing in Japan. The agreement provides for periodic payments to Cellcor, and, if SRL exercises more than one of the development options contained in the agreement, additional payments. Cellcor is recognizing the revenue from the SRL agreement over applicable contractual periods as specified by the agreement, net of related commissions. Cash payments received by the Company prior to being earned are recognized as deferred revenue.

Product Revenue

          In September 1993, Cellcor received authorization from the Food and Drug Administration for cost recovery related to treatment of patients receiving autolymphocyte therapy (ALT) for metastatic Renal Cell Carcinoma (mRCC) under a

                                 CELLCOR, INC.
                         NOTES TO FINANCIAL STATEMENTS

compassionate protocol. During 1994, revenue is recorded in net product revenue. The cost of sales related to the treatments is recorded in research and development expense.

          During 1992, ALT was provided to patients on a commercial basis and a substantial majority of the Company's revenue was received from third-party payors. This revenue was recognized net of contractual allowances. The cost to treat these patients is recorded in cost of patient services.

          During and prior to 1992, the Company received Medicare reimbursement through host hospitals from certain Medicare intermediaries. However, the ultimate Medicare reimbursement amount is not determined until those intermediaries review the cost reports submitted to the hospitals, which generally does not occur for at least one year after the initial payment is made. It is possible that after reviewing certain cost reports, Medicare may deny reimbursement for ALT. If this were to occur, the host hospital would be required to repay any amounts previously reimbursed by Medicare. The Company would have a maximum liability to reimburse approximately $295,000 to host hospitals.

(5) Property and Equipment

          Property and equipment consists of the following at December 31:

                                             1994                 1993
                                             ----                 ----

Laboratory equipment                      $1,142,346           $1,137,027
Furniture and fixtures                       758,183              740,852
Leasehold improvements                     1,108,663            1,102,032
                                          ----------           ----------
                                           3,009,192           $2,979,911
                                          ==========           ==========

          The repair and maintenance expense was $69,800, $64,000 and $76,000 in 1994, 1993 and 1992, respectively.

(6) Notes Receivable

          The following is a summary of notes receivable at December 31:

                                                   1994        1993
                                                   ----        ----
 9% demand note due from an officer.
 This note is being forgiven on a pro
 rata basis through June 1995 as long
 as the officer remains an employee.             13,542      51,042

 9% demand note due from an officer.
 This note is being forgiven on a pro
 rata basis through March 1994 .                      -       1,254

 Non interest-bearing note due from a
 stockholder on November 1, 1995.  This
 note is being forgiven beginning
 November 1992 on a prorate basis
 through October 1994                                 -      10,000
                                                -------     -------
                                                 13,542      62,296

 Less current portion                            13,542      48,754
                                                -------     -------
Notes receivable, less current portion          $     -     $13,542
                                                =======     =======

                                 CELLCOR, INC.
                         NOTES TO FINANCIAL STATEMENTS

(7)  Accrued Expenses

  Accrued expenses consist of the following at December 31:

                                        1994      1993
                                        ----      ----
Accrued clinical trial expense    $  643,579  $ 43,624
Accrued payroll                      110,614    87,565
Accrued vacation expense              64,612    64,612
Accrued rent                          70,349    83,965
Accrued restructuring expense              -    60,000
Other accruals                       234,915   232,042
                                  ----------  --------
                                  $1,124,069  $571,808
                                  ==========  ========

(8)  Notes Payable

Notes Payable, Bank

  The Company had a note payable with a bank, payable in monthly installments of $16,667 plus interest at the bank's prime rate plus 3% through April 1994. The note was secured by certain corporate assets, plus cash collateral equivalent of at least 25% of amounts outstanding to be held at the bank. At December 31, 1993, a certificate of deposit of $125,000 was restricted for that purpose. During 1994, the note was paid off in full.

Notes Payable, Stockholders

  In 1991 and 1992, the Company borrowed $10,500,000 from certain stockholders. The demand notes payable were at an interest rate of 9%. In conjunction with the Company's initial public offering, the $10,500,000 of notes payable and $554,000 of related interest were converted to common stock.

                                 CELLCOR, INC.
                         NOTES TO FINANCIAL STATEMENTS

(9)  Lease Commitments

  The Company leases its facilities and certain equipment under noncancelable agreements which expire at various dates through 2000. The assets and liabilities under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair value of the asset. The assets are amortized over the lower of their related lease terms or their estimated productive lives. Amortization of assets under capital leases is included in depreciation expense.

  Property and equipment include the following amounts for leases which have been capitalized at December 31:

                                           1994         1993
                                           ----         ----
Laboratory equipment                 $  234,890   $  234,890
Leasehold improvements                  800,000      800,000
                                     ----------   ----------
                                      1,034,890    1,034,890
    Less accumulated amortization      (496,091)    (373,033)
                                     ----------   ----------
                                     $  538,799   $  661,857
                                     ==========   ==========

  At December 31, 1994, future minimum lease payments under all noncancelable capital and operating leases were as follows:


                                           Capital         Operating
                                            Leases            Leases
                                            ------            ------
Year ended December 31:

      1995                                $123,128        $  411,379
      1996                                 114,554           409,489
      1997                                 105,981           409,489
      1998                                  98,974           408,747
      1999                                  91,967           408,500
      Thereafter                            14,645           204,250
                                          --------        ----------
       Total minimum lease payments        549,249        $2,251,854
                                                          ==========
Less amount representing interest           92,640
                                          --------
                                           456,609
Less current maturities                     90,177
                                          --------
 Capital lease obligation, less current
  maturities                              $366,432
                                          ========

  Rental expense was approximately $327,000, $431,000 and $638,000 for years ended December 31, 1994, 1993 and 1992.

(10) Stockholders' Equity

  Capital Stock

  In March 1992, the Company completed a public offering of 2,000,000 shares of its common stock at a price of $11.00 per share. The proceeds of the offering, after deducting offering related costs, were approximately $19,988,000. In conjunction with the closing of the public offering all outstanding shares of convertible preferred stock of the Company were converted to common stock.

  On January 28, 1992, the Company's Board of Directors adopted, and its stockholders approved, an amendment to the Company's Certificate of Incorporation authorizing the issuance of up to 1,000,000 shares of blank check preferred stock subject to any limitations prescribed by law, without further stockholder approval. Each such series of preferred stock shall have such rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be determined by the Board of Directors.

                                 CELLCOR, INC.
                         NOTES TO FINANCIAL STATEMENTS

  On July 20, 1994, the Company sold 5,250 shares of convertible preferred stock, $.01 par value, for $1,000 per share to certain existing stockholders. Dividends accrue annually at $100 per share and are payable when and as declared by the Board of Directors. Such dividends shall accrue and shall be cumulative from the date of issuance of each share of convertible preferred stock whether or not declared. At December 31, 1994, cumulative preferred stock dividends totaled $234,700. The preferred stockholders have liquidation preference over common stockholders but have no voting rights other than as provided by Delaware law and other than for certain events that would adversely affect the rights of the preferred stock.

  The preferred stock is convertible into common stock at any time at the option of the holders. The number of shares of common stock is determined by dividing the preferred stock purchase price plus accrued and unpaid dividends thereon by $3.00. If the Company sells at least $2,000,000 of an equity security to investors unaffiliated with the preferred stock investors, all outstanding shares of preferred stock automatically convert into such equity security. The number of shares of the equity security into which a share of preferred stock is convertible is determined by dividing the purchase price of the preferred stock, plus accrued but unpaid dividends thereon, by the lesser of (i) $3.00 or (ii) the purchase price of the equity security.

Stock Options and Warrants

  In January 1988, the Company adopted the 1988 Stock Option Plan (the "1988 Plan"). The 1988 Plan provides for the issuance of incentive stock options, as defined in Section 422 of the Internal Revenue Code of 1986, to key employees and the issuance of non-qualified options to directors, officers, employees and consultants. Incentive stock options must be granted at not less than the fair market value of the common stock at the time of the grant (110% in the case of a 10% owner). Non-qualified options must be granted at not less than 90% of the fair market value of the common stock at the time of grant, and option price shall not be less than par value per share. A total of 600,000 shares of common stock may be subject to options granted under the 1998 Plan. As of December 31, 1994, 352,985 options were granted at exercise prices ranging from $.01 to $9.50.

  During 1991, the Company granted options for 161,908 shares of its common stock at an option price below fair market value. Accordingly, the Company recorded deferred compensation expense of $830,268 for the difference between the market value of the stock at the time of the grants and the option prices. The Company is amortizing the deferred compensation expenses over a four-year period.

  On January 28, 1992, the Company adopted the 1992 Director Stock Option Plan (the "Director Plan"). The Director Plan provides for the automatic grant of options to purchase common stock of the Company to non-employee directors who are unaffiliated with The Hillman Company or Boston University. There are 100,000 shares of common stock reserved for issuance upon exercise of options granted under the Director Plan. Under the Director Plan, each eligible director as of the closing of the Company's initial public offering in March 1992 received an option for 10,000 shares of common stock on such date and will receive an option for 10,000 shares on each successive second anniversary of such date. Each eligible director first elected to the Board of Directors after the closing of the Company's public offering will receive an option for 10,000 shares on the initial election date and on each successive second anniversary of such date. The exercise price per share for all options granted under the Director Plan is equal to the fair market value of the value of the common stock as of the date of grant. One-third of the shares covered by an option vest on the first anniversary of the date of grant, and one-eighth of the remaining shares vest on each succeeding quarter thereafter until fully vested on the third anniversary of the date of grant. The term of each option will be for a period of ten years from the date of grant. As of December 31, 1994, 20,000 options were granted under this plan, at an exercise prices ranging from $1.18 to $8.75.

  On January 28, 1992, the Company adopted the 1992 Stock Option and Restricted Stock Plan (the "1992 Plan") for employees of the Company. A maximum of 500,000 shares of common stock may be issued pursuant to the 1992 Plan upon the exercise of options or in connection with awards of restricted stock. Under the 1992 Plan, incentive stock options may be granted to employees and officers of the Company and non-qualified stock options and awards of stock may be granted to consultants, employees and officers of the Company. As of December 31, 1994, 508,735 options were granted under the 1992 Plan, at exercise prices ranging from $.50 to $11.00.

                                 CELLCOR, INC.
                         NOTES TO FINANCIAL STATEMENTS

  On March 2, 1993, the Compensation Committee of the Board of Directors voted to offer all employees who received options to purchase shares of common stock at the initial public offering price ($11.00 per share) the right to exchange those options for new options to purchase 10% of the number of shares covered by their respective options (the "New Options"). The exercise price of the New Options is $1.38 per share (the closing sale price for the Company's common stock on the Nasdaq National Market on March 2, 1993). The New Options are the same type as the existing options, with the same vesting schedule. Pursuant to this offer, New Options for the purchase of an aggregate of 19,000 shares of Common Stock were granted to the officers in exchange for the options for the 190,000 shares listed in the table below. The transaction was treated as cancellation of 171,000 shares in the table below.

  On October 14, 1994, the Board of Directors adopted, subject to stockholder approval, the 1995 Stock Incentive Plan (the "1995 Plan") which provides for the grant of incentive stock options, non-qualified stock options, stock appreciation rights, performance shares and awards of restricted and unrestricted stock (collectively, the "Awards"). The 1995 Plan provides that a total of 1,500,000 shares of common stock may be issued under the 1995 Plan.
The maximum number of shares of common stock with respect to which Awards may be granted to any employee may not exceed 300,000 during any calendar year. Incentive stock options must be granted at not less than the fair market value of the common stock at the time of the grant and option price shall not be less than the par value per share. Under the 1995 Plan, incentive stock options may be granted to employees and officers of the Company and non-qualified stock options and other Awards may be granted to consultants, employees and officers of the Company. Pursuant to the 1995 Plan, the Board of Directors voted to grant to certain officers of the Company, options to purchase 819,600 shares of common stock at $3.63, the fair market value of the stock on date of grant. The stock option grants are subject to the approval of the 1995 Plan by stockholders of the Company at its 1995 Annual Meeting.

A summary of stock option activity is as follows:

                                                                    Exercise
                                                     Shares      Price Range
                                                     ------      -----------
Options outstanding at December 31, 1991             480,715    $ .01-    1.70
  Options granted                                    418,496    $1.70-   11.50
  Options canceled                                   (16,628)   $ .75-    8.75
  Options exercised                                 (103,215)   $ .01-    1.70

Options outstanding at December 31, 1992             779,368    $ .01-   11.50
  Options granted                                    327,853    $ .50-    2.00
  Options canceled                                  (260,917)   $ .01-   11.50
  Options exercised                                     (668)   $ .75-    1.25

Options outstanding at December 31, 1993             845,636    $ .50 - $11.00
  Options granted                                    898,425    $ .94 -   3.63
  Options canceled                                   (40,033)   $ .50 -   8.75
  Options exercised                                   (2,708)   $ .50 -   1.70
                                                   ---------

Options outstanding at December 31, 1994           1,701,320
                                                   =========

  Weighted average exercise price                               $3.05
                                                                =====

  Exercisable December 31, 1994                      611,361
                                                   =========

  In February 1990, the Company granted to an affiliate of its majority stockholder a warrant in exchange for the stockholder's guarantee of certain obligations under its lease agreement for office and lab space. The warrant, which expires on February 15, 1995, allows the stockholder to purchase up to 15% of the principal balance of the obligations guaranteed, at an exercise price of $12.41 per share.

                                 CELLCOR, INC.
                         NOTES TO FINANCIAL STATEMENTS

  In June 1991, the Company issued a warrant for the purchase of 8,500 shares of common stock to a bank in connection with a long-term debt agreement. The exercise price of the warrant is $14.00 per share, and the warrant expires in June 1996.

(11)  Income Taxes

  As discussed in Note 2, the Company adopted Statement 109 as of January 1, 1993. There was no cumulative effect in adopting Statement 109. Accordingly, there is no cumulative effect of a change in accounting method reflected in the statement of operations for the year ended December 31, 1993. Prior years' financial statements have not been restated to apply the provisions of Statement
109. The reconciliation of differences between the statutory U.S. federal income tax rate and the Company's effective tax rate under Statement 109 is immaterial.

  The tax effects of temporary differences that give rise to significant portions of gross deferred tax assets at December 31, 1994 and 1993 are presented below:

                                                   1994                       1993
                                          Current      Non-Current   Current      Non-Current
                                          ------------------------   ------------------------
Deferred tax assets
  Reserves and accruals (cash basis)      $ 518,851   $          -   $ 352,339   $          -
  Accelerated depreciation on property
   equipment                                      -        574,740           -        492,307
  Deferred revenue                                -        247,586           -        162,771
  Federal net operating loss carryforwards        -     16,232,017           -     13,783,799
  General business credits                        -        722,698           -        635,306
  State net operating loss carryforwards          -      2,034,498           -      1,311,858
  State credit carryforwards                      -        177,318           -        135,689
                                          ---------   ------------   ---------   ------------

  Total gross deferred tax assets         $ 518,851   $ 19,988,857   $ 352,339   $ 16,521,730
                                          ---------   ------------   ---------   ------------

Less valuation allowance                   (518,851)   (19,988,857)   (352,339)   (16,521,730)
                                          ---------   ------------   ---------   ------------
Net deferred tax assets after valuation   $       -   $          -   $       -   $          -
                                          =========   ============   =========   ============

  The valuation allowance for deferred tax assets as of January 1, 1994 was $16,874,069. The net change in the total valuation allowance for the years ended December 31, 1994 and 1993 was an increase of $3,633,639 and 2,951,560, respectively.

  At December 31, 1994, the Company had net operating loss carryforwards and research credit forwards for federal income tax purposes of approximately $47,700,000 and $723,000, respectively. The operating loss and research credit carryforwards will expire in varying amounts through the year 2009. However, if changes in the company's stock ownership exceed 50% of the value of the Company's stock during any three-year period, the utilization of the net operating loss and research credit carryforwards may be subject to limitation.

                                 CELLCOR, INC.
                         NOTES TO FINANCIAL STATEMENTS

(12) Malpractice

  The Company maintains a claims-made basis insurance policy to provide professional liability insurance in the aggregate amount of $5 million per occurrence and per year. The cost of the insurance policy is recognized as expense over the effective period of the policy.

(13) Legal Proceedings

  On September 18, 1992, a stockholder of the Company brought suit against the Company, the Company's directors and Furman Selz Incorporated, individually and as representative of the 26 underwriters of the Company's initial public offering in March 1992, in the Court of Chancery of Delaware as a class action (on behalf of all other stockholders similarly situated). The suit alleges among other things, that the prospectus used to sell the Company's Common Stock in the initial public offering contained false and misleading statements and omitted material facts necessary to make statements contained in the prospectus not misleading and that the defendants violated Sections 11 and 12(2) of the Securities Act of 1933. The plaintiffs are seeking, among other relief, rescission of their purchases of Common Stock in the public offering. The plaintiffs amended their complaint on November 3, 1992 and again in January 1994. Under the terms of the Underwriting Agreement among the Company and the underwriters of the public offering, the Company is required to indemnify Furman Selz Incorporated and the other underwriters for losses, costs and damages arising out of the lawsuit. The Company has filed a motion for summary judgment with the court and seeks to have all the plaintiffs' claims dismissed.

  On September 9, 1994, the Court dismissed 23 out of the 26 allegations in the lawsuit. On March 10, 1995, the Court entered an order allowing the Section 11 claim to proceed on a class basis but declined to certify a class on the Section 12(2) and state law claims. The trial is scheduled to begin on April 24, 1995. Management will continue to vigorously contest this action. At this time, the Company's legal counsel can offer no opinion regarding the eventual outcome of this case and no estimate of the Company's potential liability. Accordingly, no provision for any liability that may result upon adjudication has been recognized in the accompanying financial statements.

(14) Company Restructuring

  In 1992, the Company recorded at $2.3 million restructuring charge relating to its decision in March 1993 to cease commercial operations of ALT. The Company restructured its operations in order to focus on its strategy of achieving regulatory approval of ALT and providing additional confirmatory data to the medical community on the effectiveness of ALT. The restructuring charge included the net loss from patient service incurred in the first quarter of 1993, severance costs and the disposition of various assets at its facilities.

                        CELLCOR, INC. 1994 ANNUAL REPORT
                                   FORM 10-K


SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS


Accounts Receivable Allowances
For the year ended                  Provisions for
December 31                               Doubtful
                        Balance at    Accounts and               Balance at
                      Beginning of     Contractual     Accounts      End of
                            Period      Allowances  Written Off      Period
---------------------------------------------------------------------------
1994                        $2,784         $72,828      $75,612           -
1993                    $1,929,237        $348,556   $2,275,009      $2,784
1992                      $860,375      $2,327,696   $1,258,834  $1,929,237


                                                                     ANNEX F


                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  ___________

                                   FORM 10-Q


  X    QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
-----
       EXCHANGE ACT OF 1934


       For the quarterly period ended June 30, 1995
                                      -------------


                                       OR


_____ TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


       For the transition period from __________ to __________


              Commission file number 0-19823
                                     -------


                                 Cellcor, Inc.
--------------------------------------------------------------------------------
       (Exact name of registrant as specified in its charter)


Delaware                                             04-2967875
-------------------------------------------------------------------------
(State or other jurisdiction of                      (I.R.S. Employer
incorporation or organization)                       Identification No.)


200 Wells Avenue, Newton, Massachusetts              02159
-------------------------------------------------------------------------
(Address of principal executive offices)             (Zip Code)


Registrant's telephone number, including area code: (617) 332-2500
                                                    --------------


Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such
filing requirements for the past 90 days.  Yes   X    No _____.
                                               -----


The number of shares outstanding of the registrant's common stock, $.01 par value, as of July 31, 1995 was 5,463,429 shares.

                                 CELLCOR, INC.

                               TABLE OF CONTENTS

                                                                 PAGE NO.

PART I.       FINANCIAL INFORMATION
              ---------------------


     ITEM 1 - Financial Statements

     Balance Sheets as of June 30, 1995 and December 31, 1994......    1

     Statements of Operations for the Three Months Ended
     and Six Months Ended June 30, 1995 and June 30, 1994..........    2

     Statements of Cash Flows for the Six Months
     Ended June 30, 1995 and June 30, 1994.........................    3

     Notes to Financial Statements.................................    4

     ITEM 2 - Management's Discussion and Analysis of
     Financial Condition and Results of Operations.................    6

PART II.      OTHER INFORMATION
              -----------------

     ITEM 1 - Legal Proceedings....................................    8

     ITEM 5 - Other Information....................................    8

     ITEM 6 - Exhibits and Reports on Form 8-K.....................    8

                                 CELLCOR, INC.

                                 BALANCE SHEETS

                                                              June 30, 1995   December 31, 1994
                                                              -------------   -----------------
                                                                 (unaudited)

ASSETS

Current assets:
Cash and cash equivalents                                          $949,102          $1,225,674
Marketable securities at cost                                             -           2,669,873
Accounts receivable-net of allowances                                29,624              22,177
Inventories                                                          65,854              73,072
Prepaid expenses and other current  assets                          441,697             252,121
Current portion of notes receivable                                       -              13,542
                                                                 ----------          ----------
         Total current assets                                     1,486,277           4,256,459

Property and equipment                                            3,088,363           3,009,192
Less: accumulated depreciation and amortization                  (2,131,277)         (2,016,085)
                                                                 ----------          ----------
         Net property and equipment                                 957,086             993,107

Other assets                                                        149,478             118,447
                                                                 ----------          ----------

Total assets                                                     $2,592,841          $5,368,013
                                                                 ==========          ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:

Note payable to stockholders (Note 5)                            $1,000,000          $        -
Accounts payable                                                    799,360             300,191
Accrued restructuring expenses (Note 4)                             819,328                   -
Accrued expenses                                                  1,073,252           1,124,069
Deferred revenue                                                          -             155,000
Current maturities of capital lease obligations                     109,076              90,177
                                                                 ----------          ----------
         Total current liabilities                                3,801,016           1,669,437

Capital lease obligations, less current maturities                  396,021             366,432
                                                                    -------             -------
         Total liabilities                                        4,197,037           2,035,869
                                                                  ---------           ---------

Stockholders' equity (deficit):
Convertible preferred stock                                              53                  53
Common stock                                                         54,634              54,528
Additional paid-in capital                                       54,838,189          54,825,489
Unearned stock option compensation                                  (86,905)           (173,805)
Accumulated deficit                                             (56,410,167)        (51,374,121)
                                                                -----------         -----------
         Total stockholders' equity (deficit)                    (1,604,196)          3,332,144
                                                                 ----------          ----------
Total liabilities and stockholders' equity                       $2,592,841          $5,368,013
                                                                 ==========          ==========

See accompanying notes to financial statements.

                                 CELLCOR, INC.
                            STATEMENTS OF OPERATIONS
                                  (Unaudited)

                                               Three months ended               Six months ended
                                          June 30, 1995   June 30,1994   June 30, 1995   June 30, 1994
                                          --------------  -------------  --------------  --------------
Revenue
  Net technology development fees               $95,000       $232,500        $750,000        $310,000
  Net product sales                              23,656         28,308          51,707          45,187
                                          -------------    -----------     -----------     -----------
        Total revenue                           118,656        260,808         801,707         355,187
                                          -------------    -----------     -----------     -----------

Research and development expenses             1,571,543      1,144,668       3,145,917       2,339,378
General and administrative expenses             914,973        597,448       1,882,970       1,273,193
Restructuring expense                           825,250              -         825,250               -
                                          -------------    -----------     -----------     -----------
        Total operating costs and
        expenses                              3,311,766      1,742,116       5,854,137       3,612,571
                                          -------------    -----------     -----------     -----------
Operating loss                              (3,193,110)    (1,481,308)     (5,052,430)     (3,257,384)

Other income (expense):
  Interest income                                 7,516         17,294          42,979          38,642
  Other income                                        -          3,000               -           6,000
  Interest expense                             (15,157)        (8,946)        (26,594)        (19,595)
                                            -----------    -----------     -----------     -----------
        Total other income (expense)            (7,641)         11,348          16,385          25,047
                                            -----------    -----------     -----------     -----------
Net loss                                   $(3,200,751)   $(1,469,960)    $(5,036,045)    $(3,232,337)
                                           ============   ============    ============    ============

Net loss per common share*                $      (0.61)  $      (0.27)   $      (0.97)   $      (0.59)

Weighted average shares                       5,453,390      5,436,432       5,453,132       5,436,354

  * 1995 net loss per common share is computed by dividing net loss after adjusting for undeclared dividends on the convertible preferred stock of $130,725 in the second quarter and $260,400 for the six months.



See accompanying notes to financial statements.

                                  CELLCOR INC.
                            STATEMENTS OF CASH FLOWS
                                  (Unaudited)

                                                                Six months ended
                                                        June 30, 1995    June 30, 1994
                                                        --------------   --------------
Cash flows from operating activities:
  Net loss                                               $(5,036,045)    $(3,232,337)
  Adjustments to reconcile net loss to net
   cash used in operating activities:
  Depreciation and amortization                              160,179         202,683
  Deferred compensation expense                               86,900         103,783
  Increase in accounts receivable                             (7,447)        (17,411)
  Increase in prepaid expenses and other
   current assets                                           (176,034)       (178,633)
  (Increase) decrease in accounts payable                    499,169        (238,654)
  (Increase) decrease in accrued expenses                    768,511        (128,596)
  (Decrease) increase in deferred revenue                   (155,000)        341,000
  Decrease in inventory                                        7,218           3,982
                                                         -----------     -----------
Net cash used in operating activities                     (3,852,549)     (3,144,183)
                                                         -----------     -----------

Cash flows from investing activities:
  Maturity and sale of short-term investments              2,669,873         125,000
  Purchases of property and equipment                        (24,659)        (18,897)
  (Increase) decrease in other assets                        (31,031)         24,666
                                                         -----------     -----------
Net cash provided by investing activities                  2,614,183         130,769
                                                         -----------     -----------

Cash flows from financing activities:
  Proceeds from notes payable from stockholder             1,000,000               -
  Capital lease obligation payments                          (51,012)       (101,273)
  Payments of notes payable                                        -         (83,331)
  Sale of stock                                               12,806              85
                                                         -----------     -----------
Net cash provided by (used in) financing activities          961,794        (184,519)
                                                         -----------     -----------
Net decrease in cash and cash equivalents                   (276,572)     (3,197,933)
Cash and cash equivalents beginning of period              1,225,674       4,668,046
                                                         -----------     -----------
Cash and cash equivalents end of period                  $   949,102     $ 1,470,113
                                                         ===========     ===========

Supplemental cash flow information
  Interest paid                                          $    26,594     $    19,595

Supplemental schedule of non-cash
Investing and financing activities:
Property and equipment acquired under
capital lease                                            $    99,500


See accompanying notes to financial statements.

CELLCOR, INC.

NOTES TO FINANCIAL STATEMENTS

1.  BASIS OF PRESENTATION

a. The unaudited financial statements presented herein should be read in conjunction with the financial statements and notes thereto included in the Cellcor, Inc. (the "Company" or "Cellcor") Annual Report on Form 10-K. Certain information and footnote disclosure normally included in the financial statements prepared in accordance with generally accepted accounting principles has been condensed or omitted pursuant to the Securities and Exchange Commission rules and regulations, although the Company believes the disclosures which have been made are adequately presented and not misleading.

          The financial statements for the three months ended June 30, 1995 and 1994 and the six months ended June 30, 1995 and 1994 are unaudited. However, in the opinion of management, all adjustments (consisting of only normally recurring adjustments) necessary for a fair presentation of the Company's financial position and results of operations for the periods presented have been made. Interim results are not necessarily indicative of results for a full year.

b.        Loss Per Share

          The net loss per common share is computed by dividing net loss after adjusting for preferred stock dividends by the weighted average number of shares outstanding. Common stock equivalent shares are not included in the per share calculations where the effect of their inclusion would be antidilutive.


2. REVENUE RECOGNITION

a.        Technology development fees.

          Revenues from technology development fees were derived from a collaborative agreement with SRL, Inc., a Japanese corporation. The Company is recognizing the revenue from the SRL Agreement over contractual periods as specified by the agreement, net of related commissions.


3. SALE OF COMPANY

          Cellcor entered into an Agreement and Plan of Merger dated June 15, 1995 with a wholly-owned subsidiary of Cytogen Corporation (the "Merger Subsidiary"), which provides that, upon the satisfaction or waiver of certain conditions set forth therein, the Merger Subsidiary will be merged with and into Cellcor (the "Merger"), whereupon Cellcor will become a wholly-owned subsidiary of Cytogen. At that time, each outstanding share of Cellcor common stock will be converted into the right to receive .60 shares of Cytogen common stock and each outstanding share of Cellcor Convertible Preferred Stock will be converted into the right to receive 218.94 shares of Cytogen common stock. Hillman Medical Ventures partnerships and certain of their affiliates (collectively, the "Principal Stockholders") own 50.5% of the Cellcor common stock and 95.2% of the Cellcor preferred stock. The Principal Stockholders have agreed to vote such shares in favor of the Merger.

          In connection with the Merger, holders of record of Cellcor common stock on August 17, 1995, will be granted the non-transferable right to purchase for cash shares of Cytogen common stock (the "Subscription Offering"). Each holder of Cellcor common stock will be entitled to purchase 1.118 shares of Cytogen common stock for each share of Cellcor common stock held by such holder at the close of business on August 17, 1995, the Subscription Offering record date (rounded down to the nearest whole number) at a price of $3.89 per share of Cytogen common stock. Consummation of the Merger is conditioned upon the purchase of at least $12.0 million of the Subscription Offering. Certain of the Principal Stockholders have committed to purchase $12.0 million of the shares in the Subscription Offering. These transactions also remain subject to, among other things, the effectiveness of a registration statement and a joint proxy statement, which has been filed with the Securities and Exchange Commission (the "SEC"), certain other regulatory approvals, and the approval of both sets of stockholders

4. RESTRUCTURING

          The Company restructured its operations in June 1995, in anticipation of the Merger. The Company's primary goal remains achieving regulatory approval for ALT, with a secondary goal of completing the Phase I/II trial in chronic hepatitis B. The Phase I/II trial in advanced kidney cancer utilizing Organon Teknika/Biotechnology Research Institute's Active Specific Immunotherapy followed by ALT was discontinued. The Company accrued the following expenses related to this restructuring at June 30, 1995:

          Employee severance related to personnel reductions in operations andadministration    $817,000
          Operational costs related to discontinuing clinical trial                                8,250
                                                                                                --------
                                                                                                $825,250
                                                                                                 =======

5. NOTE PAYABLE TO STOCKHOLDERS

          During June 1995, the Company issued a promissory note to certain affiliates of the Hillman Medical Ventures partnerships in the aggregate principal amount of $4,967,118 (the "Promissory Note"). This note allows Cellcor to draw down funds for research and development and working capital, from time to time aggregating not more than $4,967,118. Cellcor will pay interest at an annual rate of 6.37% on the borrowed funds. The note shall be due and payable upon the later of (i) effectiveness of the Merger and the closing of the Subscription Offering, provided however, that the Subscription Offering produces aggregate proceeds to Cytogen of not less than $12,000,000, and (ii) December 31, 1995. At June 30, 1995, Cellcor had utilized $1,000,000 of the $4,967,118 available.

6.  LEGAL PROCEEDINGS

          On September 18, 1992, a stockholder of the Company brought suit against the Company, the Company's directors and Furman Selz Incorporated, individually and as representative of the 26 underwriters of the Company's initial public offering in March 1992, in the Court of Chancery of Delaware as a class action (on behalf of all other stockholders similarly situated). The suit alleged, among other things, that the prospectus used to sell the Company's Common Stock in the initial public offering contained false and misleading statements and that the defendants violated Sections 11 and 12(2) of the Securities Act of 1933. The plaintiffs were seeking, among other relief, rescission of their purchase of Common Stock in the public offering. The plaintiffs amended their complaint on November 3, 1992 and again in January 1994. Under the terms of the Underwriting Agreement among the Company and the underwriters of the public offering, the Company is required to indemnify Furman Selz Incorporated and the other underwriters for losses, costs and damages arising out of the lawsuit. The Company filed a motion for summary judgment with the court and sought to have all the plaintiffs' claims dismissed.

          On September 9, 1994, the Court dismissed 23 out of the 26 allegations in the lawsuit. On March 10, 1995, the Court entered an order allowing the
Section 11 claim to proceed on a class basis but declined to certify a class on the Section 12(2) and state law claims.

          On April 24, 1995, the Company announced it had reached agreement to settle this stockholder class action litigation. The settlement which is subject to certain conditions, including final approval by Delaware's Court of Chancery, provides for a $700,000 cash payment to the members of the plaintiff class in return for dismissal of all claims against the defendants. Of the payment, almost two-thirds have been made by the Company's insurance carrier, with the balance paid by the Company. The amount paid by the Company was accrued for at March 31, 1995.

ITEM 2 - MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS
THREE MONTHS ENDED JUNE 30, 1995 AND JUNE 30, 1994

REVENUE

In March 1994, the Company announced the signing of a non-exclusive technology licensing and service agreement with SRL, Inc. of Tokyo, Japan. Under this multi-year agreement, Cellcor will help SRL establish a capability in patient specific GMP (good manufacturing practices) cell processing. The agreement provides for periodic payments to Cellcor, and, if SRL exercises more than one of the development options contained in the agreement, additional payments. Cellcor is recognizing the revenue from the SRL agreement over applicable contractual periods as specified by the agreement, net of related commissions.

In September 1993, Cellcor received authorization from the Food and Drug Administration for cost recovery related to treatment of patients receiving autolymphocyte therapy (ALT) for metastatic Renal Cell Carcinoma (mRCC) under a compassionate protocol. The patients who are eligible to participate in this program are the 190 patients who already received ALT in a commercial or research setting. Revenue is recorded in net product sales. The cost of sales related to the treatments is recorded in research and development expense.

RESEARCH AND DEVELOPMENT

Research and development expense increased in the three months ended June 30, 1995 to $1,571,543 compared to $1,144,668 for the three months ended June 30, 1994. This increase of 37% reflects costs related to both the Pivotal Phase III mRCC trial and the Phase I/II trial relating to chronic hepatitis B.

GENERAL AND ADMINISTRATIVE EXPENSES

General and administrative expenses increased 53% to $914,973 for the three months ended June 30, 1995 from $597,448 in the three months ended June 30, 1994. The increase in general and administrative expenses was attributable to the $450,000 legal and investment advisory costs incurred in connection with the Merger.

INTEREST INCOME AND EXPENSE

Interest income declined to $7,516 in the second quarter of 1995 from $17,294 in the second quarter of 1994. This decline reflects the utilization of cash and short-term investments to sustain ongoing operations. Interest expense increased to $15,157 for the second quarter of 1995 from $8,946 during the second quarter of 1994, because the Company entered into a new equipment lease and executed the Promissory Note (see Note 5 of Notes to Financial Statements).

LOSS PER SHARE

The net loss per share in the second quarter of 1995 increased 125% to $0.61 compared to $0.27 in the second quarter of 1994. The increase in the loss per share is primarily attributable to the restructuring expenses, legal and investment advisory costs in connection with the Merger and additional Pivotal Phase III mRCC trial costs as the patient accrual continues to increase.

SIX MONTHS ENDED JUNE 30, 1995 AND JUNE 30, 1994

REVENUE

Net technology development fees are being recognized over the applicable contractual period as specified in the agreement with SRL, Inc. Net product sales for the compassionate treatments are from the compassionate protocol. Costs of sales related to the compassionate protocol are included in research and development expenses.

During 1994, an international biotechnology company and Cellcor agreed to investigate areas of mutual interest in cell processing and the development of ALT in Europe. This entity agreed to pay Cellcor a $500,000 fee in the event that it decided not to pursue an agreement with Cellcor. In the first quarter of 1995, the Company received this payment and recognized it as revenue. The payment was a one-time payment and no further revenue is currently expected from this entity.

RESEARCH AND DEVELOPMENT

Research and development expenses increased to $3,145,917 for the six months ended June 30, 1995 from $2,339,378 for the six months ended June 30, 1994. The 34% increase is primarily attributable to the $725,000 increase in costs relating to the Pivotal Phase III mRCC trial and a $28,000 increase in the costs relating to the chronic hepatitis B trial.

GENERAL AND ADMINISTRATIVE EXPENSES

General and administrative expenses for the first six months ended June 30, 1995 increased to $1,882,970 from $1,273,193 for the six months ended June 30 1994. This 48% increase reflects both the Company's portion of the legal fees and settlement arising under the agreement to settle a securities class action lawsuit ($260,000) and the legal and investment advisory costs related to the Merger ($450,000).


INTEREST INCOME AND EXPENSE

Interest income increased to $42,979 for the six months ended June 30, 1995 from $38,642 for the six months ended June 30, 1994 as the Company continued to invest the proceeds of its preferred stock equity financing. Interest expense increased to $26,594 in 1995 from $19,595 in 1994 because the Company entered into a new equipment lease and executed the Promissory Note. See Note 5 of Notes to Financial Statements.

LOSS PER SHARE

The net loss per share for the first six months of 1995 increased to $0.97 from $0.59 for the first six months of 1994. The 64% increase in loss per share is primarily attributable to the restructuring expenses, legal and investment advisory costs in connection with the Merger and the additional Pivotal Phase III mRCC trial costs as the patient accrual continues to increase.

LIQUIDITY AND CAPITAL RESOURCES

At June 30, 1995, the Company had $949,102 of cash and short-term investments which is a decrease of $2,946,445 from December 31, 1994. As of June 30, 1995, the working capital deficit was $2,314,739, reflecting a decrease of $4,901,761 from December 31, 1994. Total assets during the same period declined from $5,368,013 to $2,592,841. These declines reflect the Company's use of cash for operations.

If the Merger is not consummated, Cellcor's current cash balance will be insufficient to meet its working capital requirements through the third quarter of 1995. In that event Cellcor will be required to scale back or eliminate certain clinical studies, research and development programs or to license third parties to commercialize products or technologies that Cellcor would otherwise develop or commercialize itself or to cease its operations completely. Cellcor's cash requirements may increase materially from those now planned because of results of clinical testing, changes in focus and direction of Cellcor's research and development programs, competitive and technological advances, patent developments, the Food and Drug Administration regulatory process or other developments.

PART II.

ITEM 1 - LEGAL PROCEEDINGS

On April 24, 1995, Cellcor announced that it had agreed to settle a stockholder class action suit brought by William L. Glosser, as representative of a class of Cellcor's stockholders, against Cellcor, Cellcor's directors and Furman Selz Incorporated, individually and as the representative of the 26 underwriters of Cellcor's initial public offering. The suit was originally filed in the Court of Chancery of Delaware on September 18, 1992 and alleged certain securities law violations.

The settlement, which is subject to certain conditions, including final approval by Delaware's Court of Chancery, provides for a $700,000 cash payment to the members of the plaintiff class in return for dismissal of all claims against the defendants. Cellcor's insurance carriers have paid over $440,000 towards the settlement and Cellcor has paid the balance, all payments of which have been made into an escrow account, pending the entry of final judgment by the Chancery Court.

ITEM 5 - OTHER INFORMATION

As part of Cellcor's decision to reduce its operating costs prior to the anticipated Merger, Cellcor implemented a staff reduction program. In connection with this effort, Richard R. D'Antoni, President and Chief Executive Officer, and Harry W. Wilcox, III, Senior Vice President of Business Development and Chief Financial Officer, ceased to serve in their respective capacities as of July 14, 1995. Mr. D'Antoni also resigned from Cellcor's Board of Directors.

The staff reduction program will reduce Cellcor's staff from 46 to 30 employees by the effective date of the proposed Merger. The majority of these reductions will occur in Cellcor's operations, administrative and financial groups. Cytogen has agreed to provide certain management consulting services to Cellcor's remaining scientific, clinical and manufacturing groups.

Ronald J. Brenner, Ph.D., the Managing Partner of the managing general partner of Hillman Medical Ventures partnerships, was elected Cellcor's President and Chief Executive Officer.

ITEM 6 - EXHIBITS AND REPORTS ON FORM 8-K

       (a)  Exhibits

               Agreement and Plan of Merger, dated June 15, 1995, among Cellcor, Inc., Cytogen Corporation and Small-C Acquisition Corp. (Incorporated by reference to Exhibit (2) to the Company's Current Report on Form 8-K dated June 15, 1995).

       (b)  Reports on Form 8-K

               (i) Current Report on Form 8-K dated April 24, 1995 (relating to settlement of class action suit);

               (ii) Current Report on Form 8-K dated May 25, 1995 (relating to delisting from Nasdaq Stock Market); and

               (iii) Current Report on Form 8-K dated June 15, 1995 (relating to merger agreement between Cellcor and Cytogen)

                                  SIGNATURES
                                  ----------


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                           CELLCOR, INC.

DATE: August 10, 1995                 BY:  /s/ Ronald J. Brenner
      ----------------------               ---------------------------
                                           Ronald J. Brenner
                                           President and Chief Executive Officer


DATE: August 10, 1995                 BY:  /s/ Michael J. Kosc
      ----------------------               ---------------------------
                                           Michael J. Kosc
                                           Treasurer
                                           (Principal Financial and Accounting
                                           Officer)

                                                                         ANNEX G

DGCL Section 262.  APPRAISAL RIGHTS.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S)228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S)251, 252, 254, 257, 258, 263 or 264 of this title:

     (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsection (f) of (S)251 of this title.

     (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to (S)(S)251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

     a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

     b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

     c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

     d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

     (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S)253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

     (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

     (2) If the merger or consolidation was approved pursuant to (S)228 or 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving, or resulting, corporation.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law (the "DGCL") provides generally and in pertinent part that a Delaware corporation may indemnify its directors, officers, employees and agents against expenses (including attorneys' fees), judgments, fines and settlements actually and reasonably incurred by them in connection with any civil, criminal, administrative or investigative action, suit or proceeding (except actions by or in the right of the corporation), if, they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal suit or proceeding, they had no reasonable cause to believe their conduct was unlawful. Section 145 further provides that, in connection with the defense or settlement of any action by or in the right of the corporation, a Delaware corporation may indemnify its directors, officers, employees and agents against expenses actually and reasonably incurred by them if they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, absent a determination by a court that such indemnity is proper. Section 145 further permits a Delaware corporation to grant its directors, officers, employees and agents additional rights of indemnification through bylaw provisions and otherwise.

     Section 145 further permits a Delaware corporation to purchase and maintain insurance on behalf of any persons who are or were directors, officers, employees or agents of the corporation, or are or were serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against them and incurred by them in any such capacity, or arising out of their status as such, whether or not the corporation would have the power to indemnify them against such liability under the other provisions of
Section 145.

     Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) or (iv) for any transaction from which the director derived an improper personal benefit.

     The Restated Certificate of Incorporation, as amended, of the Registrant provides for the indemnification of the Registrant's directors, officers, employees and agents to the fullest extent provided by the DGCL.


     Article IX, Sections 1 and 2 of the Registrant's By laws, as amended, provide as follows:

          "SECTION 1. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware

     General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

        SECTION 2. Each person who has or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action or inaction in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in this Section 2, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section 2 shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition as authorized by the Board of Directors; provided, however, that if the Delaware General Corporation Law so requires, the payment of such expenses incurred by a director, officer, employee or agent of the Corporation in his or her capacity as such in advance of the final disposition of a proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director, officer, employee or agent of the Corporation, to repay all amounts so advanced if it shall ultimately be determined that such director, officer, employee or agent of the Corporation is not entitled to be indemnified under this Section 2 or otherwise."

     The Registrant has entered into identical indemnification agreements with certain of its directors, officers and consultants which generally put into effect Sections 1 and 2 of its By-laws.

     In addition, the Registrant's By-laws provide that the Registrant has the power to purchase liability insurance policies covering its directors, officers, employees and agents, whether or not the Registrant would have the power to indemnify such person under the DGCL. The Registrant currently maintains such insurance.

     Pursuant to that certain Purchase Agreement by and between the Registrant and Nomura Securities International, Inc. ("Nomura"), dated March 28, 1995, Nomura has agreed to indemnify the Registrant and its directors, officers and each person, if any, who controls the Registrant against certain liabilities which might arise under the Securities Act of 1933 from information furnished to the Registrant by or on behalf of Nomura.

Item 21. Exhibits and Financial Statement Schedules.

     (a) Exhibits

           2.1.1    --   Agreement and Plan of Merger dated as of June 15, 1995
                         by and among Cytogen Corporation, Small-C Acquisition
                         Corp. and Cellcor, Inc.(1)
           2.1.2    --   First Amendment to Agreement and Plan of Merger dated
                         as of September 7, 1995 by and among Cytogen
                         Corporation, Cellcor Acquisition Corp. and Cellcor,
                         Inc.(2)
           2.2      --   Voting and Subscription Agreement, dated June 15,
                         1995, among Cytogen Corporation, Small-C Acquisition
                         Corp. and the entities listed on Schedule I thereto(2)
           4.1      --   Restated Certificate of Incorporation, as amended(4)
           4.2      --   By-laws of Cytogen Corporation, as amended(4)
           4.3      --   Specimen of Common Stock Certificates(5)
           5.1      --   Opinion of Dechert Price & Rhoads regarding legality
                         of securities being registered
           8.1      --   Opinion of Dechert Price & Rhoads as to federal income
                         tax matters
           8.2      --   Opinion of Hale and Dorr as to federal income tax
                         matters
           21       --   Subsidiaries of Cytogen Corporation(3)
           23.1.1   --   Consent of Arthur Andersen LLP
           23.1.2   --   Consent of Arthur Andersen LLP
           23.2     --   Consent of KPMG Peat Marwick LLP
           23.3     --   Consent of Dechert Price & Rhoads (included in Exhibits
                         5.1 and 8.1)
           23.4     --   Consent of Hale and Dorr (included in Exhibit 8.2)
           24       --   Power of Attorney (contained on the signature pages to
                         the Registration Statement)
           27.1     --   Financial Data Schedule (submitted for filing only in
                         electronic format with the Securities and Exchange
                         Commission)
           99.1     --   Consulting and Management Agreement between Cytogen
                         Corporation and Cellcor, Inc.
           99.2     --   Opinion of Smith Barney Inc.(2)
           99.3     --   Opinion of CS First Boston Corporation(2)
           99.4     --   Form of Proxy Card of Cytogen
           99.5     --   Form of Proxy Cards of Cellcor
           99.6     --   Form of Registration Rights Agreement for Common Stock
                         between Cytogen Corporation and certain persons listed
                         on Schedule A thereto
           99.7     --   Exchange Agent Agreement
           99.8     --   Subscription Offering Agent Agreement
           99.9     --   Form of Subscription Offering Purchase Form
           99.10    --   Amendment to Option Agreement between Cytogen
                         Corporation, and Fletcher Capital Markets, Inc. dated
                         August 10, 1995
           99.11    --   Consent of Ronald J. Brenner, Ph.D.
           99.12    --   Consent of John E. Bagalay, Jr., Ph.D.
           99.13    --   Investment Agreement between Cytogen Corporation and
                         Fletcher Fund, L.P. dated as of September 8, 1995

----------
(1) Filed as an exhibit to Cytogen's Current Report on Form 8-K, filed with the Commission on June 27, 1995, and incorporated herein by reference.
(2) Filed as an Annex to the Joint Proxy Statement/Prospectus constituting part of this Registration Statement and incorporated herein by reference.
(3) Filed as an exhibit to Cytogen's Annual Report on Form 10-K for the year ended December 31, 1994 and incorporated herein by reference.
(4) Filed as an exhibit to Form S-4 Registration Statement (No. 33-88612) and incorporated herein by reference.
(5) Filed as an exhibit to Amendment No. 1 to Form S-1 Registration Statement (No. 33-5533) and incorporated herein by reference.

     (b)   Financial Statement Schedules

     Financial Statement Schedules are omitted because they are not applicable or are not required or because the requested information is immaterial or the required information is included in the financial statements or notes thereto.

     (c)   4(b) Information

     The opinions of Smith Barney Inc. and CS First Boston Corporation are included as Annex C and Annex D, respectively, to the Joint Proxy
Statement/Prospectus included in Part I of this Registration Statement.

Item 22. Undertakings.

     (1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the undersigned Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (2)   The undersigned Registrant hereby undertakes:

           (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement:

               Provided, however, that paragraphs B.(1)(i) and B.(1)(ii)
               --------  -------
           immediately above do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

           (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

           (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (3) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (4) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through used of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (5) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (4) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (6) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

     (7) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

                                  SIGNATURES
                                  ----------

     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Princeton, State of New Jersey on the 11th day of September, 1995.

                                   CYTOGEN CORPORATION
                                   By: /s/Thomas J. McKearn
                                       --------------------
                                          Thomas J. McKearn
                                          President and Chief Executive Officer

                               POWER OF ATTORNEY
                               -----------------

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas J. McKearn and T. Jerome Madison or either of them, his attorney-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that either of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

        Signature                    Title                      Date
        ---------                    -----                      ----

/s/ William C. Mills III    Chairman of the Board            September 11, 1995
-------------------------   of Directors
    William C. Mills III

/s/ Thomas J. McKearn       President, Chief Executive       September 11, 1995
-------------------------   Officer and Director (Principal
    Thomas J. McKearn       Executive Officer)

/s/ T. Jerome Madison       Vice President, Chief Financial  September 11, 1995
-------------------------   Officer, Secretary and Director
    T. Jerome Madison       (Principal Financial and Accounting
                            Officer)

/s/ Robert F. Hendrickson   Director                         September 11, 1995
-------------------------
    Robert F. Hendrickson

/s/ Donald E. O'Neill       Director                         September 11, 1995
-------------------------
    Donald E. O'Neill

/s/ Charles E. Austin       Director                         September 11, 1995
-------------------------
    Charles E. Austin

/s/ Bruce R. Ross           Director                         September 11, 1995
-------------------------
    Bruce R. Ross

                                 EXHIBIT INDEX
                                 -------------

                                                                                     Sequentially
Exhibit                                                                                Numbered
Number                            Description                                            Page
-------                           -----------                                        ------------
5.1       Opinion of Dechert Price & Rhoads regarding legality of securities being registered .............................................................

8.1       Opinion of Dechert Price & Rhoads as to federal income tax matters .....

8.2       Opinion of Hale and Dorr as to federal income tax matters ..............

23.1.1    Consent of Arthur Andersen LLP .........................................

23.1.2    Consent of Arthur Andersen LLP .........................................

23.2      Consent of KPMG Peat Marwick LLP .......................................

27.1 Financial Data Schedule (submitted for filing only in electronic format with the Securities and Exchange Commission)

99.1      Consulting and Management Agreement between Cytogen Corporation and
          Cellcor, Inc. ..........................................................

99.4      Form of Proxy Card of Cytogen ..........................................

99.5      Form of Proxy Cards of Cellcor .........................................

99.6      Form of Registration Rights Agreement for Common Stock between Cytogen
          Corporation and certain persons listed on Schedule A thereto ...........

99.7      Exchange Agent Agreement ...............................................

99.8      Subscription Offering Agent Agreement ..................................

99.9      Form of Subscription Offering Purchase Form ............................

99.10     Amendment to Option Agreement between Cytogen Corporation and
          Fletcher Capital Markets, Inc. dated August 10, 1995 ...................

99.11     Consent of Ronald J. Brenner, Ph.D. ....................................

99.12     Consent of John E. Bagalay, Jr., Ph.D. .................................

99.13     Investment Agreement between Cytogen Corporation and Fletcher Fund, L.P.
          dated as of September 8, 1995 ..........................................